Form 10-K, Exhibit 13
period 2000-12-31
COMMUNITYCORP
filed 2001-03-28
CIK 1020347

Exhibit 13.1
                        Communitycorp 2000 Annual Report

         Providing personal, prompt, efficient services is the goal of Bank of Walterboro. We are committed to the concept of "Hometown Banking" and hope we can be of service to you. "Where other Banks have their Branches we have our Roots."



         -------------------------------------------------------------
         Contents:
         Shareholder's Letter........................................1
         Summary of Selected Financial Data..........................2
         Financial Charts..........................................3-6
         Company's Business..........................................7
         Management's Discussion and Analysis.....................7-20
         Report of Independent Accountants..........................21
         Consolidated Balance Sheets................................22
         Consolidated Statements of Operations......................23
         Consolidated Changes in Shareholders' Equity
           and Comprehensive Income.................................24
         Consolidated Statements of Cash Flows......................25
         Notes to Consolidated Financial Statements..............26-40
         Directors, Officers and Staff..............................41
         Corporate Data.............................................42
         Services...................................................43
         -------------------------------------------------------------

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2000. The Company continued to experience good growth in deposits, loans, and earnings during the year. More detailed information follows, but we are pleased to report return on average assets of 1.50%, a sound capital to asset ratio of 9.59%, reserve for loan losses of 1.73%, and an earnings increase of 5.55%.

Deposits at year-end were $91,797,792, an increase of $4,862,421, or 5.59%, over 1999 year-end. Net loans increased from $58,576,035 to $66,620,891, an increase of $8,044,856, or 13.73%. The reserve for loan losses increased from a December 31, 1999 balance of $1,086,980 to $1,173,832, or 1.73% of gross loans. Total assets increased from $96,695,261 to a December 31, 2000 total of $103,068,799, an increase of 6.59%.

2000 produced good earnings for the Company with net income of $1,456,351, an increase of $76,548, or 5.55%, over 1999 earnings of $1,379,803. Earnings increased from $4.65 per share in 1999 to $5.14 per share in 2000.

Please read the following financial information so you may become aware of your Company's progress. We believe the information contained in this Annual Report shows that a local, well-managed, independent bank can compete successfully in a deregulated market against national, regional, and state-wide banking institutions. Our success can be attributed to the teamwork by our shareholders, directors, officers, and employees. We most importantly want to thank our customers for allowing us to be of service to them.

The Board of Directors, officers, and employees thank you for your past support and solicit your continued support as we continue our efforts to provide prompt, efficient, and courteous service to our customers. We welcome any suggestions you may have.

We invite and encourage you to attend our Annual Meeting on April 24, 2001.


Very truly yours,




W. Roger Crook                                         Peden B. McLeod
President and CEO                                      Chairman of the Board

                             Selected Financial Data

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31,                               2000            1999            1998           1997            1996
                                                      -----           -----           -----          -----           ----
 (Dollars in thousands, except per share)
 Results of Operations:
  Interest income                                  $  7,511        $  6,882        $  5,728      $   4,749      $   4,151
  Interest expense                                    3,579           3,168           2,674          2,131          1,937
                                                   --------        --------        --------      ---------      ---------
  Net interest income                                 3,932           3,714           3,054          2,618          2,214
  Provision for loan losses                             290             360             260            135            130
                                                   --------        --------        --------      ---------      ---------
 Net interest income after provision for
    loan losses                                       3,642           3,354           2,794          2,483          2,084
  Other income                                          489             488             362            258            224
  Other expense                                       1,983           1,810           1,630          1,329          1,072
                                                   --------        --------        --------      ---------      ---------
  Income before income taxes                          2,148           2,032           1,526          1,412          1,236
  Income tax expense                                    692             652             500            468            417
                                                   --------        --------        --------      ---------      ---------
     Net income                                    $  1,456        $  1,380        $  1,026      $     944      $     819
                                                   ========        ========        ========      =========      =========

 Balance Sheet Data:
  Securities available-for-sale                    $ 18,867        $ 18,760        $ 10,744      $   9,395      $  10,188
  Securities held-to-maturity                         4,598           5,327           5,192          6,301          6,810
  Allowance for loan losses                           1,174           1,087             929            743            639
  Net loans                                          66,621          58,576          50,950         40,614         34,515
  Premises and equipment, net                         2,160           1,776           1,906          1,999          1,262
  Total assets                                      103,069          96,695          89,503         65,075         56,778
  Noninterest-bearing deposits                        9,800           9,953           8,533          6,064          5,674
  Interest-bearing deposits                          81,997          76,982          71,816         50,879         44,391
  Total deposits                                     91,797          86,935          80,349         56,943         50,065
  Short-term borrowings                                 530             290             410            480             -
  Total liabilities                                  93,189          87,890          81,333         57,841         50,395
  Total shareholders' equity                          9,880           8,805           8,170          7,234          6,383

 Per Share Data:
  Weighted-average common shares outstanding        283,194         296,522         298,390        298,646        299,420
  Net income                                       $   5.14        $   4.65         $  3.44      $    3.16      $    2.73
  Cash dividends paid                              $   0.50        $   0.40         $  0.31      $    0.28      $    0.25

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                     GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company's subsidiary, Bank of Walterboro, is a state-chartered commercial bank with two banking locations. The Bank's main office and operations center is located at 1100 North Jefferies Boulevard, Walterboro, South Carolina. The Bank opened its first branch on October 6, 1997 at 6225 Savannah Highway, Ravenel, South Carolina. The Company's primary market area is Colleton and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. A full range of deposit services for individuals and businesses is offered by the Bank. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company's operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services, and the Company's interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution's performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area which demands the type of personal service and attention granted by Bank of Walterboro.

The earnings and growth of the banking industry and the Company are and will be affected by general conditions of the economy and by the fiscal and monetary policies of the federal government and its agencies, including the Board of Governors of the Federal Reserve System (the Board). The Board regulates money and credit conditions and, as a result, has a strong influence on interest rates and on general economic conditions. The effect of such policies in the future on the business and earnings of the Company cannot be predicted with certainty.

As of December 31, 2000, the Company had twenty full-time and one part-time employee in the Walterboro branch and seven full-time and one part-time employee at the Ravenel branch.

                              RESULTS OF OPERATIONS

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Communitycorp and its subsidiary, Bank of Walterboro. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

2000 compared to 1999

Net income for the year ended December 31, 2000 was $1,456,351, or $5.14 per share, compared to $1,379,803, or $4.65 per share, for the year ended December 31, 1999. An increase in net interest income of $218,085 over the 1999 amount of $3,714,322 contributed to this overall increase. Other income increased from $488,445 for the year ended December 31, 1999 to $488,523 for the year ended December 31, 2000. Other expenses increased from $1,810,490 for 1999 to $1,982,896 for 2000. The increase in other expenses is primarily attributable to an increase in salaries and employee benefits of $87,272 from 1999 to 2000. Annual pay raises for the staff at both locations contributed to this increase.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations


                        RESULTS OF OPERATIONS (continued)

1999 compared to 1998

Net income for the year ended December 31, 1999 was $1,379,803, or $4.65 per share, compared to $1,026,338, or $3.44 per share, for the year ended December 31, 1998. An increase in net interest income of $660,061 over the 1998 amount of $3,054,261 contributed to this overall increase. Other income increased $126,797, or 35.06%, over 1998. Other expenses increased from $1,629,416 for 1998 to $1,810,490 for 1999. The increase in other expenses is primarily attributable to an increase in salaries and employee benefits of $101,897 from 1998 to 1999. Annual pay raises for the staff at both locations contributed to this increase.

                               NET INTEREST INCOME

General. To a large degree, earnings are dependent on net interest income. It represents the difference between interest earned on assets and interest paid on liabilities. Interest rate spread and net interest margin are two significant elements in analyzing the Company's net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is net interest income divided by average earning assets.

Net interest income increased from $3,714,322 in 1999 to $3,932,407 in 2000, resulting in an increase of 5.87%. Income from loans increased by 14.73% to $5,954,829 for 2000 as compared to $5,190,261 for 1999. This increase was attributable to the growth in the loan portfolio from $59,663,015 in 1999 to $67,794,723 in 2000. There was also an increase in investment income of $287,354, an increase of 24.93% over the 1999 amount of $1,152,523. The net interest spread and net interest margin were 3.66% and 4.33% in 2000 as compared to 3.67% and 4.25% in 1999.

Net interest income increased from $3,054,261 in 1998 to $3,714,322 in 1999, resulting in an increase of 21.61%. Income from loans increased by 17.00% to $5,190,261 for 1999 as compared to $4,436,154 for 1998. This increase was attributable to the growth in the loan portfolio from $51,879,654 in 1998 to $59,663,015 in 1999. There was also an increase in investment income of $314,618, an increase of 37.55% over the 1998 amount of $837,905. The net interest spread and net interest margin were 3.67% and 4.25% in 1999 as compared to 3.80% and 4.51% in 1998.

Average Balances, Income, Expenses, and Rates. The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average yields paid, the net interest spread, and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, and Rates

Year ended December 31,                                      2000                                     1999
                                           -------------------------------------    ---------------------------------------
                                             Average       Income/       Yield/       Average        Income/       Yield/
(Dollars in thousands)                       Balance        Expense       Rate        Balance        Expense        Rate
                                           -------------------------------------    ---------------------------------------
 Assets:
   Earning Assets:
     Securities, taxable (1)               $  18,062       $  1,147       6.35  %   $  14,649       $    884        6.03  %
     Securities, tax-exempt (1)                6,150            269       4.37          6,211            264        4.25
     Nonmarketable equity
      securities                                 264             24       9.09            132              4        3.03
     Federal funds sold                        1,969            116       5.89         11,092            540        4.87
     Loans (2)                                64,314          5,955       9.26         55,288          5,190        9.39
                                           ---------       --------                 ---------       --------
       Total earning assets                   90,759          7,511       8.28         87,372          6,882        7.88
     Cash and due from banks                   3,785                                    3,912
     Allowance for loan losses                (1,137)                                    (974)
     Premises and equipment                    1,778                                    1,849
     Other assets                              1,784                                    1,337
                                           ---------                                ---------
       Total assets                        $  96,969                                $  93,496
                                           =========                                =========

 Liabilities:
   Interest-bearing Liabilities:
     Interest-bearing deposits             $  76,888          3,538       4.60  %   $  74,775          3,149        4.21  %
     Short-term borrowings                       660             41       6.21            467             19        4.07
                                           ---------       --------                 ---------       --------
       Total interest-bearing
        liabilities                           77,548          3,579       4.62         75,242          3,168        4.21
                                           ---------       --------                 ---------       --------
     Noninterest-bearing deposits              9,541                                    8,966
     Accrued interest and other
      liabilities                                872                                      725
     Shareholders' equity                      9,008                                    8,563
                                           ---------                                ---------
        Total liabilities and
         shareholders' equity              $  96,969                                $  93,496
                                           =========                                =========
     Net interest spread                                                  3.66  %                                   3.67  %
     Net interest income                                  $   3,932                                 $  3,714
                                                          =========                                 ========
     Net interest margin                                                  4.33  %                                   4.25  %

(1) Averages for securities are stated at historical cost.
(2) The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company's interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

Analysis of Changes in Net Interest Income

                                       2000 Compared With 1999                              1999 Compared With 1998
                               ---------------------------------------------       ---------------------------------------------
 (Dollars in thousands)                      Variance Due to                                      Variance Due to
                                                         Volume/                                              Volume/
                                Volume       Rate         Rate        Total          Volume       Rate         Rate        Total
                                ------       ----         ----        -----          ------       ----         ----        -----
 Earning Assets
 Securities, taxable           $  206     $    47        $   10       $  263        $   285       $ (50)       $ (21)      $ 214
 Securities, tax-exempt            (3)          7             -            4            109          (8)          (5)         96
 Nonmarketable equity
  securities                        5           7             7           19            132           -         (128)          4
 Federal funds sold              (444)        115           (94)        (423)           162         (57)         (20)         85
 Loans                            847         (71)          (11)         765            907        (126)         (26)        755
                               ------     -------        ------       ------        -------       -----        -----       -----
     Total interest income        611         105           (88)         628          1,595        (241)        (200)      1,154
                               ------     -------        ------       ------        -------       -----        -----       -----

 Interest-Bearing
  Liabilities
 Interest-bearing deposits         89         291             8          388            895        (300)        (101)        494
 Short-term borrowings              8          10             4           22              2          (2)           -           -
                               ------     -------        ------       ------        -------       -----        -----       -----
     Total interest expense        97         301            12          410            897        (302)        (101)        494
                               ------     -------        ------       ------        -------       -----        -----       -----

 Net interest income           $  514      $ (196)       $ (100)      $  218         $  698        $ 61       $  (99)      $ 660
                               ======      ======        ======       ======         ======        ====       ======       =====

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company's interest sensitivity "gap," which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2000. The table may not be indicative of the Company's rate sensitivity position at other points in time.

Interest Sensitivity Analysis

                                                        After One                                 Greater Than
                                                         Through                                  One Year or
December 31, 2000                        Within One       Three      After Three    Within One        Non-
 (Dollars in thousands)                    Month         Months        Months          Year        Sensitive       Total
                                         ----------     --------     -----------    -----------   -----------      ------
 Assets
 Earning Assets:
   Federal funds sold                       $ 3,610     $     -      $       -       $  3,610      $      -     $   3,610
   Investment securities                        565         398          1,368          2,331        21,464        23,795
   Loans (1)                                 12,296       6,941          9,311         28,548        37,893        66,441
                                             ------      ------         ------         ------         -----        ------
     Total earning assets                    16,471       7,339         10,679         34,489        59,357        93,846
                                             ------      ------         ------         ------         -----        ------

 Liabilities
 Interest-bearing liabilities:
   Interest-bearing deposits:
     Demand deposits                         17,204           -             -          17,204             -        17,204
     Savings deposits                        15,549           -             -          15,549             -        15,549
     Time deposits                           16,498      11,962         16,288         44,748         4,497        49,245
                                             ------      ------         ------         ------         -----        ------
      Total interest-bearing deposits        49,251      11,962         16,288         77,501         4,497        81,998
   Short-term borrowings                        530           -              -            530             -           530
                                             ------      ------         ------         ------         -----        ------
      Total interest-bearing liabilities     49,781      11,962         16,288         78,031         4,497        82,528
                                             ------      ------         ------         ------         -----        ------
   Period gap                             $ (33,310)   $ (4,623)      $ (5,609)      $(43,542)     $ 54,860
                                          =========    ========       ========       ========      ========
   Cumulative gap                         $ (33,310)  $ (37,933)      $(43,542)      $(43,542)     $ 11,318
                                          =========    ========       ========       ========      ========
   Ratio of cumulative gap to total
     earning assets                          (35.49)%    (40.42)%       (46.40)%       (46.40)%       12.06%

(1) Excludes nonaccrual loans.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds and securities purchased under agreements to resell are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. The Company currently is liability-sensitive over periods with maturity dates of less than twelve months. However, the Company's gap analysis is not a precise indicator of its interest sensitive position. The analysis presents a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income is also impacted by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

                     PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's Statements of Operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Currently, the allowance for loan losses is evaluated on an overall portfolio basis. Although an informal allocation was used in the past, management intends to implement a more formal allocation system in the future. This system will allocate the allowance to loan categories, and will be implemented at the time the size and mix of the portfolio support such a system. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The Company's allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition, management monitors the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of the Company's monitoring and analysis system are also reviewed periodically by the banking regulators and the Company's independent auditors.

The reserve for loan losses was 1.73% and 1.82% of total loans on December 31, 2000 and 1999, respectively. Management's goal will be to keep the reserve at 1.75% to 2.00% of total loans. As the Company continues to mature, management will evaluate its reserve policy and adjust the policy based on historical loss experience, changes in economic conditions, growth in the portfolio, and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower's financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan which would necessitate additional charges to earnings. For all periods presented, the additional interest income, which would have been recognized into earnings if the Company's nonaccrual loans had been current in accordance with their original terms, is immaterial.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

Year ended December 31,                                                      2000           1999            1998
                                                                          -----------     -----------     -----------
 Total loans outstanding at end of period                                 $67,794,723     $59,663,015     $51,879,654
                                                                          ===========     ===========     ===========
 Average loans outstanding                                                $64,314,225     $55,287,891     $45,905,458
                                                                          ===========     ===========     ===========
 Balance of allowance for loan losses at beginning of period               $1,086,980       $ 929,482       $ 743,260
 Loan losses:
   Real estate - construction                                                       -               -               -
   Real estate - mortgage                                                           -               -           2,000
   Commercial and industrial                                                  118,031          77,646          64,544
   Consumer                                                                    99,866         151,400          25,565
                                                                          -----------     -----------     -----------
     Total loan losses                                                        217,897         229,046          92,109
                                                                          -----------     -----------     -----------
 Recoveries of previous loan losses:
   Real estate - construction                                                       -               -               -
   Real estate - mortgage                                                           -               -               -
   Commercial and industrial                                                    2,100           2,166          14,981
   Consumer                                                                    12,649          24,378           3,350
                                                                          -----------     -----------     -----------
     Total recoveries                                                          14,749          26,544          18,331
                                                                          -----------     -----------     -----------
 Net charge-offs                                                              203,148         202,502          73,778
 Provision charged to operations                                              290,000         360,000         260,000
                                                                          -----------     -----------     -----------
 Balance of allowance for loan losses at end of period                     $1,173,832      $1,086,980       $ 929,482
                                                                          ===========     ===========     ===========
 Ratios:
 Net charge-offs to average loans outstanding                                    0.32%           0.36%           0.16%
 Net charge-offs to loans at end of year                                         0.30%           0.34%           0.14%
 Allowance for loan losses to average loans                                      1.83%           1.96%           2.02%
 Allowance for loan losses to loans at end of year                               1.73%           1.82%           1.79%
 Net charge-offs to allowance for loan losses                                   17.31%          18.63%           7.94%
 Net charge-offs to provisions for loan losses                                  70.05%          56.25%          28.38%

Nonperforming Assets. The following table sets forth the Company's nonperforming assets for the dates indicated:

                                                                                          December 31,
                                                                              2000            1999           1998
                                                                          -----------      ----------      ----------
 Nonaccrual loans                                                         $ 1,353,224      $  703,795      $  866,785
 Restructured or impaired loans                                                     -               -               -
                                                                          -----------      ----------      ----------
     Total nonperforming loans                                              1,353,224         703,795         866,785
 Other real estate owned                                                      170,000               -               -
                                                                          -----------      ----------      ----------
     Total nonperforming assets                                           $ 1,523,224      $  703,795      $  866,875
                                                                          ===========      ==========      ==========

 Loans 90 days or more past due and still accruing interest               $     1,000      $   10,551      $    4,956
 Nonperforming assets to period end loans                                        2.25%           1.18%           1.67%

Potential Problem Loans. At December 31, 2000, through their internal review mechanisms the Company had identified $131,008 of criticized loans and $1,664,472 of classified loans. The results of this internal review process are the primary determining factor in management's assessment of the adequacy of the allowance for loan losses.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NONINTEREST INCOME AND EXPENSE

Noninterest Income. Other income increased from $488,445 in 1999 to $488,523 for the year ended December 31, 2000. Service charges on deposit accounts increased from $328,669 for 1999 to $333,379 for the year ended December 31, 2000. NSF and overdraft fees totaled $286,067 for the year ended December 31, 2000, which contributed a significant portion of the increase in service charges on deposit accounts. Commissions on credit life insurance increased $1,845 to $24,573 for the year ended December 31, 2000.

Other income increased from $361,648 for the year ended December 31, 1998 to $488,445 or 35.06% for the year ended December 31, 1999. Service charges on deposit accounts increased from $240,130 for 1998 to $328,669 for the year ended December 31, 1999. NSF and overdraft fees increased $81,007 or 39.24% to $287,421 for the year ended December 31, 1999 and contributed a significant portion of the increase in service charges on deposit accounts.

Noninterest Expense. The Company had an increase in noninterest expense of $172,406, or 9.52%, to a total of $1,982,896 for the year ended December 31, 2000. Annual pay raises contributed to an increase of $87,272, or 9.96%, in salaries and employee benefits. Equipment expense increased to $248,692 for the year ended December 31, 2000 from $231,106 for the year ended December 31, 1999. Other operating expense increased $61,810, or 10.65%, over the 1999 amount of $580,276.

The Company had an increase in noninterest expense of $181,074, or 11.11%, to a total of $1,810,490 for the year ended December 31, 1999. Annual pay raises contributed to an increase of $101,897, or 13.15%, in salaries and employee benefits. Equipment expense increased from $221,966 for the year ended December 31, 1998 to $231,106 for the year ended December 31, 1999. Other operating expense increased $62,329, or 12.03%, over the 1998 amount of $517,947.

Income Taxes. The Company's income tax expense for 2000 was $691,683, an increase of $39,209 over the 1999 expense of $652,474. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 2000 and 1999 were 32.20% and 32.11%, respectively.

                                 EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $64,314,225 in 2000 compared to $55,287,891 in 1999, an increase of $9,026,334, or 16.33%. At
December 31, 2000, total loans were $67,794,723 compared to $59,663,015 at December 31, 1999.

The Company's ratio of loans to deposits was 73.85% on December 31, 2000 as compared to 68.63% on December 31, 1999. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

The Company extends credit primarily to consumers and small businesses in Walterboro and Ravenel, South Carolina, and to customers in surrounding areas. The Company's service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel area is expected to come primarily from consumer loans and small businesses in neighboring Charleston County. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2001. Management is of the opinion that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries. The loan demand remains strong in the Company's market area.

Loan Portfolio Composition

December 31,                                           2000                                1999
                                          ------------------------------     --------------------------------
                                             Amount    Percent of Total          Amount     Percent of Total
                                          -----------  -----------------     ------------  ------------------
 Commercial and industrial               $ 26,192,807         38.64 %         $ 25,478,493          42.70 %
 Real estate
   Construction                             4,191,111          6.18              2,658,856           4.46
   Mortgage                                23,119,132         34.10             16,957,202          28.42
 Consumer and other loans                  14,291,673         21.08             14,568,464          24.42
                                          -----------   -----------           ------------    -----------
     Total loans                           67,794,723        100.00 %           59,663,015         100.00 %
                                          ===========                           ===========
 Allowance for loan losses                 (1,173,832)                          (1,086,980)
                                          -----------                         ------------
     Net loans                           $ 66,620,891                         $ 58,576,035
                                         ============                         ============

Commercial and industrial loans increased $714,314 or 2.8% to $26,192,807 at December 31, 2000. Real estate loans, including construction and mortgage loans, increased $7,694,185 or 39.22% to $27,310,243 at December 31, 2000. Consumer and
all other loans decreased $276,791 or 1.90% to $14,291,673 at December 31, 2000.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2000 and related interest rate characteristics:

                                                           Over One
                                                             Year
December 31, 2000                         One Year or      Through               Over Five
                                             Less         Five Years               Years             Total
                                          -----------     -----------           ------------      -----------
 Real estate - construction               $ 1,764,272     $ 2,426,839           $          -     $  4,191,111
 Real estate - mortgage                     9,734,900      13,064,239                319,993       23,119,132
 Commercial and industrial                 11,030,983      14,126,210              1,035,614       26,192,807
 Consumer and other                         6,017,938       8,021,727                252,008       14,291,673
                                          -----------     -----------           ------------      -----------
                                          $28,548,093     $37,639,015           $  1,607,615      $67,794,723
                                          -----------     -----------           ------------      -----------
 Loans maturing after one year with:
  Fixed interest rates                                                                            $39,246,630
  Floating interest rates                                                                                   -
                                                                                                  -----------
                                                                                                  $39,246,630
                                                                                                  -----------

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes this treatment presents fairly the maturity and repricing structure of the loan portfolio shown in the above table.

Short-Term Investments. Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell, averaged $1,969,382 in 2000, as compared to $11,091,822 in 1999. At December 31, 2000, short-term investments totaled $3,610,000. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities, stated at historical cost, averaged $24,476,232 in 2000, compared to $20,992,361 in 1999. At December 31, 2000, the total securities portfolio was $23,794,804. Securities designated as available-for-sale totaled $18,866,657 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $4,597,772 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $330,375 at December 31, 2000. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company's investments are primarily in obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities as of the indicated dates and weighted average yields of those securities at December 31, 2000 and 1999.

Investment Securities Portfolio Composition

December 31,                                                            2000           1999
                                                                     -----------    -----------
 Held-to-Maturity (1)
 U.S. treasury and U.S. government agencies and corporations           $ 700,000     $1,000,000
 Obligations of states and local governments                           3,758,473      4,061,650
                                                                     -----------    -----------
                                                                       4,458,473      5,061,650
 Mortgage-backed securities                                              139,299        265,479
                                                                     -----------    -----------

     Total held-to-maturity securities                               $ 4,597,772    $ 5,327,129
                                                                     ===========    ===========


December 31,                                                             2000           1999
                                                                     -----------    -----------
 Available-for-Sale (1)
 U.S. treasury and U.S. government agencies and corporations         $16,438,643    $15,965,613
 Obligations of states and local governments                           2,247,452      2,491,863
                                                                     -----------    -----------
                                                                      18,686,095     18,457,476
 Mortgage-backed securities                                              180,562        302,292
                                                                     -----------    -----------

     Total available-for-sale securities                             $18,866,657    $18,759,768
                                                                     ===========    ===========

(1) Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at fair value.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields
Held-to-Maturity

                                                             After One But              After Five But
December 31, 2000                  Within One Year        Within Five Years           Within Ten Years            Over Ten Years
                                --------------------    ---------------------      ---------------------      --------------------
                                Amount      Yield(1)    Amount       Yield(1)      Amount       Yield(1)      Amount      Yield(1)
                                ------      --------    ------       --------      ------       --------      ------      --------

U.S. government agencies      $        -        - %    $ 700,000       6.98 %     $        -        -  %   $         -        -  %
 Obligations of states and
  local governments              335,147      6.65     1,619,378       5.94        1,473,125      5.92         330,823      6.68
                                --------              ----------                  ----------                  --------

  Total held-to-maturity
    securities                $  335,147      6.65 %  $2,319,378       6.25 %     $1,473,125      5.92 %    $  330,823      6.68 %
                              ==========             ===========                 ===========                ==========


Available-for-Sale

                                                           After One But              After Five But
December 31, 2000                 Within One Year        Within Five Years           Within Ten Years            Over Ten Years
                                --------------------    ---------------------      ---------------------      --------------------
                                Amount      Yield(1)    Amount       Yield(1)      Amount       Yield(1)      Amount      Yield(1)
                                ------      --------    ------       --------      ------       --------      ------      --------
U.S. treasury                 $  398,250      5.22 %   $         -         - %     $        -         - %    $        -         - %
U.S. government agencies (3)   1,597,358      5.92      13,454,541      6.11          988,494      6.70               -         -
 Obligations of states and
  local governments              811,283      6.08               -         -        1,436,169      6.19               -         -
                              ----------      ----    ------------      ------      ------------  -------     -----------      ----

  Total available-for-sale
    securities                $2,806,891      5.86 %   $13,454,541      6.11 %     $2,424,663      6.40 %    $        -         - %
                              ==========              ============                 ===========               ==========

(1) Tax equivalent yield has been calculated using an incremental rate of 34%.
(2) Excludes mortgage-backed securities totaling $139,299 with a yield of 6.95%.
(3) Excludes mortgage-backed securities totaling $180,562 with a yield of 5.91%.

                 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. During 2000, the Company experienced significant growth in overall deposits. Total average deposits increased from $83,741,369 in 1999 to $86,429,136 in 2000. This represents an increase of $2,687,767 or 32.10% over the 1999 amount. The following table summarizes the Company's deposits for the years ended December 31, 2000 and 1999.

Deposits
December 31,                                                        2000                            1999
                                                  ----------------------------     ---------------------------
                                                                    Percent of                      Percent of
                                                        Amount       Deposits          Amount       Deposits
                                                     ----------       -----          ----------       -----
Noninterest-bearing demand                         $  9,800,324       10.68 %       $ 9,952,976       11.45 %
Interest-bearing demand                              17,203,993       18.74          16,234,134       18.67
Savings accounts                                     15,548,984       16.94          16,272,043       18.72
Time deposits of $100,000 or over                    22,825,372       24.86          20,758,216       23.88
Other time deposits                                  26,419,119       28.78          23,718,002       27.28
                                                     ----------       -----          ----------       -----
   Total deposits                                  $ 91,797,792      100.00  %      $86,935,371      100.00 %
                                                   ============     =======        ============     =======

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

           DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $68,972,420 and $66,177,155 at December 31, 2000 and 1999, respectively. A stable base of deposits is expected to be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2000, is shown in the following table.

                                                                                     After Six
                                                                     After Three      Through
                                                     Within Three    Through Six      Twelve      After Twelve
                                                        Months         Months         Months         Months         Total
                                                     -----------    -----------    -----------      ---------     -----------
 Certificates of deposit of $100,000 or more         $ 8,277,433    $ 5,536,753    $ 8,148,306      $ 862,880     $22,825,372

Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Some financial institutions partially fund their balance sheet using large certificates of deposit obtained through brokers. These brokered deposits are generally expensive and are unreliable as long-term funding sources. Accordingly, the Company does not accept brokered deposits.

Short-term Borrowings. At December 31, 2000 and 1999, the Company had short-term borrowings which consisted of securities sold under agreements to repurchase of $530,000 and $290,000, respectively. The maximum amount outstanding at any month-end for the repurchase agreements was $1,290,000 and $810,000 for 2000 and 1999, respectively. The average interest rate paid on the repurchase agreements was 5.83% and 4.06% for 2000 and 1999, respectively.

                                     CAPITAL

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because the Company has less than $150 million in assets, it is not currently subject to these rules.

Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders' equity, excluding the unrealized gain (loss) on securities available-for-sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. A bank holding company's qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 100 to 200 basis points above the minimum.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                               CAPITAL (continued)

Risk-Based Capital Ratios


                                                                              The Bank        The Company
                                                                            ------------     ------------
     Tier 1 capital                                                          $ 9,964,736      $ 9,951,336
     Tier 2 capital                                                              895,820          895,942
                                                                            ------------     ------------
     Total qualifying capital                                               $ 10,860,556     $ 10,847,278
                                                                            =============    ============

 Risk-adjusted total assets (including off-balance sheet exposures)         $ 71,665,621     $ 71,675,377
                                                                            ============     ============

     Total assets                                                           $103,060,359     $103,068,799
                                                                            ============     ============
 Risk-based capital ratios:
     Tier 1 risk-based capital ratio                                               13.90%           13.88%
     Total risk-based capital ratio                                                15.15%           15.13%
     Tier 1 leverage ratio                                                         10.07%           10.32%

                              LIQUIDITY MANAGEMENT

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. Management has established policies and procedures governing the length of time to maturity on loans and investments. Investments classified as available-for-sale are placed in this category specifically to fund future liquidity needs, if necessary. The Company maintained a high level of liquidity during 2000 which was attributable to the growth in deposits during the year. In the opinion of management, the Company's short-term and long-term liquidity needs can be adequately supported by the Company's deposit base.

                               IMPACT OF INFLATION

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and the liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interests paid on liabilities vary directly with each other. Also, increases in the price of goods and services will generally result in increased operating expenses.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement
(SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

                              INDUSTRY DEVELOPMENTS

On November 4, 1999, the U.S. Senate and House of Representatives each passed the Gramm-Leach-Bliley Act, previously known as the Financial Services Modernization Act of 1999. The Act was signed into law by President Clinton in November 1999. Among other things, the Act repeals the restrictions on banks affiliating with securities firms contained in sections 20 and 32 of the Glass-Steagall Act. The Act also creates a new "financial holding company" under the Bank Holding Company Act, which will permit holding companies to engage in a statutorily provided list of financial activities, including insurance and securities underwriting and agency activities, merchant banking, and insurance company portfolio investment activities. The Act also authorizes activities that are "complementary" to financial activities. The Act is intended to grant to community banks certain powers as a matter of right that larger institutions have accumulated on an ad hoc basis. Nevertheless, the Act may have the result of increasing the amount of competition that the Company faces from larger institutions and other types of companies. In fact, it is not possible to predict the full effect that the Act will have on the Company.

From time to time, various bills are introduced in the United States Congress with respect to the regulation of financial institutions. Certain of these proposals, if adopted, could significantly change the regulation of banks and the financial services industry. The Company cannot predict whether any of these proposals will be adopted or, if adopted, how these proposals would affect the Company.

                      FORWARD LOOKING AND TREND INFORMATION

The management of the Company is not aware of any trends or events other than those included in this discussion that are likely to have a material effect on the Company's capital resources, liquidity, or operations. Also, no known factors regarding regulatory matters are expected to affect the overall operating results of the Company.

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.
                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226

WILLIAM E. TOURVILLE, CPA                                 MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                           PRIVATE COMPANIES
R. JASON CASKEY, CPA
--------------------                                         PRACTICE SECTIONS

JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
DAVID J. WATKINS, II, CPA




                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------


The Board of Directors
Communitycorp
Walterboro, South Carolina


We have audited the accompanying consolidated balance sheets of Communitycorp as of December 31, 2000 and 1999, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communitycorp as of December 31, 2000 and 1999, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2000 in conformity with generally accepted accounting principles.




Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 28, 2001

                                  COMMUNITYCORP


                           Consolidated Balance Sheets
                           December 31, 2000 and 1999

                                                                                      2000               1999
                                                                                  ------------       ------------
 Assets:
  Cash and cash equivalents:
   Cash and due from banks (Note 2)                                                $ 5,215,660        $ 5,723,770
   Federal funds sold and securities purchased under agreements to resell            3,610,000          4,670,000
                                                                                  ------------       ------------
     Total cash and cash equivalents                                                 8,825,660         10,393,770
                                                                                  ------------       ------------

  Investment securities: (Note 3)
   Securities available-for-sale                                                    18,866,657         18,759,768
   Securities held-to-maturity (estimated fair value of $4,583,562
    in 2000 and $5,210,028 in 1999)                                                  4,597,772          5,327,129
   Nonmarketable equity securities                                                     330,375            330,375
                                                                                  ------------       ------------
    Total investment securities                                                     23,794,804         24,417,272
                                                                                  ------------       ------------
  Loans receivable: (Note 4)                                                        67,794,723         59,663,015
   Less allowance for loan losses                                                   (1,173,832)        (1,086,980)
                                                                                  ------------       ------------
    Loans, net                                                                      66,620,891         58,576,035

  Premises and equipment, net (Note 5)                                               2,160,046          1,776,320
  Accrued interest receivable                                                        1,076,924          1,004,529
  Other assets                                                                         590,474            527,335
                                                                                  ------------       ------------
     Total assets                                                                 $103,068,799       $ 96,695,261
                                                                                  =============      ============

 Liabilities:
  Deposits:
   Noninterest-bearing transaction accounts                                        $ 9,800,324        $ 9,952,976
   Interest-bearing transaction accounts                                            17,203,993         16,234,134
   Money market savings accounts                                                     2,787,160          4,074,980
   Savings                                                                          12,761,824         12,197,063
   Time deposits $100,000 and over (Note 6)                                         22,825,372         20,758,216
   Other time deposits (Note 6)                                                     26,419,119         23,718,002
                                                                                 -------------       ------------
     Total deposits                                                                 91,797,792         86,935,371
  Short-term borrowings (Note 8)                                                       530,000            290,000
  Accrued interest payable                                                             735,659            509,943
  Other liabilities                                                                    125,492            155,208
                                                                                  ------------       ------------
     Total liabilities                                                              93,188,943         87,890,522
                                                                                  ------------       ------------
 Commitments and Contingencies (Notes 4 and 10)

Shareholders' Equity: (Note 11)
  Preferred stock, -$5.00 par value; 3,000,000 shares authorized and unissued                -                  -
  Common stock, - $5.00 par value, 3,000,000 shares authorized;
  300,000 shares issued and outstanding                                              1,500,000          1,500,000
  Capital surplus                                                                    1,731,708          1,731,708
  Accumulated other comprehensive income (loss)                                        (71,480)          (295,119)
  Retained earnings                                                                  7,500,834          6,186,081
  Treasury stock (18,294 shares in 2000 and 7,999 shares in 1999)                     (781,206)          (317,931)
                                                                                  ------------       ------------
     Total shareholders' equity                                                      9,879,856          8,804,739
                                                                                  ------------       ------------
     Total liabilities and shareholders' equity                                   $103,068,799       $ 96,695,261
                                                                                  ============       ============

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

                      Consolidated Statements of Operations
              For the years ended December 31, 2000, 1999, and 1998

                                                                         2000          1999              1998
                                                                      ----------    ----------         ----------
Interest income:
  Loans, including fees                                               $5,954,829    $5,190,261         $4,436,154
  Investment securities:
   Taxable                                                             1,147,177       883,624            669,843
   Tax-exempt                                                            268,685       264,426            168,062
   Nonmarketable equity securities                                        24,015         4,473                 -
  Federal funds sold and securities purchased under
   agreements to resell                                                  116,343       540,119            454,528
                                                                      ----------    ----------         ----------
     Total interest income                                             7,511,049     6,882,903          5,728,587
                                                                      ----------    ----------         ----------
Interest expense:
  Deposits                                                             3,537,917     3,149,420          2,655,592
  Short-term borrowings                                                   40,725        19,161             18,734
                                                                      ----------    ----------         ----------
     Total interest expense                                            3,578,642     3,168,581          2,674,326
                                                                      ----------    ----------         ----------

Net interest income                                                    3,932,407     3,714,322          3,054,261

Provision for loan losses (Note 4)                                       290,000       360,000            260,000
                                                                      ----------    ----------         ----------

Net interest income after provision for loan losses                    3,642,407     3,354,322          2,794,261
                                                                      ----------    ----------         ----------
Other operating income:
  Service charges on deposit accounts                                    333,379       328,669            240,130
  Commissions on credit life insurance                                    24,573        22,728             19,501
  Other charges, fees, and commissions                                    80,452        81,265             70,956
  Other income                                                            50,119        55,783             31,061
                                                                      ----------    ----------         ----------
     Total operating income                                              488,523       488,445            361,648
                                                                      ----------    ----------         ----------
Other operating expenses:
  Salaries and employee benefits                                         963,905       876,633            774,736
  Net occupancy expense                                                  128,213       122,475            114,767
  Equipment expense                                                      248,692       231,106            221,966
  Other operating expenses (Note 12)                                     642,086       580,276            517,947
                                                                      ----------    ----------         ----------
     Total operating expenses                                          1,982,896     1,810,490          1,629,416
                                                                      ----------    ----------         ----------

Income before income taxes                                             2,148,034     2,032,277          1,526,493

Income tax expense (Note 13)                                             691,683       652,474            500,155
                                                                      ----------    ----------         ----------

Net income                                                            $1,456,351    $1,379,803         $1,026,338
                                                                      ==========    ==========         ==========

 Earnings per share:
 Weighted-average common shares outstanding                              283,194       296,522            298,390
 Net income                                                               $ 5.14        $ 4.65             $ 3.44

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

  Consolidated Statements of Changes in Shareholders' Equity and Comprehensive
          Income For the years ended December 31, 2000, 1999, and 1998



                                                                                           Accumulated
                                     Common Stock                                              Other
                                     ------------            Capital      Retained         Comprehensive   Treasury
                                  Shares        Amount       Surplus      Earnings             Income       Stock         Total
                                 -------      ----------    ----------   ----------          ---------    ---------     ----------
 Balance,
  December 31, 1997              300,000      $1,500,000    $1,731,708  $3,991,832            $ 38,431   $(28,411)      $7,233,560

 Net income                                                              1,026,338                                       1,026,338

 Other comprehensive
   income, net of tax
   benefit of $43                                                                                1,189                       1,189
                                                                                                                         ---------

 Comprehensive income                                                                                                    1,027,527
                                                                                                                         ---------

 Cash dividends
  declared - $.31
  per share                                                                (92,509)                                        (92,509)

 Sale of treasury
  stock                                                                                                     1,000            1,000
                                 -------      ----------    ----------   ----------         ---------    ---------      ----------

 Balance,
  December 31, 1998              300,000       1,500,000     1,731,708   4,925,661              39,620    (27,411)       8,169,578

 Net income                                                              1,379,803                                       1,379,803

 Other comprehensive
   income, net of tax
   benefit of $175,627                                                                        (334,739)                   (334,739)
                                                                                                                         ---------

 Comprehensive income                                                                                                    1,045,064
                                                                                                                         ---------

 Cash dividends
  declared - $.40
  per share                                                               (119,383)                                       (119,383)

 Purchase of treasury
  stock                                                                                                  (290,520)        (290,520)
                                 -------      ----------    ----------   ----------         ---------    ---------      ----------

 Balance,
  December 31, 1999              300,000       1,500,000     1,731,708   6,186,081            (295,119)  (317,931)       8,804,739

 Net income                                                              1,456,351                                       1,456,351

 Other comprehensive
   income, net of tax
   expense of $117,596                                                                         223,639                     223,639
                                                                                                                           -------

 Comprehensive income                                                                                                    1,679,990
                                                                                                                         ---------

 Cash dividends
  declared $.50
  per share                                                               (141,598)                                       (141,598)

 Purchase of treasury
  stock                                                                                                  (463,275)        (463,275)
                                 -------      ----------    ----------   ----------          ---------   ---------      ----------

 Balance,
  December 31, 2000              300,000      $1,500,000    $1,731,708  $7,500,834           $ (71,480) $(781,206)      $9,879,856
                                ========       =========     =========   =========          ==========   =========       =========


The accompanying notes are an integral part of the consolidated financial statements.

                                 COMMUNITYCORP

                      Consolidated Statements of Cash Flows
              For the years ended December 31, 2000, 1999, and 1998


                                                                               2000            1999            1998
                                                                            ----------      ----------      ---------
Cash flows from operating activities:
 Net income                                                                 $1,456,351      $1,379,803      $1,026,338
 Adjustments to reconcile net income to net cash
  provided by operating activities:
   Provision for possible loan losses                                          290,000         360,000         260,000
   Depreciation and amortization expense                                       161,026         168,524         176,752
   Premium amortization less accretion on investments                           18,657          11,361          (4,922)
   Deferred income tax provision (benefit)                                      45,115        (183,311)       (124,268)
   Amortization of loan fees and costs                                          26,546          10,233          19,179
   Gain on sales of premises and equipment                                           -         (18,500)              -
   Increase in accrued interest receivable                                     (72,395)       (214,399)        (63,812)
   Increase (decrease) in accrued interest payable                             225,716          11,687         155,595
   Increase in other assets                                                    (55,850)        (52,811)        (14,531)
   (Decrease) Increase in other liabilities                                    (29,716)         78,841             814
                                                                            ----------      ----------       ---------
     Net cash provided by operating activities                               2,065,450       1,551,428       1,431,145
                                                                            ----------      ----------       ---------

Cash flows from investing activities:
 Proceeds from maturities of securities available-for-sale                   1,023,651       2,765,150       7,817,497
 Purchases of securities available-for-sale                                   (800,000)    (11,295,195)     (9,154,630)
 Proceeds from maturities of securities held-to-maturity                       721,395       1,541,834       3,534,612
 Purchases of securities held-to-maturity                                            -      (1,683,927)     (2,431,641)
 Net increase in loans to customers                                         (8,531,402)     (7,996,096)    (10,615,497)
 Proceeds from disposal of premises and equipment                                    -          18,500               -
 Purchases of premises and equipment                                          (544,752)        (39,083)        (83,458)
                                                                            ----------     -----------     -----------
      Net cash used by investing activities                                 (8,131,108)    (16,688,817)    (10,933,117)
                                                                            ----------     -----------     -----------

Cash flows from financing activities:
 Net increase (decrease) in demand deposits, interest-bearing
  transaction accounts and savings accounts                                     94,148       3,288,852       9,780,470
 Net increase in time deposits                                               4,768,273       3,297,750      13,625,211
 Net increase (decrease) in short-term borrowings                              240,000        (120,000)        (70,000)
 Cash dividends paid                                                          (141,598)       (119,383)        (92,509)
 Purchase of treasury stock                                                   (463,275)       (290,520)              -
 Sale of treasury stock                                                              -               -           1,000
                                                                            ----------     -----------     -----------
     Net cash provided by financing activities                               4,497,548       6,056,699      23,244,172
                                                                            ----------     -----------     -----------

Net increase (decrease) in cash and cash equivalents                        (1,568,110)     (9,080,690)     13,742,200

Cash and cash equivalents, beginning of period                              10,393,770      19,474,460       5,732,260
                                                                            ----------     -----------     -----------

     Cash and cash equivalents, end of period                               $8,825,660     $10,393,770     $19,474,460
                                                                           ===========    ============     ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Consolidation - Communitycorp, a bank holding company, (the Company), and its subsidiary, Bank of Walterboro (the Bank), provide commercial banking services to domestic markets principally in Colleton and Charleston Counties, South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company's allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Colleton and Charleston Counties and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Company places its deposits and correspondent accounts with and sells its federal funds to high credit quality institutions. By policy, time deposits are limited to amounts insured by the Federal Deposit Insurance Corporation. Management believes credit risk associated with correspondent accounts is not significant.

Investment Securities Available-for-Sale - Investment securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Investment Securities Held-to-Maturity - Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method. The Company has the ability and management has the intent to hold designated investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company's investments in the stock of the Federal Home Loan Bank and Community Financial Services, Inc. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services, Inc. stock are included as a separate component in interest income.

At December 31, 2000 and 1999, the investment in Federal Home Loan Bank stock was $279,800. At December 31, 2000 and 1999, the investment in Community Financial Services, Inc. stock was $50,575.

Interest and Fees on Loans - Interest income on all loans is computed based upon the unpaid principal balance. Interest income is recorded in the period earned.

The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the level yield method.

Allowance for Loan Losses - An allowance for possible loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and the Company's recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value.

Any write-downs at the dates of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

Income and Expense Recognition - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $47,218, $46,525 and $42,835 in 2000, 1999, and 1998, respectively. The
Company's policy is to fund contributions to the profit-sharing plan in the amount accrued. In addition, the plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company has waived its option of matching employee contributions for this feature of the plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for the Company's Chief Executive Officer. Under the plan, the Chief Executive Officer may defer up to 25% of his compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to the participant over a period not exceeding fifteen years. Expenses charged to earnings for the salary deferral plan were $30,000, $14,212 and $13,625 in 2000, 1999, and 1998, respectively.

The Company does not provide post employment benefits to employees beyond the plans described above.

Earnings Per Share - Earnings per share is calculated by dividing earnings by the weighted-average number of common shares outstanding during the year.

Statement of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell.

During 2000, 1999, and 1998, the Company paid $3,352,926, $3,156,744 and
$2,518,731, respectively, for interest. Cash paid for income taxes was $724,000, $648,130 and $588,800 in 2000, 1999, and 1998, respectively.

Supplemental noncash investing activities are as follows: During 2000, the Bank reclassified loans totaling $170,000 as foreclosures of real estate and repossessed assets.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Comprehensive Income - Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

The components of other comprehensive income and related tax effects are as follows:


                                                                                   Year Ended December 31,
                                                                                   -----------------------
                                                                               2000            1999            1998
                                                                               -----           -----           ----
 Unrealized gains (losses) on available-for-sale securities                  $ 341,235      $ (510,366)       $ 1,146
 Reclassification adjustment for gains (losses) realized
  in net income                                                                      -               -              -
                                                                            ----------      -----------       -------
 Net unrealized gains (losses) on securities                                   341,235        (510,366)         1,146

 Tax effect                                                                   (117,596)        175,627             43
                                                                            ----------      -----------       -------
 Net-of-tax amount                                                          $ 223,639       $ (334,739)       $ 1,189
                                                                            ==========      ===========       =======

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In June 1998, the Financial Accounting Standards Board (FASB) issued Statement (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities, effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS No. 133 on July 1, 2000. The adoption of SFAS No. 133 did not have a material impact on the consolidated financial statements.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 1999 and 1998 were reclassified to conform with the 2000 presentation.


NOTE 2 - CASH AND DUE FROM BANKS
--------------------------------

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2000 and 1999 were approximately $513,000 and $486,000, respectively. These requirements were satisfied by vault cash.


NOTE 3- INVESTMENT SECURITIES
-----------------------------

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 were:


                                                                            Gross Unrealized
                                                         Amortized        ---------------------        Estimated
                                                           Cost           Gains          Losses        Fair Value
                                                         ----------       ------         ------        ----------
 December 31, 2000
 U.S. treasuries                                        $    399,708      $      -     $   1,458    $    398,250
 U.S. government agencies and corporations                16,328,461         2,865       110,371      16,220,955
 Obligations of state and local governments                2,247,815        16,390        16,753       2,247,452
                                                           ----------     ---------      -------      ----------

 Total                                                  $ 18,975,984      $ 19,255     $ 128,582    $ 18,866,657
                                                        =============     =========    ==========   ============

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 3- INVESTMENT SECURITIES (continued)
-----------------------------------------

The amortized cost and estimated fair values of securities available-for-sale at December 31, 1999 were:

                                                                            Gross Unrealized
                                                         Amortized        ---------------------        Estimated
                                                           Cost           Gains          Losses        Fair Value
                                                         ---------        -------        ------        ----------
 December 31, 1999
 U.S. treasuries                                        $    398,811      $     -       $   4,186    $    394,625
 U.S. government agencies and corporations                16,254,565          927         382,212      15,873,280
 Obligations of state and local governments                2,556,954        2,552          67,643       2,491,863
                                                          ----------        ------         -------      ---------

 Total                                                  $ 19,210,330      $ 3,479       $ 454,041    $ 18,759,768
                                                        =============     ========      ==========   ============

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2000 and 1999 were:


                                                                            Gross Unrealized
                                                         Amortized        ---------------------        Estimated
                                                           Cost           Gains          Losses        Fair Value
                                                         ---------        -------        ------        ----------
 December 31, 2000
 U.S. government agencies and corporations              $   839,299     $  1,865        $  2,145     $   839,019
 Obligations of state and local governments               3,758,473       22,604          36,534       3,744,543
                                                          ----------      -------         -------      ---------

 Total                                                  $ 4,597,772     $ 24,469        $ 38,679     $ 4,583,562
                                                        ============    =========       =========    ===========



                                                                            Gross Unrealized
                                                         Amortized        ---------------------        Estimated
                                                           Cost           Gains          Losses        Fair Value
                                                         ---------        -------        ------        ----------
 December 31, 1999
 U.S. government agencies and corporations              $ 1,265,479     $  1,225       $   8,786     $ 1,257,918
 Obligations of state and local governments               4,061,650       11,977         121,517       3,952,110
                                                          ----------      -------        --------      ---------

 Total                                                  $ 5,327,129     $ 13,202       $ 130,303     $ 5,210,028
                                                        ============    =========      ==========    ===========


The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.


                                                               2000
                                                   ----------------------------
                                                   Amortized     Estimated Fair
                                                     Cost           Value
                                                   ---------     --------------

 Due in one year or less                         $ 1,999,926     $ 1,995,608
 Due after one year but within five years         14,357,373      14,265,824
 Due after five years but within  ten years        2,440,335       2,424,663
                                                 -----------     --------------
                                                  18,797,634      18,686,095
 Mortgage-backed securities                          178,350         180,562
                                                 -----------     --------------

 Total                                           $18,975,984     $18,866,657
                                                 ============    ==============

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 3- INVESTMENT SECURITIES (continued)
-----------------------------

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2000 based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                             2000
                                                 -----------------------------
                                                   Amortized     Estimated Fair
                                                     Cost           Value
                                                 --------------  -------------
 Due in one year or less                         $     335,147   $     336,936
 Due after one year but within five years            2,319,378       2,314,559
 Due after five years but within  ten years          1,473,125       1,459,522
 Due after ten years                                   330,823         331,557
                                                 -------------- --------------
                                                     4,458,473       4,442,574
 Mortgage-backed securities                            139,299         140,988
                                                 -------------- --------------

 Total                                           $   4,597,772   $   4,583,562
                                                 ============== ==============

At December 31, 2000 and 1999, investment securities with an amortized cost of $12,859,664 and $12,981,314 and a fair value of $10,487,168 and $12,620,054, respectively, were pledged as collateral to secure public deposits. There were no sales of investment securities for the years ended December 31, 2000 and 1999.


NOTE 4 - LOANS
--------------

Loans consisted of the following at December 31, 2000 and 1999:

                                                       2000            1999
                                                   -----------     ----------
 Real estate - construction                       $  4,191,111    $  2,658,856
 Real estate - mortgage                             23,119,132      16,957,202
 Commercial and industrial                          26,192,807      25,478,493
 Consumer and other                                 14,291,673      14,568,464
                                                   -----------    ------------

     Total gross loans                            $67,794,723     $59,663,015
                                                  ============    ============

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2000 and 1999, management reviewed its problem loan watch list and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements.

The accrual of interest is discontinued on impaired loans when management anticipates that a borrower may be unable to meet the obligations of the note. Accrued interest through the date the interest is discontinued is reversed. Subsequent interest earned is recognized only to the point that cash payments are received. All payments are applied to principal if the ultimate amount of principal is not expected to be collected.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 4 - LOANS (continued)
--------------------------

As of December 31, 2000 and 1999, management had placed loans totaling $1,353,224 and $703,795, respectively, in nonaccrual status because the loans were not performing as originally contracted. Loans ninety days or more past due and still accruing interest were $1,000 and $10,551, at December 31, 2000 and 1999, respectively. No impairment has been recognized because management has determined that the discounted value of expected proceeds from the sale of collateral, typically real estate, exceeds the carrying amount of these loans.

Transactions in the allowance for loan losses are summarized below:


                                                   2000          1999         1998
                                                ----------   -----------   ----------
 Balance, beginning of year                     $1,086,980    $  929,482    $ 743,260
 Provision charged to operations                   290,000       360,000      260,000
 Recoveries on loans previously charged-off         14,749        26,544       18,331
 Loans charged-off                                (217,897)     (229,046)     (92,109)
                                                ----------   -----------   ----------
 Balance, end of year                           $1,173,832    $1,086,980    $ 929,482
                                                ==========   ===========   ==========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual or notional amount of those instruments. The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loans to customers.

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since some of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Company upon extension of credit is based on management's credit evaluation of the counter-party.

Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The following table summarizes the Company's off-balance-sheet financial instruments whose contractual amounts represent credit risk:

                                                       2000           1999
                                                    -----------       ---------
 Commitments to extend credit                       $ 3,737,445   $   3,838,137
 Standby letters of credit                              315,000         374,349


Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2000, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

Premises and equipment consisted of the following at December 31, 2000 and 1999:

                                                         2000           1999
                                                      ---------       ---------
 Land                                               $   434,385     $   334,385
 Building and land improvements                       1,684,338       1,296,488
 Furniture and equipment                              1,131,264       1,074,784
                                                      ---------       ---------
      Total                                           3,249,987       2,705,657
 Less, accumulated depreciation                      (1,089,941)       (929,337)
                                                      ---------       ---------

      Premises and equipment, net                   $ 2,160,046     $ 1,776,320
                                                    ============    ===========

NOTE 6 - DEPOSITS
-----------------

At December 31, 2000, the scheduled maturities of time deposits were as follows:

Maturing In                                                    Amount
-----------                                                 -----------
 2001                                                       $45,561,548
 2002                                                         2,346,919
 2003                                                         1,238,959
 2004                                                            60,600
 2005                                                            36,465
                                                            -----------

      Total                                                 $49,244,491
                                                            ===========

NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $1,628,402 and $2,086,905 at December 31, 2000 and 1999, respectively. During 2000, $232,508 of new loans were made to related parties, and repayments totaled $691,011.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $51,690, $24,136, and $23,321 for the years ended December 31, 2000, 1999, and 1998, respectively.

NOTE 8 - SHORT-TERM BORROWINGS
------------------------------

At December 31, 2000, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2000 and 1999 are summarized as follows:

                                                       2000          1999
                                                   -----------    ---------
 Average balance during the year                   $   424,153    $ 466,548
 Average interest rate during the year                   5.83%        4.06%
 Maximum month-end balance during the year         $ 1,290,000    $ 810,000

As of December 31, 2000, the amortized cost and fair value of the securities underlying the agreements were $700,000 and $692,812, respectively.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 9 - UNUSED LINES OF CREDIT
-------------------------------

As of December 31, 2000, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $2,500,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines.


NOTE 10 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2000, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.


NOTE 11 - SHAREHOLDERS' EQUITY
------------------------------

In 1999, the Board of Directors approved the repurchase of certain shares of the Company's outstanding stock at current market prices. At December 31, 2000 and 1999, the Company had repurchased 18,294 and 7,999 shares, respectively.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2000, the Bank's undivided profits were $6,694,737. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.


NOTE 12 - OTHER EXPENSES
------------------------

Other expenses for the years ended December 31, 2000, 1999, and 1998 are summarized as follows:

                                          2000            1999            1998
                                      ----------      ----------      ----------
Stationery, printing, and postage     $  135,684      $  112,499      $  101,218
Advertising and promotion                 28,631          26,625          29,397
Professional fees                        128,892          87,695          80,588
Directors' fees                           52,000          58,500          52,650
Telephone expenses                        25,311          24,823          25,265
ATM surcharges                            42,908          42,485          26,076
ACH charges                               30,053          26,373          21,455
Other                                    198,607         201,276         181,298
                                      ----------      ----------      ----------

     Total                            $  642,086       $ 580,276       $ 517,947
                                      ==========      ==========      ==========

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES
----------------------

Income tax expense included in the consolidated statement of operations for the years ended December 31, 2000, 1999, and 1998 is summarized as follows:


                                                                               2000            1999            1998
                                                                            ---------       ---------       ---------
Currently payable:
  Federal                                                                   $ 667,355       $ 600,400       $ 567,418
  State                                                                        69,185          59,758          56,962
                                                                            ---------       ---------       ---------
     Total current                                                            736,540         660,158         624,380
                                                                            ---------       ---------       ---------
  Change in deferred income taxes:
  Federal                                                                      68,549        (163,758)       (108,409)
  State                                                                         4,190         (19,553)        (15,859)
                                                                            ---------       ---------       ---------
     Total deferred                                                            72,739        (183,311)       (124,268)
                                                                            ---------       ---------       ---------

Income tax expense                                                          $ 809,279       $ 476,847       $ 500,112
                                                                            =========       =========       =========

Income tax expense (benefit) is allocated as follows:
  To continuing operations                                                  $ 691,683       $ 652,474       $ 500,155
  To shareholders' equity                                                     117,596        (175,627)            (43)
                                                                            ---------       ---------       ---------

     Income tax expense                                                     $ 809,279       $ 476,847       $ 500,112
                                                                            =========       =========       =========


Deferred income taxes of $389,433 and $462,173 were included in other assets at December 31, 2000 and 1999, respectively. Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2000, and 1999 are as follows:

                                                     2000            1999
                                                   ---------       ---------
Deferred tax assets:
 Allowance for loan losses                         $ 390,173       $ 367,422
 Available-for-sale securities                        37,589         155,444
 Deferred compensation                                48,831          34,849
 Other                                                 3,944          12,048
                                                   ---------       ---------
     Total gross deferred tax assets                 480,537         569,763
 Less, valuation allowance                                 -               -
                                                   ---------       ---------
     Total net deferred tax assets                   480,537         569,763
                                                   ---------       ---------

Deferred tax liabilities:
 Accumulated depreciation                             85,440          83,626
 Cash basis tax accounting                                 -          19,447
 Other                                                 5,664           4,517
                                                   ---------       ---------
     Total deferred tax liabilities                   91,104         107,590
                                                   ---------       ---------

     Net deferred tax asset                        $ 389,433       $ 462,173
                                                   =========       =========

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES (continued)
----------------------------------

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2000 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:


                                                                               2000            1999            1998
                                                                            ---------       ---------       ---------
 Tax expense at statutory rate                                              $ 730,332       $ 690,974       $ 519,008
 State income tax, net of federal income tax benefit                           44,278          38,085          27,158
 Tax-exempt interest income                                                  (108,226)        (99,824)        (68,074)
 Disallowed interest expense                                                   24,284          20,811          15,129
 Other, net                                                                     1,015           2,428           6,934
                                                                            ---------       ---------       ---------
   Total                                                                    $ 691,683       $ 652,474       $ 500,155
                                                                            =========       =========       =========

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold and Securities Purchased under Agreements to Resell - Federal funds sold and securities purchased under agreements to resell are for a term of one day, and the carrying amount approximates the fair value.

Investment Securities - The fair values of marketable securities held to maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits - The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Short Term Borrowings - The carrying value of securities sold under agreements to repurchase is a reasonable estimate of fair value because these instruments typically have terms of one day.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
---------------------------------------------

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and letters of credit, which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically issued on a short-term or floating rate basis.

The carrying values and estimated fair values of the Company's financial instruments for the years ending December 31, 2000 and 1999 are as follows:


                                                                     2000                            1999
                                                           --------------------------     --------------------------
                                                            Carrying     Estimated Fair    Carrying     Estimated Fair
                                                             Amount           Value          Amount          Value
                                                           ----------      ----------     ----------      ----------
Financial Assets:
 Cash and due from banks                                  $ 5,215,660     $ 5,215,660    $ 5,723,770     $ 5,723,770
 Federal funds sold and securities purchased
  under agreements to resell                                3,610,000       3,610,000      4,670,000       4,670,000
 Securities available-for-sale                             18,866,657      18,866,657     18,759,768      18,759,768
 Securities held-to-maturity                                4,597,772       4,583,562      5,327,129       5,210,028
 Nonmarketable equity securities                              330,375         330,375        330,375         330,375
 Loans                                                     67,794,723      67,931,809     59,663,015      59,570,582
 Allowance for loan losses                                 (1,173,832)     (1,173,832)    (1,086,980)     (1,086,980)
 Accrued interest receivable                                1,076,924       1,076,924      1,004,529       1,004,529

Financial Liabilities:
 Demand deposit, interest-bearing
  transaction, and savings accounts                       $42,553,301     $42,553,301    $42,459,153     $42,459,153
 Time deposits                                             49,244,491      49,407,934     44,476,218      44,572,571
 Short-term borrowings                                        530,000         530,000        290,000         290,000
 Accrued interest payable                                     735,659         735,659        509,943         509,943

                                                            Notional     Estimated Fair    Notional     Estimated Fair
                                                             Amount           Value          Amount          Value
                                                           ----------      ----------     ----------      ----------
Off-Balance-Sheet Financial Instruments:
 Commitments to extend credit                             $ 3,737,445     $ 3,737,445    $ 3,838,137     $ 3,838,137
 Standby letters of credit                                    315,000         315,000        374,349         374,349

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 15 - REGULATORY MATTERS
----------------------------

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders' equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

The Bank is also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2000, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2000 and 1999.


                                                                                                     To Be Well-
                                                                                                  Capitalized Under
                                                                              For Capital         Prompt Corrective
                                                        Actual            Adequacy Purposes       Action Provisions
                                                 ------------------       -----------------      ------------------
                                                 Amount       Ratio       Amount      Ratio      Amount       Ratio
                                                 ------       -----       ------      -----      ------       -----
December 31, 2000
 Total capital (to risk-weighted assets)        $10,860,556    15.15%  $  5,733,250    8.00%   $ 7,166,562     10.00%
 Tier 1 capital (to risk-weighted assets)         9,964,736    13.90%     2,866,625    4.00%     4,299,937      6.00%
 Tier 1 capital (to average assets)               9,964,736    10.07%     3,959,160    4.00%     4,948,950      5.00%

December 31, 1999
 Total capital (to risk-weighted assets)        $ 9,887,869    14.86%  $  5,324,558    8.00%   $ 6,655,697     10.00%
 Tier 1 capital (to risk-weighted assets)         9,055,906    13.61%     2,662,279    4.00%     3,993,418      6.00%
 Tier 1 capital (to average assets)               9,055,906     9.37%     3,866,280    4.00%     4,832,850      5.00%

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)
---------------------------------------------

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

                                 Balance Sheets
                           December 31, 2000 and 1999


                                                     2000            1999
                                                --------------  -------------
 Assets
   Cash                                          $     16,451   $      24,848
   Investment in banking subsidiary                 9,854,965       8,760,787
   Other assets                                         8,440          19,104
                                                --------------  -------------

      Total assets                               $  9,879,856    $  8,804,739
                                                ==============  =============

 Shareholders' equity                            $  9,879,856    $  8,804,739
                                                ==============  =============


                            Statements of Operations
              For the years ended December 31, 2000, 1999, and 1998



                                                                            2000         1999          1998
                                                                        -----------   -----------  -----------
 Income
     Dividends from banking subsidiary                                  $   590,000   $   370,000  $    93,000

 Expenses                                                                     8,205        11,423       11,143
                                                                        -----------   -----------  -----------

 Income before income taxes and equity in
  undistributed earnings of banking subsidiary                              581,795       358,577       81,857

 Income tax benefit                                                           4,017         4,226        4,346

 Equity in undistributed earnings of banking subsidiary                     870,539     1,017,000      940,135
                                                                        -----------   -----------  -----------

     Net income                                                         $ 1,456,351   $ 1,379,803  $ 1,026,338
                                                                        ============  ===========  ===========

                                  COMMUNITYCORP

                   Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)
---------------------------------------------

                            Statements of Cash Flows
              For the years ended December 31, 2000, 1999, and 1998


                                                                            2000            1999            1998
                                                                        ------------    ------------    ------------
Cash flows from operating activities
 Net income                                                             $  1,456,351    $  1,379,803    $  1,026,338
 Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed earnings of banking subsidiary                    (870,539)     (1,017,000)       (940,135)
  Decrease in other assets                                                    10,664           5,892          10,685
                                                                        ------------    ------------    ------------
   Net cash provided by operating activities                                 596,476         368,695          96,888
                                                                        ------------    ------------    ------------

Cash flows from investing activities
 Cash dividends paid                                                        (141,598)       (119,383)        (92,509)
 Purchases of treasury stock                                                (463,275)       (290,520)              -
 Sale of treasury stock                                                            -               -           1,000
                                                                        ------------    ------------    ------------
   Net cash used by investing activities                                    (604,873)       (409,903)        (91,509)
                                                                        ------------    ------------    ------------

Increase (decrease) in cash                                                   (8,397)        (41,208)          5,379

Cash, beginning of period                                                     24,848          66,056          60,677
                                                                        ------------    ------------    ------------

Cash, ending of period                                                  $     16,451    $     24,848    $     66,056
                                                                        ============    ============    ============


                                  COMMUNITYCORP

                               BOARD OF DIRECTORS


George W. Cone                                           Harry L. Hill
Attorney                                                 Retired
McLeod, Fraser & Cone

W. Roger Crook                                           Calvert W. Huffines
Chief Executive Officer                                  President, The Huffines
  and President                                          Company - Real Estate
Bank of Walterboro

Opedalis Evans                                           Peden B. McLeod
Retired                                                  Chairman of the Board
                                                         Attorney
J. Barnwell Fishburne                                    McLeod, Fraser & Cone
Owner, Fishburne & Co.
Real Estate                                              Robert E. Redfearn
                                                         Retired
Harold M. Robertson
Retired

--------------------------------------------------------------------------------

                                    OFFICERS

W. Roger Crook                                           Mildred N. Whidden
Chief Executive Officer                                  Assistant Cashier
  and President                                            and Head Teller

Gwendolyn P. Bunton                                      Pat Driggers
Vice President                                           Branch Manager

Lynn H. Murdaugh                                         M. Ellison Young
Assistant Vice President                                 Vice President
  and Administrative Assistant


                                  STAFF MEMBERS

Brandy Ackerman                                          Sharon Milligan
Angela Adams                                             Jocelyn Moultrie
Ryan Bunton                                              Pam O'Quinn
Evelynne Freeman                                         Natalie Powers
Barbara Grigg                                            Kathy Priester
Annette Henderson                                        June Roberts
Melissa Hudson                                           Shelby Segura
Ann Hutto                                                Carol Seigler
Stephanie Kelly                                          Kelly Smith
Joy Koth                                                 Melissa T. Smyly
Amy Leonard                                              Kathie P. Whetsell
Amanda Lyons                                             Louie Whidden

                                  COMMUNITYCORP

CORPORATE DATA


ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6:00 p.m. on Tuesday, April 24, 2001 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:                                  GENERAL COUNSEL:

P.O. Box 1707                                      McLeod, Fraser & Cone
1100 North Jefferies Blvd.                         P.O. Box 230
Walterboro, S.C.  29488                            Washington Street
(843) 549-2265                                     Walterboro, S.C. 29488


STOCK TRANSFER DEPARTMENT:                         INDEPENDENT AUDITORS:

Bank of Walterboro                                 Tourville, Simpson & Caskey,
L.L.P.                                             P.O. Box 1769
P.O. Box 1707                                      Columbia, S.C. 29202
Walterboro, S.C. 29488

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company's shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $30.00 to $45.00 during the past two years. There were approximately 584 shareholders of record as of December 31, 2000.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank.

FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company's Report to the Securities and Exchange Commission (Form 10-K) by contacting Gwen P. Bunton, Vice President, Communitycorp, P.O. Box 1707, Walterboro, South Carolina 29488.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation's Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

                                  COMMUNITYCORP

                                    SERVICES

                                 All Day Banking
                        American Express Travelers Checks
                                   ATM Service
                                  Bank By Mail
                             Bond Coupon Redemption
                                Business Checking
                     Canceled Checks Returned with Statement
                                 Cashiers Checks
                             Certificates of Deposit
                                 Christmas Clubs
                                Collection Items
                                Commercial Loans
                                 Direct Deposits
                           Discount Brokerage Service
                                Drive-In Service
                         Individual Retirement Accounts
                                Interest Checking
                                Letters of Credit
                              Money Market Accounts
                                  Money Orders
                                Night Depository
                              Overdraft Protection
                                Personal Checking
                            Personal Lines of Credit
                                 Personal Loans
                                 Regular Savings
                               Safe Deposit Boxes
                                 Senior Checking
                          Treasury, Tax & Loan Deposits
                               U.S. Savings Bonds
                              Visa and Master Card
                                 Wire Transfers



                                       ss.




             1100 North Jefferies Boulevard, Walterboro, S.C. 29488
                   6225 Savannah Highway, Ravenel, S.C. 29470
                                   Member FDIC