Form 10-K, Exhibit 13
period 2001-12-31
COMMUNITYCORP
filed 2002-03-27
CIK 1020347

                                  Exhibit 13.1

                        Communitycorp 2001 Annual Report

                                  Exhibit 13.1

Providing personal, prompt, efficient services is the goal of Bank of Walterboro. We are committed to the concept of "Hometown Banking" and hope we can be of service to you. "Where other Banks have their Branches we have our Roots."

--------------------------------------------------------------------------------

Contents:
Shareholder's Letter...........................................................1
Summary of Selected Financial Data.............................................2
Financial Charts.............................................................3-6
Company's Business.............................................................7
Management's Discussion and Analysis........................................8-21
Independent Auditor's Report..................................................22
Consolidated Balance Sheets...................................................23
Consolidated Statements of Operations.........................................24
Consolidated Statements of Changes in Shareholders' Equity
  and Comprehensive Income....................................................25
Consolidated Statements of Cash Flows.........................................26
Notes to Consolidated Financial Statements.................................27-42
Directors, Officers and Staff.................................................43
Corporate Data................................................................44
Services......................................................................45

--------------------------------------------------------------------------------

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2001. The Company continued to experience good growth in deposits and loans during the year. Earnings decreased slightly, 10.52%, primarily as a result of the deteriorating economy. More detailed information follows, but we are pleased to report return on average assets of 1.18%, a sound capital to asset ratio of 9.93%, and reserve for loan losses of 1.73%.

Deposits at year-end were $98,420,311, an increase of $6,622,519, or 7.21%, over 2000 year-end. Net loans increased from $66,620,891 to $70,127,879, an increase of $3,506,988, or 5.26%. The reserve for loan losses increased from a December 31, 2000 balance of $1,173,832 to $1,231,051, or 1.73% of gross loans. Total assets increased from $103,068,799 to a December 31, 2001 total of $110,850,168, an increase of 7.55%.

Earnings decreased slightly in 2001 for the Company with net income of $1,303,082, a decrease of $153,269, or 10.52%, less than 2000 earnings of $1,456,351. Earnings decreased from $5.14 per share in 2000 to $4.65 per share in 2001. Our net interest margin decreased from 4.33% in 2000 to 3.68% in 2001.

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

We invite and encourage you to attend our Annual Meeting on Tuesday, April 23, 2002.

Very truly yours,


W. Roger Crook                                             Peden B. McLeod
President and CEO.                                         Chairman of the Board

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

Year Ended December 31,                        2001       2000       1999       1998       1997
                                             --------   --------   --------   --------   --------
(Dollars in thousands, except per share)
Results of Operations:
 Interest income                             $  7,897   $  7,511   $  6,882   $  5,728   $  4,749
 Interest expense                               4,030      3,579      3,168      2,674      2,131
                                             --------   --------   --------   --------   --------
 Net interest income                            3,867      3,932      3,714      3,054      2,618
 Provision for loan losses                        257        290        360        260        135
                                             --------   --------   --------   --------   --------
 Net interest income after provision for
  loan losses                                   3,610      3,642      3,354      2,794      2,483
 Other income                                     493        480        488        362        258
 Other expense                                  2,183      1,974      1,810      1,630      1,329
                                             --------   --------   --------   --------   --------
 Income before income taxes                     1,920      2,148      2,032      1,526      1,412
 Income tax expense                               617        692        652        500        468
                                             --------   --------   --------   --------   --------
  Net income                                 $  1,303   $  1,456   $  1,380   $  1,026   $    944
                                             ========   ========   ========   ========   ========

Balance Sheet Data:
 Securities available-for-sale               $ 11,343   $ 18,867   $ 18,760   $ 10,744   $  9,395
 Securities held-to-maturity                    3,499      4,598      5,327      5,192      6,301
 Allowance for loan losses                      1,231      1,174      1,087        929        743
 Net loans                                     70,128     66,621     58,576     50,950     40,614
 Premises and equipment, net                    2,013      2,160      1,776      1,906      1,999
 Total assets                                 110,850    103,069     96,695     89,503     65,075
 Noninterest-bearing deposits                   9,230      9,800      9,953      8,533      6,064
 Interest-bearing deposits                     89,190     81,997     76,982     71,816     50,879
 Total deposits                                98,420     91,797     86,935     80,349     56,943
 Short-term borrowings                            560        530        290        410        480
 Total liabilities                             99,848     93,189     87,890     81,333     57,841
 Total shareholders' equity                    11,002      9,880      8,805      8,170      7,234

Per Share Data:
 Weighted-average common shares outstanding   280,330    283,194    296,522    298,390    298,646
 Net income                                  $   4.65   $   5.14   $   4.65   $   3.44   $   3.16
 Cash dividends paid                         $   0.55   $   0.50   $   0.40   $   0.31   $   0.28
 Period end book value                       $  39.52   $  35.07   $  30.15   $  27.37   $  24.24

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                     GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company's subsidiary, Bank of Walterboro, is a state-chartered commercial bank with two banking locations. The Bank's main office and operations center is located at 1100 North Jefferies Boulevard, Walterboro, South Carolina. The Bank has branches at 6225 Savannah Highway, Ravenel, South Carolina and at 110 Forest Hills Road in Walterboro, South Carolina. The Company's primary market area includes Colleton and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. A full range of deposit services for individuals and businesses is offered by the Bank. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company's operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services, and the Company's interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution's performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area which demands the type of personal service and attention provided by Bank of Walterboro.

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

The terrorist attacks that occurred in New York City and Washington, D.C. on September 11, 2001, and the United States' subsequent response to these events have resulted in a general economic slowdown that may adversely affect our banking business. Economic slowdowns or recessions in our primary market area may be accompanied by reduced demand for credit, decreasing interest margins and declining real estate values, which may in turn result in a decrease in net earnings and an increased possibility of potential loan losses in the event of default. Any sustained period of decreased economic activity, increased delinquencies, foreclosures or losses could limit our growth and negatively affect our results of operations. We cannot predict the extent or duration of these events or their effect upon our business and operations. We will, however, closely monitor the effect of these events upon our business, and make adjustments to our business strategy as we deem necessary.

As of December 31, 2001, the Company had twenty-two full-time and one part-time employee in the Walterboro branch, seven full-time and one part-time employee at the Ravenel branch, and one full time employee at the Forest Hills branch.

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

2001 compared to 2000

Net income for the year ended December 31, 2001 was $1,303,082, or $4.65 per share, compared to $1,456,351, or $5.14 per share, for the year ended December 31, 2000. A decrease in net interest income of $65,311 over the 2000 amount of $3,932,407 contributed to this overall decrease. The net interest margin decreased from 4.33% in 2000 to 3.68% in 2001 as a result of the deteriating economy. Other income increased from $480,155 for the year ended December 31, 2000 to $493,209 for the year ended December 31, 2001. Other expenses increased from $1,974,528 for 2000 to $2,182,822 for 2001. The increase in other expenses is primarily attributable to an increase in salaries and employee benefits of $127,950 from 2000 to 2001. Annual pay raises for the staff contributed to this increase.

2000 compared to 1999

Net income for the year ended December 31, 2000 was $1,456,351, or $5.14 per share, compared to $1,379,803, or $4.65 per share, for the year ended December 31, 1999. An increase in net interest income of $218,085 over the 1999 amount of $3,714,322 contributed to this overall increase. Other income decreased from $488,445 for the year ended December 31, 1999 to $480,155 for the year ended December 31, 2000. Other expenses increased from $1,810,490 for 1999 to $1,974,528 for 2000. The increase in other expenses is primarily attributable to an increase in salaries and employee benefits of $78,904 from 1999 to 2000. Annual pay raises for the staff at both locations contributed to this increase.

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

Net interest income decreased from $3,932,407 in 2000 to $3,867,096 in 2001, resulting in a decrease of 1.66%. While total interest income increased $386,278 to $7,897,327 in 2001, interest expense increased $451,589 to $4,030,231 in
2001. Income from loans increased by 6.51% to $6,342,684 in 2001 as compared to $5,954,829 in 2000. This increase was attributable to the growth in the loan portfolio from $67,794,723 at December 31, 2000 to $71,358,930 at December 31, 2001. Investment income decreased 43.30% from $1,439,877 in 2000 to $816,448 in 2001. The net interest spread and net interest margin were 3.01% and 3.68% in 2001 as compared to 3.66% and 4.33% in 2000.

Net interest income increased from $3,714,322 in 1999 to $3,932,407 in 2000, resulting in an increase of 5.87%. Income from loans increased by 14.73% to $5,954,829 for 2000 as compared to $5,190,261 for 1999. This increase was attributable to the growth in the loan portfolio from $59,663,015 at December 31, 1999 to $67,794,723 at December 31, 2000. There was also an increase in investment income of $287,354, an increase of 24.93% over the 1999 amount of $1,152,523. The net interest spread and net interest margin were 3.66% and 4.33% in 2000 as compared to 3.67% and 4.25% in 1999.

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

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, and Rates
Year ended December 31,                         2001                               2000
                                   -------------------------------    -------------------------------
                                    Average     Income/     Yield/     Average     Income/     Yield/
(Dollars in thousands)              Balance     Expense      Rate      Balance     Expense      Rate
                                   ---------    --------    ------    ---------    --------    ------
Assets:
 Earning Assets:
  Securities, taxable (1)          $   9,782    $    539    5.51%     $  18,062    $  1,147    6.35%
  Securities, tax-exempt (1)           5,963         254    4.26          6,150         269    4.37
  Nonmarketable equity
   securities                            331          22    6.65            264           4    9.09
  Federal funds sold                  19,446         735    3.78          1,969         116    5.89
  Time deposits with other banks          90           4    4.40             --          --      --
  Loans (2)                           69,505       6,343    9.13          4,314       5,955    9.26
                                   ---------    --------              ---------    --------
   Total earning assets              105,117       7,897    7.51         90,759       7,511    8.28
  Cash and due from banks              3,282                              3,785
  Allowance for loan losses           (1,231)                            (1,137)
  Premises and equipment               2,080                              1,778
  Other assets                         1,422                              1,784
                                   ---------                          ---------
   Total assets                    $ 110,670                          $  96,969
                                   =========                          =========

Liabilities:
 Interest-bearing Liabilities:
  Interest-bearing deposits        $  89,024       4,012    4.51%     $  76,888       3,538    4.60%
  Short-term borrowings                  576          18    3.13            660          41    6.21
                                   ---------    --------              ---------    --------
 Total interest-bearing
  liabilities                         89,600       4,030    4.50         77,548       3,579    4.62
                                   ---------    --------              ---------
 Noninterest-bearing deposits          9,578                              9,541
 Accrued interest and other
  liabilities                          1,027                                872
 Shareholders' equity                 10,465                              9,008
                                   ---------                          ---------
 Total liabilities and
  shareholders' equity             $ 110,670                          $  96,969
                                   =========                          =========
 Net interest spread                                        3.01%                              3.66%
 Net interest income                            $  3,867                           $  3,932
                                                ========                           ========
 Net interest margin                                        3.68%                              4.33%

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

Analysis of Changes in Net Interest Income

                                2001 Compared With 2000               2000 Compared With 1999
                            --------------------------------    ---------------------------------
 (Dollars in thousands)              Variance Due to                      Variance Due to
                                              Volume/                              Volume/
                            Volume     Rate     Rate   Total    Volume     Rate     Rate    Total
                            ------    -----    -----   -----    ------    -----    -----    -----
Earning Assets
Securities, taxable         $ (526)   $(152)   $  70   $(608)   $ 206     $  47    $  10    $ 263
Securities, tax-exempt          (8)      (7)      --      15)      (3)        7       --        4
 Nonmarketable equity       ------    -----    -----   -----    -----     -----    -----    -----
securities                       6       (5)      (1)     --        5         7        7       19
Federal funds sold           1,032      (42)    (372)    618     (444)      115      (94)    (423)
Time deposits with
other banks                     --       --        4       4       --        --       --       --
Loans                          480      (86)      (7)    388      847       (71)     (11)     765
                            ------    -----    -----   -----    -----     -----    -----    -----
Total interest income          984     (292)    (306)    387      611       105      (88)     628
                            ------    -----    -----   -----    -----     -----    -----    -----

Interest-Bearing
 Liabilities
Interest-bearing deposits      558      (73)     (11)    474       89       291        8      388
 Short-term borrowings          (5)     (20)       2     (23)       8        10        4       22
                            ------    -----    -----   -----    -----     -----    -----    -----
Total interest expense         553      (93)      (9)    451       97       301       12      410
                            ------    -----    -----   -----    -----     -----    -----    -----

Net interest income         $  431    $(199)   $(297)  $ (64)   $ 514     $(196)   $(100)   $ 218
                            ======    =====    =====   =====    =====     =====    =====    =====

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

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2001. The table may not be indicative of the Company's rate sensitivity position at other points in time.

Interest Sensitivity Analysis

                                                                  After Three    After One   Greater Than
                                                      Within       Through         Year      Five Years
December 31, 2001                                     Three        Twelve         Through      or Non-
 (Dollars in thousands)                               Months       Months       Five Years    Sensitive      Total
                                                     --------     -----------   ----------   ------------   --------
Assets
Earning Assets:
 Federal funds sold and securities purchased under   $ 18,062     $     --        $    --      $    --      $ 18,062
   agreements to resell
Time deposits with other banks                             --           --            299           --           299
Investment securities                                     367          644         10,064        4,098        15,173
Loans (1)                                              13,138       18,159         36,823           --        68,120
                                                     --------     --------        -------      -------      --------
   Total earning assets                                31,567       18,803         47,186        4,098       101,654
                                                     --------     --------        -------      -------      --------

Liabilities
Interest-bearing liabilities:
 Interest-bearing deposits:
  Demand deposits                                      14,692           --             --           --        14,692
  Savings deposits                                     16,815           --             --           --        16,815
  Time deposits                                        19,410       34,747          3,526           --        57,683
                                                     --------     --------        -------      -------      --------
   Total interest-bearing deposits                     50,917       34,747          3,526           --        89,190
 Short-term borrowings                                    560           --             --           --           560
                                                     --------     --------        -------      -------      --------
  Total interest-bearing liabilities                   51,477       34,747          3,526           --        89,750
                                                     --------     --------        -------      -------      --------
Period gap                                           $(19,910)    $(15,944)       $43,660      $ 4,098
                                                     ========     ========        =======      =======
Cumulative gap                                       $(19,910)    $(35,854)       $ 7,806      $11,904
                                                     ========     ========        =======      =======
Ratio of cumulative gap to total earning assets        (19.59)%     (35.27)%        7.68%        11.71%

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

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Company's Statements of Operations, are made periodically to maintain the allowance at an appropriate level based on management's analysis of the potential risk in the loan portfolio. Currently, the allowance for loan losses is evaluated on an overall portfolio basis. Although an informal allocation was used in the past, management intends to implement a more formal allocation system in the future. This system will allocate the allowance to loan categories and will be implemented at the time the size and mix of the portfolio support such a system. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

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

The reserve for loan losses was 1.73% of total loans on December 31, 2001 and 2000. On a continual basis, management evaluates its reserve policy and adjusts the policy based on historical loss experience, changes in economic conditions, growth in the portfolio, and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio.

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

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses
Year ended December 31,                                     2001           2000           1999
                                                        -----------    -----------    -----------
Total loans outstanding at end of period                $71,358,930    $67,794,723    $59,663,015
                                                        ===========    ===========    ===========
Average loans outstanding                               $69,505,339    $64,314,225    $55,287,891
                                                        ===========    ===========    ===========
Balance of allowance for loan losses at beginning
 of period                                              $ 1,173,832    $ 1,086,980    $   929,482
Loan losses:
Real estate - construction                                       --             --             --
Real estate - mortgage                                           --             --             --
Commercial and industrial                                    56,132        118,031         77,646
Consumer                                                    153,016         99,866        151,400
                                                        -----------    -----------    -----------
Total loan losses                                           209,148        217,897        229,046
                                                        -----------    -----------    -----------
Recoveries of previous loan losses:
Real estate - construction                                       --             --             --
Real estate - mortgage                                           --             --             --
Commercial and industrial                                     1,734          2,100          2,166
Consumer                                                      7,633         12,649         24,378
                                                        -----------    -----------    -----------
Total recoveries                                              9,367         14,749         26,544
                                                        -----------    -----------    -----------
Net charge-offs                                             199,781        203,148        202,502
Provision charged to operations                             257,000        290,000        360,000
                                                        -----------    -----------    -----------
Balance of allowance for loan losses at end of period   $ 1,231,051    $ 1,173,832    $ 1,086,980
                                                        ===========    ===========    ===========

Ratios:
Net charge-offs to average loans outstanding                   0.29%          0.32%          0.36%
Net charge-offs to loans at end of year                        0.28%          0.30%          0.34%
Allowance for loan losses to average loans                     1.77%          1.83%          1.96%
Allowance for loan losses to loans at end of year              1.73%          1.73%          1.82%
Net charge-offs to allowance for loan losses                  16.23%         17.31%         18.63%
Net charge-offs to provisions for loan losses                 77.74%         70.05%         56.25%

Nonperforming Assets. The following table sets forth the Company's nonperforming assets at the dates indicated:

                                                                          December 31,
                                                             ------------------------------------
                                                                2001          2000         1999
                                                             ----------    ----------    --------
Nonaccrual loans                                             $3,239,425    $1,353,224    $703,795
Restructured or impaired loans                                       --            --          --
                                                             ----------    ----------    --------
    Total nonperforming loans                                 3,239,425     1,353,224     703,795
Other real estate owned                                              --       170,000          --
                                                             ----------    ----------    --------
    Total nonperforming assets                               $3,239,425    $1,523,224    $703,795
                                                             ==========    ==========    ========

Loans 90 days or more past due and still accruing interest   $   26,492    $    1,000    $10,551
Nonperforming assets to period end loans                           4.54%         2.25%       1.18%

Potential Problem Loans. At December 31, 2001, through their internal review mechanisms the Company had identified no criticized loans and $3,012,226 of classified loans. At December 31, 2000, the internal review mechanisms had identified $131,008 of criticized loans and $1,664,472 of classified loans. The results of this internal review process are the primary determining factor in management's assessment of the adequacy of the allowance for loan losses.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NONINTEREST INCOME AND EXPENSE

Noninterest Income. Other income increased from $480,155 in 2000 to $493,209 for the year ended December 31, 2001. Service charges on deposit accounts increased from $333,379 for 2000 to $348,416 for the year ended December 31, 2001. NSF and overdraft fees totaled $293,585 for the year ended December 31, 2001, which contributed to a significant portion of the increase in service charges on deposit accounts. Other charges, fees, and commissions increased from $80,452 in 2000 to $90,564 in 2001.

Other income increased from $488,445 in 1999 to $480,155 for the year ended December 31, 2000. Service charges on deposit accounts increased from $328,669 for 1999 to $333,379 for the year ended December 31, 2000. NSF and overdraft fees totaled $286,067 for the year ended December 31, 2000, which contributed a significant portion of the increase in service charges on deposit accounts. Commissions on credit life insurance increased $1,845 to $24,573 for the year ended December 31, 2000.

Noninterest Expense. The Company had an increase in noninterest expense of $208,294, or 10.55%, to a total of $2,182,822 for the year ended December 31, 2001. Annual pay raises contributed to an increase of $127,950, or 13.39%, in salaries and employee benefits. Other operating expenses increased $52,980, or 8.25%, over the 2000 amount of $642,086. Net occupancy expense increased $30,187 to $158,400 in 2001 when compared to 2000. Increases in other operating expenses and net occupancy expense were partially attributable to the new Forest Hills branch opened in 2001.

The Company had an increase in noninterest expense of $164,038, or 9.06%, to a total of $1,974,528 for the year ended December 31, 2000. Annual pay raises contributed to an increase of $78,904, or 9.00%, in salaries and employee benefits. Equipment expense increased to $248,692 for the year ended December 31, 2000 from $231,106 for the year ended December 31, 1999. Other operating expenses increased $61,810, or 10.65%, over the 1999 amount of $580,276.

Income Taxes. The Company's income tax expense for 2001 was $617,401, a decrease of $74,282 over the 2000 expense of $691,683. The decrease in expense resulted primarily from the decrease in the income before taxes. The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 32.15% and 32.20%, respectively.

The Company's income tax expense for 2000 was $691,683, an increase of $39,209 over the 1999 expense of $652,474. The increase in the expense results primarily from increased income before taxes. The Company's effective tax rates for the years ended December 31, 2000 and 1999 were 32.20% and 32.11%, respectively.

                                 EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $69,505,339 in 2001 compared to $64,314,225 in 2000, an increase of $5,191,114, or 8.07%. At
December 31, 2001, total loans were $71,358,930 compared to $67,794,723 at December 31, 2000.

The Company's ratio of loans to deposits was 72.50% at December 31, 2001 as compared to 73.85% at December 31, 2000. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

The Company extends credit primarily to consumers and small businesses in Walterboro and Ravenel, South Carolina, and to customers in surrounding areas. The Company's service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel area is expected to come primarily from consumer loans and small businesses in neighboring Charleston County. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2002. Management is of the opinion that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals or industry or group of related individuals or industries. The loan demand remains strong in the Company's market area.

The following table sets forth the composition of the loan portfolio by category at the dates indicated and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition
December 31,                               2001                                2000
                            --------------------------------   ---------------------------------
                               Amount       Percent of Total       Amount       Percent of Total
                            ------------    ----------------   --------------   ----------------
Commercial and industrial   $ 25,868,360          36.25%       $   26,192,807        38.64%
Real estate
 Construction                  6,312,748           8.85             4,191,111         6.18
 Mortgage                     24,844,649          34.82            23,119,132        34.10
Consumer and other loans      14,333,173          20.08            14,291,673        21.08
                            ------------         ------        --------------       ------
  Total loans                 71,358,930         100.00%           67,794,723       100.00%
                                                 ======                             ======
Allowance for loan losses     (1,231,051)                          (1,173,832)
                            ------------                       --------------
 Net loans                  $ 70,127,879                       $   66,620,891
                            ============                       ==============

Real estate loans, including construction and mortgage loans, increased $3,847,154 or 14.09% to $31,157,397 at December 31, 2001. Consumer and all other loans increased $41,500 or .29% to $14,333,173 at December 31, 2001. Commercial and industrial loans decreased $324,447 or 1.24% from $26,192,807 at December 31, 2000.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2001 and related interest rate characteristics:

                                                     Over One
                                                       Year
December 31, 2001                     One Year or     Through      Over Five
                                         Less       Five Years       Years         Total
                                      -----------   -----------   -----------   -----------
Real estate - construction            $ 4,868,436   $ 1,444,312   $        --   $ 6,312,748
Real estate - mortgage                  5,620,032    18,669,882       554,735    24,844,649
Commercial and industrial              11,525,587    13,983,543       359,230    25,868,360
Consumer and other                      3,896,204     9,802,944       634,025    14,333,173
                                      -----------   -----------   -----------   -----------
                                      $25,910,259   $43,900,681   $ 1,547,990   $71,358,930
                                      -----------   -----------   -----------   -----------

Loans maturing after one year with:
 Fixed interest rates                                                           $45,448,671
 Floating interest rates                                                                 --
                                                                                -----------
                                                                                $45,448,671
                                                                                ===========

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

The information presented in the above table is based on the contractual maturities of the individual loans, including loans which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes the treatment shown in the above table presents fairly the maturity and repricing structure of the loan portfolio.

Short-Term Investments. Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell averaged $19,445,836 in 2001, compared to $1,969,382 in 2000. At December 31, 2001, short-term investments totaled $18,062,000. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks which averaged $90,110 in 2001. The total of these time deposits was $299,000 at December 31, 2001.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities, stated at historical cost, averaged $16,075,968 in 2001, compared to $24,476,232 in 2000. At December 31, 2001, the total securities portfolio was $15,173,073. Securities designated as available-for-sale totaled $11,343,473 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $3,499,225 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $330,375 at December 31, 2001. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company's investments are primarily in obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities as of the indicated dates and weighted average yields of those securities at December 31, 2001 and 2000.

Investment Securities Portfolio Composition

December 31,                                                      2001          2000
                                                              -----------   -----------
Available-for-Sale (1)
U.S. treasury and U.S. government agencies and corporations   $ 7,789,721   $16,438,643
Obligations of states and local governments                     2,472,742     2,247,452
                                                              -----------   -----------
                                                               10,262,463    18,686,095
Mortgage-backed securities                                      1,081,010       180,562
                                                              -----------   -----------

 Total available-for-sale securities                          $11,343,473   $18,866,657
                                                              ===========   ===========

December 31,                                                     2001         2000
                                                              ----------   ----------
Held-to-Maturity (1)
U.S. treasury and U.S. government agencies and corporations   $       --   $  700,000
Obligations of states and local governments                    3,417,253    3,758,473
                                                              ----------   ----------
                                                               3,417,253    4,458,473
Mortgage-backed securities                                        81,972      139,299
                                                              ----------   ----------

 Total held-to-maturity securities                            $3,499,225   $4,597,772
                                                              ==========   ==========

(1) Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at fair value.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields
Available-for-Sale

                                                                      After One But          After Five But
December 31, 2001                           Within One Year         Within Five Years       Within Ten Years        Over Ten Years
                                         ----------------------   ---------------------   ---------------------   ------------------
                                           Amount      Yield(1)     Amount     Yield(1)     Amount     Yield(1)    Amount   Yield(1)
                                         ----------   ---------   ----------   --------   ----------   --------   -------   --------
U.S. government agencies (3)             $       --        --%    $7,789,721     4.59%    $       --      --      $    --      --%
Obligations of states and
  local governments                         217,088      5.97        801,816     5.72      1,453,838     6.06          --      --
                                         ----------               ----------              ----------              -------
  Total available-for-sale securities    $  217,088      5.97%    $8,591,537     4.70%    $1,453,838     6.06%    $    --      --%
                                         ==========               ==========              ==========              =======

Held-to-Maturity

                                                                      After One But          After Five But
December 31, 2001                           Within One Year         Within Five Years       Within Ten Years        Over Ten Years
                                         ----------------------   ---------------------   ---------------------   ------------------
                                           Amount      Yield(1)     Amount     Yield(1)     Amount     Yield(1)    Amount   Yield(1)
                                         ----------   ---------   ----------   --------   ----------   --------   -------   --------
U.S. government agencies (2)             $       --        --%    $       --       --%    $       --       --%    $    --       --%
Obligations of states and
  local governments                         411,004      5.85     1 ,402,611     5.89      1,504,081     6.14      99,557     6.38
                                         ----------               ----------              ----------              -------
  Total held-to-maturity securities      $  411,004      5.85%    $1,402,611     5.89%    $1,504,081     6.14%    $99,557     6.38%
                                         ==========               ==========              ==========              =======

-----------------
(1)  Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)  Excludes mortgage-backed securities totaling $81,972 with a yield of 7.05%.
(3) Excludes mortgage-backed securities totaling $1,081,010 with a yield of 5.58%.

                 DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. During 2001, the Company experienced significant growth in overall deposits. Total average deposits increased from $86,428,246 in 2000 to $98,601,630 in 2001. This represents an increase of $12,173,384 or 14.08% over the 2000 amount. The following table summarizes the Company's deposits for the years ended December 31, 2001 and 2000.

Deposits

December 31,                                     2001                        2000
                                    ---------------------------   -------------- ----------
                                                     Percent of                  Percent of
                                        Amount        Deposits       Amount       Deposits
                                    --------------   ----------   ------------   ----------
Noninterest-bearing demand          $    9,230,016       9.38%    $  9,800,324      10.68%
Interest-bearing demand                 14,692,130      14.93       17,203,993      18.74
Savings accounts                        16,815,417      17.08       15,548,984      16.94
Time deposits of $100,000 or over       30,163,719      30.65       22,825,372      24.86
Other time deposits                     27,519,029      27.96       26,419,119      28.78
                                    --------------     ------     ------------     ------
Total deposits                      $   98,420,311     100.00%    $ 91,797,792     100.00%
                                    ==============     ======     ============     ======

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

           DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $68,256,592 and $68,972,420 at December 31, 2001 and 2000, respectively. A stable base of deposits is expected to be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2001, is shown in the following table.

                                                                                            After Six
                                                                            After Three      Through
                                              Within Three   Through Six       Twelve      After Twelve
                                                Months         Months          Months         Months        Total
                                              ------------   -----------   ------------    -----------    -----------
Certificates of deposit of $100,000 or more   $11,325,214    $10,178,837    $ 7,647,945    $ 1,011,723    $30,163,719

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

Short-term Borrowings. At December 31, 2001 and 2000, the Company had short-term borrowings which consisted of securities sold under agreements to repurchase of $560,000 and $530,000, respectively. The maximum amount outstanding at any month-end for the repurchase agreements was $640,000 and $1,290,000 for 2001 and 2000, respectively. The average interest rate paid on the repurchase agreements was 4.29% and 5.83% for 2001 and 2000, respectively.

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

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                               CAPITAL (continued)

Risk-Based Capital Ratios
                                                                       The Bank      The Company
                                                                     ------------    -----------
  Tier 1 capital                                                     $  9,954,718   $ 10,950,979
  Tier 2 capital                                                          950,000         946,398
                                                                     ------------   -------------
  Total qualifying capital                                           $ 10,904,718   $ 11,897,377
                                                                     ============   =============

Risk-adjusted total assets (including off-balance sheet exposures)   $ 75,706,234   $ 75,711,806
                                                                     ============   ============

  Total average assets                                               $110,670,413   $110,675,886
                                                                     ============   ============

Risk-based capital ratios:
  Tier 1 risk-based capital ratio                                           14.40%         14.46%
  Total risk-based capital ratio                                            15.66%         15.71%
  Tier 1 leverage ratio                                                      9.89%          9.89%

                              LIQUIDITY MANAGEMENT

The Company manages its liquidity from both the asset and liability side of the balance sheet through the coordination of the relative maturities of its assets and liabilities. Short-term liquidity needs are generally met from cash, due from banks, federal funds sold, and deposit levels. Management has established policies and procedures governing the length of time to maturity on loans and investments. Investments classified as available-for-sale are placed in this category specifically to fund future liquidity needs, if necessary. The Company maintained a high level of liquidity during 2001 which was attributable to the growth in deposits during the year. In the opinion of management, the Company's short-term and long-term liquidity needs can be adequately supported by the Company's deposit base.

                     IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. We believe that through various sources of liquidity, we have the necessary resources to meet obligations arising from these financial instruments.

We use the same credit underwriting procedures for commitments to extend credit and standby letters of credit as we do for our on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

               IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

We are not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

As of December 31, 2001 our commitments to extend credit totaled $4,366,691 and our standby letters of credit totaled $634,803.

The following table sets forth the Company's expiration of commitments by period as of December 31, 2001.

                                         Over One Year    Over Three       Over
                            Within One      Through      Through Five      Five
Form of Commitment             Year       Three Years        Years         Years       Total
-------------------------   ----------   -------------   ------------   ----------   ----------
Lines of Credit             $3,811,015    $    5,818      $  183,587    $  366,271   $4,366,691
Standby Letters of Credit      634,803            --              --            --      634,803
                            ----------    ----------      ----------    ----------   ----------

                            $4,445,818    $    5,818      $   83,587    $  366,271   $5,001,494
                            ==========    ==========      ==========    ==========   ==========

                               IMPACT OF INFLATION

The financial statements and related financial data presented herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution's performance than does the effect of inflation.

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

                                  COMMUNITYCORP

                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                    ACCOUNTING AND FINANCIAL REPORTING ISSUES

In July, 2001 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements is not expected to have a material impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

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

                       TOURVILLE, SIMPSON & CASKEY, L.L.P.

                          CERTIFIED PUBLIC ACCOUNTANTS
                              POST OFFICE BOX 1769
                         COLUMBIA, SOUTH CAROLINA 29202

                            TELEPHONE (803) 252-3000
                               FAX (803) 252-2226
WILLIAM E. TOURVILLE, CPA                                   MEMBER AICPA SEC AND
HARRIET S. SIMPSON, CPA, CISA, CDP                             PRIVATE COMPANIES
R. JASON CASKEY, CPA                                           PRACTICE SECTIONS
   --------------
JOHN T. DRAWDY, JR., CPA
TIMOTHY R. ALFORD, CPA
W. CLAYTON HESLOP, CPA
TIMOTHY S. VOGEL, CPA

                          INDEPENDENT AUDITORS' REPORT
                          ----------------------------

The Board of Directors
Communitycorp
Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp as of December 31, 2001 and 2000, and the related consolidated statements of operations, changes in shareholders' equity and comprehensive income, and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Communitycorp as of December 31, 2001 and 2000, and the consolidated results of its operations and cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

/s/ Tourville, Simpson & Caskey, L.L.P.
Tourville, Simpson & Caskey, L.L.P.
Columbia, South Carolina
February 27, 2002

                                  COMMUNITYCORP

                           Consolidated Balance Sheets
                           December 31, 2001 and 2000

                                                                                  2001            2000
                                                                             -------------    -------------
Assets:
  Cash and cash equivalents:
    Cash and due from banks                                                  $   3,841,132    $   5,215,660
    Federal funds sold and securities purchased under agreements to resell      18,062,000        3,610,000
                                                                             -------------    -------------
      Total cash and cash equivalents                                           21,903,132        8,825,660
                                                                             -------------    -------------

  Time deposits with other banks                                                   299,000               --

  Investment securities:
    Securities available-for-sale                                               11,343,473       18,866,657
    Securities held-to-maturity (estimated fair value of $3,530,683
       in 2001 and $4,583,562 in 2000)                                           3,499,225        4,597,772
    Nonmarketable equity securities                                                330,375          330,375
                                                                             -------------    -------------
      Total investment securities                                               15,173,073       23,794,804
                                                                             -------------    -------------

  Loans receivable:                                                             71,358,930       67,794,723
    Less allowance for loan losses                                              (1,231,051)      (1,173,832)
                                                                             -------------    -------------
      Loans, net                                                                70,127,879       66,620,891

  Premises and equipment, net                                                    2,013,147        2,160,046
  Accrued interest receivable                                                      911,811        1,076,924
  Other assets                                                                     422,126          590,474
                                                                             -------------    -------------

      Total assets                                                           $ 110,850,168    $ 103,068,799
                                                                             =============    =============

Liabilities:
  Deposits:
    Noninterest-bearing transaction accounts                                 $   9,230,016    $   9,800,324
    Interest-bearing transaction accounts                                       14,692,130       17,203,993
    Money market savings accounts                                                2,916,348        2,787,160
    Savings                                                                     13,899,069       12,761,824
    Time deposits $100,000 and over                                             30,163,719       22,825,372
    Other time deposits                                                         27,519,029       26,419,119
                                                                             -------------    -------------
      Total deposits                                                            98,420,311       91,797,792

  Short-term borrowings                                                            560,000          530,000
  Accrued interest payable                                                         717,570          735,659
  Other liabilities                                                                150,176          125,492
                                                                             -------------    -------------
      Total liabilities                                                         99,848,057       93,188,943
                                                                             -------------    -------------

 Commitments and Contingencies (Notes 4 and 10)

Shareholders' Equity:
  Preferred stock, $5 par value, 3,000,000 shares authorized and unissued               --               --
  Common stock, $5 par value, 3,000,000 shares authorized;
     300,000 shares issued and outstanding                                       1,500,000        1,500,000
  Capital surplus                                                                1,731,708        1,731,708
  Accumulated other comprehensive income (loss)                                     51,132          (71,480)
  Retained earnings                                                              8,648,977        7,500,834
  Treasury stock (21,594 shares in 2001 and 18,294 shares in 2000)                (929,706)        (781,206)
                                                                             -------------    -------------
      Total shareholders' equity                                                11,002,111        9,879,856
                                                                             -------------    -------------

      Total liabilities and shareholders' equity                             $ 110,850,168    $ 103,068,799
                                                                             =============    =============

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

                      Consolidated Statements of Operations
              For the years ended December 31, 2001, 2000, and 1999

                                                         2001        2000          1999
                                                      ----------   ----------   ----------
Interest income:
  Loans, including fees                               $6,342,684   $5,954,829   $5,190,261
  Investment securities:
    Taxable                                              538,797    1,147,177      883,624
    Tax-exempt                                           253,827      268,685      264,426
    Nonmarketable equity securities                       23,824       24,015        4,473
  Federal funds sold and securities purchased under
       agreements to resell                              734,690      116,343      540,119
  Time deposits with other banks                           3,505           --           --
                                                      ----------   ----------   ----------
    Total interest income                              7,897,327    7,511,049    6,882,903
                                                      ----------   ----------   ----------

Interest expense:
  Deposits                                             4,012,000    3,537,917    3,149,420
  Short-term borrowings                                   18,231       40,725       19,161
                                                      ----------   ----------   ----------
    Total interest expense                             4,030,231    3,578,642    3,168,581
                                                      ----------   ----------   ----------

Net interest income                                    3,867,096    3,932,407    3,714,322

Provision for loan losses                                257,000      290,000      360,000
                                                      ----------   ----------   ----------

Net interest income after provision for loan losses    3,610,096    3,642,407    3,354,322
                                                      ----------   ----------   ----------

Other operating income:
  Service charges on deposit accounts                    348,416      333,379      328,669
  Commissions on credit life insurance                    20,305       24,573       22,728
  Other charges, fees, and commissions                    90,564       80,452       81,265
  Other income                                            33,924       41,751       55,783
                                                      ----------   ----------   ----------
    Total operating income                               493,209      480,155      488,445
                                                      ----------   ----------   ----------

Other operating expenses:
  Salaries and employee benefits                       1,083,487      955,537      876,633
  Net occupancy expense                                  158,400      128,213      122,475
  Equipment expense                                      245,869      248,692      231,106
  Other operating expenses                               695,066      642,086      580,276
                                                      ----------   ----------   ----------
    Total operating expenses                           2,182,822    1,974,528    1,810,490
                                                      ----------   ----------   ----------

Income before income taxes                             1,920,483    2,148,034    2,032,277

Income tax expense                                       617,401      691,683      652,474
                                                      ----------   ----------   ----------

Net income                                            $1,303,082   $1,456,351   $1,379,803
                                                      ==========   ==========   ==========

  Earnings per share:
  Weighted-average common shares outstanding             280,330      283,194      296,522
  Net income                                          $     4.65   $     5.14   $     4.65

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

         Consolidated Statements of Changes in Shareholders' Equity and
                              Comprehensive Income
              For the years ended December 31, 2001, 2000, and 1999

                                                                              Accumulated
                               Common Stock                                     Other
                           --------------------     Capital      Retained    Comprehensive    Treasury
                           Shares      Amount       Surplus      Earnings       Income          Stock         Total
                           -------   ----------   ----------   -----------   -------------   ----------   -----------
 Balance,
  December 31, 1998        300,000   $1,500,000   $1,731,708   $ 4,925,661     $  39,620     $  (27,411)  $ 8,169,578

 Net income                                                      1,379,803                                  1,379,803

 Other comprehensive
   income, net of tax
   benefit of $175,627                                                          (334,739)                    (334,739)
                                                                                                          -----------

 Comprehensive income                                                                                       1,045,064
                                                                                                          -----------

 Cash dividends
  declared $.40
  per share                                                       (119,383)                                  (119,383)

 Purchase of treasury                                                                          (290,520)     (290,520)
  stock                    -------   ----------   ----------   -----------     ---------     ----------   -----------

 Balance,
  December 31, 1999        300,000    1,500,000    1,731,708     6,186,081      (295,119)      (317,931)    8,804,739

 Net income                                                      1,456,351                                  1,456,351

 Other comprehensive
   income, net of tax
   expense of $117,596                                                           223,639                      223,639
                                                                                                          -----------

 Comprehensive income                                                                                       1,679,990
                                                                                                          -----------

 Cash dividends
  declared $.50
  per share                                                       (141,598)                                  (141,598)

 Purchase of treasury
  stock                                                                                        (485,775)     (485,775)

 Sale of treasury stock                                                                          22,500        22,500
                           -------   ----------   ----------   -----------     ---------     ----------   -----------

 Balance,
  December 31, 2000        300,000    1,500,000    1,731,708     7,500,834       (71,480)      (781,206)    9,879,856

 Net income                                                      1,303,082                                  1,303,082

 Other comprehensive
   income, net of tax
   expense of $64,781                                                            122,612                      122,612
                                                                                                          -----------

 Comprehensive income                                                                                       1,425,694
                                                                                                          -----------

 Cash dividends
  declared $.55
  per share                                                       (154,939)                                  (154,939)

 Purchase of treasury
  stock                                                                                        (180,000)     (180,000)

 Sale of treasury stock                                                                          31,500        31,500
                           -------   ----------   ----------   -----------     ---------     ----------   -----------

 Balance,
  December 31, 2001        300,000   $1,500,000   $1,731,708   $ 8,648,977     $  51,132     $ (929,706)  $11,002,111
                           =======   ==========   ==========   ===========     =========     ==========   ===========

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP
                      Consolidated Statements Of Cash Flows
               For the years ended December 31,2001,2000, and 1999

                                                                   2001           2000            1999
                                                               ------------   ------------   ------------
Cash flows from operating activities:
Net income                                                     $  1,303,082   $  1,456,351   $  1,379,803
Adjustments to reconcile net income to net cash
   provided by operating activities:
   Provision for possible loan losses                               257,000        290,000        360,000
   Depreciation and amortization expense                            174,527        161,026        168,524
   Premium amortization less accretion on investments                18,936         18,657         11,361
   Deferred income tax provision (benefit)                         (139,898)       (45,115)        (7,683)
   Amortization of loan fees and costs                               77,738         26,546         10,233
   Gain on sales of premises and equipment                               --             --        (18,500)
   (Increase) decrease in accrued interest receivable               165,113        (72,395)      (214,399)
   Increase (decrease) in accrued interest payable                  (18,089)       225,716         11,687
   (Increase) decrease in other assets                              243,465         34,380       (228,439)
   Increase (decrease) in other liabilities                          24,684        (29,716)        78,841
                                                               ------------   ------------   ------------
     Net cash provided by operating activities                    2,106,558      2,065,450      1,551,428
                                                               ------------   ------------   ------------

Cash flows from investing activities:
   Proceeds from maturities of securities available-for-sale     21,721,026      1,023,651      2,765,150
   Purchases of securities available-for-sale                   (14,023,328)      (800,000)   (11,295,195)
   Proceeds from maturities of securities held-to-maturity        1,092,490        721,395      1,541,834
   Purchases of securities held-to-maturity                              --             --     (1,683,927)
   Increase in time deposits with other banks                      (299,000)            --             --
   Net increase in loans to customers                            (3,841,726)    (8,531,402)    (7,996,096)
   Proceeds from disposal of premises and equipment                      --             --         18,500
   Purchases of premises and equipment                              (27,628)      (544,752)       (39,083)
                                                               ------------   ------------   ------------
     Net cash provided (used) by investing activities             4,621,834     (8,131,108)   (16,688,817)
                                                               ------------   ------------   ------------

Cash flows from financing activities:
   Net increase (decrease) in demand deposits, interest-bearing
   transaction accounts and savings accounts                     (1,815,738)        94,148      3,288,852
   Net increase in time deposits                                  8,438,257      4,768,273      3,297,750
   Net increase (decrease) in short-term borrowings                  30,000        240,000       (120,000)
   Cash dividends paid                                             (154,939)      (141,598)      (119,383)
   Purchase of treasury stock                                      (180,000)      (485,775)      (290,520)
   Sale of treasury stock                                            31,500         22,500             --
                                                               ------------   ------------   ------------
     Net cash provided by financing activities                    6,349,080      4,497,548      6,056,699
                                                               ------------   ------------   ------------

Net increase (decrease) in cash and cash equivalents             13,077,472     (1,568,110)    (9,080,690)

Cash and cash equivalents, beginning of period                    8,825,660     10,393,770     19,474,460
                                                               ------------   ------------   ------------
Cash and cash equivalents, end of period                       $ 21,903,132   $  8,825,660   $ 10,393,770
                                                               ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP
                   Notes to Consolidated financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

Consolidation - Communitycorp, a bank holding company, (the Company), and its
-------------
subsidiary, Bank of Walterboro (the Bank), provide commercial banking services to domestic markets principally in Colleton and Charleston Counties, South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Management's Estimates - The preparation of financial statements in conformity
----------------------
with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowances for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject
-----------------------------
the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Colleton and Charleston Counties and surrounding areas. Management does not believe credit risk is associated with obligations of the United States, its agencies or its corporations. The Company places its deposits and correspondent accounts with and sells its federal funds to high credit quality institutions. By policy, time deposits are limited to amounts insured by the Federal Deposit Insurance Corporation. Management believes credit risk associated with correspondent accounts is not significant.

Investment Securities Available-for-Sale - Investment securities
----------------------------------------
available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders' equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Investment Securities Held-to-Maturity - Investment securities held-to-maturity
--------------------------------------
are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method. The Company has the ability and management has the intent to hold designated investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

                                  COMMUNITYCORP
                   Notes to Consolidated financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

Nonmarketable Equity Securities - Nonmarketable equity securities include the
-------------------------------
Company's investments in the stock of the Federal Home Loan Bank and Community Financial Services, Inc. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services, Inc. stock are included as a separate component in interest income.

At December 31, 2001 and 2000, the investment in Federal Home Loan Bank stock was $279,800. At December 31, 2001 and 2000, the investment in Community Financial Services, Inc. stock was $50,575.

Interest and Fees on Loans - Interest income on all loans is computed based upon
--------------------------
the unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

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

Allowance for Loan Losses - An allowance for possible loan losses is maintained
-------------------------
at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

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

Premises and Equipment - Premises and equipment are stated at cost, less
----------------------
accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; furniture and equipment - 5 to 10 years. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

Other Real Estate Owned - Other real estate owned includes real estate acquired
-----------------------
through foreclosure and loans accounted for as in-substance foreclosures. Collateral is considered foreclosed in substance when the borrower has little or no equity in the fair value of the collateral, proceeds for repayment of the debt can be expected to come only from the sale of the collateral and it is doubtful that the borrower can rebuild equity or otherwise repay the loan in the foreseeable future. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value.

Any write-downs at the dates of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

                                  COMMUNITYCORP
                   Notes to Consolidated financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
         ------------------------------------------

Income and Expense Recognition - The accrual method of accounting is used for
------------------------------
all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Income Taxes - Income taxes are the sum of amounts currently payable to taxing
------------
authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing a liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

Retirement and Deferred Compensation Plans - The Company has a trusteed
------------------------------------------
noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $44,731, $47,218 and $46,525 in 2001, 2000, and 1999, respectively. The
Company's policy is to fund contributions to the profit-sharing plan in the amount accrued. In addition, the plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company has waived its option of matching employee contributions for this feature of the plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for the Company's Chief Executive Officer. Under the plan, the Chief Executive Officer may defer up to 25% of his compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to the participant over a period not exceeding fifteen years. Expenses charged to earnings for the salary deferral plan were $30,000, $30,000 and $14,212 in 2001, 2000, and 1999, respectively.

The Company does not provide post employment benefits to employees beyond the plans described above.

Earnings Per Share - Earnings per share is calculated by dividing earnings by
------------------
the weighted-average number of common shares outstanding during the year.

Statement of Cash Flows - For purposes of reporting cash flows, the Company
-----------------------
considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell.

During 2001, 2000, and 1999, the Company paid $4,048,320, $3,352,926 and
$3,156,744, respectively, for interest. Cash paid for income taxes was $652,185, $724,000 and $648,130 in 2001, 2000, and 1999, respectively.

Supplemental noncash investing activities are as follows: There were no loans reclassified as foreclosures of real estate or repossessions during 2001. During 2000, the Bank reclassified loans totaling $170,000 as foreclosures of real estate and repossessed assets.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Comprehensive Income - Accounting principles generally require that recognized
--------------------
revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)
---------------------------------------------------

The components of other comprehensive income and related tax effects are as follows:

                                                                  Year Ended December 31,
                                                             ---------------------------------
                                                                2001       2000        1999
                                                             ---------   ---------   ---------
Unrealized gains (losses) on available-for-sale securities   $ 187,393   $ 341,235   $(510,366)
Reclassification adjustment for gains (losses) realized
 in net income                                                      --          --          --
                                                             ---------   ---------   ---------
Net unrealized gains (losses) on securities                    187,393     341,235    (510,366)

Tax effect                                                     (64,781)   (117,596)    175,627
                                                             ---------   ---------   ---------

Net-of-tax amount                                            $ 122,612   $ 223,639   $(334,739)
                                                             =========   =========   =========

Off-Balance-Sheet Financial Instruments - In the ordinary course of business,
---------------------------------------
the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In July, 2001 the Financial Accounting
--------------------------------
Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) 141, Business Combinations, and SFAS 142, Goodwill and Other Intangible Assets. SFAS 141 eliminates the pooling of interests method of accounting for business combinations and requires the use of the purchase method. The Statement also requires that intangible assets be reported separately from goodwill. This Statement is effective for all transactions initiated after June 30, 2001. Under SFAS 142, goodwill is no longer subject to amortization; however, it should be evaluated for impairment on at least an annual basis and adjusted to its fair value. In addition, an acquired intangible should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the intangible asset can be sold, transferred, licensed, rented or exchanged, regardless of intent to do so. However, the FASB recommends that financial institutions continue to follow the basic guidelines of SFAS 72 in recording and amortizing goodwill and other unidentifiable intangible assets. The Company adopted SFAS 141 on July 1, 2001. SFAS 142 is effective for entities with fiscal years beginning after December 15, 2001. The Company plans to adopt SFAS 142 on January 1, 2002. The adoption of these Statements will not have any impact on the consolidated financial statements.

In June 1998, the FASB issued SFAS 133, Accounting for Derivative Instruments and Hedging Activities, which as amended by SFAS 137 and SFAS 138 is effective for fiscal years beginning after June 15, 2000. This Statement establishes accounting and reporting standards for derivative instruments and hedging activities, including certain derivative instruments embedded in other contracts, and requires that an entity recognize all derivatives as assets or liabilities in the balance sheet and measure them at fair value. The accounting for changes in the fair value of a derivative depends on how the derivative is used and how the derivative is designated. The Company adopted SFAS 133 on January 1, 2001. The adoption of SFAS 133 did not have any impact on the consolidated financial statements since the Company did not have any derivative instruments nor any derivative instruments embedded in other contracts in 2001.

Reclassifications - Certain captions and amounts in the consolidated financial
-----------------
statements of 2000 and 1999 were reclassified to conform with the 2001 presentation.

NOTE 2 - CASH AND DUE FROM BANKS
--------------------------------

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2001 and 2000 were approximately $513,000. These requirements were satisfied by vault cash.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 3- INVESTMENT SECURITIES
-----------------------------

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 were:

                                              Amortized     Gross Unrealized     Estimated
                                                           ------------------
                                                Cost         Gains     Losses    Fair Value
                                             -----------   --------   -------   -----------
December 31, 2001
U.S. government agencies and corporations    $ 8,822,580   $ 72,745   $24,594   $ 8,870,731
Obligations of state and local governments     2,442,827     37,488     7,573     2,472,742
                                             -----------   --------   -------   -----------
  Total                                      $11,265,407   $110,233   $32,167   $11,343,473
                                             ===========   ========   =======   ===========

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2000 were:

                                              Amortized     Gross Unrealized     Estimated
                                                           ------------------
                                                Cost        Gains     Losses    Fair Value
                                             -----------   -------   --------   -----------
December 31, 2000
U.S. treasuries                              $   399,708   $    --   $  1,458   $   398,250
U.S. government agencies and corporations     16,328,461     2,865    110,371    16,220,955
Obligations of state and local governments     2,247,815    16,390     16,753     2,247,452
                                             -----------   -------   --------   -----------
  Total                                      $18,975,984   $19,255   $128,582   $18,866,657
                                             ===========   =======   ========   ===========

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2001 and 2000 were:

                                              Amortized    Gross Unrealized   Estimated
                                                          -----------------
                                                Cost       Gains     Losses   Fair Value
                                             ----------   -------   -------   ----------
December 31, 2001
U.S. government agencies and corporations    $   81,972   $ 3,146   $    --   $   85,118
Obligations of state and local governments    3,417,253    49,789    21,477    3,445,565
                                             ----------   -------   -------   ----------
  Total                                      $3,499,225   $52,935   $21,477   $3,530,683
                                             ==========   =======   =======   ==========

                                              Amortized    Gross Unrealized   Estimated
                                                          -----------------
                                                Cost       Gains     Losses   Fair Value
                                             ----------   -------   -------   ----------
December 31, 2000
U.S. government agencies and corporations    $  839,299   $ 1,865   $ 2,145   $  839,019
Obligations of state and local governments    3,758,473    22,604    36,534    3,744,543
                                             ----------   -------   -------   ----------
  Total                                      $4,597,772   $24,469   $38,679   $4,583,562
                                             ==========   =======   =======   ==========

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 3- INVESTMENT SECURITIES (continued)
-----------------------------

The amortized cost and estimated fair values of securities available-for-sale at December 31, 2001 based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                              2001
                                                   ----------------------------
                                                    Amortized    Estimated Fair
                                                      Cost           Value
                                                   -----------   --------------
Due in one year or less                            $   215,872    $   217,088
Due after one year but within five years             8,844,526      8,933,404
Due after five years but within  ten years           1,108,624      1,111,971
                                                   -----------    -----------
                                                    10,169,022     10,262,463
Mortgage-backed securities                           1,096,385      1,081,010
                                                   -----------    -----------
  Total                                            $11,265,407    $11,343,473
                                                   ===========    ===========

The amortized cost and estimated fair values of securities held-to-maturity at December 31, 2001 based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                              2001
                                                   ---------------------------
                                                    Amortized   Estimated Fair
                                                      Cost           Value
                                                   ----------   --------------
Due in one year or less                            $  411,004     $  414,320
Due after one year but within five years            1,457,612      1,490,604
Due after five years but within  ten years          1,449,081      1,444,433
Due after ten years                                    99,556         96,207
                                                   ----------     ----------
                                                    3,417,253      3,445,564
Mortgage-backed securities                             81,972         85,118
                                                   ----------     ----------
  Total                                            $3,499,225     $3,530,682
                                                   ==========     ==========

At December 31, 2001 and 2000, investment securities with an amortized cost of $11,317,415 and $12,859,664 and a fair value of $12,387,126 and $10,487,168, respectively, were pledged as collateral to secure public deposits. There were no sales of investment securities for the years ended December 31, 2001 and 2000.

NOTE 4 - LOANS
--------------
Loans consisted of the following at December 31, 2001 and 2000:

                                                     2001           2000
                                                  -----------   -----------
Real estate - construction                        $ 6,312,748   $ 4,191,111
Real estate - mortgage                             24,844,649    23,119,132
Commercial and industrial                          25,868,360    26,192,807
Consumer and other                                 14,333,173    14,291,673
                                                  -----------   -----------
    Total gross loans                             $71,358,930   $67,794,723
                                                  ===========   ===========

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 4 - LOANS (continued)
--------------

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2001 and 2000, management reviewed its problem loan watch list and determined that no impairment on loans existed that would have a material effect on the Company's consolidated financial statements.

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

As of December 31, 2001 and 2000, management had placed loans totaling $3,239,425 and $1,353,224, respectively, in nonaccrual status because the loans were not performing as originally contracted. Loans ninety days or more past due and still accruing interest were $26,492 and $1,000, at December 31, 2001 and 2000, respectively. No impairment has been recognized because management has determined that the discounted value of expected proceeds from the sale of collateral, typically real estate, exceeds the carrying amount of these loans.

Transactions in the allowance for loan losses are summarized below:

                                                 2001          2000           1999
                                             -----------   -----------   -----------
Balance, beginning of year                   $ 1,173,832   $ 1,086,980   $   929,482
Provision charged to operations                  257,000       290,000       360,000
Recoveries on loans previously charged-off         9,367        14,749        26,544
Loans charged-off                               (209,148)     (217,897)     (229,046)
                                             -----------   -----------   -----------
Balance, end of year                         $ 1,231,051   $ 1,173,832   $ 1,086,980
                                             ===========   ===========   ===========

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company's exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer's performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

The Company uses the same credit underwriting procedures for commitments to extend credit and standby letters of credit as it does for on-balance sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or could significantly impact earnings.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 4 - LOANS (continued)
--------------

The following table summarizes the Company's off-balance-sheet financial instruments whose contractual amounts represent credit risk as of December 31, 2001 and 2000:

                                              2001              2000
                                           ----------        ----------
Commitments to extend credit               $4,366,691        $3,737,445
Standby letters of credit                     634,803           315,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2001, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT
-------------------------------

Premises and equipment consisted of the following at December 31, 2001 and 2000:

                                               2001              2000
                                           -----------        -----------
Land                                       $   434,385        $   434,385
Building and land improvements               1,679,749          1,684,338
Furniture and equipment                      1,088,428          1,131,264
                                           -----------        -----------
  Total                                      3,202,562          3,249,987
Less, accumulated depreciation              (1,189,415)        (1,089,941)
                                           -----------        -----------

  Premises and equipment, net              $ 2,013,147        $ 2,160,046
                                           ===========        ===========

NOTE 6 - DEPOSITS
-----------------

At December 31, 2001, the scheduled maturities of time deposits were as follows:

Maturing In                                                   Amount
-----------                                                -----------
 2002                                                      $54,157,370
 2003                                                        2,353,675
 2004                                                          975,596
 2005                                                          181,192
 2006                                                           14,915
                                                           -----------
   Total                                                   $57,682,748
                                                           ===========

NOTE 7 - RELATED PARTY TRANSACTIONS
-----------------------------------

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $1,788,793 and $1,628,402 at December 31, 2001 and 2000, respectively. During 2001, $337,852 of new loans were made to related parties, and repayments totaled $177,461.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $30,064, $51,690, and $24,136 for the years ended December 31, 2001, 2000, and 1999, respectively.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 8 - SHORT-TERM BORROWINGS
------------------------------

At December 31, 2001 and 2000, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the years ended December 31, 2001 and 2000 is summarized as follows:

                                                         2001           2000
                                                       --------      ----------
Average balance during the year                        $575,836      $  424,153
Average interest rate during the year                      4.29%           5.83%
Maximum month-end balance during the year              $640,000      $1,290,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of their U.S. Government obligation securities as collateral for the agreements. As of December 31, 2001, the par value and fair value of the securities underlying the agreements were $4,734,000 and $4,725,124, respectively.

NOTE 9 - UNUSED LINES OF CREDIT
-------------------------------

As of December 31, 2001, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $3,000,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank's assets as of any quarter end. As of December 31, 2001, the available credit totaled $16,627,000.

NOTE 10 - COMMITMENTS AND CONTINGENCIES
---------------------------------------

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2001, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS' EQUITY
------------------------------

In 1999, the Board of Directors approved the repurchase of certain shares of the Company's outstanding stock at current market prices. At December 31, 2001 and 2000, the Company had repurchased 21,594 and 18,294 shares, respectively.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2001, the Bank's undivided profits were $10,955,850. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 12 - OTHER OPERATING EXPENSES
----------------------------------

Other operating expenses for the years ended December 31, 2001, 2000, and 1999 are summarized as follows:

                                                2001         2000         1999
                                              --------     --------     --------
Stationery, printing, and postage             $137,675     $135,684     $112,499
Advertising and promotion                       21,993       28,631       26,625
Professional fees                              118,154      128,892       87,695
Directors' fees                                 50,700       52,000       58,500
Telephone expenses                              26,381       25,311       24,823
ATM surcharges                                  68,965       42,908       42,485
ACH charges                                     32,319       30,053       26,373
Other                                          238,879      198,607      201,276
                                              --------     --------     --------

  Total                                       $695,066     $642,086     $580,276
                                              ========     ========     ========

NOTE 13 - INCOME TAXES
----------------------

Income tax expense included in the consolidated statements of operations for the years ended December 31, 2001, 2000, and 1999 is summarized as follows:

                                                2001        2000        1999
                                              ---------   --------   ----------
Currently payable:
  Federal                                     $ 686,791   $667,355   $ 600,400
  State                                          70,508     69,185      59,758
                                              ---------   --------   ---------
    Total current                               757,299    736,540     660,158
                                              ---------   --------   ---------
Change in deferred income taxes:
  Federal                                       (65,009)    68,549    (163,758)
  State                                         (10,108)     4,190     (19,553)
                                              ---------   --------   ---------
    Total deferred                              (75,117)    72,739    (183,311)
                                              ---------   --------   ---------
Income tax expense                            $ 682,182   $809,279   $ 476,847
                                              =========   ========   =========

Income tax expense is allocated as follows:
  To continuing operations                    $ 617,401   $691,683   $ 652,474
  To shareholders' equity                        64,781    117,596    (175,627)
                                              ---------   --------   ---------
    Income tax expense                        $ 682,182   $809,279   $ 476,847
                                              =========   ========   =========

Deferred income taxes of $464,550 and $389,433 were included in other assets at December 31, 2001 and 2000, respectively. Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

                                  COMMUNITYCORP

                   Notes to Consolidated financial Statements

NOTE 13 - INCOME TAXES (continued)
----------------------------------

The gross amounts of deferred tax assets and deferred tax liabilities as of December 31, 2001 and 2000 were as follows:

                                                              2001       2000
                                                            --------   --------
Deferred tax assets:
  Allowance for loan losses                                 $405,224   $390,173
  Available-for-sale securities                                   --     37,589
  Deferred compensation                                       63,597     48,831
  Non accrual of interest income                              85,449         --
  Other                                                        3,142      3,944
                                                            --------   --------
    Total gross deferred tax assets                          557,412    480,537
  Less, valuation allowance                                       --         --
                                                            --------   --------
    Total net deferred tax assets                            557,412    480,537
                                                            --------   --------
Deferred tax liabilities:
  Accumulated depreciation                                    65,670     85,440
  Available-for-sale securities                               27,192         --
  Other                                                           --      5,664
                                                            --------   --------
    Total deferred tax liabilities                            92,862     91,104
                                                            --------   --------
    Net deferred tax asset                                  $464,550   $389,433
                                                            ========   ========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2001 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                                         2001         2000       1999
                                                      ---------   ---------   ---------
Tax expense at statutory rate                         $ 634,143   $ 730,332   $ 690,974
State income tax, net of federal income tax benefit      56,921      44,278      38,085
Tax-exempt interest income                              (94,675)   (108,226)    (99,824)
Disallowed interest expense                              19,017      24,284      20,811
Other, net                                                1,995       1,015       2,428
                                                      ---------   ---------   ---------
  Total                                               $ 617,401   $ 691,683   $ 652,474
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

Federal Funds Sold and Securities Purchased under Agreements to Resell - Federal funds sold and securities purchased under agreements to resell are typically for a term of one day, and the carrying amount approximates the fair value.

Time Deposits with Other Banks - The carrying value of these instruments is a reasonable estimate of fair value.

Investment Securities - The fair values of marketable securities held-to-maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable securities is a reasonable estimate of fair value since no ready market exists for these securities.

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

                                  COMMUNITYCORP
                   Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)
---------------------------------------------

The carrying values and estimated fair values of the Company's financial instruments for the years ended December 31, 2001 and 2000 were as follows:

                                                           2001                            2000
                                                -----------------------------   -----------------------------
                                                 Carrying      Estimated Fair    Carrying      Estimated Fair
                                                  Amount           Value          Amount           Value
                                                -----------    --------------   -----------    --------------
Financial Assets:
  Cash and due from banks                       $ 3,841,132      $ 3,841,132    $ 5,215,660      $ 5,215,660
  Federal funds sold and securities purchased
   under agreements to resell                    18,062,000       18,062,000      3,610,000        3,610,000
  Time deposits with other banks                    299,000          299,000             --               --
  Securities available-for-sale                  11,343,473       11,343,473     18,866,657       18,866,657
  Securities held-to-maturity                     3,499,225        3,530,683      4,597,772        4,583,562
  Nonmarketable equity securities                   330,375          330,375        330,375          330,375
  Loans                                          71,358,930       71,776,009     67,794,723       67,931,809
  Allowance for loan losses                      (1,231,051)      (1,231,051)    (1,173,832)      (1,173,832)
  Accrued interest receivable                       911,811          911,811      1,076,924        1,076,924

Financial Liabilities:
  Demand deposit, interest-bearing
   transaction, and savings accounts            $40,737,563      $40,737,563    $42,553,301      $42,553,301
  Time deposits                                  57,682,748       58,072,289     49,244,491       49,407,934
  Short-term borrowings                             560,000          560,000        530,000          530,000
  Accrued interest payable                          717,570          717,570        735,659          735,659

                                                 Notional    Estimated Fair    Notional    Estimated Fair
                                                  Amount         Value          Amount          Value
                                                ----------   -------------    ----------   --------------
Off-Balance-Sheet Financial Instruments:
  Commitments to extend credit                  $4,366,691     $4,366,691     $3,737,445     $3,737,445
  Standby letters of credit                        634,803        634,803        315,000        315,000

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

                                  COMMUNITYCORP
                   Notes to Consolidated Financial Statements

NOTE 15 - REGULATORY MATTERS (continued)
----------------------------

The Bank is also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%. All others are subject to maintaining ratios 1% to 2% above the minimum.

As of December 31, 2001, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements at December 31, 2001 and 2000.

                                                                                            To Be Well-
                                                                                         Capitalized Under
                                                                      For Capital        Prompt Corrective
                                                    Actual          Adequacy Purposes    Action Provisions
                                             -------------------   ------------------   ------------------
                                               Amount      Ratio     Amount     Ratio     Amount     Ratio
                                             -----------   -----   ----------   -----   ----------   -----
December 31, 2001
  Total capital (to risk-weighted assets)    $10,904,718   15.66%  $6,056,480   8.00%   $7,570,600   10.00%
  Tier 1 capital (to risk-weighted assets)     9,954,718   14.40%   3,028,240   4.00%    4,542,360    6.00%
  Tier 1 capital (to average assets)           9,954,718    9.89%   4,410,720   4.00%    5,513,400    5.00%

December 31, 2000
  Total capital (to risk-weighted assets)    $10,860,556   15.15%  $5,733,250   8.00%   $7,166,562   10.00%
  Tier 1 capital (to risk-weighted assets)     9,964,736   13.90%   2,866,625   4.00%    4,299,937    6.00%
  Tier 1 capital (to average assets)           9,964,736   10.07%   3,959,160   4.00%    4,948,950    5.00%

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

                                  COMMUNITYCORP
                   Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)
---------------------------------------------

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Balance Sheets
December 31, 2001 and 2000

                                                          2001          2000
                                                       -----------    ----------
Assets
  Cash                                                 $    40,689    $   16,451
  Investment in banking subsidiary                      10,955,850     9,854,965
  Other assets                                               5,572         8,440
                                                       -----------    ----------
   Total assets                                        $11,002,111    $9,879,856
                                                       ===========    ==========
Shareholders' equity                                   $11,002,111    $9,879,856
                                                       ===========    ==========

Statements of Operations
For the years ended December 31, 2001, 2000, and 1999

                                                            2001         2000           1999
                                                         ----------    ----------    ----------
Income
  Dividends from banking subsidiary                      $  325,000    $  590,000    $  370,000

Expenses                                                        290         8,205        11,423
                                                         ----------    ----------    ----------

Income before income taxes and equity in
 undistributed earnings of banking subsidiary               324,710       581,795       358,577

Income tax benefit                                              (99)       (4,017)       (4,226)

Equity in undistributed earnings of banking subsidiary      978,273       870,539     1,017,000
                                                         ----------    ----------    ----------
  Net income                                             $1,302,884    $1,448,317    $1,371,351
                                                         ==========    ==========    ==========

                                  COMMUNITYCORP
                   Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)
---------------------------------------------

                            Statements of Cash Flows
              For the years ended December 31, 2001, 2000, and 1999


                                                                   2001         2000           1999
                                                                ----------    ----------    ----------
Cash flows from operating activities
 Net income                                                     $1,303,082    $1,456,351    $1,379,803
 Adjustments to reconcile net income to net cash provided by operating activities:
  Equity in undistributed earnings of banking subsidiary          (978,273)     (870,539)   (1,017,000)
Decrease in other assets                                             2,868        10,664         5,892
                                                                ----------    ----------    ----------
   Net cash provided by operating activities                       327,677       596,476       368,695
                                                                ----------    ----------    ----------

Cash flows from financing activities
  Cash dividends paid                                             (154,939)     (141,598)     (119,383)
  Purchases of treasury stock                                     (180,000)     (485,775)     (290,520)
  Sale of treasury stock                                            31,500        22,500            --
                                                                ----------    ----------    ----------
   Net cash used by financing activities                          (303,439)     (604,873)     (409,903)
                                                                ----------    ----------    ----------

Increase (decrease) in cash                                         24,238        (8,397)      (41,208)

Cash, beginning of period                                           16,451        24,848        66,056
                                                                ----------    ----------    ----------
Cash, ending of period                                          $   40,689    $   16,451    $   24,848
                                                                ==========    ==========    ==========

                                  COMMUNITYCORP

                               BOARD OF DIRECTORS

George W. Cone                                 Harry L. Hill
Attorney                                       Retired
McLeod, Fraser & Cone
                                               Calvert W. Huffines
W. Roger Crook                                 President, The Huffines
Chief Executive Officer                        Company - Real Estate
  and President
Bank of Walterboro                             Peden B. McLeod
                                               Chairman of the Board
Steven Murdaugh                                Attorney
Certified Public Accountant                    McLeod, Fraser & Cone

J. Barnwell Fishburne                          Robert E. Redfearn
Owner, Fishburne & Co.                         Retired
Real Estate

Harold M. Robertson
Retired

                                    OFFICERS

W. Roger Crook                                 Mildred N. Whidden
Chief Executive Officer                        Assistant Cashier and Head Teller
  and President

Gwendolyn P. Bunton                            Pat Driggers
Vice President     and Cashier                 Branch Manager

Lynn H. Murdaugh                               M. Ellison Young
Assistant Vice President                       Vice President
  and Administrative Assistant

                                  STAFF MEMBERS

Brandy Ackerman                                Pam O'Quinn
Angela Adams                                   Rosemary Riddle
Melissa Dandridge                              Shelby Segura
Elizabeth Gray                                 Amy Shaffer
Barbara Grigg                                  Kelly Smith
Annette Henderson                              Susan Smoak
Stephanie Kelly                                Melissa T. Smyly
Joy Koth                                       Rose Walker
Amy Leonard                                    Bruce Tate
Amanda Lyons                                   Allison Thompson
Annette Lyons                                  Kathie P. Whetsell
Sharon Milligan                                Louie Whidden
Natalie Powers

                                  COMMUNITYCORP

                                 CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Tuesday, April 23, 2002 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:                            GENERAL COUNSEL:

P.O. Box 1707                                McLeod, Fraser & Cone
1100 North Jefferies Blvd.                   P.O. Box 230
Walterboro, S.C.  29488                      Washington Street
(843) 549-2265                               Walterboro, S.C. 29488


STOCK TRANSFER DEPARTMENT:                   INDEPENDENT AUDITORS:

Bank of Walterboro                           Tourville, Simpson & Caskey, L.L.P.
P.O. Box 1707                                P.O. Box 1769
Walterboro, S.C. 29488                       Columbia, S.C. 29202

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company's shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $30.00 to $45.00 during the past two years. There were approximately 584 shareholders of record as of December 31, 2001.

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

                                    Section

                  110 Forest Hills Road, Walterboro, S.C. 29488
             1100 North Jefferies Boulevard, Walterboro, S.C. 29488
                   6225 Savannah Highway, Ravenel, S.C. 29470
                                   Member FDIC