Form 10-K, Exhibit 13
period 2002-12-31
COMMUNITYCORP
filed 2003-03-31
CIK 1020347

                                  COMMUNITYCORP

                                  Exhibit 13.1

                          Annual Report of Shareholders

                                  Exhibit 13.1

Providing personal , prompt, efficient service is the goal of Walterboro. We are committed to the concept of "Hometown Banking" and hope we can be of service to you. "Where other banks have their Branches we have our Roots."

Contents:
Shareholder's Letter...........................................................1
Summary of Selected Financial Data.............................................2
Financial Charts.............................................................3-6
Company's Business.............................................................7
Management's Discussion and Analysis........................................8-22
Independent Auditor's Report..................................................23
Consolidated Balance Sheets...................................................24
Consolidated Statements of Operations.........................................25
Consolidated Statements of Changes in Shareholders' Equity
   and Comprehensive Income...................................................26
Consolidated Statements of Cash Flows.........................................27
Notes to Consolidated Financial Statements.................................28-42
Directors, Officers and Staff.................................................43
Corporate Data................................................................44
Services......................................................................45

                                   Member FDIC

                                  COMMUNITYCORP

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2002. The Company continued to experience good growth in deposits and loans during the year. Earnings increased, 15.76%, primarily as a result of an increase in average earning assets, which were primarily loans. More detailed information follows, but we are pleased to report return on average assets of 1.31%, a sound capital to asset ratio of 10.58%, and reserve for loan losses of 1.75%.

Deposits at year-end were $102,619,759, an increase of $4,199,448, or 4.27%, over 2001 year-end. Net loans increased from $70,127,879 to $73,856,419, an increase of $3,728,540, or 5.32%. The reserve for loan losses increased from a December 31, 2001 balance of $1,231,051 to $1,319,202 or 1.75% of gross loans. Total assets increased from $110,850,168 to a December 31, 2002 total of $115,775,230 an increase of $4,925,062, 4.44%.

Earnings increased in 2002 for the Company with net income of $1,508,390, an increase of $205,308, or 15.76%, more than 2001 earnings of $1,303,082. Earnings increased from $4.65 per share in 2001 to $5.46 per share in 2002. Our net interest margin increased from 3.68% in 2001 to 3.98% in 2002.

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

We invite and encourage you to attend our Annual Meeting on Thursday, May 1, 2003.

Very truly yours,


W. Roger Crook                                   Peden B. McLeod
President and CEO                                Chairman of the Board

                                  COMMUNITYCORP

                             SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants for 1998 through 2001 and by Elliott Davis, LLC, independent accountants for 2002. This information should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31,
(Dollars in thousands, except per share)       2002       2001       2000       1999       1998
                                             --------   --------   --------   --------   --------
Results of Operations:
   Interest income                           $  7,000   $  7,897   $  7,511   $  6,882   $  5,728
   Interest expense                             2,640      4,030      3,579      3,168      2,674
                                             --------   --------   --------   --------   --------
   Net interest income                          4,360      3,867      3,932      3,714      3,054
   Provision for loan losses                      405        257        290        360        260
                                             --------   --------   --------   --------   --------
   Net interest income after provision for
      loan losses                               3,955      3,610      3,642      3,354      2,794
   Other income                                   492        493        480        488        362
   Other expense                                2,224      2,183      1,974      1,810      1,630
                                             --------   --------   --------   --------   --------
   Income before income taxes                   2,223      1,920      2,148      2,032      1,526
   Income tax expense                             715        617        692        652        500
                                             --------   --------   --------   --------   --------
   Net income                                $  1,508   $  1,303   $  1,456   $  1,380   $  1,026
                                             ========   ========   ========   ========   ========

Balance Sheet Data:
   Securities available-for-sale             $ 12,661   $ 11,343   $ 18,867   $ 18,760   $ 10,744
   Securities held-to-maturity                  3,050      3,499      4,598      5,327      5,192
   Allowance for loan losses                    1,319      1,231      1,174      1,087        929
   Net loans                                   73,856     70,128     66,621     58,576     50,950
   Premises and equipment, net                  2,169      2,013      2,160      1,776      1,906
   Total assets                               115,775    110,850    103,069     96,695     89,503
   Noninterest-bearing deposits                 9,304      9,230      9,800      9,953      8,533
   Interest-bearing deposits                   93,316     89,190     81,997     76,982     71,816
   Total deposits                             102,620     98,420     91,797     86,935     80,349
   Short-term borrowings                          400        560        530        290        410
   Total liabilities                          103,526     99,848     93,189     87,890     81,333
   Total shareholders' equity                  12,249     11,002      9,880      8,805      8,170

Per Share Data:
   Weighted-average common
      shares outstanding                      276,473    280,330    283,194    296,522    298,390
   Net income                                $   5.46   $   4.65   $   5.14   $   4.65   $   3.44
   Cash dividends paid                       $    .59   $   0.55   $   0.50   $   0.40   $   0.31
   Period end book value                     $  44.62   $  39.52   $  35.07   $  30.15   $  27.37

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                                     GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company's subsidiary, Bank of Walterboro, is a state-chartered commercial bank with three banking locations. The Bank's main office and operations center is located at 1100 North Jefferies Boulevard, Walterboro, South Carolina. The Bank has branches at 6225 Savannah Highway, Ravenel, South Carolina and at 110 Forest Hills Road in Walterboro, South Carolina. The Company's primary market area includes Colleton and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. A full range of deposit services for individuals and businesses is offered by the Bank. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA's.

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

As of December 31, 2002, the Company had twenty-four full-time employees in the Walterboro office, six full-time and three part-time employees at the Ravenel branch, and one full time employee at the Forest Hills branch.

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

                          CRITICAL ACCOUNTING POLICIES

The Company has adopted various accounting policies, which govern the application of account principles generally accepted in the United States of America in the preparation of the Company's financial statements. The significant accounting policies of the Company are described in the notes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the section "Provision and Allowance for Loan Losses" and Note 1 to the consolidated financial statements for a detailed description of the Company's estimation process and methodology related to the allowance for loan losses.

                           FORWARD-LOOKING STATEMENTS

Statements included in Management's Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as "forward looking statements" for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," and similar expressions. The Company's expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management's examination of historical operating trends, data contained in the Company's records and other data available from third parties, but there can be no assurance that management's expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company's reports filed with the Securities and Exchange Commission.

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                              RESULTS OF OPERATIONS

2002 compared to 2001

Net income for the year ended December 31, 2002 was $1,508,390 or $5.46 per share, compared to $1,303,082, or $4.65 per share, for the year ended December 31, 2001. The increase in net income for 2002 resulted primarily from the increase in net interest income of $493,485 over the 2001 amount of $3,867,096. The net interest margin increased from 3.68% in 2001 to 3.98% in 2002. Noninterest income decreased from $493,209 for the year ended December 31, 2001 to $492,116 for the year ended December 31, 2002. Noninterest expenses increased from $2,182,822 for 2001 to $2,224,168 for 2002. The increase in noninterest expenses is primarily attributable to an increase in salaries and employee benefits of $89,847 from 2001 to 2002. Annual pay raises for the staff plus the addition of an executive officer contributed to this increase.

2001 compared to 2000

Net income for the year ended December 31, 2001 was $1,303,082, or $4.65 per share, compared to $1,456,351, or $5.14 per share, for the year ended December 31, 2000. A decrease in net interest income of $65,311 over the 2000 amount of $3,932,407 contributed to this overall decrease. The net interest margin decreased from 4.33% in 2000 to 3.68% in 2001 as a result of the deteriorating economy. Noninterest income increased from $480,155 for the year ended December 31, 2000 to $493,209 for the year ended December 31, 2001. Noninterest expenses increased from $1,974,528 for 2000 to $2,182,822 for 2001. The increase in noninterest expenses is primarily attributable to an increase in salaries and employee benefits of $127,950 from 2000 to 2001. Annual pay raises for the staff contributed to this increase

                               NET INTEREST INCOME

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

Net interest income increased from $3,867,096 in 2001 to $4,360,581 in 2002, resulting in an increase of 12.76%. While total interest income decreased $897,264 to $7,000,0063 in 2002, interest expense decreased $1,390,749 to
$2,639,482 in 2002. Income from loans decreased by 5.57% to $5,989,229 in 2002 as compared to $6,342,684 in 2001. Additionally, income from federal funds sold decreased by 59.63% to $296,592 in 2002 as compared to $734,690 in 2001. The overall decrease in both interest income and interest expense was mainly attributable to the decline in interest rates earned on all category of earning assets and interest rates paid on all category of interest bearing liabilities. The net interest spread and net interest margin were 3.53% and 3.98% in 2002 as compared to 3.01% and 3.68% in 2001

Net interest income decreased from $3,932,407 in 2000 to $3,867,096 in 2001, resulting in a decrease of 1.66%. While total interest income increased $386,278 to $7,897,327 in 2001, interest expense increased $451,589 to $4,030,231 in
2001. Income from loans increased by 6.51% to $6,342,684 in 2001 as compared to $5,954,829 in 2000. This increase was attributable to the growth in the loan portfolio from $67,794,723 at December 31, 2000 to $71,358,930 at December 31, 2001. Investment income decreased 43.30% from $1,439,877 in 2000 to $816,448 in 2001. The net interest spread and net interest margin were 3.01% and 3.68% in 2001 as compared to 3.66% and 4.33% in 2000.

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

                                 COMMUNITYCORP
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, and Rates

                                                        2002                         2001
                                            ---------------------------   ---------------------------
                                             Average   Income/   Yield/    Average   Income/   Yield/
(Dollars in thousands)                       Balance   Expense    Rate     Balance   Expense    Rate
                                            --------   -------   ------   --------   -------   ------
Assets:
   Earning Assets:
      Securities, taxable (1)               $ 10,720    $  446    4.16%   $  9,782    $  539    5.51%
      Securities, tax-exempt (1)               5,694       236    4.14       5,963       254    4.26
      Nonmarketable equity securities            331        17    5.14         331        22    6.65
      Federal funds sold                      18,991       297    1.56      19,446       735    3.78
      Time deposits with other banks             299        15    5.02          90         4    4.40
      Loans (2)                               73,550     5,989    8.14      69,505     6,343    9.13
                                            --------    ------            --------    ------
         Total earning assets                109,585     7,000    6.39     105,117     7,897    7.51
                                                        ------                        ------
   Cash and due from banks                     3,334                         3,282
   Allowance for loan losses                  (1,280)                       (1,231)
   Premises and equipment                      2,089                         2,080
   Other assets                                1,447                         1,422
                                            --------                      --------
         Total assets                       $115,175                      $110,670
                                            ========                      ========
Liabilities:
   Interest-bearing liabilities:
      Interest-bearing deposits             $ 91,939     2,636    2.87%   $ 89,024     4,012    4.51%
      Short-term borrowings                      467         3     .86         576        18    3.13
                                            --------    ------            --------    ------
         Total interest-
            bearing liabilities               92,406     2,639    2.86      89,600     4,030    4.50
                                            --------    ------            --------    ------
   Noninterest-bearing deposits               10,464                         9,578
   Accrued interest and other liabilities        738                         1,027
   Shareholders' equity                       11,567                        10,465
                                            --------                      --------
         Total liabilities and
            shareholders' equity            $115,175                      $110,670
                                            ========                      ========

Net interest spread                                               3.53%                         3.01%
Net interest income                                     $4,361                        $3,867
                                                        ======                        ======

Net interest margin                                               3.98%                         3.68%

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

Analysis of Changes in Net Interest Income

                                          2002 Compared With 2001             2001 Compared With 2000
                                  ------------------------------------   --------------------------------
                                            Variance Due to                        Variance Due to
                                  ------------------------------------   --------------------------------
                                                     Volume/                              Volume/
(Dollars in thousands)            Volume     Rate     Rate      Total    Volume   Rate      Rate    Total
                                  ------   -------   -------   -------   ------   -----   -------   -----
Earning Assets
   Securities, taxable             $ 52    $  (132)   $(13)    $   (93)  $ (526)  $(152)   $  70    $(608)
   Securities, tax-exempt           (11)        (7)     --         (18)      (8)     (7)      --      (15)
   Nonmarketable equity
      securities                     --         (5)     --          (5)       6      (5)      (1)      --
   Federal funds sold               (17)      (431)     10        (438)   1,032     (42)    (372)     618
   Time deposits with
      other banks                     9          1       1          11       --      --        4        4
   Loans                            369       (683)    (40)       (354)     480     (86)      (7)     388
                                   ----    -------    ----     -------   -----    -----    -----    -----
   Total interest income            402     (1,257)    (42)       (897)     984    (292)    (306)     387
                                   ----    --------   ----     -------   -----    -----    -----    -----

   Interest-Bearing Liabilities
   Interest-bearing deposits        131     (1,461)    (47)     (1,377)     558     (73)     (11)     474
   Short-term borrowings             (3)       (13)      2         (14)      (5)    (20)       2      (23)
                                   ----    -------    ----     -------   ------   -----    -----    -----
   Total interest expense           128     (1,474)    (45)     (1,391)     553     (93)      (9)     451
                                   ----    -------    ----     -------   ------   -----    -----    -----

   Net interest income             $274    $   217    $  3     $   494   $  431   $(199)   $(297)   $ (64)
                                   ====    =======    ====     =======   ======   =====    =====    =====

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

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NET INTEREST INCOME (continued)

The following table presents the Company's rate sensitivity at each of the time intervals indicated as of December 31, 2002. The table may not be indicative of the Company's rate sensitivity position at other points in time.

Interest Sensitivity Analysis

                                                          After Three   After One   Greater Than
                                               Within       Through      Through     Five Years
                                                Three       Twelve        Five        or Non-
(Dollars in thousands)                         Months       Months        years      Sensitive       Total
                                              --------    -----------   ---------   ------------   --------
Assets
Earning Assets:
   Federal funds sold and securities
      purchased under agreements to resell    $ 17,052     $     --      $    --      $    --      $ 17,052
   Time deposits with other banks                  299           --           --           --           299
   Investment securities                           877          103       10,192        4,874        16,046
   Loans (1)                                    13,721       40,640       17,467          580        72,408
                                              --------     --------      -------      -------      --------
      Total earning assets                      31,949       40,743       27,659        5,454       105,805
                                              --------     --------      -------      -------      --------
Liabilities
Interest-bearing liabilities:
   Interest-bearing deposits:
      Demand deposits                           18,977           --           --           --        18,977
      Savings deposits                          18,104           --           --           --        18,104
      Time deposits                             13,838       39,949        2,537           --        56,324
                                              --------     --------      -------      -------      --------
         Total interest-bearing deposits        50,919       39,949        2,537           --        93,405
Short-term borrowings                              400           --           --           --           400
                                              --------     --------      -------      -------      --------
         Total interest-bearing deposits        51,319       39,949        2,537           --        93,805
                                              --------     --------      -------      -------      --------

Period gap                                    $(19,370)    $    794      $25,122      $ 5,454
                                              ========     ========      =======      =======

Cumulative gap                                $(19,370)    $(18,576)     $ 6,546      $12,000
                                              ========     ========      =======      =======

Ratio of cumulative gap
   to total earning assets                      (18.31)%     (17.56)%       6.19%        11.34%

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

                     PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. The Company has developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Management's judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which it believes to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

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

The reserve for loan losses was 1.75% and 1.73% of total loans on December 31, 2002 and 2001, respectively. On a continual basis, management evaluates its reserve policy and adjusts the policy based on historical loss experience, changes in economic conditions, growth in the portfolio, and evaluations of specific loans. Management believes the level of the allowance for loan losses is sufficient to provide for potential losses in the loan portfolio.

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

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

               PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses
Year ended December 31,                                  2002          2001          2000
                                                      -----------   -----------   -----------
Total loans outstanding at end of year                $75,175,621   $71,358,930   $67,794,723
                                                      ===========   ===========   ===========
Average loans outstanding                             $73,550,058   $69,505,339   $64,314,225
                                                      ===========   ===========   ===========
Balance of allowance for loan losses at beginning
   of period                                          $ 1,231,051   $ 1,173,832   $ 1,086,980
Loan losses:
   Real estate - construction                                  --            --            --
   Real estate - mortgage                                      --            --            --
   Commercial and industrial                              153,898        56,132       118,031
   Consumer                                               181,879       153,016        99,866
                                                      -----------   -----------   -----------
      Total loan losses                                   335,777       209,148       217,897
                                                      -----------   -----------   -----------
Recoveries of previous loan losses:
   Real estate - construction                                  --            --            --
   Real estate - mortgage                                      --            --            --
   Commercial and industrial                                4,981         1,734         2,100
   Consumer                                                13,947         7,633        12,649
                                                      -----------   -----------   -----------
      Total recoveries                                     18,928         9,367        14,749
                                                      -----------   -----------   -----------
Net charge-offs                                           316,849       199,781       203,148
Provision charged to operations                           405,000       257,000       290,000
                                                      -----------   -----------   -----------
Balance of allowance for loan losses at end of year   $ 1,319,202   $ 1,231,051   $ 1,173,832
                                                      ===========   ===========   ===========
Ratios:
Net charge-offs to average loans outstanding                  .43%         0.29%         0.32%
Net charge-offs to loans at end of year                       .42%         0.28%         0.30%
Allowance for loan losses to average loans                   1.79%         1.77%         1.83%
Allowance for loan losses to loans at end of year            1.75%         1.73%         1.73%
Net charge-offs to allowance for loan losses                24.02%        16.23%        17.31%
Net charge-offs to provisions for loan losses               78.23%        77.74%        70.05%

Nonperforming Assets. The following table sets forth the Company's nonperforming assets at the dates indicated:

                                                                   December 31,
                                                      -------------------------------------
                                                         2002         2001          2000
                                                      ----------   ----------    ----------
Nonaccrual loans                                      $2,768,412   $3,239,425    $1,353,224
Restructure or impaired loans                                 --           --            --
Loans 90 days or more past due and still accruing
   interest                                                1,927       26,492         1,000
                                                      ----------   ----------    ----------
      Total nonperforming loans                        2,770,339    3,265,917     1,354,224
Other real estate owned                                  313,148           --       170,000
                                                      ----------   ----------    ----------
      Total nonperforming assets                      $3,083,487   $3,265,917    $1,524,224
                                                      ==========   ==========    ==========

Nonperforming assets to year end loans                      4.10%        4.58%         2.25%

Potential Problem Loans. At December 31, 2002, through their internal review mechanisms the Company had identified $1,474,989 of criticized loans and $1,672,978 of classified loans. At December 31, 2001, the internal review mechanisms had identified no criticized loans and $3,012,26 of classified loans. Classified loans decreased between the two periods as a result of the foreclosure and subsequent sale of a large motel loan. The results of this internal review process are the primary determining factor in management's assessment of the adequacy of the allowance for loan losses.

                                 COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                         NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income decreased from $493,209 in 2001 to $492,116 for the year ended December 31, 2002. Service charges on deposit accounts increased from $348,416 for 2001 to $364,464 for the year ended December 31, 2002. The increase of $16,048 in service charges on deposit accounts was offset by a decrease of $17,141 in all other noninterest income, which decreased from $144,793 in 2001 to $127,652 in 2002.

Noninterest income increased from $480,155 in 2000 to $493,209 for the year ended December 31, 2001. Service charges on deposit accounts increased from $333,379 for 2000 to $348,416 for the year ended December 31, 2001. NSF and overdraft fees totaled $293,585 for the year ended December 31, 2001, which contributed to a significant portion of the increase in service charges on deposit accounts. Other charges, fees, and commissions increased from $80,452 in 2000 to $90,564 in 2001.

Noninterest Expense. The Company had an increase in noninterest expense of $41,346, or 1.89%, to a total of $2,224,168 for the year ended December 31, 2002. Annual pay raises plus the addition of an executive officer contributed to an increase of $89,847, or 8.29%, in salaries and employee benefits. Other operating expenses increased $45,517, or 6.55%, over the 2001 amount of $695,066. Net occupancy expense decreased $2,644 to $155,756 in 2002 when compared to 2001. Other operating expenses and net occupancy expense included expenses associated with the new Forest Hills branch which opened in 2001.

The Company had an increase in noninterest expense of $208,294, or 10.55%, to a total of $2,182,822 for the year ended December 31, 2001, when compared to 2000. Annual pay raises contributed to an increase of $127,950, or 13.39%, in salaries and employee benefits. Other operating expenses increased $52,980, or 8.25%, over the 2000 amount of $642,086. Net occupancy expense increased $30,187 to $158,400 in 2001 when compared to 2000. Increases in other operating and occupancy expenses were partially attributable to the new Forest Hills branch which opened in 2001.

Income Taxes. The Company's income tax expense for 2002 was $715,139, an increase of $97,738 over the 2001 expense of $617,401. The increase in expense resulted primarily from the increase in the income before taxes. The Company's effective tax rates for the years ended December 31, 2002 and 2001 were 32.16% and 32.15%, respectively.

The Company's income tax expense for 2001 was $617,401, a decrease of $74,282 over the 2000 expense of $691,683. The decrease in expense resulted primarily from the decrease in the income before taxes. The Company's effective tax rates for the years ended December 31, 2001 and 2000 were 32.15% and 32.20%, respectively.

                                 EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $73,550,058 in 2002 compared to $69,505,339 in 2001, an increase of $4,044,719, or 5.82%. At
December 31, 2002, total loans were $75,175,621 compared to $71,358,930 at December 31, 2001.

The Company's ratio of loans to deposits was 73.26% at December 31, 2002 as compared to 72.50% at December 31, 2001. The loan to deposit ratio is used to monitor a financial institution's potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

                                 COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

The Company extends credit primarily to consumers and small businesses in Walterboro and Ravenel, South Carolina, and to customers in surrounding areas. The Company's service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel area is expected to come primarily from consumer loans and small businesses in neighboring Charleston County. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2003. Management is of the opinion that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand remains strong in the Company's market area.

The following table sets forth the composition of the loan portfolio by category at December 31, 2002 and 2001 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition
                                              2002                     2001
                                      ----------------------   ----------------------
                                                    Percent                  Percent
                                        Amount      of Total      Amount     of Total
                                      -----------   --------   -----------   --------
Commercial and industrial             $27,010,050     35.93%   $25,868,360     36.25%
Real estate
   Construction                         3,928,774      5.23      6,312,748      8.85
   Mortgage                            32,052,444     42.64     24,844,649     34.82
Consumer and other loans               12,184,353     16.20     14,333,173     20.08
                                      -----------    ------    -----------    ------
      Total loans                      75,175,621    100.00%    71,358,930    100.00%
                                                     ======                   ======
Allowance for loan losses              (1,319,202)              (1,231,051)
                                      -----------              -----------

      Net loans                       $73,856,419              $70,127,879
                                      ===========              ===========

Real estate loans, including construction and mortgage loans, increased $4,823,821 or 15.48% to $35,981,218 at December 31, 2002. Consumer and all other loans decreased $2,148,820 or 14.99% to $12,184,353 at December 31, 2002.
Commercial and industrial loans increased $1,141,690 or 4.41% from $25,868,360 at December 31, 2001.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2002 and related interest rate characteristics:

                                                    Over One Year
                                      One Year or     Through       Over Five
(Dollars in thousands)                   Less        Five Years       Years        Total
                                      -----------   -------------   ---------   -----------
Real estate - construction            $ 2,628,815    $ 1,299,959    $     --    $ 3,928,774
Real estate - mortgage                  6,125,015     25,682,196     245,233     32,052,444
Commercial and industrial              11,004,403     15,784,432     221,215     27,010,050
Consumer and other                      2,616,074      9,474,139      94,140     12,184,353
                                      -----------    -----------    --------    -----------
                                      $22,374,307    $52,240,726    $560,588    $75,175,621
                                      ===========    ===========    ========    ===========

Loans maturing after one year with:
   Fixed interest rates                                                         $52,801,314
   Floating interest rates                                                               --
                                                                                -----------

                                                                                $52,801,314
                                                                                ===========

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

Short-Term Investments. Short-term investments, which consist of federal funds sold and securities purchased under agreements to resell averaged $18,991,519 in 2002, compared to $19,445,836 in 2001. At December 31, 2002, short-term investments totaled $17,052,000. These funds are a primary source of the Company's liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks, which averaged $299,000 in 2002. The total of these time deposits was $299,000 at December 31, 2002.

Investment Securities. The investment securities portfolio is a significant component of the Company's total earning assets. Total securities, stated at historical cost, averaged $16,745,134 in 2002, compared to $16,075,968 in 2001. At December 31, 2002, the total securities portfolio was $16,045,808. Securities designated as available-for-sale totaled $12,660,654 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $3,050,279 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $334,875 at December 31, 2002. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company's investments are primarily in obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities as of the indicated dates and weighted average yields of those securities at December 31, 2002 and 2001.

Investment Securities Portfolio Composition

                                                          2002           2001
                                                       -----------   -----------
Available-for-Sale (1)
U.S. government agencies and corporations              $ 8,515,199   $ 7,789,721
Obligations of states and local governments              2,728,054     2,472,742
                                                       -----------   -----------
                                                        11,243,253    10,262,463
Mortgage-backed securities                               1,417,401     1,081,010
                                                       -----------   -----------

   Total available-for-sale securities                 $12,660,654   $11,343,473
                                                       ===========   ===========

                                                          2002           2001
                                                       -----------   -----------
Held-to-Maturity (1)
Obligations of states and local governments            $ 3,004,696   $ 3,417,253
Mortgage-backed securities                                  45,583        81,972
                                                       -----------   -----------

   Total held-to-maturity securities                   $ 3,050,279   $ 3,499,225
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

                                 COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                           EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

                                                                 After One But       After Five But
December 31, 2002                          Within One Year     Within Five Years    Within Ten Years      Over Ten Years
                                         ------------------   ------------------   ------------------   ------------------
   (Dollars in thousands)                Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)
                                         ------   ---------   ------   ---------   ------   ---------   ------   ---------
U.S. government agencies (3)              $404      2.64%     $8,112     3.78%     $   --         %      $ --          %
Obligations of states and
   local governments                       327      7.09%        829     7.19%      1,572     6.19%        --
                                          ----                ------               ------                ----

   Total available-for-sale securities    $731      4.60%     $8,941     4.10%     $1,572     6.19%      $ --          %
                                          ====                ======               ======                ====

Held-to-Maturity

                                                                After One But        After Five But
December 31, 2002                          Within One Year    Within Five Years     Within Ten Years      Over Ten Years
                                         ------------------   ------------------   ------------------   ------------------
   (Dollars in thousands)                Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)
                                         ------   ---------   ------   ---------   ------   ---------   ------   ---------
U.S. government agencies (2)              $ --          %     $   --         %     $   --         %      $ --          %
Obligations of states and local
    governments                            250      6.41%      1,206     6.29%      1,449     6.53%       100      6.67%
                                          ----                ------               ------                ----

   Total available-for-sale securities    $250      6.41%     $1,206     6.29%     $1,449     6.53%      $100      6.67%
                                          ====                ======               ======                ====

----------
(1)  Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)  Excludes mortgage-backed securities totaling $45,583 with a yield of 6.50%.
(3) Excludes mortgage-backed securities totaling $1,417,401 with a yield of 5.46%.

                                 COMMUNITY CORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

Available-for-Sale

                                                                 After One But      After Five But
December 31, 2002                          Within One Year     Within Five Years   Within Ten Years       Over Ten Years
                                         ------------------   ------------------   ------------------   ------------------
   (Dollars in thousands)                Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)
                                         ------   ---------   ------   ---------   ------   ---------   ------   ---------
U.S. government agencies (3)              $404      2.64%     $8,112     3.78%     $   --         %       $--          %
Obligations of states and local
   governments                             327      7.09%        829     7.19%      1,572     6.19%        --
                                          ----                ------               ------                 ---

   Total available-for-sale securities    $731      4.60%     $8,941     4.10%     $1,572     6.19%       $--          %
                                          ====                ======               ======                 ===

Held-to-Maturity

                                                                 After One But       After Five But
December 31, 2002                          Within One Year     Within Five Years    Within Ten Years      Over Ten Years
                                         ------------------   ------------------   ------------------   ------------------
   (Dollars in thousands)                Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)   Amount   Yield (1)
                                         ------   ---------   ------   ---------   ------   ---------   ------   ---------
U.S. government agencies (2)              $ --          %     $   --         %     $   --         %      $ --          %
Obligations of states and local
   governments                             250      6.41%      1,206     6.29%      1,449     6.53%       100      6.67%
                                          ----                ------               ------                ----

   Total available-for-sale securities    $250      6.41%     $1,206     6.29%     $1,449     6.53%      $100      6.67%
                                          ====                ======               ======                ====

----------
(1)  Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)  Excludes mortgage-backed securities totaling $45,583 with a yield of 6.50%.
(3) Excludes mortgage-backed securities totaling $1,417,401 with a yield of 5.46%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. During 2002, the Company experienced significant growth in overall deposits. Total average deposits increased from $98,601,630 in 2001 to $102,374,603 in 2002. This represents an increase of $3,772,973 or 3.83% over the 2001 amount. The following table summarizes the Company's deposits for the years ended December 31, 2002 and 2001.

Deposits
   December 31,                                2002                       2001
                                    -------------------------   ------------------------
                                                   Percent of                 Percent of
                                       Amount       Deposits       Amount      Deposits
                                    ------------   ----------   -----------   ----------
Noninterest bearing demand          $  9,303,802      9.07%     $ 9,230,016       9.38%
Interest-bearing demand               18,977,055     18.49       14,692,130      14.93
Savings accounts                      18,014,033     17.55       16,815,417      17.08
Time deposits of $100,000 or over     28,435,742     27.71       30,163,719      30.65
Other time deposits                   27,889,127     27.18       27,519,029      27.96
                                    ------------    ------      -----------     ------

   Total deposits                   $102,619,759    100.00%     $98,420,311     100.00%
                                    ============                ===========

                                 COMMUNITYCORP
                    Management's Discussion and Analysis of
                 Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company's loan portfolio and other earning assets. The Company's core deposits were $74,184,017 and $68,9256,592 at December 31, 2002 and 2001, respectively. A stable base of deposits is expected to be the Company's primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company's time deposits of $100,000 or more at December 31, 2002, is shown in the following table.

                                                       After Six
                                         After Three    Through
                          Within Three   Through Six     Twelve    After Twelve
                             Months         Months       Months       Months        Total
                          ------------   -----------   ---------   -------------   -------
Certificates of deposit
   of $100,000 or more       $6,042        $13,386       $8,098        $910        $28,436

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

Short-term Borrowings. At December 31, 2002 and 2001, the Company had short-term borrowings, which consisted of securities sold under agreements to repurchase of $400,000 and $560,000, respectively. The maximum amount outstanding at any month-end for the repurchase agreements was $560,000 and $640,000 for 2002 and 2001, respectively. The average interest rate paid on the repurchase agreements was 0.80% and 4.29% for 2002 and 2001, respectively.

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

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

CAPITAL (continued)

Risk-Based Capital Ratios

                                                                       The Bank      The Company
                                                                     ------------   ------------
Tier 1 capital                                                       $ 12,056,800   $ 12,121,058
Tier 2 capital                                                          1,012,000      1,012,082
                                                                     ------------   ------------
   Total qualifying capital                                          $ 13,068,800   $ 13,133,140
                                                                     ============   ============
Risk-adjusted total assets (including off-balance-sheet exposures)   $ 80,673,246   $ 80,681,179
                                                                     ============   ============
   Total average assets                                              $115,175,219   $115,181,819
                                                                     ============   ============

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

Through its operations, the Bank was made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank's customers at predetermined interest rates for a specified period of time. At December 31, 2002, the Bank had issued commitments to extend credit of $6,295,002 and standby letters of credit of $496,995 through various types of commercial lending arrangements. Approximately $881,184 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2002.

                                                   After One   After Three
                                                    Through      Through                    Greater
                                      Within One     Three        Twelve     Within One      Than
                                         Month       Months       Months        Year       One Year      Total
                                      ----------   ---------   -----------   ----------   ----------   ----------
Unused commitments to extend credit    $330,414     $462,112    $3,691,646   $4,484,172   $ 1,810,83   $6,295,002
Standby letters of credit               496,995           --            --      496,995           --      496,995
                                       --------     --------    ----------   ----------   ----------   ----------

Totals                                 $827,409     $462,112    $3,691,646   $4,981,167   $1,810,830   $6,791,997
                                       ========     ========    ==========   ==========   ==========   ==========

The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

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

IMPACT OF RECENT ACCOUNTING CHANGES

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In August 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which supersedes prior pronouncements associated with impairment or disposal of long-lived assets. The statement establishes methodologies for assessing impairment of long-lived assets, including assets to be disposed of by sale or by other means. The adoption of this standard had no impact on the financial position of the Company.

                                  COMMUNITYCORP
                     Management's Discussion and Analysis of
                  Financial Condition and Results of Operations

                 IMPACT OF RECENT ACCOUNTING CHANGES (continued)

In October 2002, the FASB issued SFAS No. 147, "Acquisition of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9," which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of a part of a financial institution that meets the definition of a business, must be account for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, "Accounting for Certain Acquisitions of Banking or Thrift Institutions." SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation--Transition and Disclosure--an amendment of FASB Statement No. 123." This Statement amends FASB Statement No. 123, "Accounting for Stock-Based Compensation," to provide alternative methods of transition for a voluntary change in the fair value based method of accounting for stock-based employee compensation. In addition, this statement amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of account for stock-based employee compensation and the effect of the method used on the reported results. The Company has no stock-based employee compensation and the adoption of this statement had no impact on its financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statement upon adoption.

                              CHANGE OF ACCOUNTANTS

Legislation and Securities Exchange Commission rules adopted in 2002 have significantly increased, and will continue to increase, the regulatory burdens on audit firms that audit the financial statements of companies that are subject to the reporting requirements of the Securities Exchange Act of 1934. Consequently, many smaller audit firms are deciding to limit their audit practice to companies that are not subject to the 1934 Act. Tourville, Simpson & Caskey, L.L.P., which served as the Company's principal independent accountant since the Company's inception, is one such firm. Accordingly, effective January 2, 2003, Tourville, Simpson & Caskey resigned as the Company's principal independent public accountant. Elliott Davis, LLC was engaged by the Company on January 2, 2003, to audit the Company's financial statements for the year ended December 31, 2002, and has also been selected to audit the Company's financial statements for the year ending December 31, 2003.

Tourville, Simpson & Caskey, L.L.P.'s reports on the Company's financial statements for each of the years ended December 31, 2001 and 2000 neither contained an adverse opinion or disclaimer of opinion, nor were modified as to uncertainty, audit scope, or accounting principles. There were no disagreements with Tourville, Simpson & Caskey, L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to Tourville, Simpson & Caskey's satisfaction, would have caused it to make reference to the subject matter of the disagreement in its reports.

INDEPENDENT AUDITORS' REPORT

The Board of Directors
Communitycorp
Walterboro, South Carolina

We have audited the accompanying consolidated balance sheet of Communitycorp and its subsidiary, as of December 31, 2002, and the related consolidated statement of income, changes in shareholders' equity and comprehensive income, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of Communitycorp as of and for each of the two years in the period ended December 31, 2001, were audited by other auditors, whose report dated February 27, 2002, expressed an unqualified opinion on those statements.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements present fairly, in all material respects, the consolidated financial position of Communitycorp and its subsidiary as of December 31, 2002, and the consolidated results of their operations and cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

Elliott Davis, LLC
Columbia, South Carolina
February 6, 2003

                                  COMMUNITYCORP

                           Consolidated Balance Sheets

                                                               December 31,
                                                       ---------------------------
                                                           2002           2001
                                                       ------------   ------------
Assets:
   Cash and cash equivalents:
      Cash and due from banks                          $  4,772,998   $  3,841,132
      Federal funds sold and securities purchased
         under agreements to resell                      17,052,000     18,062,000
                                                       ------------   ------------
         Total cash and cash equivalents                 21,824,998     21,903,132
                                                       ------------   ------------
Time deposits with other banks                              299,000        299,000

Investment securities:
   Securities available-for-sale                         12,660,654     11,343,473
   Securities held-to-maturity (estimated fair value
      of $3,156,497 in 2002 and $3,530,683 in 2001)       3,050,279      3,499,225
   Nonmarketable equity securities                          334,875        332,375
                                                       ------------   ------------
         Total investment securities                     16,045,808     15,175,073
                                                       ------------   ------------
Loans receivable                                         75,175,621     71,358,930
   Less allowance for loan losses                        (1,319,202)    (1,231,051)
                                                       ------------   ------------
         Loans, net                                      73,856,419     70,127,879
Premises and equipment, net                               2,169,151      2,013,147
Accrued interest receivable                                 788,666        911,811
Other real estate owned                                     313,148             --
Other assets                                                478,040        420,126
                                                       ------------   ------------
         Total assets                                  $115,775,230   $110,850,168
                                                       ============   ============
Liabilities:
   Deposits:
      Noninterest-bearing transaction accounts         $  9,303,802   $  9,230,016
      Interest-bearing transaction accounts              18,977,055     14,692,130
      Money market savings accounts                       2,977,210      2,916,348
      Savings                                            15,036,823     13,899,069
      Time deposits $100,000 and over                    28,435,742     30,163,719
      Other time deposits                                27,889,127     27,519,029
                                                       ------------   ------------
         Total deposits                                 102,619,759     98,420,311

Short-term borrowings                                       400,000        560,000
Accrued interest payable                                    422,502        717,570
Other liabilities                                            83,792        150,176
                                                       ------------   ------------
         Total liabilities                              103,526,053     99,848,057
                                                       ------------   ------------
(Commitments and contingencies - Notes 4 and 10)

Shareholders' Equity:
   Preferred stock, $5 par value, 3,000,000
      shares authorized and unissued                             --             --
   Common stock, $5 par value, 3,000,000 shares
      authorized; 300,000 shares issued and
      outstanding                                         1,500,000      1,500,000
   Capital surplus                                        1,731,708      1,731,708
   Retained earnings                                      9,993,521      8,648,977
   Accumulated other comprehensive income                   128,119         51,132
   Treasury stock (25,471 shares in 2002 and
      21,594 shares in 2001)                             (1,104,171)      (929,706)
                                                       ------------   ------------
         Total shareholders' equity                      12,249,177     11,002,111
                                                       ------------   ------------
         Total liabilities and shareholders' equity    $115,775,230   $110,850,168
                                                       ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

                        Consolidated Statements of Income

                                                        For the years ended December 31,
                                                      ------------------------------------
                                                         2002         2001         2000
                                                      ----------   ----------   ----------
Interest income:
   Loans, including fees                              $5,989,229   $6,342,684   $5,954,829
   Investment securities:
      Taxable                                            445,701      538,797    1,147,177
      Tax-exempt                                         236,072      253,827      268,685
      Nonmarketable equity securities                     17,264       11,066       24,015
   Federal funds sold and securities purchased
      under agreements to resell                         296,592      734,690      116,343
   Time deposits with other banks                         15,205       16,263           --
                                                      ----------   ----------   ----------
         Total interest income                         7,000,063    7,897,327    7,511,049
                                                      ----------   ----------   ----------

Interest expense:
   Deposits                                            2,635,754    4,012,000    3,537,917
   Short-term borrowings                                   3,728       18,231       40,725
                                                      ----------   ----------   ----------
         Total interest expense                        2,639,482    4,030,231    3,578,642
                                                      ----------   ----------   ----------
Net interest income                                    4,360,581    3,867,096    3,932,407

Provision for loan losses                                405,000      257,000      290,000
                                                      ----------   ----------   ----------
Net interest income after provision for loan losses    3,955,581    3,610,096    3,642,407
                                                      ----------   ----------   ----------

Noninterest income:
   Service charges on deposit accounts                   364,464      348,416      333,379
   Commissions on credit life insurance                   15,303       20,305       24,573
   Other charges, fees, and commissions                   94,626       90,564       80,452
   Other                                                  17,723       33,924       41,751
                                                      ----------   ----------   ----------
         Total noninterest income                        492,116      493,209      480,155
                                                      ----------   ----------   ----------
Noninterest expenses:
   Salaries and employee benefits                      1,173,334    1,083,487      955,537
   Net occupancy                                         155,756      158,400      128,213
   Equipment                                             245,529      245,869      248,692
   Other operating                                       649,549      695,066      642,086
                                                      ----------   ----------   ----------
         Total noninterest expenses                    2,224,168    2,182,822    1,974,528
                                                      ----------   ----------   ----------
Income before income taxes                             2,223,529    1,920,483    2,148,034

Income tax expense                                       715,139      617,401      691,683
                                                      ----------   ----------   ----------
Net income                                            $1,508,390   $1,303,082   $1,456,351
                                                      ==========   ==========   ==========

Earnings per share:
Weighted-average common shares outstanding               276,473      280,330      283,194
                                                      ==========   ==========   ==========
Basic                                                 $     5.46   $     4.65   $     5.14
                                                      ==========   ==========   ==========

The accompanying notes are an integral part of the consolidated financial statements.

                                 COMMUNITY CORP

         Consolidated Statements of Changes in Shareholders' Equity and Comprehensive Income For the years ended December 31, 2002, 2001, and 2000

                                                                                     Accumulated
                                                                                        other
                                        Common stock                                   compre-       Treasury       Total
                                    --------------------    Capital      Retained      hensive        stock,     shareholders
                                    Shares      Amount      surplus      earnings      income        at cost        equity
                                    -------   ----------   ----------   ----------   -----------   -----------   ------------
Balance,
   December 31, 1999                300,000   $1,500,000   $1,731,708   $6,186,081    $(295,119)   $  (317,931)  $ 8,804,739
                                                                                                                 -----------
Net income                                                               1,456,351                                 1,456,351
Other comprehensive income,
   net of tax expense of $117,596                                                       223,639                      223,639
                                                                                                                 -----------

Comprehensive income                                                                                               1,679,990

Cash dividends paid
   ($.50 per share)                                                       (141,598)                                 (141,598)

Purchase of treasury stock                                                                            (485,775)     (485,775)
Sale of treasury stock                                                                                  22,500        22,500
                                    -------   ----------   ----------   ----------    ---------    -----------   -----------

Balance,
   December 31, 2000                300,000    1,500,000    1,731,708    7,500,834      (71,480)      (781,206)    9,879,856
                                                                                                                 -----------

Net income                                                               1,303,082                                 1,303,082

Other comprehensive income,
   net of tax expense of $64,781                                                        122,612                      122,612
                                                                                                                 -----------

Comprehensive income                                                                                               1,425,694

Cash dividends paid
   ($.55 per share)                                                       (154,939)                                 (154,939)

Purchase of treasury stock                                                                            (180,000)     (180,000)
Sale of treasury stock                                                                                  31,500        31,500
                                    -------   ----------   ----------   ----------    ---------    -----------   -----------

Balance,
   December 31, 2001                300,000    1,500,000    1,731,708    8,648,977       51,132       (929,706)   11,002,111
                                                                                                                 -----------

Net income                                                               1,508,390                                 1,508,390

Other comprehensive income,
   net of tax expense of $40,516                                                         76,987                       76,987
                                                                                                                 -----------

Comprehensive income                                                                                               1,585,377

Cash dividends paid
   ($.59 per share)                                                       (163,846)                                 (163,846)

Purchase of treasury stock                                                                            (183,465)     (183,465)
Sale of treasury stock                                                                                   9,000         9,000
                                    -------   ----------   ----------   ----------    ---------    -----------   -----------

Balance,
   December 31, 2002                300,000   $1,500,000   $1,731,708   $9,993,521    $ 128,119    $(1,104,171)  $12,249,177
                                    =======   ==========   ==========   ==========    =========    ===========   ===========

The accompanying notes are an integal part of the consolidated financial statements.

                                  COMMUNITYCORP

                      Consolidated Statements of Cash Flows

                                                                     For the years ended December 31,
                                                               ------------------------------------------
                                                                   2002           2001           2000
                                                               ------------   ------------   ------------
Cash flows from operating activities:
   Net income                                                  $  1,508,390   $  1,303,082   $  1,456,351
   Adjustments to reconcile net income to net cash
      provided by operating activities:
      Provision for loan losses                                     405,000        257,000        290,000
      Depreciation and amortization expense                         177,854        174,527        161,026
      Premium amortization less discount accretion
         on securities available-for-sale                            35,175         18,936         18,657
      Deferred income tax expense (benefit)                           6,498       (139,898)       (45,115)
      Amortization of loan fees and costs                            63,270         77,738         26,546
      (Increase) decrease in accrued interest receivable            123,145        165,113        (72,395)
      Increase (decrease) in accrued interest payable              (295,068)       (18,089)       225,716
      Increase (decrease) in other assets                          (105,101)       243,465         34,380
      Increase (decrease) in other liabilities                      (66,385)        24,684        (29,716)
                                                               ------------   ------------   ------------
         Net cash provided by operating activities                1,852,778      2,106,558      2,065,450
                                                               ------------   ------------   ------------
Cash flows from investing activities:
   Proceeds from maturities of securities available-for-sale     18,891,058     21,721,026      1,023,651
   Purchases of securities available-for-sale                   (20,123,476)   (14,023,328)      (800,000)
   Proceeds from maturities of securities held-to-maturity          446,685      1,092,490        721,395
   Purchases of nonmarketable equity securities                      (2,500)            --             --
   Increase in time deposits with other banks                            --       (299,000)            --
   Net increase in loans to customers                            (4,509,958)    (3,841,726)    (8,531,402)
   Purchases of premises and equipment                             (333,858)       (27,628)      (544,752)
                                                               ------------   ------------   ------------
         Net cash provided (used) by investing activities        (5,632,049)     4,621,834     (8,131,108)
                                                               ------------   ------------   ------------
Cash flows from financing activities:
   Net increase (decrease) in demand deposits, interest-
      bearing transaction accounts and savings accounts           5,557,327     (1,815,738)        94,148
   Net increase (decrease) in time deposits                      (1,357,879)     8,438,257      4,768,273
   Net increase (decrease) in short-term borrowings                (160,000)        30,000        240,000
   Cash dividends paid                                             (163,846)      (154,939)      (141,598)
   Purchase of treasury stock                                      (183,465)      (180,000)      (485,775)
   Sale of treasury stock                                             9,000         31,500         22,500
                                                               ------------   ------------   ------------
         Net cash provided by financing activities                3,701,137      6,349,080      4,497,548
                                                               ------------   ------------   ------------
Net increase (decrease) in cash and cash equivalents                (78,134)    13,077,472     (1,568,110)

Cash and cash equivalents, beginning of year                     21,903,132      8,825,660     10,393,770
                                                               ------------   ------------   ------------
Cash and cash equivalents, end of year                         $ 21,824,998   $ 21,903,132   $  8,825,660
                                                               ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                                  COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

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

Management's Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

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

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company's loan portfolio is diversified, a substantial portion of its borrowers' ability to honor the terms of their loans is dependent on business and economic conditions in Colleton and Charleston Counties and surrounding areas. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. By policy, time deposits are limited to amounts insured by the Federal Deposit Insurance Corporation. Management believes credit risk associated with correspondent accounts is not significant.

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

                                  COMMUNITYCORP

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company's investments in the stock of the Federal Home Loan Bank, Community Financial Services, Inc., and various community banks. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on Federal Home Loan Bank stock and Community Financial Services, Inc. stock are included as a separate component in interest income.

At December 31, 2002 and 2001, the investment in Federal Home Loan Bank stock was $279,800. At December 31, 2002 and 2001, the investment in Community Financial Services, Inc. stock was $50,575. At December 31, 2002 and 2001, the investment in various community banks was $4,500 and $2,000, respectively.

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

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers' ability to pay, and the underlying collateral value of the loans. Loans which are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

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

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value. Any write-downs at the dates of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

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

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $55,869, $44,731 and $47,218 in 2002, 2001, and 2000, respectively. The
Company's policy is to fund contributions to the profit-sharing plan in the amount accrued by the Board of Directors. In addition, the plan includes a "salary reduction" feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching employee contributions to this plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not exceeding fifteen years. Expenses charged to earnings for the salary deferral plan were $34,280, $30,000 and $30,000 in 2002, 2001, and 2000, respectively.

The Company does not provide post employment benefits to employees beyond the plans described above.

Earnings Per Share - Earnings per share is calculated by dividing earnings by the weighted-average number of common shares outstanding during the year. The Company has no instruments which are considered common stock equivalents and therefore, dilutive earnings per share is not presented.

Statement of Cash Flows - For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell.

During 2002, 2001, and 2000, the Company paid $2,934,550, $4,048,320 and
$3,352,926, respectively, for interest. Cash paid for income taxes was $929,787, $652,185 and $724,000 in 2002, 2001, and 2000, respectively.

Supplemental noncash investing activities are as follows: During 2002, the Bank reclassified loans totaling $313,148 as foreclosures of real estate and repossessed assets. There were no loans reclassified as foreclosures of real estate or repossessions during 2001.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

                                  COMMUNITYCORP

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

The components of other comprehensive income and related tax effects are as follows:

                                                                            Year Ended December 31,
                                                                        -------------------------------
                                                                          2002       2001       2000
                                                                        --------   --------   ---------
Unrealized gains (losses) on available-for-sale securities              $117,503   $187,393   $ 341,235
Reclassification adjustment for gains (losses) realized in net income         --         --          --
                                                                        --------   --------   ---------
Net unrealized gains on securities                                       117,503    187,393     341,235

Tax effect                                                               (40,516)   (64,781)   (117,596)
                                                                        --------   --------   ---------
Net-of-tax amount                                                       $ 76,987   $122,612   $ 223,639
                                                                        ========   ========   =========

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In October 2002, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 147, Acquisitions of Certain Financial Institutions - an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9, which brings all business combinations involving financial institutions, except mutual financial institutions, into the scope of SFAS No. 141, Business Combinations. This statement requires that all acquisitions of financial institutions that meet the definition of a business, including acquisitions of part of a financial institution that meet the definition of a business, must be accounted for in accordance with SFAS No. 141 and the related intangibles accounted for in accordance with SFAS No. 142. SFAS No. 147 removes such acquisitions from the scope of SFAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions. SFAS No. 147 also amends SFAS No. 144 to include in its scope long-term customer relationship intangibles of financial institutions. SFAS No. 147 was effective upon issuance and had no impact on the Company's financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2001 and 2000 were reclassified to conform with the 2002 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2002 and 2001 were approximately $613,000. These requirements were satisfied by vault cash.

                                 COMMUNITYCORP

NOTE 3 - INVESTMENT SECURITIES

The amortized cost and estimated fair values of securities available-for-sale were:

                                                             Gross Unrealized
                                               Amortized    -------------------   Estimated
                                                 Cost        Gains       Losses   Fair Value
                                              -----------   --------    -------   -----------
December 31, 2002
U.S. government agencies and corporations     $ 9,847,641   $ 84,959    $    --   $ 9,932,600
Obligations of state and local governments      2,617,444    110,646         36     2,728,054
                                              -----------   --------    -------   -----------

   Total                                      $12,465,085   $195,605    $    36   $12,660,654
                                              ===========   ========    =======   ===========

December 31, 2001
U.S. government agencies and corporations     $ 8,822,580   $ 72,745    $24,594   $ 8,870,731
Obligations of state and local governments      2,442,827     37,488      7,573     2,472,742
                                              -----------   --------    -------   -----------

   Total                                      $11,265,407   $110,233    $32,167   $11,343,473
                                              ===========   ========    =======   ===========

The amortized cost and estimated fair values of securities held-to-maturity were:

December 31, 2002
U.S. government agencies and corporations     $    45,583   $  2,348    $    --   $    47,931
Obligations of state and local governments      3,004,696    103,870         --     3,108,566
                                              -----------   --------    -------   -----------

   Total                                      $ 3,050,279   $106,218    $    --   $ 3,156,497
                                              ===========   ========    =======   ===========

December 31, 2001
U.S. government agencies and corporations     $    81,972   $  3,146    $    --   $    85,118
Obligations of state and local governments      3,417,253     49,789     21,477     3,445,565
                                              -----------   --------    -------   -----------

   Total                                      $ 3,499,225   $ 52,935    $21,477   $ 3,530,683
                                              ===========   ========    =======   ===========

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                           December 31, 2002
                                                       -------------------------
                                                        Amortized    Estimated
                                                          Cost       Fair Value
                                                       -----------   -----------
Due in one year or less                                $   725,422   $   730,689
Due after one year but within five years                 8,844,790     8,940,635
Due after five years but within ten years                1,505,779     1,571,929
                                                       -----------   -----------

                                                        11,075,991    11,243,253
Mortgage-backed securities                               1,389,094     1,417,401
                                                       -----------   -----------

   Total                                               $12,465,085   $12,660,654
                                                       ===========   ===========

                                 COMMUNITYCORP

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

                                                            December 31, 2002
                                                         -----------------------
                                                         Amortized    Estimated
                                                            Cost      Fair Value
                                                         ----------   ----------
Due in one year or less                                  $  250,123   $  251,783
Due after one year but within five years                  1,206,255    1,252,269
Due after five years but within ten years                 1,448,726    1,502,014
Due after ten years                                          99,592      102,500
                                                         ----------   ----------

                                                          3,004,696    3,108,566
Mortgage-backed securities                                   45,583       47,931
                                                         ----------   ----------

   Total                                                 $3,050,279   $3,156,497
                                                         ==========   ==========

At December 31, 2002 and 2001, investment securities with an amortized cost of $12,535,701 and $11,317,415 and a fair value of $12,794,207 and $12,387,126, respectively, were pledged as collateral to secure public deposits.

There were no sales of investment securities for the years ended December 31, 2002 and 2001.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

                                                              December 31,
                                                       -------------------------
                                                          2002          2001
                                                       -----------   -----------
Real estate - construction                             $ 3,928,774   $ 6,312,748
Real estate - mortgage                                  32,052,444    24,844,649
Commercial and industrial                               27,010,050    25,868,360
Consumer and other                                      12,184,353    14,333,173
                                                       -----------   -----------

   Total gross loans                                   $75,175,621   $71,358,930
                                                       ===========   ===========

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company's problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2002 and 2001, management reviewed its problem loan watch list and determined that no impairment on loans existed.

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

As of December 31, 2002 and 2001, management had placed loans totaling $2,768,412 and $3,239,425, respectively, in nonaccrual status because the loans were not performing as originally contracted. Loans ninety days or more past due and still accruing interest were $1,927 and $26,492, at December 31, 2002 and 2001, respectively.

                                 COMMUNITYCORP

Transactions in the allowance for loan losses are summarized below:

                                                    Years ended December 31,
                                             ------------------------------------
                                                2002         2001         2000
                                             ----------   ----------   ----------
Balance, beginning of year                   $1,231,051   $1,173,832   $1,086,980
Provision charged to operations                 405,000      257,000      290,000
Recoveries on loans previously charged-off       18,928        9,367       14,749
Loans charged-off                              (335,777)    (209,148)    (217,897)
                                             ----------   ----------   ----------

Balance, end of year                         $1,319,202   $1,231,051   $1,173,832
                                             ==========   ==========   ==========

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

The following table summarizes the Company's off-balance-sheet financial instruments whose contractual amounts represent credit risk:

                                                               December 31,
                                                         -----------------------
                                                            2002         2001
                                                         ----------   ----------

Commitments to extend credit                             $6,295,002   $4,366,691
Standby letters of credit                                   496,995      634,803

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2002, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

                                 COMMUNITYCORP

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                             December 31,
                                                      -------------------------
                                                          2002         2001
                                                      -----------   -----------

Land                                                  $   434,385   $   434,385
Building and land improvements                          1,687,173     1,679,749
Furniture and equipment                                 1,374,996     1,088,428
                                                      -----------   -----------

   Total                                                3,496,554     3,202,562
Less, accumulated depreciation                         (1,327,403)   (1,189,415)
                                                      -----------   -----------

   Premises and equipment, net                        $ 2,169,151   $ 2,013,147
                                                      ===========   ===========


NOTE 6 - DEPOSITS

At December 31, 2002, the scheduled maturities of time deposits were as follows:

Maturing In                                                             Amount
-----------                                                          -----------

   2003                                                              $53,787,454
   2004                                                                1,842,299
   2005                                                                  578,666
   2006                                                                  116,450
                                                                     -----------

      Total                                                          $56,324,869
                                                                     ===========

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $1,894,200 and $1,788,793 at December 31, 2002 and 2001, respectively. During 2002, $1,059,605 of new loans were made to related parties, and repayments totaled $954,198.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $36,500, $30,064, and $51,690 for the years ended December 31, 2002, 2001, and 2000, respectively.

                                 COMMUNITYCORP

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2002 and 2001, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                      Years ended December 31,
                                                      ------------------------
                                                          2002       2001
                                                        --------   --------

Average balance during the year                         $466,575   $575,836
Average interest rate during the year                       0.80%      4.29%
Maximum month-end balance during the year               $560,000   $640,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of their U.S. Government obligation securities as collateral for the agreements. As of December 31, 2002, the par value and fair value of the securities underlying the agreements were $400,000 and $401,000, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

As of December 31, 2002, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $3,800,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right not to renew their respective lines. The Company also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank's assets as of any quarter end. As of December 31, 2002, the available credit totaled $17,367,000 and there were no draws on this line.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2002, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS' EQUITY

In 2000, the Board of Directors approved the repurchase of shares of the Company's outstanding stock at current market prices. At December 31, 2002 and 2001, the Company had repurchased 25,471 and 21,594 shares, respectively.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank's dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2002, the Bank's undivided profits were $8,824,319. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

                                 COMMUNITYCORP

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

                                                  Years ended December 31,
                                              ------------------------------
                                                2002       2001       2000
                                              --------   --------   --------

Stationery, printing, and postage             $137,608   $137,675   $135,684
Advertising and promotion                       30,817     21,993     28,631
Professional fees                              122,027    118,154    128,892
Directors' fees                                 50,450     50,700     52,000
Telephone expenses                              34,725     33,800     25,311
ATM surcharges                                  61,745     68,965     42,908
ACH charges                                     36,763     32,319     30,053
Other                                          175,414    231,460    198,607
                                              --------   --------   --------

Total                                         $649,549   $695,066   $642,086
                                              ========   ========   ========

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

                                                  Years ended December 31,
                                              ------------------------------
                                                2002       2001       2000
                                              --------   --------   --------
Currently payable:
   Federal                                    $730,499   $686,791   $667,355
   State                                        71,654     70,508     69,185
                                              --------   --------   --------
      Total current                            802,153    757,299    736,540
                                              --------   --------   --------
Change in deferred income taxes:
   Federal                                      17,137    (65,009)    68,549
   State                                       (63,893)   (10,108)     4,190
                                              --------   --------   --------
      Total deferred                           (46,756)   (75,117)    72,739
                                              --------   --------   --------
Income tax expense                            $755,397   $682,182   $809,279
                                              ========   ========   ========
Income tax expense is allocated as follows:
   To continuing operations                   $715,139   $617,401   $691,683
   To shareholders' equity                      40,258     64,781    117,596
                                              --------   --------   --------
      Income tax expense                      $755,397   $682,182   $809,279
                                              ========   ========   ========

Deferred income taxes are included in other assets at December 31, 2002 and 2001. Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

                                 COMMUNITYCORP

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

                                                             December 31,
                                                         -------------------
                                                           2002       2001
                                                         --------   --------
Deferred tax assets:
   Allowance for loan losses                             $377,064   $405,224
   Deferred compensation                                   69,118     63,597
   Nonaccrual of interest income                           97,451     85,449
   Other                                                    8,543      3,142
                                                         --------   --------
      Total deferred tax assets                           552,176    557,412
                                                         --------   --------

Deferred tax liabilities:
   Accumulated depreciation                                66,932     65,670
   Securities available-for-sale                           67,450     27,192
                                                         --------   --------
      Total deferred tax liabilities                      134,382     92,862
                                                         --------   --------
      Net deferred tax asset                             $417,794   $464,550
                                                         ========   ========

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2002 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

                                                          Years ended December 31,
                                                      -------------------------------
                                                        2002       2001       2000
                                                      --------   --------   ---------
Tax expense at statutory rate                         $756,000   $634,143   $ 730,332
State income tax, net of federal income tax benefit     68,858     56,921      44,278
Tax-exempt interest income                             (86,793)   (94,675)   (108,226)
Disallowed interest expense                             12,329     19,017      24,284
Other, net                                             (35,255)     1,995       1,015
                                                      --------   --------   ---------
Total                                                 $715,139   $617,401   $ 691,683
                                                      ========   ========   =========

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Loans receivable - For certain categories of loans receivable, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

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

                                  COMMUNITYCORP

The carrying values and estimated fair values of the Company's financial instruments were as follows:

                                                                     December 31,
                                                 -----------------------------------------------------
                                                            2002                        2001
                                                 -------------------------   -------------------------
                                                   Carrying     Estimated      Carrying     Estimated
                                                    Amount      Fair Value      Amount      Fair Value
                                                 -----------   -----------   -----------   -----------
Financial Assets:
   Cash and due from banks                       $ 4,772,998   $ 4,772,998   $ 3,841,132   $ 3,841,132
   Federal funds sold and securities purchased
      under agreements to resell                  17,052,000    17,052,000    18,062,000    18,062,000
   Time deposits with other banks                    299,000       299,000       299,000       299,000
   Securities available-for-sale                  12,660,654    12,660,654    11,343,473    11,343,473
   Securities held-to-maturity                     3,050,279     3,156,497     3,499,225     3,530,683
   Nonmarketable equity securities                   334,875       334,875       332,375       332,375
   Loans receivable                               75,175,621    76,133,267    71,358,930    71,776,009
   Accrued interest receivable                       788,666       788,666       911,811       911,811

Financial Liabilities:
   Demand deposit, interest-bearing
      transaction, and savings accounts          $46,294,890   $46,294,890   $40,737,563   $40,737,563
   Time deposits                                  56,324,869    56,434,220    57,682,748    58,072,289
   Short-term borrowings                             400,000       400,000       560,000       560,000
   Accrued interest payable                          422,502       422,502       717,570       717,570

                                                   Notional     Estimated      Notional     Estimated
                                                    Amount      Fair Value      Amount      Fair Value
                                                 -----------   -----------   -----------   -----------
Off-Balance Sheet Financial Instruments:
   Commitments to extend credit                   $6,295,002    $6,295,002    $4,366,691    $4,366,691
   Standby letters of credit                         496,995       496,995       634,803       634,803

NOTE 15 - REGULATORY MATTERS

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

As of December 31, 2002, the most recent notification from the Bank's primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank's category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

                                                                                              To Be Well-
                                                                                           Capitalized Under
                                                                         For Capital       Prompt Corrective
                                                     Actual           Adequacy Purposes    Action Provisions
                                              -------------------    ------------------   ------------------
                                                 Amount     Ratio      Amount     Ratio     Amount     Ratio
                                              -----------   -----    ----------   -----   ----------   -----
December 31, 2002
   Total capital (to risk-weighted assets)    $13,068,800   16.20%   $6,453,840   8.00%   $8,067,300   10.00%
   Tier 1 capital (to risk-weighted assets)    12,056,800   14.94     3,226,920   4.00     4,840,380    6.00
   Tier 1 capital (to average assets)          12,056,800   10.45     4,616,560   4.00     5,770,700    5.00

December 31, 2001
   Total capital (to risk-weighted assets)    $10,904,718   15.66%   $6,056,480   8.00%   $7,570,600   10.00%
   Tier 1 capital (to risk-weighted assets)     9,954,718   14.40     3,028,240   4.00     4,542,360    6.00
   Tier 1 capital (to average assets)           9,954,718    9.89     4,410,720   4.00     5,513,400    5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

                                             December 31,
                                      -------------------------
                                          2002          2001
                                      -----------   -----------
Assets
   Cash                               $    57,098   $    40,689
   Investment in banking subsidiary    12,184,146    10,955,850
   Nonmarketable equity securities          4,500         2,000
   Other assets                             3,433         3,572
                                      -----------   -----------
      Total assets                    $12,249,177   $11,002,111
                                      ===========   ===========
Shareholders' equity                  $12,249,177   $11,002,111
                                      ===========   ===========

                                  COMMUNITYCORP

Condensed Statements of Income

                                                               Years ended December 31,
                                                         ------------------------------------
                                                            2002        2001          2000
                                                         ----------   ----------   ----------
Income
   Dividends from banking subsidiary                     $  357,000   $  325,000   $  590,000
   Other income                                                 121           --           --
                                                         ----------   ----------   ----------
      Total income                                          357,121      325,000      590,000
                                                         ----------   ----------   ----------
Expenses                                                         --          290        8,205
                                                         ----------   ----------   ----------
Income before income taxes and equity in undistributed
   earnings of banking subsidiary                           357,121      324,710      581,795

Income tax expense (benefit)                                     40          (99)      (4,017)

Equity in undistributed earnings of banking subsidiary    1,151,309      978,273      870,539
                                                         ----------   ----------   ----------

Net income                                               $1,508,390   $1,303,882   $1,456,351
                                                         ==========   ==========   ==========

                       Condensed Statements of Cash Flows

                                                                         Years ended December 31,
                                                                  -------------------------------------
                                                                      2002         2001         2000
                                                                  -----------   ----------   ----------
Cash flows from operating activities
   Net income                                                     $ 1,508,390   $1,303,082   $1,456,351
   Adjustments to reconcile net income to net cash
      provided by operating activities:
         Equity in undistributed earnings of banking subsidiary    (1,151,309)    (978,273)    (870,539)
   Decrease in other assets                                               139        2,868       10,664
                                                                  -----------   ----------   ----------
         Net cash provided by operating activities                    357,220      327,677      596,476
                                                                  -----------   ----------   ----------
Cash flows from investing activities
   Purchase of nonmarketable equity securities                         (2,500)          --           --
                                                                  -----------   ----------   ----------
         Net cash used by investing activities                         (2,500)          --           --
                                                                  -----------   ----------   ----------
Cash flows from financing activities
   Cash dividends paid                                               (163,846)    (154,939)    (141,598)
   Purchases of treasury stock                                       (183,465)    (180,000)    (485,775)
   Sale of treasury stock                                               9,000       31,500       22,500
                                                                  -----------   ----------   ----------
         Net cash used by financing activities                       (338,311)    (303,439)    (604,873)
                                                                  -----------   ----------   ----------
Increase (decrease) in cash                                            16,409       24,238       (8,397)

Cash, beginning of year                                                40,689       16,451       24,848
                                                                  -----------   ----------   ----------
Cash, ending of year                                              $    57,098   $   40,689   $   16,451
                                                                  ===========   ==========   ==========

                                  COMMUNITYCORP

BOARD OF DIRECTORS

George W. Cone                                         J. Barnwell Fishburne
Attorney                                               Owner, Fishburne & Co.
McLeod, Fraser & Cone                                  Real Estate

W. Roger Crook                                         Peden B. McLeod
Chief Executive Officer                                Chairman of the Board
   and President                                       Attorney
Bank of Walterboro                                     McLeod, Fraser & Cone

Steven Murdaugh                                        Harry L. Hill
Certified Public Accountant                            Retired

Harold M. Robertson                                    Robert E. Redfearn
Retired                                                Retired

--------------------------------------------------------------------------------

                                    OFFICERS

W. Roger Crook                    Mildred N. Whidden   William Steadman
Chief Executive Officer           Assistant Cashier    Executive Vice President
   and President                     and Head Teller

Gwendolyn P. Bunton               Andrea M. Davis      D.A. Strickland
Vice President and Cashier        Branch Manager       Branch Manager

Lynn H. Murdaugh                  M. Ellison Young     Joanne Copeland
Assistant Vice President          Vice President       Mortgage Loan Originator
   and Administrative Assistant

                                  Bruce Tate
                                  Loan Officer

STAFF MEMBERS

Brandy Ackerman                                        Annette Lyons
Cindy Ackerman                                         Sharon Milligan
Angela Adams                                           Natalie Powers
Jennifer Crosby                                        Pam O'Quinn
Melissa Dandridge                                      Rosemary Riddle
Betty Ford                                             Shelby Segura
Elizabeth Gray                                         Susan Smoak
Barbara Grigg                                          Melissa T. Smyly
Sharon Hillier                                         Allison Thompson
Debbie Hovis                                           Rose Walker
Stephanie Kelly                                        Kathie P. Whetsell
Joy Koth                                               Louie Whidden
Amy Leonard                                            Gina Williams
Amanda Lyons

                                  COMMUNITYCORP

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Thursday, May 1, 2003 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

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
(843) 549-2265                                     Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:                         INDEPENDENT AUDITORS:

Bank of Walterboro                                 Elliott Davis, LLC
P.O. Box 1707                                      1901 Main Street, Suite 1650
Walterboro, S.C. 29488                             Columbia, S.C. 29201

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company's shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $45.00 during the past two years. There were approximately 580 shareholders of record as of December 31, 2002.

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

                                  COMMUNITYCORP

                                    SERVICES

                                 All Day Banking
                        American Express Travelers Checks
                                   ATM Service
                                  Bank By Mail
                             Bond Coupon Redemption
                                Business Checking
                     Canceled Checks Returned with Statement
                                 Cashiers Checks
                             Certificates of Deposit
                                 Christmas Clubs
                                Collection Items
                                Commercial Loans
                                 Direct Deposits
                           Discount Brokerage Service
                                Drive-In Service
                         Individual Retirement Accounts
                                Interest Checking
                                Letters of Credit
                              Money Market Accounts
                                  Money Orders
                                 Mortgage Loans
                                Night Depository
                              Overdraft Protection
                                Personal Checking
                            Personal Lines of Credit
                                 Personal Loans
                                 Regular Savings
                               Safe Deposit Boxes
                                 Senior Checking
                          Treasury, Tax & Loan Deposits
                               U.S. Savings Bonds
                              Visa and Master Card
                                 Wire Transfers

                  110 Forest Hills Road, Walterboro, S.C. 29488
             1100 North Jefferies Boulevard, Walterboro, S.C. 29488
                   6225 Savannah Highway, Ravenel, S.C. 29470
                                   Member FDIC