Form 10KSB, Exhibit 13
period 2003-12-31
COMMUNITYCORP
filed 2004-03-30
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Where other Banks have their Branches we have our Roots.”

Contents:
Shareholder Letter	1
Summary of Selected Financial Data	2
Financial Charts	3-6
Management’s Discussion and Analysis	7-24
Independent Auditor’s Report	25
Consolidated Balance Sheets	26
Consolidated Statements of Operations	27
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	28
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	30-46
Directors, Officers and Staff	47
Corporate Data	48
Services	49

Member FDIC

COMMUNITYCORP

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2003. The Company continued to experience good growth in deposits and loans during the year. However, earnings decreased, 5.53%, primarily as a result of the increase in noninterest expense of $482,143 over the 2002 amount of $2,224,168. More detailed information follows, but we are pleased to report return on average assets of 1.18%, a sound capital to asset ratio of 9.05%, and reserve for loan losses of 1.58%.

Deposits at year-end were $112,583,826, an increase of $9,964,067, or 9.71%, over 2002 year-end. Net loans increased from $73,856,419 to $78,899,252, an increase of $5,042,833, or 6.83%. The reserve for loan losses decreased from a December 31, 2002 balance of $1,319,202 to $1,270,062 or 1.58% of gross loans. Total assets increased from $115,775,230 to a December 31, 2003 total of $124,637,941 an increase of $8,862,711, or 7.66%.

Earnings decreased in 2003 for the Company with net income of $1,425,041, a decrease of $83,349, or 5.53%, less than 2002 earnings of $1,508,390. Earnings of $5.46 per share remained the same in 2003 and 2002. Our net interest margin increased from 3.98% in 2002 to 4.04% in 2003.

Please read the following financial information so you may become aware of your Company’s progress. We believe the information contained in this Annual Report shows that a local, well-managed, independent bank can compete successfully in a deregulated market against national, regional, and state-wide banking institutions. Our success can be attributed to the teamwork of our shareholders, directors, officers, and employees. We most importantly want to thank our customers for allowing us to be of service to them.

The Board of Directors, officers, and employees thank you for your past support and solicit your continued support as we continue our efforts to provide prompt, efficient, and courteous service to our customers. We welcome any suggestions you may have.

We invite and encourage you to attend our Annual Meeting on Tuesday, April 27, 2004.

Very truly yours,

W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the consolidated financial statements which have been audited by Tourville, Simpson & Caskey, L.L.P., independent accountants for 1999 through 2001 and by Elliott Davis, LLC, independent accountants for 2002 and 2003. This information should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31,	2003	2002	2001	2000	1999
(Dollars in thousands, except per share)
Results of Operations:
Interest income	$6,537	$7,000	$7,897	$7,511	$6,882
Interest expense	1,906	2,640	4,030	3,579	3,168

Net interest income	4,631	4,360	3,867	3,932	3,714
Provision for loan losses	405	405	257	290	360

Net interest income after provision for loan losses	4,226	3,955	3,610	3,642	3,354
Other income	558	492	493	480	488
Other expense	2,706	2,224	2,183	1,974	1,810

Income before income taxes	2,078	2,223	1,920	2,148	2,032
Income tax expense	653	715	617	692	652

Net income	$1,425	$1,508	$1,303	$1,456	$1,380

Balance Sheet Data:
Securities available-for-sale	$16,495	$12,661	$11,343	$18,867	$18,760
Securities held-to-maturity	2,644	3,050	3,499	4,598	5,327
Allowance for loan losses	1,270	1,319	1,231	1,174	1,087
Net loans	78,899	73,856	70,128	66,621	58,576
Premises and equipment, net	2,517	2,169	2,013	2,160	1,776
Total assets	124,638	115,775	110,850	103,069	96,695
Noninterest-bearing deposits	13,952	9,304	9,230	9,800	9,953
Interest-bearing deposits	98,631	93,316	89,190	81,997	76,982
Total deposits	112,584	102,620	98,420	91,797	86,935
Short-term borrowings	450	400	560	530	290
Total liabilities	113,398	103,526	99,848	93,189	87,890
Total shareholders’ equity	11,240	12,249	11,002	9,880	8,805

Per Share Data:
Weighted-average common shares outstanding	261,221	276,473	280,330	283,194	296,522
Net income	$5.46	$5.46	$4.65	$5.14	$4.65
Cash dividends paid	$0.65	$0.59	$0.55	$0.50	$0.40
Period end book value	$45.45	$44.62	$39.52	$35.07	$30.15

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company’s subsidiary, Bank of Walterboro, (the Bank) is a state-chartered commercial bank with three banking locations. The Bank’s main office and operations center is located at 1100 North Jefferies Boulevard, Walterboro, South Carolina. The Bank has branches at 6225 Savannah Highway, Ravenel, South Carolina and at 110 Forest Hills Road in Walterboro, South Carolina. The Company’s primary market area includes Colleton and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. The Bank offers a full range of deposit services for individuals and businesses. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA’s.

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services, and the Company’s interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area which demands the type of personal service and attention provided by Bank of Walterboro.

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

As of December 31, 2003, the Company had twenty-eight full-time employees and one part time employee in the Walterboro office, seven full-time and three part-time employees at the Ravenel branch.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Communitycorp and its subsidiary, Bank of Walterboro. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

CRITICAL ACCOUNTING POLICY

The Company has adopted various accounting policies, which govern the application of account principles generally accepted in the United States of America in the preparation of the Company’s financial statements. The significant accounting policies of the Company are described in the notes to the consolidated financial statements.

Certain accounting policies involve significant judgments and assumptions by management, which have a material impact on the carrying value of certain assets and liabilities. Management considers such accounting policies to be critical accounting policies. The judgments and assumptions used by management are based on historical experience and other factors, which are believed to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made by management, actual results could differ from these judgments and estimates, which could have a material impact on the carrying values of assets and liabilities and the results of operations of the Company.

The Company believes the allowance for loan losses is a critical accounting policy that requires the most significant judgments and estimates used in preparation of its consolidated financial statements. Refer to the section “Provision and Allowance for Loan Losses” and Note 1 to the consolidated financial statements for a detailed description of the Company’s estimation process and methodology related to the allowance for loan losses.

FORWARD-LOOKING STATEMENTS

Statements included in Management’s Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified as “forward looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

RESULTS OF OPERATIONS

2003 compared to 2002

Net income for the year ended December 31, 2003 was $1,425,041 or $5.46 per share, compared to $1,508,390, or $5.46 per share, for the year ended December 31, 2002. The decrease in net income for 2003 resulted primarily from the increase in noninterest expense of $482,143 over the 2002 amount of $2,224,168. The increase in noninterest expense was mainly due to the implementation of Internet banking during 2003. The impact of the increase in noninterest expense was reduced by the increase in both net interest and noninterest income. Net interest income increased $270,551 over the 2002 amount of $4,360,581, while noninterest income increased $66,029 over the 2002 amount of $492,116. For the year ended December 31, 2003 net interest margin increased from 3.98% in 2002 to 4.04% in 2003.

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

NET INTEREST INCOME

General. To a large degree, earnings are dependent on net interest income. It represents the difference between interest earned on assets and interest paid on liabilities. Interest rate spread and net interest margin are two significant elements in analyzing the Company’s net interest income. Interest rate spread is the difference between the yield on average earning assets and the rate on average interest bearing liabilities. Net interest margin is net interest income divided by average earning assets.

Net interest income increased from $4,360,581 in 2002 to $4,631,132 in 2003, resulting in an increase of 6.20%. While total interest income decreased $463,225 to $6,536,838 in 2003, interest expense decreased $733,776 to $1,905,706 in 2003. Income from loans decreased by 4.12% to $5,742,205 in 2003 as compared to $5,989,229 in 2002. Additionally, income from federal funds sold decreased by 30.89% to $204,962 in 2003 as compared to $296,592 in 2002. The overall decrease in both interest income and interest expense was mainly attributable to the decline in interest rates earned on all categories of earning assets and interest rates paid on all categories of interest bearing liabilities. The net interest spread and net interest margin were 3.74% and 4.04% in 2003 as compared to 3.53% and 3.98% in 2002.

Net interest income increased from $3,867,096 in 2001 to $4,360,581 in 2002, resulting in an increase of 12.76%. While total interest income decreased $897,264 to $7,000,063 in 2002, interest expense decreased $1,390,749 to $2,639,482 in 2002. Income from loans decreased by 5.57% to $5,989,229 in 2002 as compared to $6,342,684 in 2001. Additionally, income from federal funds sold decreased by 59.63% to $296,592 in 2002 as compared to $734,690 in 2001. The overall decrease in both interest income and interest expense was mainly attributable to the decline in interest rates earned on all category of earning assets and interest rates paid on all category of interest bearing liabilities. The net interest spread and net interest margin were 3.53% and 3.98% in 2002 as compared to 3.01% and 3.68% in 2001

Average Balances, Income, Expenses, and Rates. The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average yields paid, the net interest spread, and the net interest margin on earning assets. The table also indicates the average monthly balance and the interest income or expense by specific categories.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, and Rates

	2003			2002
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
(Dollars in thousands)
Assets:
Earning Assets:
Securities, taxable (1)	$11,414	$340	2.98%	$10,720	$446	4.16%
Securities, tax-exempt (1)	5,353	221	4.13	5,694	236	4.14
Nonmarketable equity securities	262	11	4.20	331	17	5.14
Federal funds sold	19,605	205	1.05	18,991	297	1.56
Time deposits with other banks	423	17	4.02	299	15	5.02
Loans (2)	77,697	5,742	7.39	73,550	5,989	8.14

Total earning assets	114,754	6,536	5.70	109,585	7,000	6.39

Cash and due from banks	3,469			3,334
Allowance for loan losses	(1,298)			(1,280)
Premises and equipment	2,262			2,089
Other assets	1,688			1,447

Total assets	$120,875			$115,175

Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits	$96,642	1,904	1.97%	$91,939	2,636	2.87%
Short-term borrowings	370	1	0.27	467	3	0.64

Total interest-bearing liabilities	97,012	1,905	1.96	92,406	2,639	2.86

Noninterest-bearing deposits	11,680			10,464
Accrued interest and other liabilities	1,286			738
Shareholders’ equity	10,897			11,567

Total liabilities and shareholders’ equity	$120,875			$115,175

Net interest spread			3.74%			3.53%
Net interest income		$4,631			$4,361

Net interest margin			4.04%			3.98%

(1)	Averages for securities are stated at historical cost.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of earning assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

Analysis of Changes in Net Interest Income

	2003 Compared With 2002				2002 Compared With 2001
	Variance Due to				Variance Due to
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$29	$(127)	$(8)	$(106)	$52	$(132)	$(13)	$(93)
Securities, tax-exempt	(14)	(1)	—	(15)	(11)	(7)	—	(18)
Nonmarketable equity securities	(4)	(3)	1	(6)	—	(5)	—	(5)
Federal funds sold	10	(98)	(3)	(91)	(17)	(431)	10	(438)
Time deposits with other banks	6	(3)	(1)	2	9	1	1	11
Loans	338	(553)	(31)	(246)	369	(683)	(40)	(354)

Total interest income	365	(785)	(42)	(462)	402	(1,257)	(42)	(897)

Interest-Bearing Liabilities
Interest-bearing deposits	49	(765)	(13)	(729)	131	(1,461)	(47)	(1,377)
Short-term borrowings	(1)	(3)	1	(3)	(3)	(13)	2	(14)

Total interest expense	48	(768)	(12)	(732)	128	(1,474)	(45)	(1,391)

Net interest income	$317	$(17)	$(30)	$270	$274	$217	$3	$494

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to hedge the risk and minimize the impact on net interest income of rising or falling interest rates.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2003. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five years	Greater Than Five Years or Non- Sensitive	Total
Assets
Earning Assets:
Federal funds sold and securities purchased under agreements to resell	$16,367	$—	$—	$—	$16,367
Time deposits with other banks	499	—	—	—	499
Investment securities	652	801	11,424	6,477	19,354
Loans (1)	16,329	20,083	41,122	283	77,817

Total earning assets	33,847	20,884	52,546	6,760	114,037

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	22,837	—	—	—	22,837
Savings deposits	21,946	—	—	—	21,946
Time deposits	16,125	34,816	2,908	—	53,849

Total interest-bearing deposits	60,908	34,816	2,908	—	98,632
Short-term borrowings	450	—	—	—	450

Total interest-bearing deposits	61,358	34,816	2,908	—	99,082

Period gap	$(27,511)	$(13,932)	$49,638	$6,760

Cumulative gap	$(27,511)	$(41,443)	$8,195	$14,955

Ratio of cumulative gap to total earning assets	(24.12)%	(36.34)%	7.19%	13.11%

(1)	Excludes nonaccrual loans.

The above table reflects the balances of interest-earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. The Company currently is liability-sensitive over periods with maturity dates of less than twelve months. However, the Company’s gap analysis is not a precise indicator of its interest sensitive position. The analysis presents a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income is also impacted by other significant factors, including changes in the volume and mix of earning assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

General. We have developed policies and procedures for evaluating the overall quality of its credit portfolio and the timely identification of potential problem credits. Our judgment as to the adequacy of the allowance is based upon a number of assumptions about future events, which we believe to be reasonable, but which may or may not be valid. Thus, there can be no assurance that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the loan loss allowance will not be required.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on the Statements of Income, are made periodically to maintain the allowance at an appropriate level based on our analysis of the potential risk in the loan portfolio. Currently, the allowance for loan losses is evaluated on an overall portfolio basis. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The allowance for loan losses is based upon judgments and assumptions of risk elements in the portfolio, future economic conditions, and other factors affecting borrowers. The process of assessing the adequacy of the allowance includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant problem credits. In addition we monitor the overall portfolio quality through observable trends in delinquency, charge-offs, and general and economic conditions in the service area. The adequacy of the allowance for loan losses and the effectiveness of our monitoring and analysis system are also reviewed periodically by the banking regulators and our independent auditors.

The reserve for loan losses was 1.58% and 1.75% of total loans on December 31, 2003 and 2002, respectively. Although there has been an increase in potential problem loans from December 31, 2002 to December 31, 2003, we believe loss exposure in the loan portfolio is identified, adequately reserved, and is continuously monitored to ensure that changes in the borrowers’ conditions are promptly accounted for in the analysis of the allowance for loan losses. Accordingly, we believe the allowance as of December 31, 2003 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

Accrual of interest is discontinued on a loan when management believes, after considering economic and business conditions and collection efforts, that the borrower’s financial condition is such that the collection of interest is doubtful. A delinquent loan is generally placed in nonaccrual status when it becomes 90 days or more past due. When a loan is placed in nonaccrual status, all interest which has been accrued on the loan but remains unpaid is reversed and deducted from current earnings as a reduction of reported interest income. No additional interest is accrued on the loan balance until the collection of both principal and interest becomes reasonably certain. When a problem loan is finally resolved, there may ultimately be an actual write-down or charge-off of the principal balance of the loan.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

Year ended December 31,	2003	2002	2001
Total loans outstanding at end of year	$80,169,314	$75,175,621	$71,358,930

Average loans outstanding	$77,697,588	$73,550,058	$69,505,339

Balance of allowance for loan losses at beginning of period	$1,319,202	$1,231,051	$1,173,832
Loan losses:
Real estate - construction	—	—	—
Real estate - mortgage	—	—	—
Commercial and industrial	243,893	153,898	56,132
Consumer	242,893	181,879	153,016

Total loan losses	486,786	335,777	209,148

Recoveries of previous loan losses:
Real estate - construction	—	—	—
Real estate - mortgage	—	—	—
Commercial and industrial	3,957	4,981	1,734
Consumer	28,689	13,947	7,633

Total recoveries	32,646	18,928	9,367

Net charge-offs	454,140	316,849	199,781
Provision charged to operations	405,000	405,000	257,000

Balance of allowance for loan losses at end of year	$1,270,062	$1,319,202	$1,231,051

Ratios:
Net charge-offs to average loans outstanding	0.58%	0.43%	0.29%
Net charge-offs to loans at end of year	0.57%	0.42%	0.28%
Allowance for loan losses to average loans	1.63%	1.79%	1.77%
Allowance for loan losses to loans at end of year	1.58%	1.75%	1.73%
Net charge-offs to allowance for loan losses	35.76%	24.02%	16.23%
Net charge-offs to provisions for loan losses	112.13%	78.23%	77.74%

Nonperforming Assets. The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2003	2002	2001
Nonaccrual loans	$2,352,253	$2,768,412	$3,239,425
Restructure or impaired loans	—	—	—
Loans 90 days or more past due and still accruing interest	—	1,927	26,492

Total nonperforming loans	2,352,253	2,770,339	3,265,917
Other real estate owned	725,035	313,148	—

Total nonperforming assets	$3,077,288	$3,083,487	$3,265,917

Nonperforming assets to year end loans	3.84%	4.10%	4.58%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2003, 2002, and 2001, which were identified through our internal review mechanisms.

	December 31,
	2003	2002	2001
Criticized loans	$654,624	$1,474,989	$—
Classified loans	2,772,556	1,672,978	3,012,260

Criticized loans have potential weaknesses that deserve close attention and could, if uncorrected, result in deterioration of the prospects for repayment or the Bank’s credit position at a future date. Classified loans are inadequately protected by the sound worth and paying capacity of the borrower or any collateral and there is a distinct possibility or probability that the Bank will sustain a loss if the deficiencies are not corrected.

At December 31, 2003 real estate or other collateral secured practically all of the loans that were criticized and classified. We believe that in the event of foreclosure on these loans the Company will not incur a significant loss on those loans because of the estimated market value of the related collateral. However, there can be no assurance that in the case of liquidation the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process are the primary determining factor in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2003 was $558,145, an increase of $66,029 or 13.42% from the comparable period in 2002. Service charges on deposit accounts increased $54,213 or 14.87% from the year ended December 31, 2002 to $418,677 for the comparable period in 2003. The increase is mainly attributable to the increase in noninterest bearing checking accounts. All other categories of noninterest income increased 9.26% to $139,468 for the year ended December 31, 2003 when compared to the year ended December 31, 2002.

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

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2003 was $2,706,311, or 21.68%, higher when compared to total noninterest expenses of $2,224,168 for the year ended December 31, 2002. Salaries and employee benefits increased 20.44% from $1,173,334 for the year ended December 31, 2002 to $1,413,196 for the year ended December 31, 2003. This increase is primarily attributable to the addition of several full time employees for the Forest Hills Road branch, an additional loan officer for the Bank, plus normal annual pay raises. All other components of noninterest expenses increased $242,281, or 23.06%, to $1,293,115 for the year ended December 31, 2003 when compared to the same period in 2002. During 2003 we implemented Internet banking. The costs associated with the implementation of the Internet banking and the professional fees associated with the purchase of 27,454 shares of the Company’s common stock from a former director, a corporation controlled by this individual and members of this individual’s family were the main contributors to the increase in other noninterest expenses.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE - (continued)

The Company had an increase in noninterest expense of $41,345, or 1.89%, to a total of $2,224,168 for the year ended December 31, 2002, when compared to 2001. Annual pay raises plus the addition of an executive officer contributed to an increase of $89,847, or 8.29%, in salaries and employee benefits. Other operating expenses increased $45,517, or 6.55%, over the 2001 amount of $695,066. Net occupancy expense decreased $2,644 to $155,756 in 2002 when compared to 2001. Other operating expenses and net occupancy expense included expenses associated with the new Forest Hills branch which opened in 2001.

Income Taxes. The Company’s income tax expense for 2003 was $652,925, a decrease of $62,214 over the 2002 expense of $715,139. The decrease in expense resulted primarily from the decrease in the income before taxes. The Company’s effective tax rates for the years ended December 31, 2003 and 2002 were 31.42% and 32.16%, respectively.

The Company’s income tax expense for 2002 was $715,139, an increase of $97,738 over the 2001 expense of $617,401. The increase in expense resulted primarily from the increase in the income before taxes. The Company’s effective tax rates for the years ended December 31, 2002 and 2001 were 32.16% and 32.15%, respectively.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $77,697,588 in 2003 compared to $73,550,058 in 2002, an increase of $4,147,530, or 5.65%. At December 31, 2003, total loans were $80,169,314 compared to $75,175,621 at December 31, 2002.

The Company’s ratio of loans to deposits was 71.21% at December 31, 2003 as compared to 73.26% at December 31, 2002. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The Company extends credit primarily to consumers and small businesses in Walterboro and Ravenel, South Carolina, and to customers in surrounding areas. The Company’s service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel area is expected to come primarily from consumer loans and small businesses in neighboring Charleston County. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2003. Management believes that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand remains strong in the Company’s market area.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2003 and 2002 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2003		2002
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$30,668,580	38.25%	$27,010,050	35.93%
Real estate
Construction	2,011,177	2.51	3,928,774	5.23
Mortgage	36,813,674	45.92	32,052,444	42.64
Consumer and other loans	10,675,883	13.32	12,184,353	16.20

Total loans	80,169,314	100.00%	75,175,621	100.00%

Allowance for loan losses	(1,270,062)		(1,319,202)

Net loans	$78,899,252		$73,856,419

Real estate loans, including construction and mortgage loans, increased $2,843,633 or 7.90% to $38,824,851 at December 31, 2003. Consumer and all other loans decreased $1,508,470 or 12.38% to $10,675,883 at December 31, 2003. Commercial and industrial loans increased $3,658,530 or 13.55% from $27,010,050 at December 31, 2002.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2003 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$1,416,952	$594,225	$—	$2,011,177
Real estate – mortgage	11,414,584	23,595,288	1,803,802	36,813,674
Commercial and industrial	12,820,247	15,978,226	1,870,107	30,668,580
Consumer and other	2,631,743	7,964,130	80,010	10,675,883

	$28,283,526	$48,131,869	$3,753,919	$80,169,314

Loans maturing after one year with:
Fixed interest rates				$49,891,579
Floating interest rates				1,994,209

				$51,885,788

.COMMUNITYCORP

Management’s Discussion and Analysis of

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

Short-Term Investments. Short-term investments, which consist of federal funds sold averaged $19,604,570 in 2003, compared to $18,991,519 in 2002. At December 31, 2003, short-term investments totaled $16,367,000. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks, which averaged $422,836 in 2003. The total of these time deposits was $499,000 at December 31, 2003.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at historical cost, averaged $17,029,835 in 2003, compared to $16,745,134 in 2002. At December 31, 2003, the total securities portfolio was $19,353,511. Securities designated as available for sale totaled $16,494,638 and were recorded at estimated fair value. Securities designated as held to maturity totaled $2,644,498 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $214,375 at December 31, 2003. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments are primarily in obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2003 and 2002 and the weighted average yields of those securities at December 31, 2003.

Investment Securities Portfolio Composition

	2003	2002
Available-for-Sale (1)
U.S. government agencies and corporations	$10,950,450	$8,515,199
Obligations of states and local governments	3,071,635	2,728,054
Other	200,000	—

	14,222,085	11,243,253
Mortgage-backed securities	2,272,553	1,417,401

Total available-for-sale securities	$16,494,638	$12,660,654

	2003	2002
Held-to-Maturity (1)
Obligations of states and local governments	$2,624,204	$3,004,696
Mortgage-backed securities	20,294	45,583

Total held-to-maturity securities	$2,644,498	$3,050,279

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at fair value.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2003	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (3)	$650	3.50%	$9,201	2.53%	$1,099.28%		$—	—%
Obligations of states and local governments	353	6.32%	1,168	5.24%	1,332	5.38%	219	5.74%
Other	—	—	—	—	—	—	200	6.25%

Total available-for-sale securities	$1,003	4.49%	$10,369	2.82%	$2,431	4.15%	$419	5.98%

Held-to-Maturity
December 31, 2003	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (2)	$—%		$—%		$—%		$—%
Obligations of states and local governments	450	6.20%	1,055	5.78%	1,020	5.93%	100	6.37%

Total available-for-sale securities	$450	6.20%	$1,055	5.78%	$1,020	5.93%	$100	6.37%

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)	Excludes mortgage-backed securities totaling $20,000 with a yield of 7.21%.
(3)	Excludes mortgage-backed securities totaling $2,273,000 with a yield of 3.23%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. During 2003, the Company experienced significant growth in overall deposits. Total average deposits increased from $102,4003,000 in 2002 to $108,321,637 in 2003. This represents an increase of $5,947,034 or 5.81% over the 2002 amount. The following table summarizes the Company’s deposits for the years ended December 31, 2003 and 2002.

	2003		2002
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest bearing demand	$13,952,334	12.39%	$9,303,802	9.07%
Interest-bearing demand	22,836,817	20.28	18,977,055	18.49
Savings accounts	21,945,671	19.49	18,014,033	17.55
Time deposits of $100,000 or over	25,434,140	22.59	28,435,742	27.71
Other time deposits	28,414,864	25.25	27,889,127	27.18

Total deposits	$112,583,826	100.00%	$102,619,759	100.00%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $87,149,686 and $74,184,017 at December 31, 2003 and 2002, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2003, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$7,246,343	$10,757,543	$6,890,418	$539,836	$25,434,140

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

Short-term Borrowings. At December 31, 2003 and 2002, the Company had short-term borrowings, which consisted of securities sold under agreements to repurchase of $450,000 and $400,000, respectively. The maximum amount outstanding at any month-end for the repurchase agreements was $510,000 and $560,000 for 2003 and 2002, respectively. The average interest rate paid on the repurchase agreements was 0.22% and 0.80% for 2003 and 2002, respectively.

CAPITAL

Total shareholders’ equity decreased by $1,008,954 from $12,249,177 at December 31, 2002 to $11,240,223 at December 31, 2003. The decrease is attributable to the purchase of treasury stock during the period of $2,358,620, the payment of dividends of $179,516, and the decline in other comprehensive income of $63,574. These decreases were offset by the sale of treasury stock of $167,715 and net income of $1,425,041.

On June 30, 2003, the Company purchased and redeemed 27,454 shares of its common stock, $5.00 par value from a former director, a corporation controlled by this individual and members of this individual’s family, for $80.00 per share or $2,196,320 in the aggregate. The 27,454 shares repurchased by the Company represented 9.92% of the 276,734 shares of common stock outstanding immediately prior to the purchase. An outside consultant reported to the Board that the repurchase of these shares would be accretive as to all other Company shareholders in terms of earning per share.

The Federal Reserve Board and bank regulatory agencies require bank holding companies and financial institutions to maintain capital at adequate levels based on a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging form 0% to 100%. The Federal Reserve guidelines also contain an exemption from the capital requirements for bank holding companies with less than $150 million in consolidated assets. Because the Company has less than $150 million in consolidated assets, it is not currently subject to these rules.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

CAPITAL (continued)

Under the risk-based standard, capital is classified into two tiers. Tier 1 capital of the Company consists of common shareholders’ equity, excluding the unrealized gain (loss) on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the general reserve for loan losses subject to certain limitations. A bank holding company’s qualifying capital base for purposes of its risk-based capital ratio consists of the sum of its Tier 1 and Tier 2 capital. The regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital. The holding company and banking subsidiary are also required to maintain capital at a minimum level based on quarterly average assets, which is known as the leverage ratio. Only the strongest bank holding companies and banks are allowed to maintain capital at the minimum requirement of 3%.

Risk-Based Capital

	The Bank	The Company
Tier 1 capital	$11,089,896	$11,175,678
Tier 2 capital	1,101,640	1,101,640

Total qualifying capital	$12,191,536	$12,277,318

Risk-adjusted total assets (including off-balance-sheet exposures)	$88,131,246	$88,131,254

Total quarterly average assets	$122,527,033	$122,607,037

Risk-based capital ratios:
Tier 1 risk-based capital ratio	12.58%	12.68%
Total risk-based capital ratio	13.83%	13.93%
Tier 1 leverage ratio	9.05%	9.12%

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal fund sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2003 and 2002 core deposits represented 77.41% and 72.29%, respectively of total deposits.

The Bank had available at the end of 2003 unused short-term lines of credit to purchase up to $3,800,000 of federal funds from an unrelated correspondent institution. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2003, the available credit totaled $18,103,446 and there were no draws on this line. Any borrowings from the FHLB will be secured by liens on all of the Bank’s 1-4 family residential first lien mortgage loans.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT –(continued)

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2003, the Bank’s available undivided profits totaled $7,858,188. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

Management believes that the overall liquidity sources of both the Company the Bank are adequate to meet their operating needs in the ordinary course of business.

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. Management believes that through various sources of liquidity, they have the necessary resources to meet obligations arising from these financial instruments.

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

Through its operations, the Bank was made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2003, the Bank had issued commitments to extend credit of $7,158,562 and standby letters of credit of $1,142,411 through various types of commercial lending arrangements. Approximately $496,203 of these commitments to extend credit had variable rates.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2003.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$663,915	$273,875	$5,235,658	$6,173,448	$985,114	$7,158,562
Standby letters of credit	26,015	13,486	1,102,910	1,142,411	—	1,142,411

Totals	$689,930	$287,361	$6,338,568	$7,315,859	$985,114	$8,300,973

The Bank evaluates each customer’s credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on its credit evaluation of the borrower. Collateral varies but may include accounts receivable, inventory, property, plant and equipment, commercial and residential real estate.

IMPACT OF INFLATION

The consolidated financial statements and related financial data presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in relative purchasing power over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates generally have a more significant impact on a financial institution’s performance than does the effect of inflation.

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities vary directly with each other. Also, increases in the price of goods and services will generally result in increased operating expenses.

IMPACT OF RECENT ACCOUNTING CHANGES

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No.148, “Accounting for Stock-based Compensation—Transition and Disclosure”, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No.123 and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 had no material impact on the financial condition or operating results of the Company.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF RECENT ACCOUNTING CHANGES – (continued)

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly, the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 is effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material effect on the Company’s financial position or results of operations.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Directors

Communitycorp

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheet of Communitycorp and Subsidiary, as of December 31, 2003 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for each of the two years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and the significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Communitycorp and Subsidiary as of December 31, 2003 and 2002, and the consolidated results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliott Davis, LLC

Greenville, South Carolina

January 16, 2004

COMMUNITYCORP

Consolidated Balance Sheets

	December 31,
	2003	2002
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,862,983	$4,772,998
Federal funds sold	16,367,000	17,052,000

Total cash and cash equivalents	21,229,983	21,824,998

Time deposits with other banks	499,000	299,000

Investment securities:
Securities available-for-sale	16,494,638	12,660,654
Securities held-to-maturity (estimated fair value of $2,764,762 in 2003 and $3,156,497 in 2002)	2,644,498	3,050,279
Nonmarketable equity securities	214,375	334,875

Total investment securities	19,353,511	16,045,808

Loans receivable	80,169,314	75,175,621
Less allowance for loan losses	(1,270,062)	(1,319,202)

Loans, net	78,899,252	73,856,419
Premises and equipment, net	2,517,479	2,169,151
Accrued interest receivable	817,309	788,666
Other real estate owned	725,035	313,148
Other assets	596,372	478,040

Total assets	$124,637,941	$115,775,230

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$13,952,334	$9,303,802
Interest-bearing transaction accounts	22,836,817	18,977,055
Money market savings accounts	3,483,021	2,977,210
Savings	18,462,650	15,036,823
Time deposits $100,000 and over	25,434,140	28,435,742
Other time deposits	28,414,864	27,889,127

Total deposits	112,583,826	102,619,759

Short-term borrowings	450,000	400,000
Accrued interest payable	295,934	422,502
Other liabilities	67,958	83,792

Total liabilities	113,397,718	103,526,053

(Commitments and contingencies - Notes 4 and 10)

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued and outstanding	1,500,000	1,500,000
Capital surplus	1,731,708	1,731,708
Retained earnings	11,239,046	9,993,521
Accumulated other comprehensive income	64,545	128,119
Treasury stock (52,664 shares in 2003 and 25,471 shares in 2002)	(3,295,076)	(1,104,171)

Total shareholders’ equity	11,240,223	12,249,177

Total liabilities and shareholders’ equity	$124,637,941	$115,775,230

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Income

	Years Ended December 31,
	2003	2002
Interest income:
Loans, including fees	$5,742,205	$5,989,229
Investment securities:
Taxable	339,589	445,701
Tax-exempt	221,384	236,072
Nonmarketable equity securities	11,390	17,264
Federal funds sold and securities purchased under agreements to resell	204,962	296,592
Time deposits with other banks	17,308	15,205

Total interest income	6,536,838	7,000,063

Interest expense:
Deposits	1,904,900	2,635,754
Short-term borrowings	806	3,728

Total interest expense	1,905,706	2,639,482

Net interest income	4,631,132	4,360,581

Provision for loan losses	405,000	405,000

Net interest income after provision for loan losses	4,226,132	3,955,581

Noninterest income:
Service charges on deposit accounts	418,677	364,464
Commissions on credit life insurance	14,414	15,303
Other charges, fees, and commissions	87,541	94,626
Other	37,513	17,723

Total noninterest income	558,145	492,116

Noninterest expenses:
Salaries and employee benefits	1,413,196	1,173,334
Net occupancy	172,857	155,756
Equipment	313,139	245,529
Other operating	807,119	649,549

Total noninterest expenses	2,706,311	2,224,168

Income before income taxes	2,077,966	2,223,529

Income tax expense	652,925	715,139

Net income	$1,425,041	$1,508,390

Earnings per share:
Weighted-average common shares outstanding	261,221	276,473
Basic	$5.46	$5.46

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2003 and 2002

	Common stock		Capital surplus	Retained earnings	Accumulated other compre- hensive income	Treasury stock, at cost	Total shareholders equity
	Shares	Amount
Balance, December 31, 2001	300,000	$1,500,000	$1,731,708	$8,648,977	$51,132	$(929,706)	$11,002,111

Net income				1,508,390			1,508,390
Other comprehensive income, net of tax expense of $40,516					76,987		76,987

Comprehensive income							1,585,377
Cash dividends paid ($.59 per share)				(163,846)			(163,846)
Purchase of treasury stock						(183,465)	(183,465)
Sale of treasury stock						9,000	9,000

Balance, December 31, 2002	300,000	1,500,000	1,731,708	9,993,521	128,119	(1,104,171)	12,249,177

Net income				1,425,041			1,425,041
Other comprehensive income, net of tax benefit of $33,454					(63,574)		(63,574)

Comprehensive income							1,361,467
Cash dividends paid ($.65 per share)					(179,516)		(179,516)
Purchase of treasury stock						(2,358,620)	(2,358,620)
Sale of treasury stock						167,715	167,715

Balance, December 31, 2003	300,000	$1,500,00	$1,731,708	$11,239,046	$64,545	$(3,295,076)	$11,240,223

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2003	2002
Cash flows from operating activities:
Net income	$1,425,041	$1,508,390
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	405,000	405,000
Depreciation expense	243,996	177,854
Premium amortization less discount accretion on investment securities	59,473	35,175
Deferred income tax expense (benefit)	(17,233)	6,498
Amortization of loan fees and costs	107	63,270
Loss on sale of other real estate owned	23,888	—
(Increase) decrease in accrued interest receivable	(28,643)	123,145
Decrease in accrued interest payable	(126,568)	(295,068)
(Increase) decrease in other assets	(101,099)	(105,101)
Increase (decrease) in other liabilities	17,620	(66,385)

Net cash provided by operating activities	1,901,582	1,852,778

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	15,160,229	18,891,058
Purchases of securities available-for-sale	(19,150,714)	(20,123,476)
Proceeds from maturities of securities held-to-maturity	405,781	446,685
(Purchases) sales of nonmarketable equity securities	120,500	(2,500)
Proceeds from the sale of other real estate owned	58,380	—
Increase in time deposits with other banks	(200,000)	—
Net increase in loans to customers	(5,942,095)	(4,509,958)
Purchases of premises and equipment	(592,324)	(333,858)

Net cash provided (used) by investing activities	(10,140,243)	(5,632,049)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	12,439,932	5,557,327
Net decrease in time deposits	(2,475,865)	(1,357,879)
Net increase (decrease) in short-term borrowings	50,000	(160,000)
Cash dividends paid	(179,516)	(163,846)
Purchase of treasury stock	(2,358,620)	(183,465)
Sale of treasury stock	167,715	9,000

Net cash provided by financing activities	7,643,646	3,701,137

Net decrease in cash and cash equivalents	(595,015)	(78,134)

Cash and cash equivalents, beginning of year	21,824,998	21,903,132

Cash and cash equivalents, end of year	$21,229,983	$21,824,998

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

Management’s Estimates - The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

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

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowances may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowances for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowances based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowances for losses on loans and foreclosed real estate may change in the near term.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks. Management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on business and economic conditions in Colleton and Charleston Counties and surrounding areas. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. By policy, time deposits are limited to amounts insured by the Federal Deposit Insurance Corporation. Management believes credit risk associated with correspondent accounts is not significant.

Securities Available-for-Sale - Investment securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

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

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank, Community Financial Services, Inc., and the Enterprise Bank. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component in interest income.

At December 31, 2003 and 2002, the investment in Federal Home Loan Bank stock was $159,300 and $279,800 respectively. At December 31, 2003 and 2002, the investment in Community Financial Services, Inc. stock was $50,575 and the investment in the Enterprise Bank was $4,500 and $4,500, respectively.

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

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent risks in the loan portfolio. The allowance is based upon a continuing review of past loan loss experience, current economic conditions which may affect the borrowers’ ability to pay, and the underlying collateral value of the loans. Loans that are deemed to be uncollectible are charged off and deducted from the allowance. The provision for possible loan losses and recoveries on loans previously charged off are added to the allowance.

Impaired loans are measured based on the present value of discounted expected cash flows. When it is determined that a loan is impaired, a direct charge to bad debt expense is made for the difference between the net present value of expected future cash flows based on the contractual rate and the Company’s recorded investment in the related loan. The corresponding entry is to a related valuation account. Interest is discontinued on impaired loans when management determines that a borrower may be unable to meet payments as they become due.

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

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

Retirement and Deferred Compensation Plans - The Company has a trusted noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $48,765 and $44,731 in 2003 and 2002, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching employee contributions to this plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not exceeding fifteen years. Expenses charged to earnings for the salary deferral plan were $34,280 and $30,000 in 2003 and 2002, respectively.

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

During 2003 and 2002, the Company paid $2,032,274 and $2,934,550, respectively, for interest. Cash paid for income taxes was $697,489 and $929,787 in 2003 and 2002, respectively.

Supplemental noncash investing activities are as follows: The Bank reclassified loans totaling $494,155 and $313,148 as foreclosures of real estate and repossessed assets in 2003 and 2002, respectively.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2003	2002
Unrealized gains (losses) on available-for-sale securities	$(97,028)	$117,503
Reclassification adjustment for gains (losses) realized in net income	—	—

Net unrealized gains (losses) on securities	(97,028)	117,503
Tax effect	33,454	(40,516)

Net-of-tax amount	$(63,574)	$76,987

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - In December 2002, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) No.148, “Accounting for Stock-Based Compensation—Transition and Disclosure”, an amendment of FASB Statement No. 123, “Accounting for Stock-Based Compensation”, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. SFAS No. 148 also amends the disclosure provisions of SFAS No.123 and Accounting Principles Board (“APB”) Opinion No. 28, “Interim Financial Reporting”, to require disclosure in the summary of significant accounting policies of the effects of an entity’s accounting policy with respect to stock-based employee compensation on reported net income and earnings per share in annual and interim financial statements. While SFAS No. 148 does not amend SFAS No. 123 to require companies to account for employee stock options using the fair value method, the disclosure provisions of SFAS No. 148 are applicable to all companies with stock-based employee compensation, regardless of whether they account for that compensation using the fair value method of SFAS No. 123 or the intrinsic value method of APB Opinion No. 25. The provisions of SFAS No. 148 are effective for annual financial statements for fiscal years ending after December 15, 2002, and for financial reports containing condensed financial statements for interim periods beginning after December 15, 2002. The adoption of SFAS No. 148 had no material impact on the financial condition or operating results of the Company.

In April 2003, the FASB issued SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities.” SFAS No. 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts and loan commitments that relate to the origination of mortgage loans held for sale, and for hedging activities under SFAS No. 133. SFAS No. 149 is generally effective for contracts entered into or modified after June 30, 2003. The adoption of SFAS No. 149 did not have a material impact on the financial condition or operating results of the Company.

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

In May 2003, the FASB issued SFAS No. 150, “Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity.” SFAS No. 150 establishes standards for how an issuer classifies and measures certain financial instruments with characteristics of both liabilities and equity. It requires that an issuer classify a financial instrument that is within its scope as a liability (or an asset in some circumstances.) Many of those instruments were previously classified as equity. SFAS No. 150 is generally effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The adoption of SFAS No. 150 did not have a material impact on the financial condition or operating results of the Company.

In November 2002, the FASB issued Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others”. FIN No. 45 requires a company, at the time it issues a guarantee, to recognize an initial liability for the fair value of obligations assumed under the guarantee and elaborates on existing disclosure requirements related to guarantees and warranties. The initial recognition requirements of FIN No. 45 are effective for guarantees issued or modified after December 31, 2002. The disclosure requirements are effective for financial statements of periods ending after December 15, 2002. The adoption of FIN No. 45 did not have a material effect on the Company’s financial position or results of operations.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46 also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46 provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46 apply immediately to variable interest entities created after January 31, 2003. The consolidation requirements apply to existing entities in the first fiscal year or interim period beginning after June 15, 2003. Certain of the disclosure requirements apply in all financial statements issued after January 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46 did not have a material effect on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Accordingly, the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. EITF No. 03-1 is effective for fiscal years ending after December 15, 2003. Adopting the disclosure provisions of EITF No. 03-1 did not have a material effect on the Company’s financial position or results of operations.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2002 were reclassified to conform with the 2003 presentation.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2003 and 2002 were approximately $697,000 and $613,000 respectively. These requirements were satisfied by vault cash.

COMMUNITYCORP

NOTE 3- INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2003
U.S. government agencies and corporations	$13,242,492	$39,916	$59,406	$13,223,002
Obligations of state and local governments	2,953,604	119,775	1,743	3,071,636
Other	200,000	—	—	200,000

Total	$16,396,096	$159,691	$61,149	$16,494,638

December 31, 2002
U.S. government agencies and corporations	$9,847,641	$84,959	$—	$9,932,600
Obligations of state and local governments	2,617,444	110,646	36	2,728,054

Total	$12,465,085	$195,605	$36	$12,660,654

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2003.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Government agencies and corporations	$11,414	$59	$—	$—	$11,414	$59
Obligations of state and local governments	392	2	—	—	392	2

Total	$11,806	$61	$—	$—	$11,806	$61

All of the gross unrealized losses for the available-for-sale consisted of securities in a continuous loss position for less than twelve months. Of these securities, 14.28% of the unrealized losses consisted of mortgage-backed securities issued mostly by the Federal Home Loan Mortgage Corporation. These mortgage-backed securities are protected by mortgage insurance as well as the direct credit of the Federal Home Loan Mortgage Corporation. Therefore, the Company believes that the deterioration in value is attributable to changes in market interest rates and not in the credit quality of the issuer and therefore, these losses are not considered other-than-temporary. The Company has the ability and intent to hold these securities until such time as the value recovers or the securities mature.

COMMUNITYCORP

NOTE 3- INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2003
	Amortized Cost	Estimated Fair Value
Due in one year or less	$1,000,517	$1,003,216
Due after one year but within five years	10,339,513	10,368,833
Due after five years but within ten years	2,380,522	2,430,677
Due after ten years	420,474	419,359

	14,141,026	14,222,085
Mortgage-backed securities	2,255,070	2,272,553

Total	$16,396,096	$16,494,638

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2003
U.S. government agencies and corporations	$20,294	$1,046	$—	$21,340
Obligations of state and local governments	2,624,204	119,218	—	2,743,422

Total	$2,644,498	$120,264	$—	$2,764,762

December 31, 2002
U.S. government agencies and corporations	$45,583	$2,348	$—	$47,931
Obligations of state and local governments	3,004,696	103,870	—	3,108,566

Total	$3,050,279	$106,218	$—	$3,156,497

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2003
	Amortized Cost	Estimated Fair Value
Due in one year or less	$449,841	$453,722
Due after one year but within five years	1,055,219	1,108,785
Due after five years but within ten years	1,019,504	1,076,823
Due after ten years	99,640	104,092

	2,624,204	2,743,422
Mortgage-backed securities	20,294	21,340

Total	$2,644,498	$2,764,762

At December 31, 2003 and 2002, investment securities with an amortized cost of $13,705,677 and $12,535,701 and a fair value of $13,913,099 and $12,794,207, respectively, were pledged as collateral to secure public deposits.

There were no sales of investment securities for the years ended December 31, 2003 and 2002.

COMMUNITYCORP

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2003	2002
Real estate - construction	$2,011,177	$3,928,774
Real estate - mortgage	36,813,674	32,052,444
Commercial and industrial	30,668,580	27,010,050
Consumer and other	10,675,883	12,184,353

Total gross loans	$80,169,314	$75,175,621

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected. At December 31, 2003 and 2002, management reviewed its problem loan watch list and determined that no impairment on loans existed.

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

As of December 31, 2003 and 2002, management had placed loans totaling $2,352,253 and $2,768,412, respectively, in nonaccrual status because the loans were not performing as originally contracted. There were no loans ninety days or more past due and still accruing interest at December 31, 2003. Loans ninety days or more past due and still accruing interest were $1,927 at December 31, 2002.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2003	2002
Balance, beginning of year	$1,319,202	$1,231,051
Provision charged to operations	405,000	405,000
Recoveries on loans previously charged-off	32,646	18,928
Loans charged-off	(486,786)	(335,777)

Balance, end of year	$1,270,062	$1,319,202

COMMUNITYCORP

NOTE 4 – LOANS RECEIVABLE (continued)

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2003	2002
Commitments to extend credit	$7,158,562	$6,295,002
Standby letters of credit	1,142,411	496,995

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2003, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

COMMUNITYCORP

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2003	2002
Land	$710,605	$434,385
Building and land improvements	1,708,464	1,687,173
Furniture and equipment	1,669,809	1,374,996

Total	4,088,878	3,496,554
Less, accumulated depreciation	(1,571,399)	(1,327,403)

Premises and equipment, net	$2,517,479	$2,169,151

Depreciation expense totaled $243,996 and $177,854 in 2003 and 2002, respectively.

NOTE 6 - DEPOSITS

At December 31, 2003, the scheduled maturities of time deposits were as follows:

Maturing In	Amount
2004	$50,941,033
2005	446,798
2006	2,004,212
2007	456,961

Total	$53,849,004

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $2,990,249 and $1,894,200 at December 31, 2003 and 2002, respectively. During 2003, $1,560,572 of new loans were made to related parties, and repayments totaled $464,523.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $2,276, and $36,500 for the years ended December 31, 2003 and 2002, respectively.

COMMUNITYCORP

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2003 and 2002, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2003	2002
Average balance during the year	$369,671	$466,575
Average interest rate during the year	0.22%	0.80%
Maximum month-end balance during the year	$510,000	$560,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of their U.S. Government obligation securities as collateral for the agreements. As of December 31, 2003, the par value and fair value of the securities underlying the agreements were $400,000 and $401,125, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

As of December 31, 2003, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $3,800,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right to withdraw these lines at their option. The Company also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2003, the available credit totaled $18,103,446 and there were no draws on this line.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2003, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS’ EQUITY

In 2000, the Board of Directors approved the repurchase of shares of the Company’s outstanding stock. At December 31, 2003 and 2002, the Company had repurchased 52,664 and 25,471 shares, respectively.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank’s dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2003, the Bank’s undivided profits were $7,858,188. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

COMMUNITYCORP

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2003	2002
Stationary, printing, and postage	$160,573	$137,608
Advertising and promotion	26,561	30,817
Professional fees	154,851	122,027
Directors’ fees	46,500	50,450
Telephone expenses	53,970	34,725
ATM surcharges	60,018	61,745
ACH charges	40,704	36,763
Other	263,942	175,414

Total	$807,119	$649,549

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2003	2002
Currently payable:
Federal	$606,023	$730,499
State	64,134	71,654

Total current	670,157	802,153

Change in deferred income taxes:
Federal	(50,686)	17,137
State	—	(63,893)

Total deferred	(50,686)	(46,756)

Income tax expense	$619,471	$755,397

Income tax expense is allocated as follows:
To continuing operations	$652,925	$715,139
To shareholders’ equity	(33,454)	40,258

Income tax expense	$619,471	$755,397

Deferred income taxes are included in other assets at December 31, 2003 and 2002. Deferred income taxes result from temporary differences in the recognition of certain items of income and expense for tax and financial reporting purposes.

COMMUNITYCORP

NOTE 13 - INCOME TAXES (continued)

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2003	2002
Deferred tax assets:
Allowance for loan losses	$342,077	$377,064
Deferred compensation	84,265	69,118
Nonaccrual of interest income	124,065	97,451
Other	11,467	8,543

Total deferred tax assets	561,874	552,176

Deferred tax liabilities:
Accumulated depreciation	59,397	66,932
Securities available-for-sale	33,997	67,450

Total deferred tax liabilities	93,394	134,382

Net deferred tax asset	$468,480	$417,794

The net deferred tax assets are included in other assets in the consolidated balance sheets. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2003 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2003	2002
Tax expense at statutory rate	$706,508	$756,000
State income tax, net of federal income tax benefit	37,307	68,858
Tax-exempt interest income	(79,111)	(86,793)
Disallowed interest expense	10,110	12,329
Other, net	(21,889)	(35,255)

Total	$652,925	$715,139

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

COMMUNITYCORP

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are typically for a term of one day, and the carrying amount approximates the fair value.

Time Deposits with Other Banks – The carrying value of these instruments is a reasonable estimate of fair value.

Investment Securities - The fair values of marketable securities held-to-maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable securities is a reasonable estimate of fair value since no ready market exists for these securities.

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

Short-term Borrowings - The carrying value of securities sold under agreements to repurchase is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable - The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments - The carrying amount for loan commitments and letters of credit, which are off-balance-sheet financial instruments, approximates the fair value since the obligations are typically issued on a short-term or floating rate basis.

COMMUNITYCORP

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2003		2002
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$4,862,983	$4,862,983	$4,772,998	$4,772,998
Federal funds sold	16,367,000	16,367,000	17,052,000	17,052,000
Time deposits with other banks	499,000	499,000	299,000	299,000
Securities available-for-sale	16,494,638	16,494,638	12,660,654	12,660,654
Securities held-to-maturity	2,644,498	2,764,750	3,050,279	3,156,497
Nonmarketable equity securities	214,375	214,375	334,875	334,875
Loans receivable	80,169,314	80,001,777	75,175,621	76,133,267
Accrued interest receivable	817,309	817,309	788,666	788,666

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$58,734,822	$58,734,822	$46,294,890	$46,294,890
Time deposits	53,849,004	53,980,229	56,324,869	56,434,220
Short-term borrowings	450,000	450,000	400,000	400,000
Accrued interest payable	295,934	295,934	422,502	422,502

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$7,158,562	$7,158,562	$6,295,002	$6,295,002
Standby letters of credit	1,142,411	1,142,411	496,995	496,995

NOTE 15 - REGULATORY MATTERS

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum ratios of Tier 1 and total capital as a percentage of assets and off-balance-sheet exposures, adjusted for risk weights ranging from 0% to 100%. Tier 1 capital consists of common shareholders’ equity, excluding the unrealized gain or loss on securities available for sale, minus certain intangible assets. Tier 2 capital consists of the allowance for loan losses subject to certain limitations. Total capital for purposes of computing the capital ratios consists of the sum of Tier 1 and Tier 2 capital. Total regulatory minimum requirements are 4% for Tier 1 and 8% for total risk-based capital.

COMMUNITYCORP

NOTE 15 - REGULATORY MATTERS (continued)

The Bank is also required to maintain capital at a minimum level based on average assets, which is known as the leverage ratio. Only the strongest banks are allowed to maintain capital at the minimum requirement of 3%.

As of December 31, 2003, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2003
Total capital (to risk-weighted assets)	$12,191,536	13.83%	$7,050,500	8.00%	$8,813,125	10.00%
Tier 1 capital (to risk-weighted assets)	11,089,896	12.58	3,525,250	4.00	5,287,875	6.00
Tier 1 capital (to average assets)	11,089,896	9.05	4,901,080	4.00	6,126,350	5.00

December 31, 2002
Total capital (to risk-weighted assets)	$13,068,800	16.20%	$6,453,840	8.00%	$8,067,300	10.00%
Tier 1 capital (to risk-weighted assets)	12,056,800	14.94	3,226,920	4.00	4,840,380	6.00
Tier 1 capital (to average assets)	12,056,800	10.45	4,616,560	4.00	5,770,700	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2003	2002
Assets
Cash	$77,732	$57,098
Investment in banking subsidiary	11,154,441	12,184,146
Nonmarketable equity securities	4,500	4,500
Other assets	3,550	3,433

Total assets	$11,240,223	$12,249,177

Shareholders’ equity	$11,240,223	$12,249,177

COMMUNITYCORP

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2003	2002
Income
Dividends from banking subsidiary	$2,391,321	$357,000
Other income	1	121

Total income	2,391,322	357,121
Expenses	225	—

Income before income taxes and equity in undistributed earnings of banking subsidiary	2,391,097	357,121

Income tax (expense) benefit	75	(40)

Equity in undistributed earnings of banking subsidiary	(966,131)	1,151,309

Net income	$1,425,041	$1,508,390

Condensed Statements of Cash Flows

	Years ended December 31,
	2003	2002
Cash flows from operating activities
Net income	$1,425,041	$1,508,390
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	966,131	(1,151,309)
(Increase) decrease in other assets	(117)	139

Net cash provided by operating activities	2,391,055	357,220

Cash flows from investing activities
Purchase of nonmarketable equity securities	—	(2,500)

Net cash used by investing activities	—	(2,500)

Cash flows from financing activities
Cash dividends paid	(179,516)	(163,846)
Purchases of treasury stock	(2,358,620)	(183,465)
Sale of treasury stock	167,715	9,000

Net cash used by financing activities	(2,370,421)	(338,311)

Increase in cash	20,634	16,409

Cash, beginning of year	57,098	40,689

Cash, ending of year	$77,732	$57,098

COMMUNITYCORP

BOARD OF DIRECTORS

George W. Cone Attorney McLeod, Fraser & Cone		J. Barnwell Fishburne Owner, Fishburne & Co. Real Estate

W. Roger Crook Chief Executive Officer and President Bank of Walterboro		Peden B. McLeod Chairman of the Board Attorney McLeod, Fraser & Cone

Steven Murdaugh Certified Public Accountant		Harry L. Hill Retired

Harold M. Robertson Retired

OFFICERS

W. Roger Crook Chief Executive Officer and President	Mildred N. Whidden Assistant Cashier and Head Teller	William Steadman Executive Vice President

Gwendolyn P. Bunton Vice President and Cashier	Andrea M. Davis Branch Manager	D.A. Strickland Branch Manager

Lynn H. Murdaugh Assistant Vice President and Administrative Assistant	M. Ellison Young Vice President	Joanne Copeland Mortgage Loan Originator

Bruce Tate Loan Officer

STAFF MEMBERS

Brandy Ackerman		Annette Lyons
Cindy Ackerman		Sharon Milligan
Angela Adams		Natalie Powers
Jennifer Crosby		Pam O’Quinn
Melissa Dandridge		Rosemary Riddle
Betty Ford		Kelly Smith
Elizabeth Gray		Mindi Neuroth
Barbara Grigg		Melissa T. Smyly
Sharon Hillier		Candice Kubik
Carolyn Rahn		Rose Walker
Stephanie Kelly		Nichole Gasque
Joy Koth		Louie Whidden
Amy Leonard		Amy Avant
Amanda Lyons
Krystal Thomas

COMMUNITYCORP

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Tuesday, April 27, 2004 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707 1100 North Jefferies Blvd. Walterboro, S.C. 29488 (843) 549-2265	McLeod, Fraser & Cone P.O. Box 230 Washington Street Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT AUDITORS:

Bank of Walterboro P.O. Box 1707 Walterboro, S.C. 29488	Elliott Davis, LLC 1901 Main Street, Suite 1650 Columbia, S.C. 29201

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $50.00 during the past two years. There were approximately 577 shareholders of record as of December 31, 2003.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank’s dividends to the Company are payable only from the undivided profits of the Bank.

FORM 10-KSB

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company’s Report to the Securities and Exchange Commission (Form 10-KSB) by contacting Gwen P. Bunton, Vice President, Communitycorp, P.O. Box 1707, Walterboro, South Carolina 29488.

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED, OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

COMMUNITYCORP

SERVICES

All Day Banking

American Express Travelers Checks

ATM Service

Bank By Mail

Bond Coupon Redemption

Business Checking

Canceled Checks Returned with Statement

Cashiers Checks

Certificates of Deposit

Christmas Clubs

Collection Items

Commercial Loans

Direct Deposits

Discount Brokerage Service

Drive-In Service

Individual Retirement Accounts

Interest Checking

Internet Banking

Letters of Credit

Money Market Accounts

Money Orders

Mortgage Loans

Night Depository

Overdraft Protection

Personal Checking

Personal Lines of Credit

Personal Loans

Regular Savings

Safe Deposit Boxes

Senior Checking

Treasury, Tax & Loan Deposits

U.S. Savings Bonds

Visa and Master Card

Wire Transfers

§

110 Forest Hills Road, Walterboro, S.C. 29488

1100 North Jefferies Boulevard, Walterboro, S.C. 29488

6225 Savannah Highway, Ravenel, S.C. 29470

Member FDIC