Form 10KSB, Exhibit 13
period 2004-12-31
COMMUNITYCORP
filed 2005-03-24
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Where other Banks have their Branches we have our Roots.”

Contents:
Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-25
Report of Independent Registered Public Accounting Firm	26
Consolidated Balance Sheets	27
Consolidated Statements of Income	28
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	29
Consolidated Statements of Cash Flows	30
Notes to Consolidated Financial Statements	31-48
Directors, Officers and Staff	49
Corporate Data	50
Services	51

Member FDIC

COMMUNITYCORP

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2004. The Company continued to experience good growth in deposits and loans during the year. More detailed information follows, but we are pleased to report return on average assets of 1.29%, a sound capital to asset ratio of 9.13%, and reserve for loan losses of 1.75%.

Deposits at year-end were $124,911,327, an increase of $12,327,501, or 10.95%, over 2003 year-end. Net loans increased from $78,899,252 to $81,549,925, an increase of $2,650,673, or 3.36%. The reserve for loan losses increased from a December 31, 2003 balance of $1,270,062 to $1,456,326 or 1.75% of gross loans. Total assets increased from $124,755,498 to a December 31, 2004 total of $138,407,723 an increase of $13,652,225, or 10.94%.

Earnings increased in 2004 for the Company with net income of $1,655,257, an increase of $230,216, or 16.16%, more than 2003 earnings of $1,425,041. Earnings of $6.69 per share increased over $5.46 per share in 2003. Our net interest margin increased from 4.04% in 2003 to 4.32% in 2004.

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

We invite and encourage you to attend our Annual Meeting on Wednesday, April 27, 2005.

Very truly yours,

/s/ W. Roger Crook	/s/ Peden B. McLeod
W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the consolidated financial statements which should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31, (Dollars in thousands, except per share)	2004	2003	2002	2001	2000
Results of Operations:
Interest income	$6,831	$6,537	$7,000	$7,897	$7,511
Interest expense	1,607	1,906	2,640	4,030	3,579

Net interest income	5,224	4,631	4,360	3,867	3,932
Provision for loan losses	471	405	405	257	290

Net interest income after provision for loan losses	4,753	4,226	3,955	3,610	3,642
Other income	579	558	492	493	480
Other expense	2,875	2,706	2,224	2,183	1,974

Income before income taxes	2,457	2,078	2,223	1,920	2,148
Income tax expense	802	653	715	617	692

Net income	$1,655	$1,425	$1,508	$1,303	$1,456

Balance Sheet Data:
Securities available-for-sale	$25,310	$16,495	$12,661	$11,343	$18,867
Securities held-to-maturity	2,181	2,644	3,050	3,499	4,598
Allowance for loan losses	1,456	1,270	1,319	1,231	1,174
Net loans	81,550	78,899	73,856	70,128	66,621
Premises and equipment, net	3,441	2,517	2,169	2,013	2,160
Total assets	138,408	124,755	115,775	110,850	103,069
Noninterest-bearing deposits	16,532	13,952	9,304	9,230	9,800
Interest-bearing deposits	108,379	98,631	93,316	89,190	81,997
Total deposits	124,911	112,584	102,620	98,420	91,797
Short-term borrowings	390	450	400	560	530
Total liabilities	125,772	113,515	103,526	99,848	93,189
Total shareholders’ equity	12,636	11,240	12,249	11,002	9,880

Per Share Data:
Weighted-average common shares outstanding	247,446	261,221	276,473	280,330	283,194
Net income	$6.69	$5.46	$5.46	$4.65	$5.14
Cash dividends paid	$0.72	$0.65	$0.59	$0.55	$0.50
Period end book value	$51.26	$45.45	$44.62	$39.52	$35.07

Return on Equity and Assets:
Return on average assets	1.29%	1.18%	1.31%	1.18%	1.30%
Return on average equity	14.04%	13.08%	13.04%	12.45%	16.17%
Equity to assets ratio	9.16%	9.02%	10.04%	9.46%	9.29%
Dividend payout ratio	10.85%	12.52%	10.86%	11.89%	9.72%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company’s subsidiary, Bank of Walterboro, (the Bank) is a state-chartered commercial bank with four banking locations. The Bank’s main office and operations center is in Walterboro, South Carolina. In addition, the Bank also has branches in Ravenel, and Ridgeland, South Carolina. The Company’s primary market area includes Colleton, Jasper and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. The Bank offers a full range of deposit services for individuals and businesses. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA’s.

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

As of December 31, 2004, the Company had forty full-time employees and seven part time employees in all offices.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

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

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2004 was $1,655,257 or $6.69 per share, compared to $1,425,041, or $5.46 per share, for the year ended December 31, 2003. The increase in net income for 2004 resulted primarily from the increase in interest income of $294,374 over the 2003 amount of $6,536,838. Total interest expense decreased $298,962 over the 2003 amount of $1,905,706. Net interest income increased $593,336 over the 2003 amount of $4,631,132, while noninterest income increased $20,411 over the 2003 amount of $558,145. For the year ended December 31, 2004 net interest margin increased from 4.04% in 2003 to 4.32% in 2004.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME

General. The largest component of total income is net interest income, the difference between the income earned on assets and the interest accrued or paid on deposits and borrowings used to support such assets. The volume and mix of assets and liabilities and their sensitivity to interest rate movement determine changes in net interest income. Net interest margin is determined by dividing annualized net interest income by average earning assets. Net interest spread is derived from determining the weighted-average rate of interest paid on deposits and borrowings and subtracting it from the weighted-average yield on earning assets.

Net interest income for 2004 was $5,224,468 compared to $4,631,132 for 2003, an increase of 12.81%. The increase was mainly attributable to the increase in the average balances of our earning assets and the impact of lower interest rates paid on our interest-bearing liabilities.

For 2004 average-earning assets totaled approximately $120,949,000 with an annualized average yield of 5.65% compared to $114,754,000 and 5.70%, respectively, for 2003. Average interest-bearing liabilities totaled approximately $101,590,000 with an annualized average cost of 1.58% for 2004 compared to $97,012,000 and 1.96%, respectively, for 2003.

Our net interest margin and net interest spread was 4.32% and 4.07% for 2004 compared to 4.04% and 3.74% respectively for 2003.

Our annualized yield on average earning assets declined 5 basis points for 2004 compared to 2003, while our annualized average cost of our interest-bearing liabilities declined 38 basis points for 2004 compared to 2003. These reductions were reflective of the declining interest rate environment during 2004.

Details of certain components of our earning assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of earning assets, one of our goals it to maintain our loan portfolio as the largest component of total earning assets. Loans comprised approximately 66.03% and 67.71% of average earning assets for December 31, 2004 and 2003, respectively. Loan interest income for December 31, 2004 and 2003 was $5,877,205 and 5,742,205 respectively. The annualized average yield on loans was 7.36% and 7.39% for 2004 and 2003, respectively. Average balances of loans increased to approximately $79,865,000 during 2004, an increase of approximately $2,168,000 over the average of approximately $77,697,000 during 2003.

Investment securities averaged approximately $23,151,000 or 19.14% of average earning assets, for December 31, 2004 compared to approximately $17,029,000 or 14.83% of average earning assets, for the same period in 2003. Interest earned on investment securities amount to $717,620 for December 31, 2004, compared to $572,363 for the same period last year. Investment securities yielded 3.10% and 3.36% for the period ended December 31, 2004 and 2003, respectively.

Total interest expense for the period December 31, 2004 and 2003 was $1,606,744 and $1,905,706 respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $1,605,442 and $1,904,900, for December 31, 2004 and 2003, respectively. The average balance of interest bearing deposits increased to approximately $101,268,000 during the period December 31, 2004 from approximately $96,642,000 during the same period last year. The annualized average cost of deposits was approximately 1.59% for the period December 31, 2004 compared to 1.97% for the same period in 2003.

For the year ended December 31, 2004 and 2003, the total annualized average cost of funds was 1.58% and 1.96%, respectively.

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

Average Balances, Income, Expenses, and Rates

	2004			2003
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning Assets:
Securities, taxable (1)	$17,531	$499	2.85%	$11,414	$340	2.98%
Securities, tax-exempt (1)	5,420	213	3.93	5,353	221	4.13
Nonmarketable equity securities	200	5	2.50	262	11	4.20
Federal funds sold	17,323	218	1.26	19,605	205	1.05
Time deposits with other banks	610	19	3.11	423	17	4.02
Loans (2)	79,865	5,877	7.36	77,697	5,742	7.39

Total earning assets	120,949	6,831	5.65	114,754	6,536	5.70

Cash and due from banks	4,261			3,469
Allowance for loan losses	(1,366)			(1,298)
Premises and equipment	2,778			2,262
Other assets	2,141			1,688

Total assets	$128,763			$120,875

Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits	$101,268	1,606	1.59%	$96,642	1,904	1.97%
Short-term borrowings	322	1	0.31	370	1	0.27

Total interest-bearing liabilities	101,590	1,607	1.58	97,012	1,905	1.96

Noninterest-bearing deposits	14,918			11,680
Accrued interest and other liabilities	463			1,286
Shareholders’ equity	11,792			10,897

Total liabilities and shareholders’ equity	$128,763			$120,875

Net interest spread			4.07%			3.74%
Net interest income		$5,224			$4,631

Net interest margin			4.32%			4.04%

(1)	Averages for securities are stated at historical cost.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

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

Analysis of Changes in Net Interest Income

	2004 Compared With 2003				2003 Compared With 2002
	Variance Due to				Variance Due to
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$182	$(15)	$(8)	$159	$29	$(127)	$(8)	$(106)
Securities, tax-exempt	3	(11)	—	(8)	(14)	(1)	—	(15)
Nonmarketable equity securities	(3)	(4)	1	(6)	(4)	(3)	1	(6)
Federal funds sold	(24)	42	(5)	13	10	(98)	(3)	(91)
Time deposits with other banks	8	(4)	(2)	2	6	(3)	(1)	2
Loans	161	(25)	(1)	135	338	(553)	(31)	(246)

Total interest income	327	(17)	(15)	295	365	(785)	(42)	(462)

Interest-Bearing Liabilities
Interest-bearing deposits	89	(369)	(18)	(298)	49	(765)	(13)	(729)
Short-term borrowings	—	—	—	—	(1)	(3)	1	(3)

Total interest expense	89	(369)	(18)	(298)	48	(768)	(12)	(732)

Net interest income	$238	$352	$3	$593	$317	$(17)	$(30)	$270

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2004. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five years	Greater Than Five Years or Non- Sensitive	Total
Assets
Earning Assets:
Federal funds sold and securities purchased under agreements to resell	$19,046	$—	$—	$—	$19,046
Time deposits with other banks	499	—	—	—	499
Investment securities	300	606	20,243	6,647	27,796
Loans (1)	16,726	20,757	44,341	418	82,242

Total earning assets	36,571	21,363	64,584	7,065	129,583

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand deposits	27,152	—	—	—	27,152
Savings deposits	24,076	—	—	—	24,076
Time deposits	17,938	34,897	3,844	473	57,152

Total interest-bearing deposits	69,166	34,897	3,844	473	108,380
Short-term borrowings	390	—	—	—	390

Total interest-bearing deposits	69,556	34,897	3,844	473	108,770

Period gap	$(32,985)	$(13,534)	$60,740	$6,592

Cumulative gap	$(32,985)	$(46,519)	$14,221	$20,813

Ratio of cumulative gap to total earning assets	(25.46)%	(35.90)%	10.97%	16.06%

(1)	Excludes nonaccrual loans.

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

PROVISION AND ALLOWANCE FOR LOAN LOSSES

We provide for loan losses using the allowance method. Increases to the allowance are charged by recording a provision for loan losses. Loan losses and recoveries are charged to the allowance. Charge-offs to the allowance are made when all or a portion of the loan is confirmed as a loss based on our review of the loan, through possession of the underlying security, or through a troubled debt restructuring transaction. Likewise, recoveries offset these increases through credits to the allowance.

The allowance is maintained at a level that we believe is sufficient to cover losses in the loan portfolio at a specific point in time. Assessing the adequacy of the allowance requires considerable judgment. The adequacy of the allowance is analyzed on a monthly basis using an internal analysis model. For purposes of this analysis, adequacy is defined as a level sufficient to absorb probable losses in the portfolio. This methodology relies upon our judgment. Our judgments are based on our assessment of various issues, including, but not limited to, the pace of loan growth, emerging portfolio concentrations, the risk management system relating to lending activities, entry into new markets, new product offerings, loan portfolio quality trends, and uncertainty in current economic and business conditions. An allowance model is used that takes into account factors including the composition of the loan portfolio such as risk grade classifications, historical asset quality trends including, but not limited to, previous loss experience ratios, our assessment of current economic conditions, and reviews of specific high risk sectors of the portfolio. Loans are graded at inception and are reviewed on a periodic basis to ensure that assigned risk grades are proper based on the definition of such classification. The value of underlying collateral is also considered during such analysis. The resulting monthly model and the related conclusions are reviewed and approved by Senior Management. Our analysis of allowance adequacy includes consideration for loan impairment. While we use the best information available to make evaluations, future adjustments to the allowance may be necessary if results differ substantially from the assumptions used in making the evaluations.

The methodology for assessing the adequacy of the allowance establishes both an allocated and unallocated component of the contra asset balance. The allocated component is based principally on current loan grades and historical loss rates. The unallocated component is the result of the portion of the assessment that estimates probable losses in the portfolio that are not fully captured in the allocated allowance. This analysis includes, but is not necessarily limited to, industry concentrations, future market expansions, model imprecision, and the estimated impact of current economic conditions on historical loss rates. On a continual basis, we monitor trends within the portfolio, both quantitative and qualitative, and assess the reasonableness of the unallocated component.

The allowance is subject to examination and adequacy testing by regulatory agencies. In addition, such regulatory agencies could require allowance adjustments based on information available to them at the time of their examination.

The allowance for loan losses was 1.75% and 1.58% of total loans on December 31, 2004 and 2003, respectively. While we experienced a significant decline in net charge-offs, nonperforming loans and potential problem loans in 2004 compared to 2003, the allowance for loan losses at December 31, 2004 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance model methodology. Accordingly, we believe the allowance as of December 31, 2004 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

Year ended December 31,	2004	2003
Total loans outstanding at end of year	$83,006,251	$80,169,314

Average loans outstanding	$79,864,534	$77,697,588

Balance of allowance for loan losses at beginning of period	$1,270,062	$1,319,202
Loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	215,635	243,893
Consumer	111,811	242,893

Total loan losses	327,446	486,786

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	9,944	3,957
Consumer	32,815	28,689

Total recoveries	42,759	32,646

Net charge-offs	284,687	454,140
Provision charged to operations	470,951	405,000

Balance of allowance for loan losses at end of year	$1,456,326	$1,270,062

Ratios:
Net charge-offs to average loans outstanding	0.36%	0.58%
Net charge-offs to loans at end of year	0.34%	0.57%
Allowance for loan losses to average loans	1.82%	1.63%
Allowance for loan losses to loans at end of year	1.75%	1.58%
Net charge-offs to allowance for loan losses	19.55%	35.76%
Net charge-offs to provisions for loan losses	60.45%	112.13%

Nonperforming Assets. The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2004	2003
Nonaccrual loans (considered impaired)	$764,275	$2,352,253
Restructure or other impaired loans	—	—
Loans 90 days or more past due and still accruing interest	5,479	—

Total nonperforming loans	769,754	2,352,253
Other real estate owned	701,880	725,035

Total nonperforming assets	$1,471,634	$3,077,288

Nonperforming assets to year end loans	1.77%	3.84%

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2004 and 2003 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2004 and 2003.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2004 and 2003, which were identified through our internal review mechanisms.

	December 31,
	2004	2003
Criticized loans	$118,348	$654,624
Classified loans	2,611,306	2,772,556

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

At December 31, 2004 real estate or other collateral secured practically all of the loans that were criticized and classified. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2004 was $578,556, an increase of $20,411 or 3.66% from the comparable period in 2003. Service charges on deposit accounts increased $16,177 or 3.86% from the year ended December 31, 2003 to $434,854 for the comparable period in 2004. The increase is mainly attributable to the increase in demand deposit accounts. All other categories of noninterest income increased 3.04% to $143,702 for the year ended December 31, 2004 when compared to the year ended December 31, 2003.

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2004 was $2,874,816, an increase of $168,505 or 6.23%, higher when compared to total noninterest expenses of $2,706,311 for the year ended December 31, 2003. Salaries and employee benefits increased 10.78% from $1,413,196 for the year ended December 31, 2003 to $1,565,587 for the year ended December 31, 2004. This increase is primarily attributable to the addition of a branch manager and a mortgage loan processor plus normal salary increases. The increase in salaries and employee benefits expense was reduced by the decrease in net occupancy and equipment expense of $18,594. Other operating expenses increased $34,708 from the year ended December 31, 2003 to $841,827 for the year ended December 31, 2004.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE - (continued)

Income Taxes. The Company’s income tax expense for 2004 was $802,000, an increase of $149,075 over the 2003 expense of $652,925. The increase in expense resulted primarily from the increase in the income before taxes. The Company’s effective tax rates for the years ended December 31, 2004 and 2003 were 32.64% and 31.42%, respectively.

Net Income. The combination of the above factors resulted in net income for the year ended December 31, 2004 of $1,655,257 as compared to $1,425,041 for the same period in 2003. This represents an increase of $230,216 or 16.16% over the same period in 2003.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $79,864,534 in 2004 compared to $77,697,588 in 2003, an increase of $2,166,946, or 2.79%. At December 31, 2004, total loans were $83,006,251 compared to $80,169,314 at December 31, 2003.

The Company’s ratio of loans to deposits was 66.45% at December 31, 2004 as compared to 71.21% at December 31, 2003. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The Company extends credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. The Company’s service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2005. Management believes that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand remains strong in the Company’s market area.

The Company considers a loan to be impaired when, based upon current information and events, Management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include loans identified as impaired through review of the nonhomogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, any specific allowance is charged-off.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2004 and 2003 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2004		2003
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$27,991,611	33.72%	$30,668,580	38.25%
Real estate
Construction	4,695,143	5.66	2,011,177	2.51
Mortgage	39,203,590	47.23	36,813,674	45.92
Consumer and other loans	11,115,907	13.39	10,675,883	13.32

Total loans	83,006,251	100.00%	80,169,314	100.00%

Allowance for loan losses	(1,456,326)		(1,270,062)

Net loans	$81,549,925		$78,899,252

Real estate loans, including construction and mortgage loans, increased $5,073,882 or 13.07% to $43,898,733 at December 31, 2004. Consumer and all other loans increased $440,024 or 4.12% to $11,115,907 at December 31, 2004. Commercial and industrial loans decreased $2,676,969 or 8.73% from $30,668,580 at December 31, 2003.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2004 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$3,401,167	$1,293,976	$—	$4,695,143
Real estate – mortgage	10,237,945	26,636,749	2,328,896	39,203,590
Commercial and industrial	11,466,385	15,509,922	1,015,304	27,991,611
Consumer and other	2,970,609	7,927,280	218,018	11,115,907

	$28,076,106	$51,367,927	$3,562,218	$83,006,251

Loans maturing after one year with:
Fixed interest rates				$51,571,217
Floating interest rates				3,358,928

				$54,930,145

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

Short-Term Investments. Short-term investments, which consist of federal funds sold averaged $17,323,163 in 2004, compared to $19,604,570 in 2003. At December 31, 2004, short-term investments totaled $19,046,000. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks, which averaged $609,929 in 2004. The total of these time deposits was $499,000 at December 31, 2004.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at historical cost, averaged $23,151,357 in 2004, compared to $17,029,835 in 2003. At December 31, 2004, the total securities portfolio was $27,795,633. Securities designated as available for sale totaled $25,309,730 and were recorded at estimated fair value. Securities designated as held to maturity totaled $2,180,728 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $305,175 at December 31, 2004. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments are primarily in obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2004 and 2003 and the weighted average yields of those securities at December 31, 2004.

Investment Securities Portfolio Composition

	2004	2003
Available-for-Sale (1)
U.S. government agencies and corporations	$18,442,019	$10,950,450
Obligations of states and local governments	3,475,297	3,071,635
Other	200,000	200,000

	22,117,316	14,222,085
Mortgage-backed securities	3,192,414	2,272,553

Total available-for-sale securities	$25,309,730	$16,494,638

	2004	2003
Held-to-Maturity (1)
Obligations of states and local governments	$2,173,836	$2,624,204
Mortgage-backed securities	6,892	20,294

Total held-to-maturity securities	$2,180,728	$2,644,498

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at fair value.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2004 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (3)	$—	—	$17,544	2.72%	$898	3.11%	$—	—%
Obligations of states and local governments	100	4.37%	1,890	5.16%	682	5.63%	803	5.69%
Other	—	—	—	—	—	—	200	6.25%

Total available-for-sale securities	$100	4.37%	$19,434	2.95%	$1,580	4.20%	$1,003	5.80%

Held-to-Maturity
December 31, 2004 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (2)	$—%		$—%		$—%		$—%
Obligations of states and local governments	500	5.68%	809	5.83%	865	6.05%	—%

Total available-for-sale securities	$500	5.68%	$809	5.83%	$865	6.05%	$—%

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)	Excludes mortgage-backed securities totaling $6,892 with a yield of 7.31%.
(3)	Excludes mortgage-backed securities totaling $3,192,414 with a yield of 3.62%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. During 2004, the Company experienced significant growth in overall deposits. Total average deposits increased from $108,321,637 in 2003 to $116,186,380 in 2004. This represents an increase of $7,864,743 or 7.26% over the 2003 amount. The following table summarizes the Company’s deposits for the years ended December 31, 2004 and 2003.

	2004		2003
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest bearing demand	$16,531,784	13.23%	$13,952,334	12.39%
Interest-bearing demand	27,151,995	21.74	22,836,817	20.28
Savings accounts	24,075,836	19.27	21,945,671	19.49
Time deposits of $100,000 or over	28,598,107	22.89	25,434,140	22.59
Other time deposits	28,553,605	22.87	28,414,864	25.25

Total deposits	$124,911,327	100.00%	$112,583,826	100.00%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $96,313,220 and $87,149,686 at December 31, 2004 and 2003, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2004, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$9,727,639	$7,089,385	$9,816,525	$1,964,558	$28,598,107

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

Short-term Borrowings. At December 31, 2004 and 2003, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2004	2003
Average balance during the year	$322,227	$369,671
Average interest rate during the year	0.43%	0.22%
Maximum month-end balance during the year	$390,000	$510,000

CAPITAL

Total shareholders’ equity increased by $1,395,905 from $11,240,223 at December 31, 2003 to $12,636,128 at December 31, 2004. The increase is attributable to the sale of treasury stock of $42,600 and net income of $1,655,257. The increase was offset by the purchase of treasury stock during the period of $91,115, the payment of dividends of $178,421, and the decline in other comprehensive income of $32,416.

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

As of December 31, 2004, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total capital (to risk-weighted assets)	$13,710,543	14.51%	$7,561,040	8.00%	$9,451,300	10.00%
Tier 1 capital (to risk-weighted assets)	12,529,130	13.26	3,780,520	4.00	5,670,780	6.00
Tier 1 capital (to average assets)	12,529,130	9.38	5,344,800	4.00	6,681,000	5.00

December 31, 2003
Total capital (to risk-weighted assets)	$12,191,536	13.83%	$7,050,500	8.00%	$8,813,125	10.00%
Tier 1 capital (to risk-weighted assets)	11,089,896	12.58	3,525,250	4.00	5,287,875	6.00
Tier 1 capital (to average assets)	11,089,896	9.05	4,901,080	4.00	6,126,350	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT –(continued)

liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2004 and 2003 core deposits represented 77.11% and 77.41%, respectively of total deposits.

The Bank had available at the end of 2004 unused short-term lines of credit to purchase up to $3,800,000 of federal funds from an unrelated correspondent institution. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2004, the available credit totaled approximately $20,800,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by liens on all of the Bank’s 1-4 family residential first lien mortgage loans.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2004, the Bank’s available undivided profits totaled $9,297,422. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank was made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2004, the Bank had issued commitments to extend credit of $8,554,442 and standby letters of credit of $1,095,000 through various types of commercial lending arrangements. Approximately $576,809 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2004.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$1,017,802	$488,569	$5,612,356	$7,118,727	$1,435,715	$8,554,442
Standby letters of credit	20,000	600,000	475,000	1,095,000	—	1,095,000

Totals	$1,037,802	$1,088,569	$6,087,356	$8,213,727	$1,435,715	$9,649,442

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

IMPACT OF RECENT ACCOUNTING CHANGES

The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF RECENT ACCOUNTING CHANGES – (continued)

SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company currently does not have any stock-based compensation. The adoption of SFAS No.123 (R) is not expected to have any impact on the Company’s financial position or results of operations.

In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company’s financial position or results of operations.

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1.” The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments,” to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the Public Company Accounting Oversight Board (“PCAOB”) or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and Subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and Subsidiary, (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and Subsidiary as of December 31, 2004 and 2003 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Elliot Davis, LLC
Greenville, South Carolina
February 18, 2005

COMMUNITYCORP

Consolidated Balance Sheets

	December 31,
	2004	2003
Assets:
Cash and cash equivalents:
Cash and due from banks	$3,705,335	$4,862,983
Federal funds sold	19,046,000	16,367,000

Total cash and cash equivalents	22,751,335	21,229,983

Time deposits with other banks	499,000	499,000
Investment securities:
Securities available-for-sale	25,309,730	16,494,638
Securities held-to-maturity (estimated fair value of $2,269,336 in 2004 and $2,764,762 in 2003)	2,180,728	2,644,498
Nonmarketable equity securities	305,175	214,375

Total investment securities	27,795,633	19,353,511

Loans receivable	83,006,251	80,169,314
Less allowance for loan losses	(1,456,326)	(1,270,062)

Loans, net	81,549,925	78,899,252
Premises and equipment, net	3,441,334	2,517,479
Accrued interest receivable	822,240	817,309
Other real estate owned	701,880	725,035
Other assets	846,376	713,929

Total assets	$138,407,723	$124,755,498

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$16,531,784	$13,952,334
Interest-bearing transaction accounts	27,151,995	22,836,817
Money market savings accounts	3,070,070	3,483,021
Savings	21,005,766	18,462,650
Time deposits $100,000 and over	28,598,107	25,434,140
Other time deposits	28,553,605	28,414,864

Total deposits	124,911,327	112,583,826

Short-term borrowings	390,000	450,000
Accrued interest payable	295,430	295,934
Other liabilities	174,838	185,515

Total liabilities	125,771,595	113,515,275

Commitments and contingencies - Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued and outstanding	1,500,000	1,500,000
Capital surplus	1,721,023	1,731,708
Retained earnings	12,715,882	11,239,046
Accumulated other comprehensive income	32,129	64,545
Treasury stock (53,505 shares in 2004 and 52,664 shares in 2003)	(3,332,906)	(3,295,076)

Total shareholders’ equity	12,636,128	11,240,223

Total liabilities and shareholders’ equity	$138,407,723	$124,755,498

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Income

	Years Ended December 31,
	2004	2003
Interest income:
Loans, including fees	$5,877,205	$5,742,205
Investment securities:
Taxable	499,150	339,589
Tax-exempt	213,258	221,384
Nonmarketable equity securities	5,212	11,390
Federal funds sold and securities purchased under agreements to resell	217,629	204,962
Time deposits with other banks	18,758	17,308

Total interest income	6,831,212	6,536,838

Interest expense:
Deposits	1,605,442	1,904,900
Short-term borrowings	1,302	806

Total interest expense	1,606,744	1,905,706

Net interest income	5,224,468	4,631,132

Provision for loan losses	470,951	405,000

Net interest income after provision for loan losses	4,753,517	4,226,132

Noninterest income:
Service charges on deposit accounts	434,854	418,677
Commissions on credit life insurance	12,130	14,414
Other charges, fees, and commissions	88,233	87,541
Other	43,339	37,513

Total noninterest income	578,556	558,145

Noninterest expenses:
Salaries and employee benefits	1,565,587	1,413,196
Net occupancy	185,584	172,857
Equipment	281,818	313,139
Other operating	841,827	807,119

Total noninterest expenses	2,874,816	2,706,311

Income before income taxes	2,457,257	2,077,966

Income tax expense	802,000	652,925

Net income	$1,655,257	$1,425,041

Earnings per share:
Weighted-average common shares outstanding	247,446	261,221
Basic	$6.69	$5.46

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2004 and 2003

	Common stock		Capital surplus	Retained earnings	Accumulated other comprehensive income	Treasury stock, at cost	Total shareholders’ equity
	Shares	Amount
Balance, December 31, 2002	300,000	$1,500,000	$1,731,708	$9,993,521	$128,119	$(1,104,171)	$12,249,177

Net income				1,425,041			1,425,041
Other comprehensive loss, net of tax benefit of $33,454					(63,574)		(63,574)

Comprehensive income							1,361,467
Cash dividends paid ($.65 per share)				(179,516)			(179,516)
Purchase of treasury stock						(2,358,620)	(2,358,620)
Sale of treasury stock						167,715	167,715

Balance, December 31, 2003	300,000	1,500,000	1,731,708	11,239,046	64,545	(3,295,076)	11,240,223

Net income				1,655,257			1,655,257
Other comprehensive loss, net of tax benefit of $17,074					(32,416)		(32,416)

Comprehensive income							1,622,841
Cash dividends paid ($.72 per share)				(178,421)			(178,421)
Purchase of treasury stock						(91,115)	(91,115)
Sale of treasury stock			(10,685)			53,285	42,600

Balance, December 31, 2004	300,000	$1,500,000	$1,721,023	$12,715,882	$32,129	$(3,332,906)	$12,636,128

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2004	2003
Cash flows from operating activities:
Net income	$1,655,257	$1,425,041
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	470,951	405,000
Depreciation expense	191,560	243,996
Premium amortization less discount accretion on investment securities	142,148	59,473
Deferred income tax expense (benefit)	12,056	(17,233)
Amortization of loan fees and costs	1,629	107
Loss on sale of other real estate owned	—	23,888
Increase in accrued interest receivable	(4,931)	(28,643)
Decrease in accrued interest payable	(504)	(126,568)
Increase in other assets	(127,429)	(218,653)
Increase (decrease) in other liabilities	(10,677)	135,174

Net cash provided by operating activities	2,330,060	1,901,582

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	11,902,730	15,160,229
Purchases of securities available-for-sale	(20,909,177)	(19,150,714)
Proceeds from maturities of securities held-to-maturity	463,487	405,781
(Purchases) sales of nonmarketable equity securities	(90,800)	120,500
Proceeds from the sale of other real estate owned	31,655	58,380
Increase in time deposits with other banks	—	(200,000)
Net increase in loans to customers	(3,131,753)	(5,942,095)
Purchases of premises and equipment	(1,115,415)	(592,324)

Net cash used for investing activities	(12,849,273)	(10,140,243)

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	9,024,793	12,439,932
Net increase (decrease) in time deposits	3,302,708	(2,475,865)
Net increase (decrease) in short-term borrowings	(60,000)	50,000
Cash dividends paid	(178,421)	(179,516)
Purchase of treasury stock	(91,115)	(2,358,620)
Sale of treasury stock	42,600	167,715

Net cash provided by financing activities	12,040,565	7,643,646

Net increase (decrease) in cash and cash equivalents	1,521,352	(595,015)
Cash and cash equivalents, beginning of year	21,229,983	21,824,998

Cash and cash equivalents, end of year	$22,751,335	$21,229,983

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

Management’s Estimates - The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for losses on loans and foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans and foreclosed real estate, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans and foreclosed real estate. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowance for losses on loans and foreclosed real estate may change in the near term.

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

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank, Community Financial Services, Inc., and the Enterprise Bank. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component of interest income.

At December 31, 2004 and 2003, the investment in Federal Home Loan Bank stock was $250,100 and $159,300 respectively. At December 31, 2004 and 2003, the investment in Community Financial Services, Inc. stock was $50,575 and the investment in the Enterprise Bank was $4,500.

Loans Receivable and Interest Income – Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest income on all loans is computed based upon the unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

The Company determines a loan to be delinquent when payments have not been made according to contractual terms, typically evidenced by nonpayment of a monthly installment by the due date. The accrual of interest income is discontinued when a loan becomes 90 days past due as to principal or interest. Management may elect to continue the accrual of interest when the estimated net realizable value of collateral exceeds the principal balance and accrued interest.

Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are being deferred and amortized to income over the contractual life of the related loans or commitments, adjusted for prepayments, using the level yield method.

Allowance for Loan Losses (the “Allowance”) - The Company provides for loan losses using the allowance method. Increases to the Allowance are charged by recording a provision for loan losses. Loan losses and recoveries are charged to the Allowance. Charge-offs to the Allowance are made when all or a portion of the loan is confirmed as a loss based on Management’s review of the loan, through possession of the underlying security, or through a troubled debt restructuring transaction. Likewise, recoveries offset these increases through credits to the Allowance.

The Allowance is maintained at a level that Management believes is sufficient to cover losses in the loan portfolio at a specific point in time. Assessing the adequacy of the Allowance requires considerable judgment. The adequacy of the Allowance is analyzed on a monthly basis using an internal analysis model. For purposes of this analysis, adequacy is defined as a level sufficient to absorb probable losses in the portfolio. This methodology relies upon Management’s judgment. Management’s judgments are based on its assessment of various issues, including, but not limited to, the pace of loan growth, emerging portfolio concentrations, the risk management system relating to lending activities, entry into new markets, new product offerings, loan portfolio quality trends, and uncertainty in current economic and business conditions. An Allowance model is used that takes into account factors including the composition of the loan portfolio such as risk grade classifications, historical asset quality trends including, but not limited to, previous loss experience ratios, Management’s assessment of current economic conditions, and reviews of specific high risk sectors of the portfolio. Loans are graded at inception and are reviewed on a periodic basis to ensure that assigned risk grades are proper based on the definition of such classification. The value of underlying collateral is also considered during such analysis. The resulting monthly model and the related conclusions are reviewed and approved by Senior Management. The Company’s analysis of Allowance adequacy includes consideration for loan impairment. While Management uses the best information available to make evaluations, future adjustments to the Allowance may be necessary if results differ substantially from the assumptions used in making the evaluations.

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (the “Allowance”) (continued)

The methodology for assessing the adequacy of the Allowance establishes both an allocated and unallocated component of the contra asset balance. The allocated component is based principally on current loan grades and historical loss rates. The unallocated component is the result of the portion of the assessment that estimates probable losses in the portfolio that are not fully captured in the allocated Allowance. This analysis includes, but is not necessarily limited to, industry concentrations, future market expansions, model imprecision, and the estimated impact of current economic conditions on historical loss rates. On a continual basis, Management monitors trends within the portfolio, both quantitative and qualitative, and assesses the reasonableness of the unallocated component.

The Allowance is subject to examination and adequacy testing by regulatory agencies. In addition, such regulatory agencies could require Allowance adjustments based on information available to them at the time of their examination.

Impaired Loans - The Bank accounts for its impaired loans in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures—an amendment of FASB Statement No. 114,” which requires that creditors value all specifically reviewed nonhomogeneous loans for which it is probable that the creditors will be unable to collect all amounts due according to the terms of the loan agreements, at their respective fair market values. Fair market value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about the manner in which a creditor recognizes interest income related to impaired loans.

The Company considers a loan to be impaired when, based upon current information and events, Management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include loans identified as impaired through review of the nonhomogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. Impairment losses are recognized through an increase in the Allowance and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the Allowance and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, any specific allowance is charged-off.

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

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

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

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

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $51,265 and $48,765 in 2004 and 2003, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. Expenses charged to earnings for the salary deferral plan were $26,500 and $34,280 in 2004 and 2003, respectively.

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

During 2004 and 2003, the Company paid $1,607,248 and $2,032,274, respectively, for interest. Cash paid for income taxes was $947,500 and $697,489 in 2004 and 2003, respectively.

Supplemental noncash investing activities are as follows: The Bank reclassified loans totaling $8,500 and $494,155 as foreclosures of real estate and repossessed assets in 2004 and 2003, respectively.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Comprehensive Income - Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2004	2003
Unrealized losses on available-for-sale securities	$(49,490)	$(97,028)
Reclassification adjustment for gains (losses) realized in net income	—	—

Net unrealized losses on securities	(49,490)	(97,028)
Tax effect	17,074	33,454

Net-of-tax amount	$(32,416)	$(63,574)

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first interim or annual reporting period beginning after December 15, 2005. The Company currently does not have any stock-based compensation. The adoption of SFAS No.123 (R) is not expected to have any impact on the Company’s financial position or results of operations.

In December 2003, the FASB issued FASB Interpretation (“FIN”) No. 46 (revised), “Consolidation of Variable Interest Entities” (“FIN No. 46(R)”), which addresses consolidation by business enterprises of variable interest entities. FIN No. 46(R) requires a variable interest entity to be consolidated by a company if that company is subject to a majority of the risk of loss from the variable interest entity’s activities or entitled to receive a majority of the entity’s residual returns, or both. FIN No. 46(R) also requires disclosures about variable interest entities that a company is not required to consolidate, but in which it has a significant variable interest. FIN No. 46(R) provides guidance for determining whether an entity qualifies as a variable interest entity by considering, among other considerations, whether the entity lacks sufficient equity or its equity holders lack adequate decision-making ability. The consolidation requirements of FIN No. 46(R) applied immediately to variable interest entities created after January 31, 2003. The consolidation requirements applied to the Company’s existing variable interest entities in the first reporting period ending after December 15, 2004. Certain of the disclosure requirements applied to all financial statements issued after December 31, 2003, regardless of when the variable interest entity was established. The adoption of FIN No. 46(R) did not have any impact on the Company’s financial position or results of operations.

COMMUNITYCORP

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In November 2003, the Emerging Issues Task Force (“EITF”) reached a consensus that certain quantitative and qualitative disclosures should be required for debt and marketable equity securities classified as available for sale or held to maturity under SFAS No. 115 and SFAS No. 124 that are impaired at the balance sheet date but for which other-than-temporary impairment has not been recognized. Accordingly the EITF issued EITF No. 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and provides guidance on quantitative and qualitative disclosures. The disclosure requirements of EITF No. 03-1 are effective for annual financial statements for fiscal years ending after June 15, 2004. The effective date for the measurement and recognition guidance of EITF No. 03-1 has been delayed. The FASB staff has issued a proposed Board-directed FASB Staff Position (“FSP”), FSP EITF 03-1-a, “Implementation Guidance for the Application of Paragraph 16 of Issue No. 03-1.” The proposed FSP would provide implementation guidance with respect to debt securities that are impaired solely due to interest rates and/or sector spreads and analyzed for other-than-temporary impairment under the measurement and recognition requirements of EITF No. 03-1. The delay of the effective date for the measurement and recognition requirements of EITF No. 03-1 will be superseded concurrent with the final issuance of FSP EITF 03-1-a. Adopting the disclosure provisions of EITF No. 03-1 did not have any impact on the Company’s financial position or results of operations.

In March 2004, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin (“SAB”) No. 105, “Application of Accounting Principles to Loan Commitments,” to inform registrants of the Staff’s view that the fair value of the recorded loan commitments should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB No. 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The Staff will not object to the application of existing accounting practices to loan commitments accounted for as derivatives that are entered into on or before March 31, 2004, with appropriate disclosures. The Company adopted the provisions of SAB No. 105 on April 1, 2004. The adoption of SAB No. 105 did not have any impact on the Company’s financial condition or results of operations.

Other accounting standards that have been issued or proposed by the PCAOB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the consolidated financial statements upon adoption.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2003 were reclassified to conform with the 2004 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2004 and 2003 were approximately $873,000 and $697,000 respectively. These requirements were satisfied by vault cash.

COMMUNITYCORP

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2004
U.S. government agencies and corporations	$21,700,085	$19,624	$85,275	$21,634,434
Obligations of state and local governments	3,360,592	115,704	1,000	3,475,296
Other	200,000	—	—	200,000

Total	$25,260,677	$135,328	$86,275	$25,309,730

December 31, 2003
U.S. government agencies and corporations	$13,242,492	$39,916	$59,406	$13,223,002
Obligations of state and local governments	2,953,604	119,775	1,743	3,071,636
Other	200,000	—	—	200,000

Total	$16,396,096	$159,691	$61,149	$16,494,638

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2004.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Government agencies and corporations	$16,105,989	$78,153	$569,490	$7,122	$16,675,479	$85,275
Obligations of state and Local governments	385,580	1,000	—	—	385,580	1,000

Total	$16,491,569	$79,153	$569,490	$7,122	$17,061,059	$86,275

Securities classified as available for sale are recorded at fair market value. At December 31, 2004, the amounts included in the category “twelve months or more” in the above table consisted of three mortgage-backed securities issued by the Federal Home Loan Mortgage Corporation (“FHLMC”) which were in a continuous loss position for twelve months. These mortgage-backed securities are protected by mortgage insurance as well as the direct credit to the FHLMC. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers.

COMMUNITYCORP

NOTE 3 - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2004
	Amortized Cost	Estimated Fair Value
Due in one year or less	$100,051	$100,244
Due after one year but within five years	19,425,476	19,433,977
Due after five years but within ten years	1,552,090	1,580,457
Due after ten years	989,560	1,002,638

	22,067,177	22,117,316
Mortgage-backed securities	3,193,500	3,192,414

Total	$25,260,677	$25,309,730

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2004
U.S. government agencies and corporations	$6,892	$182	$—	$7,074
Obligations of state and local governments	2,173,836	88,426	—	2,262,262

Total	$2,180,728	$88,608	$—	$2,269,336

December 31, 2003
U.S. government agencies and corporations	$20,294	$1,046	$—	$21,340
Obligations of state and local governments	2,624,204	119,218	—	2,743,422

Total	$2,644,498	$120,264	$—	$2,764,762

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2004
	Amortized Cost	Estimated Fair Value
Due in one year or less	$500,132	$505,343
Due after one year but within five years	809,468	843,434
Due after five years but within ten years	864,225	913,474

	2,173,825	2,262,251
Mortgage-backed securities	6,903	7,085

Total	$2,180,728	$2,269,336

At December 31, 2004 and 2003, investment securities with an amortized cost of $17,167,850 and $13,705,677 and a fair value of $17,275,203 and $13,913,099, respectively, were pledged as collateral to secure public deposits and short-term borrowings.

There were no sales of investment securities for the years ended December 31, 2004 and 2003.

COMMUNITYCORP

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2004	2003
Real estate - construction	$4,695,143	$2,011,177
Real estate - mortgage	39,203,590	36,813,674
Commercial and industrial	27,991,611	30,668,580
Consumer and other	11,115,907	10,675,883

Total gross loans	$83,006,251	$80,169,314

As of December 31, 2004 and 2003, management had placed loans totaling $764,375 and $2,352,253, respectively, in nonaccrual status because the loans were not performing as originally contracted. For 2004 and 2003 the total amount of interest earned on nonaccrual loans was approximately $95,000 and $55,000, respectively. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to approximately $115,000 and $189,000 for 2004 and 2003, respectively.

Loans ninety days or more past due and still accruing interest were $5,479 at December 31, 2004. There were no loans ninety days or more past due and still accruing interest at December 31, 2003.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2004 and 2003 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2004 and 2003.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2004	2003
Balance, beginning of year	$1,270,062	$1,319,202
Provision charged to operations	470,951	405,000
Recoveries on loans previously charged-off	42,759	32,646
Loans charged-off	(327,446)	(486,786)

Balance, end of year	$1,456,326	$1,270,062

COMMUNITYCORP

NOTE 4 – LOANS RECEIVABLE (continued)

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheets. The Company’s exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Standby letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. The Company believes that through various sources of liquidity, it has the necessary resources to meet obligations arising from these financial instruments.

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2004	2003
Commitments to extend credit	$8,554,442	$7,158,562
Standby letters of credit	1,095,000	1,142,411

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2004, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

COMMUNITYCORP

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2004	2003
Land	$710,605	$710,605
Building and land improvements	2,594,297	1,708,464
Furniture and equipment	1,899,391	1,669,809

Total	5,204,293	4,088,878
Less, accumulated depreciation	(1,762,959)	(1,571,399)

Premises and equipment, net	$3,441,334	$2,517,479

Depreciation expense totaled $191,560 and $243,996 in 2004 and 2003, respectively.

NOTE 6 - DEPOSITS

At December 31, 2004, the scheduled maturities of time deposits were as follows:

Amount
Maturing in
2005	$52,835,421
2006	1,950,052
2007	1,893,484
2009	122,660
2010	350,095

Total	$57,151,712

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $3,133,790 and $2,990,249 at December 31, 2004 and 2003, respectively. During 2004, $2,028,312 of new loans were made to related parties, and repayments totaled $1,884,771.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $1,362, and $2,276 for the years ended December 31, 2004 and 2003, respectively.

COMMUNITYCORP

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2004 and 2003, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2004	2003
Average balance during the year	$322,227	$369,671
Average interest rate during the year	0.43%	0.22%
Maximum month-end balance during the year	$390,000	$510,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of their U.S. Government obligation securities as collateral for the agreements. As of December 31, 2004, the par value and fair value of the securities underlying the agreements were $525,000 and $524,642, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

As of December 31, 2004, the Company had unused lines of credit to purchase federal funds from other financial institutions totaling $3,800,000. These lines of credit are available on a one to seven day basis for general corporate purposes. The lenders have reserved the right to withdraw these lines at their option. The Company also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2004, the available credit totaled approximately $20,800,000 and there were no borrowings outstanding on this line.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2004, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any that would be material to the financial statements.

NOTE 11 - SHAREHOLDERS’ EQUITY

In 2000, the Board of Directors approved the repurchase of shares of the Company’s outstanding stock. At December 31, 2004 and 2003, the Company had 53,505 and 52,664 shares, respectively held in treasury stock. During 2004 and 2003, the Company purchased 1,693 and 30,920 shares respectively, and sold 852 and 3,727 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank’s dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2004, the Bank’s undivided profits were $9,297,422. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

COMMUNITYCORP

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2004	2003
Stationary, printing, and postage	$198,557	$178,087
Advertising and promotion	33,662	26,561
Professional fees	166,316	154,851
Directors’ fees	50,100	46,500
Telephone expenses	54,509	53,970
ATM surcharges	52,323	60,018
ACH charges	33,245	40,704
Armored Car/Courier Services	30,220	24,675
Membership Dues/Subscriptions	32,422	22,397
Other	190,473	199,356

Total	$841,827	$807,119

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2004	2003
Currently payable:
Federal	$715,457	$606,024
State	74,487	64,134

Total current	789,944	670,158

Deferred income tax expense (benefit)	12,056	(17,233)

Income tax expense	$802,000	$652,925

Deferred income taxes are included in other assets at December 31, 2004 and 2003.

COMMUNITYCORP

NOTE 13 - INCOME TAXES (continued)

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2004	2003
Deferred tax assets:
Allowance for loan losses	$394,875	$342,077
Deferred compensation	82,100	84,265
Nonaccrual loan interest income	81,795	124,065
Other	13,370	11,467

Total deferred tax assets	572,140	561,874

Deferred tax liabilities:
Accumulated depreciation	(81,719)	(59,397)
Securities available-for-sale	(16,923)	(33,997)

Total deferred tax liabilities	(98,642)	(93,394)

Net deferred tax asset	$473,498	$468,480

The net deferred tax assets are included in other assets in the consolidated balance sheets. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2004 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2004	2003
Tax expense at statutory rate	$835,467	$706,508
State income tax, net of federal income tax benefit	49,161	37,307
Tax-exempt interest income	(72,508)	(79,111)
Disallowed interest expense	7,880	10,110
Other, net	(18,000)	(21,889)

Total	$802,000	$652,925

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

COMMUNITYCORP

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

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

Off-Balance-Sheet Financial Instruments - The notional amount represents the amounts of loan commitments and letters of credit, which are off-balance-sheet financial instruments. The fair value of these instruments is not material.

COMMUNITYCORP

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2004		2003
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$3,705,335	$3,705,335	$4,862,983	$4,862,983
Federal funds sold	19,046,000	19,046,000	16,367,000	16,367,000
Time deposits with other banks	499,000	499,000	499,000	499,000
Securities available-for-sale	25,309,730	25,309,730	16,494,638	16,494,638
Securities held-to-maturity	2,180,728	2,269,336	2,644,498	2,764,762
Nonmarketable equity securities	305,175	305,175	214,375	214,375
Loans receivable, gross	83,006,251	82,635,590	80,169,314	80,001,777
Accrued interest receivable	822,240	822,240	817,309	817,309

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$67,759,615	$67,759,615	$58,734,822	$58,734,822
Time deposits	57,151,712	57,341,084	53,849,004	53,980,229
Short-term borrowings	390,000	390,000	450,000	450,000
Accrued interest payable	295,430	295,430	295,934	295,934

	Notional Amount	Notional Amount
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$8,554,442	$7,158,562
Standby letters of credit	1,095,000	1,142,411

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

COMMUNITYCORP

NOTE 15 - REGULATORY MATTERS (continued)

As of December 31, 2004, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2004
Total capital (to risk-weighted assets)	$13,710,543	14.51%	$7,561,040	8.00%	$9,451,300	10.00%
Tier 1 capital (to risk-weighted assets)	12,529,130	13.26	3,780,520	4.00	5,670,780	6.00
Tier 1 capital (to average assets)	12,529,130	9.38	5,344,800	4.00	6,681,000	5.00

December 31, 2003
Total capital (to risk-weighted assets)	$12,191,536	13.83%	$7,050,500	8.00%	$8,813,125	10.00%
Tier 1 capital (to risk-weighted assets)	11,089,896	12.58	3,525,250	4.00	5,287,875	6.00
Tier 1 capital (to average assets)	11,089,896	9.05	4,901,080	4.00	6,126,350	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2004	2003
Assets
Cash	$66,797	$77,732
Investment in banking subsidiary	12,561,281	11,154,441
Nonmarketable equity securities	4,500	4,500
Other assets	3,550	3,550

Total assets	$12,636,128	$11,240,223

Shareholders’ equity	$12,636,128	$11,240,223

COMMUNITYCORP

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2004	2003
Income
Dividends from banking subsidiary	$216,000	$2,391,321
Other income	1	1

Total income	216,001	2,391,322

Expenses	—	225

Income before income taxes and equity in undistributed earnings of banking subsidiary	216,001	2,391,097

Income tax benefit	—	75
Equity in undistributed earnings of banking subsidiary	1,439,256	(966,131)

Net income	$1,655,257	$1,425,041

Condensed Statements of Cash Flows

	Years ended December 31,
	2004	2003
Cash flows from operating activities
Net income	$1,655,257	$1,425,041
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(1,439,256)	966,131
Increase in other assets	—	(117)

Net cash provided by operating activities	216,001	2,391,055

Cash flows from financing activities
Cash dividends paid	(178,421)	(179,516)
Purchases of treasury stock	(91,115)	(2,358,620)
Sale of treasury stock	42,600	167,715

Net cash used by financing activities	(226,936)	(2,370,421)

Increase (decrease) in cash	(10,935)	20,634
Cash, beginning of year	77,732	57,098

Cash, ending of year	$66,797	$77,732

COMMUNITYCORP

BOARD OF DIRECTORS

George W. Cone	J. Barnwell Fishburne
Attorney	Owner, Fishburne & Co.
McLeod, Fraser & Cone	Real Estate

W. Roger Crook	Peden B. McLeod
Chief Executive Officer and President	Chairman of the Board Attorney
Bank of Walterboro	McLeod, Fraser & Cone

Steven Murdaugh	Harry L. Hill
Certified Public Accountant	Retired

Harold M. Robertson
Retired

OFFICERS

W. Roger Crook	Mildred N. Whidden	William Steadman
Chief Executive Officer and President	Assistant Cashier and Head Teller	Executive Vice President

Gwendolyn P. Bunton	Andrea M. Davis	D.A. Strickland
Vice President and Cashier	Branch Manager	Branch Manager

Lynn H. Murdaugh	M. Ellison Young	Joanne Copeland
Assistant Vice President and Administrative Assistant	Vice President	Mortgage Loan Originator

Bruce Tate		Paulette M. Masters
Loan Officer		Branch Manager

STAFF MEMBERS

Annette Lyons
Cindy Ackerman	Sharon Milligan
Angela Adams	Amy Avant
Kimber Alderman	Aubrey Davis
Kristen Barrineau	Telie Etheridge
Casey Beach	Tanya Hickman
Carolyn Brant	Lynn Hiott
Dorothy Brunson	Angela Keen
William S. Crook	Natalie Powers
Jennifer Crosby	Pam O’Quinn
Melissa Dandridge	Amy Bunton
Betty Ford	Kelly Smith
Elizabeth Gray	Melissa T. Smyly
Krystal Thomas	Cynthia Mills
Sharon Hillier	Candice Kubik
Carolyn Rahn	Rose Walker
Stephanie Kelly	Nichole Espisito
Joy Koth	Louie Whidden
Pam Nelson

COMMUNITYCORP

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Wednesday, April 27, 2005 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $50.00 to $55.00 during the past two years. There were approximately 569 shareholders of record as of December 31, 2004.

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

398 East Main Street, Ridgeland, SC 29936

Member FDIC