Form 10KSB, Exhibit 13
period 2005-12-31
COMMUNITYCORP
filed 2006-03-17
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Strong roots – strong branches.”

Contents:
Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-24
Report of Independent Registered Public Accounting Firm	25
Consolidated Balance Sheets	26
Consolidated Statements of Income	27
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	28
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	30-47
Directors, Officers and Staff	48
Corporate Data	49
Services	50

Member FDIC

COMMUNITYCORP

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2005. The Company continued to experience good growth in deposits and loans during the year. More detailed information follows, but we are pleased to report return on average assets of 1.23%, a sound capital to asset ratio of 9.35%, and an allowance for loan losses of 1.71%.

Deposits at year-end were $127,458,306, an increase of $2,546,979, or 2.04%, over 2004 year-end. Net loans increased from $81,549,925 to $95,930,351, an increase of $14,380,426, or 14.99%. The allowance for loan losses increased from a December 31, 2004 balance of $1,456,326 to $1,664,948 or 1.71% of gross loans. Total assets increased from $138,407,723 to a December 31, 2005 total of $142,219,736 an increase of $3,812,013, or 2.75%.

Earnings increased in 2005 for the Company with net income of $1,710,424, an increase of $55,167, or 3.33%, more than 2004 earnings of $1,655,257. Earnings of $6.99 per share increased over $6.69 per share in 2004. Our net interest margin decreased from 4.32% in 2004 to 4.20% in 2005.

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

We invite and encourage you to attend our Annual Meeting on Monday, April 24, 2006.

Very truly yours,

/s/ W. Roger Crook W. Roger Crook	/s/ Peden B. McLeod Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP

SELECTED FINANCIAL DATA

The following table sets forth certain selected financial data concerning the Company. The selected financial data has been derived from the consolidated financial statements which should be read in conjunction with Management’s Discussion and Analysis of Financial Condition and Results of Operations.

Year Ended December 31, (Dollars in thousands, except per share)	2005	2004	2003	2002	2001
Results of Operations:
Interest income	$7,737	$6,831	$6,537	$7,000	$7,897
Interest expense	2,225	1,607	1,906	2,640	4,030

Net interest income	5,512	5,224	4,631	4,360	3,867
Provision for loan losses	381	471	405	405	257

Net interest income after provision for loan losses	5,131	4,753	4,226	3,955	3,610
Other income	599	579	558	492	493
Other expense	3,232	2,875	2,706	2,224	2,183

Income before income taxes	2,498	2,457	2,078	2,223	1,920
Income tax expense	788	802	653	715	617

Net income	$1,710	$1,655	$1,425	$1,508	$1,303

Balance Sheet Data:
Securities available-for-sale	$30,856	$25,310	$16,495	$12,661	$11,343
Securities held-to-maturity	1,875	2,181	2,644	3,050	3,499
Allowance for loan losses	1,665	1,456	1,270	1,319	1,231
Net loans	95,930	81,550	78,899	73,856	70,128
Premises and equipment, net	3,266	3,441	2,517	2,169	2,013
Total assets	142,220	138,408	124,755	115,775	110,850
Noninterest-bearing deposits	18,021	16,532	13,952	9,304	9,230
Interest-bearing deposits	109,437	108,379	98,631	93,316	89,190
Total deposits	127,458	124,911	112,584	102,620	98,420
Short-term borrowings	370	390	450	400	560
Total liabilities	128,576	125,772	113,515	103,526	99,848
Total shareholders’ equity	13,643	12,636	11,240	12,249	11,002

Per Share Data:
Weighted-average common shares outstanding	244,788	247,446	261,221	276,473	280,330
Net income	$6.99	$6.69	$5.46	$5.46	$4.65
Cash dividends paid	$0.82	$0.72	$0.65	$0.59	$0.55
Period end book value	$56.13	$51.26	$45.45	$44.62	$39.52

Return on Equity and Assets:
Return on average assets	1.23%	1.29%	1.18%	1.31%	1.18%
Return on average equity	13.11%	14.04%	13.08%	13.04%	12.45%
Equity to assets ratio	9.35%	9.16%	9.02%	10.04%	9.46%
Dividend payout ratio	11.79%	10.85%	12.52%	10.86%	11.89%

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

The Company primarily is engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services, and the Company’s interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area which demands the type of personal service and attention provided by Bank of Walterboro.

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

As of December 31, 2005, the Company had forty-two full-time employees and seven part time employees in all offices.

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of Communitycorp and its subsidiary, Bank of Walterboro. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

CRITICAL ACCOUNTING POLICY

The Company has adopted various accounting policies, which govern the application of account principles generally accepted in the United States of America in the preparation of the Company’s consolidated financial statements. The significant accounting policies of the Company are described in the notes to the consolidated financial statements.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

FORWARD-LOOKING STATEMENTS

Statements included in Management’s Discussion and Analysis which are not historical in nature are intended to be, and are hereby identified, as “forward looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Such forward-looking statements may be identified, without limitation, by the use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis, including without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2005 was $1,710,424 or $6.99 per share, compared to $1,655,257, or $6.69 per share, for the year ended December 31, 2004. The increase in net income for 2005 resulted primarily from the increase in interest income of $905,427 over the 2004 amount of $6,831,212. Total interest expense also increased $617,789 over the 2004 amount of $1,606,744. Net interest income increased $287,638 over the 2004 amount of $5,224,468, while noninterest income increased $20,410 over the 2004 amount of $578,556. For the year ended December 31, 2005 net interest margin decreased from 4.32% in 2004 to 4.20% in 2005.

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

Net interest income for 2005 was $5,512,106 compared to $5,224,468 for 2004, an increase of 5.51%. The increase was mainly attributable to the increase in the average balances of our earning assets, which increased by 8.41% while our interest bearing liabilities increased only 7.12%.

For 2005 average-earning assets totaled approximately $131,123,000 with an annualized average yield of 5.90% compared to approximately $120,949,000 and 5.65%, respectively, for 2004. Average interest-bearing liabilities totaled approximately $108,819,000 with an annualized average cost of 2.04% for 2005 compared to approximately $101,590,000 and 1.58%, respectively, for 2004.

Our net interest margin and net interest spread was 4.20% and 3.86% for 2005 compared to 4.32% and 4.07% respectively for 2004.

Our annualized yield on average earning assets increased 25 basis points for 2005 compared to 2004, while our annualized average cost of our interest-bearing liabilities also increased 46 basis points for 2005 compared to 2004. These increases were reflective of the increasing interest rate environment during 2005.

Details of certain components of our earning assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of earning assets, one of our goals it to maintain our loan portfolio as the largest component of total earning assets. Loans comprised approximately 66.93% and 66.03% of average earning assets for December 31, 2005 and 2004, respectively. Loan interest income for the years ended December 31, 2005 and 2004 was $6,313,934 and 5,877,205, respectively. The annualized average yield on loans was 7.19% and 7.36% for 2005 and 2004, respectively. Average balances of loans increased to approximately $87,756,000 during 2005, an increase of approximately $7,891,000 over the average of approximately $79,865,000 during 2004. The decline in the annualized yield on loans is mainly attributable to the volume of fixed rate loans in the loan portfolio that were made the in the past several years when market interest rates were at their lowest.

Investment securities averaged approximately $32,052,000 or 24.44% of average earning assets, for December 31, 2005 compared to approximately $23,151,000 or 19.14% of average earning assets, for 2004. Interest earned on investment securities amounted to $1,090,065 for the year ended December 31, 2005, compared to $717,620 for the same period last year. Investment securities yielded 3.40% and 3.10% for the period ended December 31, 2005 and 2004, respectively.

Total interest expense for the years ended December 31, 2005 and 2004 was $2,224,533 and $1,606,744, respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $2,216,939 and $1,605,442, for the years ended December 31, 2005 and 2004, respectively. The average balance of interest bearing deposits increased to approximately $108,494,000 for the year ended December 31, 2005 from approximately $101,268,000 during the same period last year. The annualized average cost of deposits was approximately 2.04% for the year ended December 31, 2005 compared to 1.59% for the same period in 2004.

For the year ended December 31, 2005 and 2004, the total annualized average cost of funds was 2.04% and 1.58%, respectively.

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

Average Balances, Income, Expenses, and Rates

	2005			2004
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning assets:
Securities, taxable (1)	$25,828	$835	3.23%	$17,531	$499	2.85%
Securities, tax-exempt (1)	5,897	249	4.22	5,420	213	3.93
Nonmarketable equity securities	327	6	1.83	200	5	2.50
Federal funds sold	10,874	316	2.91	17,323	218	1.26
Time deposits with other banks	441	17	3.85	610	19	3.11
Loans (2)	87,756	6,314	7.19	79,865	5,877	7.36

Total earning assets	131,123	7,737	5.90	120,949	6,831	5.65

Cash and due from banks	4,689			4,261
Allowance for loan losses	(1,508)			(1,366)
Premises and equipment	3,362			2,778
Other assets	1,778			2,141

Total assets	$139,444			$128,763

Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits	$108,494	2,217	2.04%	$101,268	1,606	1.59%
Short-term borrowings	325	8	2.46	322	1	0.31

Total interest-bearing liabilities	108,819	2,225	2.04	101,590	1,607	1.58

Noninterest-bearing deposits	16,994			14,918
Accrued interest and other liabilities	587			463
Shareholders’ equity	13,044			11,792

Total liabilities and shareholders’ equity	$139,444			$128,763

Net interest spread			3.86%			4.07%
Net interest income		$5,512			$5,224

Net interest margin			4.20%			4.32%

(1)	Averages for securities are stated at historical cost.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

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

Analysis of Changes in Net Interest Income

	2005 Compared With 2004 Variance Due to				2004 Compared With 2003 Variance Due to
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$236	$68	$32	$336	$182	$(15)	$(8)	$159
Securities, tax-exempt	19	16	1	36	3	(11)	—	(8)
Nonmarketable equity securities	3	(1)	(1)	1	(3)	(4)	1	(6)
Federal funds sold	(81)	285	(106)	98	(24)	42	(5)	13
Time deposits with other banks	(5)	5	(2)	(2)	8	(4)	(2)	2
Loans	581	(131)	(13)	437	161	(25)	(1)	135

Total interest income	753	242	(89)	906	327	(17)	(15)	295

Interest-Bearing Liabilities
Interest-bearing deposits	115	463	33	611	89	(369)	(18)	(298)
Short-term borrowings	—	7	—	7	—	—	—	—

Total interest expense	115	470	33	618	89	(369)	(18)	(298)

Net interest income	$638	$(228)	$(122)	$288	$238	$352	$3	$593

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2005. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years or Non- Sensitive	Total
Assets
Earning assets:
Federal funds sold and securities purchased under agreements to resell	$2,773	$—	$—	$—	$2,773
Time deposits with other banks	300	—	—	—	300
Investment securities	200	4,350	22,640	5,881	33,071
Loans (1)	16,734	24,852	55,438	291	97,315

Total earning assets	20,007	29,202	78,078	6,172	133,459

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	28,958	—	—	—	28,958
Savings and money market	18,123	—	—	—	18,123
Time	16,740	40,671	4,886	59	62,356

Total interest-bearing deposits	63,821	40,671	4,886	59	109,437
Short-term borrowings	370	—	—	—	370

Total interest-bearing deposits	64,191	40,671	4,886	59	109,807

Period gap	$(44,184)	$(11,469)	$73,192	$6,113

Cumulative gap	$(44,184)	$(55,653)	$17,539	$23,652

Ratio of cumulative gap to total earning assets	(33.11)%	(41.70)%	13.14%	17.72%

(1)	Excludes nonaccrual loans.

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

The methodology for assessing the adequacy of the allowance establishes both an allocated and unallocated component of the allowance. The allocated component is based principally on current loan grades and historical loss rates. The unallocated component is the result of the portion of the assessment that estimates probable losses in the portfolio that are not fully captured in the allocated allowance. This analysis includes, but is not necessarily limited to, industry concentrations, future market expansions, model imprecision, and the estimated impact of current economic conditions on historical loss rates. On a continual basis, we monitor trends within the portfolio, both quantitative and qualitative, and assess the reasonableness of the unallocated component.

The allowance is subject to examination and adequacy testing by regulatory agencies. In addition, such regulatory agencies could require allowance adjustments based on information available to them at the time of their examination.

The allowance for loan losses was 1.71% and 1.75% of total loans on December 31, 2005 and 2004, respectively. While we experienced a significant decline in net charge-offs, nonperforming loans and potential problem loans in 2005 compared to 2004, the allowance for loan losses at December 31, 2005 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance. Accordingly, we believe the allowance as of December 31, 2005 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

Year ended December 31,	2005	2004
Total loans outstanding at end of year	$97,595,299	$83,006,251

Average loans outstanding	$87,755,999	$79,864,534

Balance of allowance for loan losses at beginning of period	$1,456,326	$1,270,062
Loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	174,125	215,635
Consumer	41,267	111,811

Total loan losses	215,392	327,446

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	18,427	9,944
Consumer	24,570	32,815

Total recoveries	42,997	42,759

Net charge-offs	(172,395)	(284,687)
Provision charged to operations	381,017	470,951

Balance of allowance for loan losses at end of year	$1,664,948	$1,456,326

Ratios:
Net charge-offs to average loans outstanding	0.20%	0.36%
Net charge-offs to loans at end of year	0.18%	0.34%
Allowance for loan losses to average loans	1.90%	1.82%
Allowance for loan losses to loans at end of year	1.71%	1.75%
Net charge-offs to allowance for loan losses	10.35%	19.55%
Net charge-offs to provisions for loan losses	45.25%	60.45%

Nonperforming Assets. The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2005	2004
Nonaccrual loans (considered impaired)	$279,969	$764,275
Loans 90 days or more past due and still accruing interest	4,433	5,479

Total nonperforming loans	284,402	769,754
Other real estate owned	—	701,880

Total nonperforming assets	$284,402	$1,471,634

Nonperforming assets to year end loans	.30%	1.77%

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2005 and 2004 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2005 and 2004.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2005 and 2004, which were identified through our internal review mechanisms.

	December 31,
	2005	2004
Criticized loans	$21,978	$118,348
Classified loans	1,353,249	2,611,306

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

At December 31, 2005 real estate or other collateral secured practically all of the loans that were criticized and classified. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2005 was $598,966, an increase of $20,410 or 3.53% from the comparable period in 2004. Service charges on deposit accounts decreased $7,320 or 1.68% from the year ended December 31, 2004 to $427,534 for the comparable period in 2005. The decrease is mainly attributable to the closing of problem accounts and being more selective in opening new accounts that could potentially be problematic. All other categories of noninterest income increased 19.30% to $171,432 for the year ended December 31, 2005 when compared to the year ended December 31, 2004.

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2005 was $3,232,131, an increase of $357,315 or 12.43%, higher when compared to total noninterest expenses of $2,874,816 for the year ended December 31, 2004. Salaries and employee benefits increased 14.68% from $1,565,587 for the year ended December 31, 2004 to $1,795,361 for the year ended December 31, 2005. This increase is primarily attributable to normal salary increases plus the staff for the new Ridgeland branch, which became fully operational during the first quarter of 2005. Net occupancy and equipment expense increased 15.23% from $467,402 for the year ended December 31, 2004 to $538,576 for the year ended December 31, 2005. Other operating expenses increased $56,367 from the year ended December 31, 2004 to $898,194 for the year ended December 31, 2005. The opening of the new Ridgeland branch was primarily attributable for the increase in all expense categories.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE - (continued)

Income Taxes. The Company’s income tax expense for 2005 was $787,500, a decrease of $14,500 over the 2004 expense of $802,000. The Company’s effective tax rates for the years ended December 31, 2005 and 2004 were 31.53% and 32.64%, respectively.

Net Income. The combination of the above factors resulted in net income for the year ended December 31, 2005 of $1,710,424 as compared to $1,655,257 for the same period in 2004. This represents an increase of $55,167 or 3.33% over the same period in 2004.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $87,755,999 in 2005 compared to $79,864,534 in 2004, an increase of $7,891,465, or 9.88%. Total loans were $97,595,299 and $83,006,251 at December 31, 2005 and 2004, respectively. Fixed rates loans comprised approximately 95% of our loan portfolio at the end of both years.

The Company’s ratio of loans to deposits was 75.26% at December 31, 2005 as compared to 66.45% at December 31, 2004. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2005 and 2004 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2005		2004
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$42,727,235	43.78%	$27,991,611	33.72%
Real estate
Construction	4,453,312	4.56	4,695,143	5.66
Mortgage	37,478,906	38.40	39,203,590	47.23
Consumer and other loans	12,935,846	13.26	11,115,907	13.39

Total loans	97,595,299	100.00%	83,006,251	100.00%

Allowance for loan losses	(1,664,948)		(1,456,326)

Net loans	$95,930,351		$81,549,925

Commercial and industrial loans increased $14,735,624 or 52.60% from $27,991,611 at December 31, 2004. Real estate loans, including construction and mortgage loans, decreased $1,966,515 or 4.48% to $41,932,218 at December 31, 2005. Consumer and all other loans increased $1,819,939 or 16.37% to $12,935,846 at December 31, 2005.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2005 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$3,479,842	$973,470	$—	$4,453,312
Real estate – mortgage	11,441,107	24,498,415	1,539,384	37,478,906
Commercial and industrial	14,199,057	27,138,588	1,389,590	42,727,235
Consumer and other	4,078,808	8,549,025	308,013	12,935,846

	$33,198,814	$61,159,498	$3,236,987	$97,595,299

Loans maturing after one year with:
Fixed interest rates				$63,052,117
Floating interest rates				1,344,368

				$64,396,485

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

Short-Term Investments. Short-term investments, which consist of federal funds sold averaged $10,873,975 in 2005, compared to $17,323,163 in 2004. At December 31, 2005, short-term investments totaled $2,773,000. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks, which averaged $440,663 in 2005. The total of these time deposits was $300,000 at December 31, 2005.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at historical cost, averaged $32,052,076 in 2005, compared to $23,151,357 in 2004. At December 31, 2005, the carrying value of the securities portfolio was $33,070,550. Securities designated as available for sale totaled $30,855,760 and were recorded at estimated fair value. Securities designated as held to maturity totaled $1,875,133 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $339,657 at December 31, 2005. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments primarily consist of obligations of U.S. government agencies and corporations.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2005 and 2004 and the weighted average yields of those securities at December 31, 2005.

Investment Securities Portfolio Composition

	2005	2004
Available-for-Sale (1)
U.S. government agencies and corporations	$22,932,331	$18,442,019
Obligations of states and local governments	4,836,251	3,475,297
Other	200,000	200,000

	27,968,582	22,117,316
Mortgage-backed securities	2,887,178	3,192,414

Total available-for-sale securities	$30,855,760	$25,309,730

Held-to-Maturity (1)
Obligations of states and local governments	$1,873,966	$2,173,836
Mortgage-backed securities	1,167	6,892

Total held-to-maturity securities	$1,875,133	$2,180,728

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at estimated fair value.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2005 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (3)	$3,076	3.36%	$19,397	3.40%	$461	4.00%	$—	—%
Obligations of states and local governments	—	—%	2,704	5.23%	748	4.74%	1,383	5.62%
Other	—	—%	—	—%	200	6.25%	—	—%

Total available-for-sale securities	$3,076	3.36%	$22,101	3.62%	$1,409	4.71%	$1,383	5.62%

Held-to-Maturity

December 31, 2005 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
U.S. government agencies (2)	$—%		$—%		$—%		$—%
Obligations of states and local governments	200	5.30%	1,274	6.01%	200	6.17%	200	5.68%

Total held-to-maturity	$200	5.30%	$1,274	6.01%	$200	6.17%	$200	5.68%

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)	Excludes mortgage-backed securities totaling $2,887,178 with a yield of 3.77%.
(3)	Excludes mortgage-backed securities totaling $1,167 with a yield of 7.09%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. Deposits account for practically all of our interest bearing liabilities. Total average deposits increased from $116,186,380 in 2004 to $125,487,263 in 2005. This represents an increase of $9,300,883 or 8.01% over the 2004 amount.

The following table summarizes the Company’s deposits for the years ended December 31, 2005 and 2004.

	2005		2004
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest bearing demand	$18,020,633	14.14%	$16,531,784	13.23%
Interest-bearing demand	28,958,482	22.72	27,151,995	21.74
Savings accounts	18,123,425	14.22	24,075,836	19.27
Time deposits of $100,000 or over	34,253,375	26.87	28,598,107	22.89
Other time deposits	28,102,391	22.05	28,553,605	22.87

Total deposits	$127,458,306	100.00%	$124,911,327	100.00%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $93,204,931 and $96,313,220 at December 31, 2005 and 2004, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2005, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$9,714,351	$11,711,807	$10,206,923	$2,620,294	$34,253,375

Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. During 2005 and 2004, the Company did not have any certificates of deposits that were obtained through brokers.

Short-term Borrowings. At December 31, 2005 and 2004, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2005	2004
Average balance during the year	$324,917	$322,227
Average interest rate during the year	2.33%	0.43%
Maximum month-end balance during the year	$620,000	$390,000

CAPITAL

Total shareholders’ equity increased by $1,007,245 from $12,636,128 at December 31, 2004 to $13,643,373 at December 31, 2005. The increase is attributable to the sale of treasury stock of $42,650 and net income of $1,710,424. The increase was offset by the purchase of treasury stock during the period of $246,920, the payment of dividends of $201,709 and the increase in other comprehensive loss of $297,200.

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

As of December 31, 2005, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes Minimum		To Be Well- Capitalized Under Prompt Corrective Action Provisions Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Total capital (to risk-weighted assets)	$15,138,528	14.61%	$8,287,840	8.00%	$10,359,800	10.00%
Tier 1 capital (to risk-weighted assets)	13,843,553	13.36	4,143,920	4.00	6,215,880	6.00
Tier 1 capital (to average assets)	13,843,553	9.80	5,647,960	4.00	7,059,950	5.00

December 31, 2004
Total capital (to risk-weighted assets)	$13,710,543	14.51%	$7,561,040	8.00%	$9,451,300	10.00%
Tier 1 capital (to risk-weighted assets)	12,529,130	13.26	3,780,520	4.00	5,670,780	6.00
Tier 1 capital (to average assets)	12,529,130	9.38	5,344,800	4.00	6,681,000	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT –(continued)

liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2005 and 2004 core deposits represented 72.65% and 77.11%, respectively of total deposits.

The Bank had available at the end of 2005 an unused short-term line of credit to purchase up to $3,800,000 of federal funds from an unrelated correspondent institution. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2005, the available credit totaled approximately $20,999,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2005, the Bank’s available undivided profits totaled $8,901,422. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

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

There are no off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2005, the Bank had issued commitments to extend credit of $10,960,770 and standby letters of credit of $844,803 through various types of commercial lending arrangements. Approximately $412,206 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2005.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$798,657	$1,479,890	$6,405,186	$8,683,733	$2,277,037	$10,960,770
Standby letters of credit	310,000	48,500	486,303	844,803	—	844,803

Totals	$1,108,657	$1,528,390	$6,891,489	$9,528,536	$2,277,037	$11,805,573

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

IMPACT OF RECENT ACCOUNTING CHANGES

For a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company see Note 1 of the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and Subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and Subsidiary, (the “Company”) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and Subsidiary as of December 31, 2005 and 2004 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Greenville, South Carolina

February 17, 2006

COMMUNITYCORP

Consolidated Balance Sheets

	December 31,
	2005	2004
Assets:
Cash and cash equivalents:
Cash and due from banks	$5,089,462	$3,705,335
Federal funds sold	2,773,000	19,046,000

Total cash and cash equivalents	7,862,462	22,751,335

Time deposits with other banks	300,000	499,000

Investment securities:
Securities available-for-sale	30,855,760	25,309,730
Securities held-to-maturity (estimated fair value of $1,908,781 in 2005 and $2,269,336 in 2004)	1,875,133	2,180,728
Nonmarketable equity securities	339,657	305,175

Total investment securities	33,070,550	27,795,633

Loans receivable	97,595,299	83,006,251
Less allowance for loan losses	(1,664,948)	(1,456,326)

Loans, net	95,930,351	81,549,925
Premises and equipment, net	3,265,920	3,441,334
Accrued interest receivable	989,582	822,240
Other real estate owned	—	701,880
Other assets	800,871	846,376

Total assets	$142,219,736	$138,407,723

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$18,020,633	$16,531,784
Interest-bearing transaction accounts	28,958,482	27,151,995
Money market savings accounts	3,417,278	3,070,070
Savings	14,706,147	21,005,766
Time deposits $100,000 and over	34,253,375	28,598,107
Other time deposits	28,102,391	28,553,605

Total deposits	127,458,306	124,911,327

Short-term borrowings	370,000	390,000
Accrued interest payable	584,352	295,430
Other liabilities	163,705	174,838

Total liabilities	128,576,363	125,771,595

Commitments and contingencies - Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued and outstanding	1,500,000	1,500,000
Capital surplus	1,716,455	1,721,023
Retained earnings	14,224,597	12,715,882
Accumulated other comprehensive income (loss)	(265,071)	32,129
Treasury stock (56,952 shares in 2005 and 53,505 shares in 2004)	(3,532,608)	(3,332,906)

Total shareholders’ equity	13,643,373	12,636,128

Total liabilities and shareholders’ equity	$142,219,736	$138,407,723

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Income

	Years Ended December 31,
	2005	2004
Interest income:
Loans, including fees	$6,313,934	$5,877,205
Investment securities:
Taxable	835,296	499,150
Tax-exempt	249,117	213,258
Nonmarketable equity securities	5,652	5,212
Federal funds sold and securities purchased under agreements to resell	315,865	217,629
Time deposits with other banks	16,775	18,758

Total interest income	7,736,639	6,831,212

Interest expense:
Deposits	2,216,939	1,605,442
Short-term borrowings	7,594	1,302

Total interest expense	2,224,533	1,606,744

Net interest income	5,512,106	5,224,468

Provision for loan losses	381,017	470,951

Net interest income after provision for loan losses	5,131,089	4,753,517

Noninterest income:
Service charges on deposit accounts	427,534	434,854
Commissions on credit life insurance	13,760	12,130
Other charges, fees, and commissions	107,361	88,233
Other	50,311	43,339

Total noninterest income	598,966	578,556

Noninterest expenses:
Salaries and employee benefits	1,795,361	1,565,587
Net occupancy	221,479	185,584
Equipment	317,097	281,818
Other operating	898,194	841,827

Total noninterest expenses	3,232,131	2,874,816

Income before income taxes	2,497,924	2,457,257

Income tax expense	787,500	802,000

Net income	$1,710,424	$1,655,257

Earnings per share:
Weighted-average common shares outstanding	244,788	247,446
Basic	$6.99	$6.69

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2005 and 2004

	Common stock		Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total shareholders’ equity
	Shares	Amount
Balance, December 31, 2003	300,000	$1,500,000	$1,731,708	$11,239,046	$64,545	$(3,295,076)	$11,240,223

Net income				1,655,257			1,655,257
Other comprehensive loss, net of tax benefit of $17,074					(32,416)		(32,416)

Comprehensive income							1,622,841

Cash dividends paid ($.72 per share)				(178,421)			(178,421)
Purchase of treasury stock						(91,115)	(91,115)
Sale of treasury stock			(10,685)			53,285	42,600

Balance, December 31, 2004	300,000	1,500,000	1,721,023	12,715,882	32,129	(3,332,906)	$12,636,128

Net income				1,710,424			1,710,424

Other comprehensive loss, net of tax benefit of $156,541					(297,200)		(297,200)

Comprehensive income							1,413,224

Cash dividends paid ($.82 per share)				(201,709)			(201,709)
Purchase of treasury stock						(246,920)	(246,920)

Sale of treasury stock			(4,568)			47,218	42,650

Balance, December 31, 2005	300,000	$1,500,000	$1,716,455	$14,224,597	$(265,071)	$(3,532,608)	$13,643,373

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2005	2004
Cash flows from operating activities:
Net income	$1,710,424	$1,655,257
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	381,017	470,951
Depreciation expense	210,242	191,560
Premium amortization less discount accretion on investment securities	32,545	142,148
Deferred income tax expense	8,970	12,056
Amortization of loan fees and costs	(2,992)	1,629
Gain on sale of other real estate owned	(27,270)	—
Increase in accrued interest receivable	(167,342)	(4,931)
Increase (Decrease) in accrued interest payable	288,922	(504)
(Increase) Decrease in other assets	193,076	(127,429)
Decrease in other liabilities	(11,133)	(10,677)

Net cash provided by operating activities	2,616,459	2,330,060

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	2,530,455	11,902,730
Purchases of securities available-for-sale	(8,562,922)	(20,909,177)
Proceeds from maturities of securities held-to-maturity	505,745	463,487
Purchases of securities held-to-maturity	(200,000)	—
Purchases of nonmarketable equity securities	(34,481)	(90,800)
Proceeds from the sale of other real estate owned	736,650	31,655
Decrease in time deposits with other banks	199,000	—
Net increase in loans to customers	(14,765,951)	(3,131,753)
Purchases of premises and equipment	(34,828)	(1,115,415)

Net cash used for investing activities	(19,626,332)	(12,849,273)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	(2,657,075)	9,024,793
Net increase in time deposits	5,204,054	3,302,708
Net decrease in short-term borrowings	(20,000)	(60,000)
Cash dividends paid	(201,709)	(178,421)
Purchase of treasury stock	(246,920)	(91,115)
Sale of treasury stock	42,650	42,600

Net cash provided by financing activities	2,121,000	12,040,565

Net increase (decrease) in cash and cash equivalents	(14,888,873)	1,521,352

Cash and cash equivalents, beginning of year	22,751,335	21,229,983

Cash and cash equivalents, end of year	$7,862,462	$22,751,335

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation - Communitycorp, a bank holding company, (the Company), and its subsidiary, Bank of Walterboro (the Bank), provide commercial banking services to domestic markets principally in Colleton, Charleston, and Jasper counties South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Disclosure Regarding Segments - The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company as a single enterprise.

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

Nonmarketable Equity Securities - Nonmarketable equity securities include the Company’s investments in the stock of the Federal Home Loan Bank, Community Financial Services, Inc., and other community banks. The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component of interest income.

At December 31, 2005 and 2004, the investment in Federal Home Loan Bank stock was $276,800 and $250,100, respectively. At December 31, 2005 and 2004, the investment in Community Financial Services, Inc. stock was $56,857 and $50,575 and the investment in the other community banks was $6,000 and $4,500, respectively.

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

The methodology for assessing the adequacy of the Allowance establishes both an allocated and unallocated component of the Allowance. The allocated component is based principally on current loan grades and historical loss rates. The unallocated component is the result of the portion of the assessment that estimates probable losses in the portfolio that are not fully captured in the allocated Allowance. This analysis includes, but is not necessarily limited to, industry concentrations, future market expansions, model imprecision, and the estimated impact of current economic conditions on historical loss rates. On a continual basis, Management monitors trends within the portfolio, both quantitative and qualitative, and assesses the reasonableness of the unallocated component.

The Allowance is subject to examination and adequacy testing by regulatory agencies. In addition, such regulatory agencies could require Allowance adjustments based on information available to them at the time of their examination.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Impaired Loans - The Bank accounts for its impaired loans in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures—an amendment of FASB Statement No. 114,” which requires that creditors value all specifically reviewed nonhomogeneous loans for which it is probable that the creditors will be unable to collect all amounts due according to the terms of the loan agreements, at their respective fair market values. Fair market value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about the manner in which a creditor recognizes interest income related to impaired loans.

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

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Income Taxes - Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $65,139 and $51,265 in 2005 and 2004, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. Expenses charged to earnings for the salary deferral plan were $22,500 and $26,500 in 2005 and 2004, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

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

During 2005 and 2004, the Company paid $1,935,611 and $1,607,248, respectively, for interest. Cash paid for income taxes was $605,120 and $947,500 in 2005 and 2004, respectively.

Supplemental noncash investing activities are as follows: Loans totaling $8,500 were reclassified as foreclosures of real estate in 2004. No loans were reclassified in 2005.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2005	2004
Unrealized losses on available-for-sale securities	$(453,741)	$(49,490)
Reclassification adjustment for gains (losses) realized in net income	—	—

Net unrealized losses on securities	(453,741)	(49,490)
Tax effect	156,541	17,074

Net-of-tax amount	$(297,200)	$(32,416)

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

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In December 2004, the FASB issued SFAS No. 123 (revised 2004), “Share-Based Payment” (“SFAS No. 123(R)”). SFAS No. 123(R) will require companies to measure all employee stock-based compensation awards using a fair value method and record such expense in its financial statements. In addition, the adoption of SFAS No. 123(R) requires additional accounting and disclosure related to the income tax and cash flow effects resulting from share-based payment arrangements. SFAS No. 123(R) is effective beginning as of the first annual reporting period beginning after December 15, 2005. SFAS No. 123(R) allows for adoption using either the modified prospective or modified retrospective methods. The Company anticipates using the modified prospective method when this statement is adopted in the first quarter of 2006. The Company has evaluated the impact upon adoption of SFAS No. 123(R) and related guidance and has concluded that the adoption will not have a material impact on financial position or results of operations upon adoption.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets – an amendment of APB Opinion No. 29.” The standard is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged and eliminates the exception under APB Opinion No. 29 for an exchange of similar productive assets and replaces it with an exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The standard is effective for nonmonetary exchanges occurring in fiscal periods beginning after June 15, 2005. The adoption of SFAS No. 153 is not expected to have any impact on the Company’s financial position or results of operations.

In May 2005, the FASB issued SFAS No. 154, “Accounting Changes and Error Corrections – a replacement of APB Opinion No. 20 and FASB Statement No. 3.” SFAS No. 154 establishes retrospective application as the required method for reporting a change in accounting principle, unless it is impracticable, in which case the changes should be applied to the latest practicable date presented. SFAS No. 154 also requires that a correction of an error be reported as a prior period adjustment by restating prior period financial statements. SFAS No. 154 is effective for accounting changes and corrections of errors made in fiscal years beginning after December 15, 2005.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Recent Accounting Pronouncements (continued)

In March 2005, the FASB issued FASB Interpretation (“FIN”) No. 47, “Accounting for Conditional Asset Retirement Obligations—an interpretation of FASB Statement No. 143.” This Interpretation clarifies that the term “conditional asset retirement obligation” as used in SFAS No. 143, Accounting for Asset Retirement Obligations, refers to a legal obligation to perform an asset retirement activity in which the timing and (or) method of settlement are conditional on a future event that may or may not be within the control of the entity. The obligation to perform the asset retirement activity is unconditional even though uncertainty exists about the timing and (or) method of settlement. Thus, the timing and (or) method of settlement may be conditional on a future event. Accordingly, an entity is required to recognize a liability for the fair value of a conditional asset retirement obligation if the fair value of the liability can be reasonably estimated. The fair value of a liability for the conditional asset retirement obligation should be recognized when incurred—generally upon acquisition, construction, or development and (or) through the normal operation of the asset. Uncertainty about the timing and (or) method of settlement of a conditional asset retirement obligation should be factored into the measurement of the liability when sufficient information exists. FIN No. 47 is effective no later than the end of fiscal years ending after December 15, 2005. The Company adopted FIN No. 47 in 2005 and its adoption had no effect on the Company’s financial position or results of operations.

In March 2004, the FASB issued Emerging Issues Task Force (“EITF”) Issue No. 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This issue addresses the meaning of other-than-temporary impairment and its application to investments classified as either available for sale or held to maturity under SFAS No. 115 and it also provides guidance on quantitative and qualitative disclosures. The disclosure requirements in paragraph 21 of this Issue were adopted by the Company effective December 31, 2003. The recognition and measurement guidance in paragraphs 6-20 of this Issue was to be applied to other-than-temporary impairment evaluations in reporting periods beginning after June 15, 2004, but was delayed by FASB action in October 2004 through the issuance of a proposed FASB Staff Position (“FSP”) on the issue. In July 2005, the FASB issued FSP FAS 115-1 and FSP FAS 124-1 – “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments.” This FSP addresses the determination as to when an investment is considered impaired, whether that impairment is other than temporary, and the measurement of an impairment loss. This FSP also includes accounting considerations subsequent to the recognition of an other-than-temporary impairment and requires certain disclosures about unrealized losses that have not been recognized as other-than-temporary impairments. This FSP will be effective for other-than-temporary impairment analysis conducted in periods beginning after December 15, 2005. The Company has evaluated the impact of adopting of FSP FAS 115-1 and FSP FAS 124-1 and has concluded that the adoption will not have a material impact on financial position and results of operations.

In December 2005, the FASB issued FSP SOP 94-6-1, “Terms of Loan Products that May Give Rise to a Concentration of Credit Risk.” The disclosure guidance in this FSP is effective for interim and annual periods ending after December 19, 2005. The FSP states that the terms of certain loan products may increase a reporting entity’s exposure to credit risk and thereby may result in a concentration of credit risk as that term is used in SFAS No. 107, either as an individual product type or as a group of products with similar features. SFAS No. 107 requires disclosures about each significant concentration, including “information about the (shared) activity, region, or economic characteristic that identifies the concentration.” The FSP suggests possible shared characteristics on which significant concentrations may be determined which include, but are not limited to (1) loans that subject borrowers to significant payment increases, (2) loans with terms that permit negative amortization, and (3) loans with high loan-to-value ratios. This FSP requires entities to provide the disclosures required by SFAS No. 107 for loan products that are determined to represent a concentration of credit risk in accordance with the guidance of this FSP for all periods presented. The Company adopted this disclosure standard effective December 31, 2005.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies that do not require adoption until a future date are not expected to have a material impact on the Company’s consolidated financial statements upon adoption.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2004 were reclassified to conform with the 2005 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2005 and 2004 were approximately $1,109,000 and $873,000 respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2005
U.S. government agencies and corporations	$26,220,690	$4,050	$405,231	$25,819,509
Obligations of state and local governments	4,839,759	35,989	39,497	4,836,251
Other	200,000	—	—	200,000

Total	$31,260,449	$40,039	$444,728	$30,855,760

December 31, 2004
U.S. government agencies and corporations	$21,700,085	$19,624	$85,275	$21,634,434
Obligations of state and local governments	3,360,592	115,704	1,000	3,475,296
Other	200,000	—	—	200,000

Total	$25,260,677	$135,328	$86,275	$25,309,730

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2005.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
U. S. Government agencies and corporations	$7,631,515	$99,336	$17,653,331	$305,895	$25,284,846	$405,231
Obligations of state and local governments	2,596,130	29,041	468,021	10,456	3,064,151	39,497

Total	$10,227,645	$128,377	$18,121,352	$316,351	$28,348,997	$444,728

There were a total of ninety-seven available-for-sale securities that were in a loss position at December 31, 2005. Of these securities, fifty-seven were in a loss position of twelve months or more, which consisted of forty-six U.S. Government agencies, three obligations of state and local governments, and eight mortgage-backed securities. The mortgage-backed securities are protected by mortgage insurance as well as the direct credit to the related agencies. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers. At December 31, 2005 there were no held-to-maturity securities that were in a continuous loss position for twelve or more months.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2005
	Amortized Cost	Estimated Fair Value
Due in one year or less	$3,100,000	$3,075,688
Due after one year but within five years	22,378,003	22,099,953
Due after five years but within ten years	1,429,738	1,409,724
Due after ten years	1,397,990	1,383,217

	28,305,731	27,968,582
Mortgage-backed securities	2,954,718	2,887,178

Total	$31,260,449	$30,855,760

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2005
U.S. government agencies and corporations	$1,167	$9	$—	$1,176
Obligations of state and local governments	1,873,966	34,245	606	1,907,605

Total	$1,875,133	$34,254	$606	$1,908,781

December 31, 2004
U.S. government agencies and corporations	$6,892	$182	$—	$7,074
Obligations of state and local governments	2,173,836	88,426	—	2,262,262

Total	$2,180,728	$88,608	$—	$2,269,336

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2005
	Amortized Cost	Estimated Fair Value
Due in one year or less	$200,000	$200,238
Due after one year but within five years	1,274,264	1,302,296
Due after five years but within ten years	199,702	205,677
Due after ten years	200,000	199,394

	1,873,966	1,907,605
Mortgage-backed securities	1,167	1,176

Total	$1,875,133	$1,908,781

At December 31, 2005 and 2004, investment securities with an amortized cost of $16,272,368 and $17,167,850 and a fair value of $16,102,415 and $17,275,203, respectively, were pledged as collateral to secure public deposits and short-term borrowings. There were no sales of investment securities for the years ended December 31, 2005 and 2004.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2005	2004
Real estate - construction	$4,453,312	$4,695,143
Real estate - mortgage	37,478,906	39,203,590
Commercial and industrial	42,727,235	27,991,611
Consumer and other	12,935,846	11,115,907

Total gross loans	$97,595,299	$83,006,251

As of December 31, 2005 and 2004, management had placed loans totaling $279,969 and $764,375, respectively, in nonaccrual status because the loans were not performing as originally contracted. For 2005 and 2004 the total amount of interest earned on nonaccrual loans was approximately $31,000 and $95,000, respectively. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to approximately $38,000 and $115,000 for 2005 and 2004, respectively.

Loans ninety days or more past due and still accruing interest were $4,433 and $5,479 at December 31, 2005 and 2004, respectively.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2005 and 2004 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2005 and 2004.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2005	2004
Balance, beginning of year	$1,456,326	$1,270,062
Provision charged to operations	381,017	470,951
Recoveries on loans previously charged-off	42,997	42,759
Loans charged-off	(215,392)	(327,446)

Balance, end of year	$1,664,948	$1,456,326

COMMUNITYCORP

Notes to Consolidated Financial Statements

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2005	2004
Commitments to extend credit	$10,960,770	$8,554,442
Standby letters of credit	844,803	1,095,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2005, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2005	2004
Land	$710,605	$710,605
Building and land improvements	2,611,083	2,594,297
Furniture and equipment	1,935,223	1,899,391

Total	5,256,911	5,204,293
Less, accumulated depreciation	(1,990,991)	(1,762,959)

Premises and equipment, net	$3,265,920	$3,441,334

Depreciation expense totaled $210,242 and $191,560 in 2005 and 2004, respectively.

NOTE 6 - DEPOSITS

At December 31, 2005, the scheduled maturities of time deposits were as follows:

Amount
Maturing in
2006	$57,410,757
2007	2,620,295
2008	2,265,285
2011	59,429

Total	$62,355,766

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $4,619,909 and $3,133,790 at December 31, 2005 and 2004, respectively. During 2005, $3,350,846 of new loans were made to related parties, and repayments totaled $1,864,728.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered was $2,593, and $1,362 for the years ended December 31, 2005 and 2004, respectively.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2005 and 2004, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2005	2004
Average balance during the year	$324,917	$322,227
Average interest rate during the year	2.33%	0.43%
Maximum month-end balance during the year	$620,000	$390,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of the Company’s U.S. Government obligation securities as collateral for the agreements. As of December 31, 2005, the par value and fair value of the securities underlying the agreements were $525,000 and $515,675, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

As of December 31, 2005, the Company had an unused line of credit to purchase federal funds from an unrelated financial institution totaling $3,800,000. This line of credit is unsecured and is available on a one to seven day basis for general corporate purposes. The lender has reserved the right to withdraw this line at their option. The Company also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2005, the available credit totaled approximately $20,999,000 and there were no borrowings outstanding on this line. Any borrowings under the FHLB credit agreement will be secured by a blanket lien on all of the Banks 1-4 family residential first lien mortgage loans and or investment securities.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2005, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any that would be material to the financial statements.

The Company makes loans to individuals and small businesses for various personal and commercial purposes. Although the Company’s loan portfolio is diversified, a substantial portion of its borrowers’ ability to honor the terms of their loans is dependent on business and economic conditions in Colleton, Charleston, and Jasper counties and surrounding areas. The Company’s loan portfolio is not concentrated in loans to any single borrower or in a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk that could arise from potential concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Management has determined that there is no concentration of credit risk associated with its lending policies or practices.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 10 - COMMITMENTS AND CONTINGENCIES (continued)

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio.

The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. By policy, time deposits are limited to amounts insured by the Federal Deposit Insurance Corporation. Management believes credit risk associated with correspondent accounts is not significant.

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2005 and 2004, the Company had 56,952 and 53,505 shares, respectively held in treasury stock. During 2005 and 2004, the Company purchased 4,207 and 1,693 shares respectively, and sold 760 and 852 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2005, the Bank’s undivided profits were $8,901,422. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2005	2004
Stationary, printing, and postage	$186,248	$198,557
Advertising and promotion	49,591	33,662
Professional fees	150,044	166,316
Directors’ fees	60,200	50,100
Telephone expenses	67,432	54,509
ATM surcharges	52,869	52,323
ACH charges	41,417	33,245
Armored Car/Courier Services	44,295	30,220
Membership Dues/Subscriptions	26,345	32,422
Other	219,753	190,473

Total	$898,194	$841,827

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2005	2004
Currently payable:
Federal	$701,561	$715,457
State	76,969	74,487

Total current	778,530	789,944

Deferred income tax expense	8,970	12,056

Income tax expense	$787,500	$802,000

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2005	2004
Deferred tax assets:
Allowance for loan losses	$454,079	$394,875
Deferred compensation	90,931	82,100
Nonaccrual loan interest income	35,151	81,795
Securities available-for-sale	149,735	—
Other	26,589	13,370

Total deferred tax assets	756,485	572,140

Deferred tax liabilities:
Accumulated depreciation	(125,299)	(81,719)
Securities available-for-sale	—	(16,923)

Total deferred tax liabilities	(125,299)	(16,923)

Net deferred tax asset	$631,186	$473,498

The net deferred tax assets are included in other assets in the consolidated balance sheets at December 31, 2005 and 2004. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2005 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2005	2004
Tax expense at statutory rate	$849,294	$835,467
State income tax, net of federal income tax benefit	50,800	49,161
Tax-exempt interest income	(80,450)	(72,508)
Disallowed interest expense	7,425	7,880
Other, net	(39,569)	(18,000)

Total	$787,500	$802,000

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

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2005		2004
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$5,089,462	$5,089,462	$3,705,335	$3,705,335
Federal funds sold	2,773,000	2,773,000	19,046,000	19,046,000
Time deposits with other banks	300,000	300,000	499,000	499,000
Securities available-for-sale	30,855,760	30,855,760	25,309,730	25,309,730
Securities held-to-maturity	1,875,133	1,908,781	2,180,728	2,269,336
Nonmarketable equity securities	339,657	339,657	305,175	305,175
Loans receivable, gross	97,595,299	97,055,135	83,006,251	82,635,590
Accrued interest receivable	989,582	989,582	822,240	822,240

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$65,102,540	$65,102,540	$67,759,615	$67,759,615
Time deposits	62,355,766	62,550,049	57,151,712	57,341,084
Short-term borrowings	370,000	370,000	390,000	390,000
Accrued interest payable	584,352	584,352	295,430	295,430

	Notional Amount	Notional Amount
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$10,960,770	$8,554,442
Standby letters of credit	844,803	1,095,000

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

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 15 - REGULATORY MATTERS (continued)

As of December 31, 2005, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

					To Be Well-
					Capitalized Under
			For Capital		Prompt Corrective
			Adequacy Purposes		Action Provisions
	Actual		Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2005
Total capital (to risk-weighted assets)	$15,138,528	14.61%	$8,287,840	8.00%	$10,359,800	10.00%
Tier 1 capital (to risk-weighted assets)	13,843,553	13.36	4,143,920	4.00	6,215,880	6.00
Tier 1 capital (to average assets)	13,843,553	9.80	5,647,960	4.00	7,059,950	5.00

December 31, 2004
Total capital (to risk-weighted assets)	$13,710,543	14.51%	$7,561,040	8.00%	$9,451,300	10.00%
Tier 1 capital (to risk-weighted assets)	12,529,130	13.26	3,780,520	4.00	5,670,780	6.00
Tier 1 capital (to average assets)	12,529,130	9.38	5,344,800	4.00	6,681,000	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $150,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2005	2004
Assets
Cash	$55,319	$66,797
Investment in banking subsidiary	13,578,504	12,561,281
Nonmarketable equity securities	6,000	4,500
Other assets	3,550	3,550

Total assets	$13,643,373	$12,636,128

Shareholders’ equity	$13,643,373	$12,636,128

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2005	2004
Income
Dividends from banking subsidiary	$396,000	$216,000
Other income	1	1

Total income	396,001	216,001
Expenses	—	—

Income before income taxes and equity in undistributed earnings of banking subsidiary	396,001	216,001

Income tax benefit	—	—
Equity in undistributed earnings of banking subsidiary	1,314,423	1,439,256

Net income	$1,710,424	$1,655,257

Condensed Statements of Cash Flows

	Years ended December 31,
	2005	2004
Cash flows from operating activities
Net income	$1,710,424	$1,655,257
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(1,314,423)	(1,439,256)

Net cash provided by operating activities	396,001	216,001

Cash flows from investing activities
Purchase of nonmaketable equity securities	(1,500)	—

Net cash provided by investing activities	(1,500)	—

Cash flows from financing activities
Cash dividends paid	(201,709)	(178,421)
Purchases of treasury stock	(246,920)	(91,115)
Sale of treasury stock	42,650	42,600

Net cash used by financing activities	(405,979)	(226,936)

Decrease in cash	(11,478)	(10,935)

Cash, beginning of year	66,797	77,732

Cash, ending of year	$55,319	$66,797

COMMUNITYCORP

BOARD OF DIRECTORS

George W. Cone		J. Barnwell Fishburne
Attorney		Owner, Fishburne & Co.
McLeod, Fraser & Cone		Real Estate

W. Roger Crook		Peden B. McLeod
Chief Executive Officer and President		Chairman of the Board Attorney
Bank of Walterboro		McLeod, Fraser & Cone

Steven Murdaugh		Harry L. Hill
Certified Public Accountant		Retired

Harold M. Robertson		Calvert Huffines
Retired		President, Huffines Co
Real Estate Broker

OFFICERS

W. Roger Crook	Mildred N. Whidden	William Steadman
Chief Executive Officer	Assistant Cashier	Executive Vice President
and President	and Head Teller

Gwendolyn P. Bunton	Andrea M. Davis	D.A. Strickland
Vice President and Cashier	Branch Manager	Branch Manager

Lynn H. Murdaugh	M. Ellison Young	Joanne Copeland
Assistant Vice President	Vice President	Mortgage Loan Originator
and Administrative Assistant

Bruce Tate		Paulette M. Masters
Loan Officer		Branch Manager

STAFF MEMBERS

Annette Lyons
Cindy Ackerman		Sharon Milligan
Brandy Ackerman
Kimber Alderman		Aubrey Davis
Kristen Barrineau		Telie Etheridge
Casey Beach		Tanya Hickman
Carolyn Brant		Lynn Hiott
Dorothy Brunson		Angela Keen
William S. Crook		Natalie Powers
Jennifer Crosby		Pam O’Quinn
Melissa Dandridge		Amy Bunton
Betty Ford		Kelly Strickland
Elizabeth Gray		Melissa T. Smyly
Krystal Thomas		Cynthia Mills
Sharon Hillier		Candice Kubik
Carolyn Rahn		Rose Walker
Stephanie Kelly		Nichole Espisito
Joy Koth		Louie Whidden
Pam Nelson		Mallory Bunton
Tracy Wilson

COMMUNITYCORP

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Monday, April 24, 2006 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

INDEPENDENT REGISTERED
STOCK TRANSFER DEPARTMENT:	PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $50.00 to $60.00 during the past two years. There were approximately 566 shareholders of record as of December 31, 2005.

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

8058 East Main Street, Ridgeland, SC 29936

Member FDIC