Form 10KSB, Exhibit 13
period 2006-12-31
COMMUNITYCORP
filed 2007-03-30
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the

goal of Bank of Walterboro. We are committed to

the concept of “Hometown Banking” and hope we

can be of service to you. “Strong roots – strong

branches.”

Contents:
Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-24
Report of Independent Registered Public Accounting Firm	25
Consolidated Balance Sheets	26
Consolidated Statements of Income	27
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	28
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	30-49
Directors, Officers and Staff	50
Corporate Data	51
Services	52

Member FDIC

COMMUNITYCORP

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2006. The Company continued to experience good growth in deposits and loans during the year. More detailed information follows, but we are pleased to report return on average assets of 1.11%, a sound capital to asset ratio of 9.10%, and an allowance for loan losses of 1.75%.

Deposits at year-end were $140,786,264, an increase of $13,327,958, or 10.46%, over 2005 year-end. Net loans increased from $95,930,351 to $103,983,472, an increase of $8,053,121, or 8.39%. The allowance for loan losses increased from a December 31, 2005 balance of $1,664,948 to $1,856,888 or 1.75% of gross loans. Total assets increased from $142,219,736 to a December 31, 2006 total of $158,091,986 an increase of $15,872,250, or 11.16%.

Earnings increased in 2006 for the Company with net income of $1,742,621, an increase of $32,197, or 1.88%, more than 2005 earnings of $1,710,424. Earnings of $7.18 per share increased over $6.99 per share in 2005. Our net interest margin decreased from 4.20% in 2005 to 3.71% in 2006.

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

We invite and encourage you to attend our Annual Meeting on Tuesday, April 24, 2007.

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

Year Ended December 31, (Dollars in thousands, except per share)	2006	2005	2004	2003	2002
Results of Operations:
Interest income	$9,358	$7,737	$6,831	$6,537	$7,000
Interest expense	3,871	2,225	1,607	1,906	2,640

Net interest income	5,487	5,512	5,224	4,631	4,360
Provision for loan losses	225	381	471	405	405

Net interest income after provision for loan losses	5,262	5,131	4,753	4,226	3,955
Other income	713	599	579	558	492
Other expense	3,411	3,232	2,875	2,706	2,224

Income before income taxes	2,565	2,498	2,457	2,078	2,223
Income tax expense	823	788	802	653	715

Net income	$1,742	$1,710	$1,655	$1,425	$1,508

Balance Sheet Data:
Securities available-for-sale	$32,468	$30,856	$25,310	$16,495	$12,661
Securities held-to-maturity	1,574	1,875	2,181	2,644	3,050
Allowance for loan losses	1,857	1,665	1,456	1,270	1,319
Net loans	103,983	95,930	81,550	78,899	73,856
Premises and equipment, net	3,131	3,266	3,441	2,517	2,169
Total assets	158,092	142,220	138,408	124,755	115,775
Noninterest-bearing deposits	19,765	18,021	16,532	13,952	9,304
Interest-bearing deposits	121,021	109,437	108,379	98,631	93,316
Total deposits	140,786	127,458	124,911	112,584	102,620
Short-term borrowings	250	370	390	450	400
Total liabilities	142,955	128,576	125,772	113,515	103,526
Total shareholders’ equity	15,137	13,643	12,636	11,240	12,249

Per Share Data:
Weighted-average common shares outstanding	242,636	244,788	247,446	261,221	276,473
Net income	$7.18	$6.99	$6.69	$5.46	$5.46
Cash dividends paid	$0.90	$0.82	$0.72	$0.65	$0.59
Period end book value	$62.62	$56.13	$51.26	$45.45	$44.62

Return on Equity and Assets:
Return on average assets	1.11%	1.23%	1.29%	1.18%	1.31%
Return on average equity	12.35%	13.11%	14.04%	13.08%	13.04%
Equity to assets ratio	9.58%	9.35%	9.16%	9.02%	10.04%
Dividend payout ratio	12.57%	11.79%	10.85%	12.52%	10.86%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the Company). The Company’s subsidiary, Bank of Walterboro, (the Bank) is a state-chartered commercial bank with four banking locations. The Bank’s main office and operations center is in Walterboro, South Carolina. In addition, the Bank has branches in Ravenel, and Ridgeland, South Carolina. The Company’s primary market area includes Colleton, Jasper and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. The Bank offers a full range of deposit services for individuals and businesses. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA’s.

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

As of December 31, 2006, the Company had forty-two full-time employees and five part time employees in all offices.

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

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2006 was $1,742,621 or $7.18 per share, compared to $1,710,424, or $6.99 per share, for the year ended December 31, 2005. Interest income increased $1,621,469 over the 2005 amount of $7,736,639. Total interest expense also increased $1,646,049 over the 2005 amount of $2,224,533. Net interest income decreased $24,580 from the 2005 amount of $5,512,106. For the year ended December 31, 2006 net interest margin decreased from 4.20% in 2005 to 3.71% in 2006. Noninterest income increased $114,524 over the 2005 amount of $598,966. Noninterest expense was $3,410,840, which is an increase of $178,709 over the 2005 amount.

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

Net interest income for 2006 was $5,487,526 compared to $5,512,106 for 2005, a decrease of .45%. The decrease was mainly attributable to the increase in the average balances of our interest bearing liabilities, which increased by 13.20% while our average earning assets increased only 12.76%.

For 2006 average-earning assets totaled approximately $147,849,000 with an annualized average yield of 6.33% compared to approximately $131,123,000 and 5.90%, respectively, for 2005. Average interest-bearing liabilities totaled approximately $123,188,000 with an annualized average cost of 3.14% for 2006 compared to approximately $108,819,000 and 2.04%, respectively, for 2005.

Our net interest margin and net interest spread was 3.71% and 3.19% for 2006 compared to 4.20% and 3.86% respectively for 2005.

Our annualized yield on average earning assets increased 43 basis points for 2006 compared to 2005, while our annualized average cost of our interest-bearing liabilities also increased 110 basis points for 2006 compared to 2005. These increases were reflective of the increasing interest rate environment during 2006.

Details of certain components of our earning assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of earning assets, one of our goals it to maintain our loan portfolio as the largest component of total earning assets. Loans comprised approximately 69.13% and 66.93% of average earning assets for December 31, 2006 and 2005, respectively. Loan interest income for the years ended December 31, 2006 and 2005 was $7,454,641 and $6,313,934, respectively. The annualized average yield on loans was 7.29% and 7.19% for 2006 and 2005, respectively. Average balances of loans increased to approximately $102,207,000 during 2006, an increase of approximately $14,451,000 over the average of approximately $87,756,000 during 2005. The increase in the annualized yield on loans is mainly attributable to the increase in the average volume of loans outstanding during 2006.

Investment securities averaged approximately $34,323,000 or 23.21% of average earning assets, for December 31, 2006 compared to approximately $32,052,000 or 24.44% of average earning assets, for 2005. Interest earned on investment securities amounted to $1,336,917 for the year ended December 31, 2006, compared to $1,090,065 for the same period last year. Investment securities yielded 3.90% and 3.40% for the period ended December 31, 2006 and 2005, respectively.

Total interest expense for the years ended December 31, 2006 and 2005 was $3,870,582 and $2,224,533, respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $3,856,669 and $2,216,939, for the years ended December 31, 2006 and 2005, respectively. The average balance of interest bearing deposits increased to approximately $122,774,000 for the year ended December 31, 2006 from approximately $108,494,000 during the same period last year. The annualized average cost of deposits was approximately 3.14% for the year ended December 31, 2006 compared to 2.04% for the same period in 2005.

For the year ended December 31, 2006 and 2005, the total annualized average cost of funds was 3.14% and 2.04%, respectively.

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

Average Balances, Income, Expenses, and Rates

	2006			2005
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning assets:
Securities, taxable (1)	$27,129	$1,064	3.92%	$25,828	$835	3.23%
Securities, tax-exempt (1)	6,858	264	3.85	5,897	249	4.22
Nonmarketable equity securities	336	9	2.68	327	6	1.83
Federal funds sold	11,195	555	4.96	10,874	316	2.91
Time deposits with other banks	124	11	8.87	441	17	3.85
Loans (2)	102,207	7,455	7.29	87,756	6,314	7.19

Total earning assets	147,849	9,358	6.33	131,123	7,737	5.90

Cash and due from banks	5,265			4,689
Allowance for loan losses	(1,764)			(1,508)
Premises and equipment	3,185			3,362
Other assets	1,873			1,778

Total assets	$156,408			$139,444

Liabilities:
Interest-bearing liabilities:
Interest-bearing deposits	$122,774	3,857	3.14%	$108,494	2,217	2.04%
Short-term borrowings	414	14	3.38	325	8	2.46

Total interest- bearing liabilities	123,188	3,871	3.14	108,819	2,225	2.04

Noninterest-bearing deposits	17,437			16,994
Accrued interest and other liabilities	1,666			587
Shareholders’ equity	14,117			13,044

Total liabilities and shareholders’ equity	$156,408			$139,444

Net interest spread			3.19%			3.86%
Net interest income		$5,487			$5,512

Net interest margin			3.71%			4.20%

(1)	Averages for securities are stated at historical cost.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

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

Analysis of Changes in Net Interest Income

	2006 Compared With 2005				2005 Compared With 2004
	Variance Due to				Variance Due to
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$42	$178	$9	$229	$236	$68	$32	$336
Securities, tax-exempt	41	(22)	(4)	15	19	16	1	36
Nonmarketable equity securities	—	3	—	3	3	(1)	(1)	1
Federal funds sold	9	223	7	239	(81)	285	(106)	98
Time deposits with other banks	(12)	22	(16)	(6)	(5)	5	(2)	(2)
Loans	1,040	86	15	1,141	581	(131)	(13)	437

Total interest income	1,120	490	11	1,621	753	242	(89)	906

Interest-Bearing Liabilities
Interest-bearing deposits	292	1,191	157	1,640	115	463	33	611
Short-term borrowings	2	3	1	6	—	7	—	7

Total interest expense	294	1,194	158	1,646	115	470	33	618

Net interest income	$826	$(704)	$(147)	$(25)	$638	$(228)	$(122)	$288

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2006. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years or Non- Sensitive	Total
Assets
Earning assets:
Federal funds sold and securities purchased under agreements to resell	$8,363	$—	$—	$—	$8,363
Time deposits with other banks	100	—	—	—	100
Investment securities	2,659	10,056	15,799	5,872	34,386
Loans (1)	16,545	30,158	58,079	510	105,292

Total earning assets	27,667	40,214	73,878	6,382	148,141

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	23,916	—	—	—	23,916
Savings and money market	16,610	—	—	—	16,610
Time	23,837	54,934	1,721	3	80,495

Total interest-bearing deposits	64,363	54,934	1,721	3	121,021
Short-term borrowings	250	—	—	—	250

Total interest-bearing deposits	64,613	54,934	1,721	3	121,271

Period gap	$(36,946)	$(14,720)	$72,157	$6,379

Cumulative gap	$(36,946)	$(51,666)	$20,491	$26,870

Ratio of cumulative gap to total earning assets	(24.94)%	(34.88)%	13.83%	18.14%

(1)	Excludes nonaccrual loans.

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

The allowance for loan losses was 1.75% and 1.71% of total loans on December 31, 2006 and 2005, respectively. Although there has been an increase in potential problem loans from December 31, 2005 to December 31, 2006, we believe the allowance for loan losses at December 31, 2006 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance. Accordingly, we believe the allowance as of December 31, 2006 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

Year ended December 31,	2006	2005
Total loans outstanding at end of year	$105,840,360	$97,595,299

Average loans outstanding	$102,207,241	$87,755,999

Balance of allowance for loan losses at beginning of period	$1,664,948	$1,456,326
Loan losses:
Real estate—construction	—	—
Real estate—mortgage	—	—
Commercial and industrial	70,028	174,125
Consumer	35,014	41,267

Total loan losses	105,042	215,392

Recoveries of previous loan losses:
Real estate—construction	—	—
Real estate—mortgage	—	—
Commercial and industrial	52,987	18,427
Consumer	18,995	24,570

Total recoveries	71,982	42,997

Net charge-offs	(33,060)	(172,395)
Provision charged to operations	225,000	381,017

Balance of allowance for loan losses at end of year	$1,856,888	$1,664,948

Ratios:
Net charge-offs to average loans outstanding	0.03%	0.20%
Net charge-offs to loans at end of year	0.03%	0.18%
Allowance for loan losses to average loans	1.82%	1.90%
Allowance for loan losses to loans at end of year	1.75%	1.71%
Net charge-offs to allowance for loan losses	1.78%	10.35%
Net charge-offs to provisions for loan losses	14.69%	45.25%

Nonperforming Assets. The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2006	2005
Nonaccrual loans (considered impaired)	$548,523	$279,969
Loans 90 days or more past due and still accruing interest	1,767	4,433

Total nonperforming loans	550,290	284,402
Other real estate owned	—	—

Total nonperforming assets	$550,290	$284,402

Nonperforming assets to year end loans	.52%	.30%

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2006 and 2005 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2006 and 2005.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2006 and 2005, which were identified through our internal review mechanisms.

	December 31,
	2006	2005
Criticized loans	$392,324	$21,978

Classified loans	1,411,827	1,353,249

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

At December 31, 2006 real estate or other collateral secured practically all of the loans that were criticized and classified. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2006 was $713,490, an increase of $114,524 or 19.12% from the comparable period in 2005. Service charges on deposit accounts increased $86,886 or 20.32% from the year ended December 31, 2005 to $514,420 for the comparable period in 2006. During the current year, we became more aggressive in charging for non-sufficient fund checks. All other categories of noninterest income increased 16.12% to $199,070 for the year ended December 31, 2006 when compared to the year ended December 31, 2005.

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2006 was $3,410,840, an increase of $178,709 or 5.53%, higher when compared to total noninterest expenses of $3,232,131 for the year ended December 31, 2005. Salaries and employee benefits increased 4.27% from $1,795,361 for the year ended December 31, 2005 to $1,871,945 for the year ended December 31, 2006. This increase is primarily attributable to normal salary increases plus the increase in the cost of providing our employees health benefits. During the year, the increase in health benefits was approximately $34,000 when compared to the same period in 2005. Net occupancy and equipment expense increased 2.84% from $538,576 for the year ended December 31, 2005 to $553,891 for the year ended December 31, 2006. Other operating expenses increased $86,710 from the year ended December 31, 2005 to $984,904 for the year ended December 31, 2006.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE—(continued)

Income Taxes. The Company’s income tax expense for 2006 was $822,555, an increase of $35,055 over the 2005 expense of $787,500. The Company’s effective tax rates for the years ended December 31, 2006 and 2005 were 32.07% and 31.53%, respectively.

Net Income. The combination of the above factors resulted in net income for the year ended December 31, 2006 of $1,742,621 as compared to $1,710,424 for the same period in 2005. This represents an increase of $32,197 or 1.88% over the same period in 2005.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged approximately $102,207,000 in 2006 compared to approximately $87,756,000 in 2005, an increase of approximately $14,451,000, or 16.47%. Total loans were $105,840,360 and $97,595,299 at December 31, 2006 and 2005, respectively. Fixed rates loans comprised approximately 98% and 95% of our loan portfolio at December 31, 2006 and 2005, respectively.

The Company’s ratio of loans to deposits was 75.18% at December 31, 2006 as compared to 76.57% at December 31, 2005. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The Company extends credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. The Company’s service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2006. Management believes that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand remains strong in the Company’s market area.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2006 and 2005 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2006		2005
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$57,752,569	54.57%	$42,727,235	43.78%
Real estate
Construction	3,234,546	3.06	4,453,312	4.56
Mortgage	33,437,784	31.59	37,478,906	38.40
Consumer and other loans	11,415,461	10.78	12,935,846	13.26

Total loans	105,840,360	100.00%	97,595,299	100.00%

Allowance for loan losses	(1,856,888)		(1,664,948)

Net loans	$103,983,472		$95,930,351

Commercial and industrial loans increased $15,025,334 or 35.17% from $42,727,235 at December 31, 2005. Real estate loans, including construction and mortgage loans, decreased $5,259,888 or 12.54% to $36,672,330 at December 31, 2006. Consumer and all other loans decreased $1,520,385 or 11.75% to $11,415,461 at December 31, 2006.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2006 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate—construction	$2,200,094	$1,034,452	$—	$3,234,546
Real estate – mortgage	9,692,821	22,695,869	1,049,094	33,437,784
Commercial and industrial	22,401,007	33,895,905	1,455,657	57,752,569
Consumer and other	3,760,821	7,482,540	172,100	11,415,461

	$38,054,743	$65,108,766	$2,676,851	$105,840,360

Loans maturing after one year with:
Fixed interest rates				$66,873,868
Floating interest rates				911,749

				$67,785,617

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

Short-Term Investments. Short-term investments, which consist of federal funds sold averaged approximately $11,195,000 in 2006, compared to approximately $10,874,000 in 2005. At December 31, 2006, short-term investments totaled $8,363,000. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis. Also included are time deposits with other banks, which averaged approximately $124,000 in 2006. The total of these time deposits was $100,000 at December 31, 2006.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at historical cost, averaged approximately $34,323,000 in 2006, compared to approximately $32,052,000 in 2005. At December 31, 2006, the carrying value of the securities portfolio was $34,385,570. Securities designated as available for sale totaled $32,468,498 and were recorded at estimated fair value. Securities designated as held to maturity totaled $1,574,215 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $342,857 at December 31, 2006. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments primarily consist of obligations of government-sponsored enterprises.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2006 and 2005 and the weighted average yields of those securities at December 31, 2006.

Investment Securities Portfolio Composition

	2006	2005
Available-for-Sale (1)
Government-sponsored enterprises	$22,733,694	$22,932,331
Obligations of states and local governments	6,858,450	4,836,251
Other	200,000	200,000

	29,792,144	27,968,582
Mortgage-backed securities	2,676,354	2,887,178

Total available-for-sale securities	$32,468,498	$30,855,760

Held-to-Maturity (1)
Obligations of states and local governments	$1,574,215	$1,873,966
Mortgage-backed securities	—	1,167

Total held-to-maturity securities	$1,574,215	$1,875,133

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at estimated fair value.

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2006	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Government-sponsored enterprises (2)	$12,243	4.10%	$9,986	4.27%	$—	—%	$505	5.53%
Obligations of states and local governments	417	6.47%	2,584	5.73%	1,304	5.71%	2,554	5.57%
Other	—	—%	—	—%	200	6.25%	—	—%

Total available-for-sale securities	$12,660	4.18%	$12,570	4.57%	$1,504	5.78%	$3,059	5.56%

Held-to-Maturity
December 31, 2006	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Obligations of states and local governments	$55	7.61%	$1,219	6.60%	$300	6.18%	—	—%

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)	Excludes mortgage-backed securities totaling $2,676,354 with a yield of 4.10%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. Deposits account for practically all of our interest bearing liabilities. Total average deposits increased from approximately $125,488,000 in 2005 to approximately $140,211,000 in 2006. This represents an increase of approximately $14,723,000 or 11.73% over the 2005 amount.

The following table summarizes the Company’s deposits for the years ended December 31, 2006 and 2005.

	2006		2005
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest bearing demand	$19,764,876	14.04%	$18,020,633	14.14%
Interest-bearing demand	23,916,250	16.99	28,958,482	22.72
Savings accounts	16,610,063	11.80	18,123,425	14.22
Time deposits of $100,000 or over	48,049,934	34.13	34,253,375	26.87
Other time deposits	32,445,141	23.04	28,102,391	22.05

Total deposits	$140,786,264	100.00%	$127,458,306	100.00%

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $92,736,330 and $93,204,931 at December 31, 2006 and 2005, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2006, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$14,309,471	$18,363,011	$14,832,562	$544,890	$48,049,934

Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. During 2006 and 2005, the Company did not have any certificates of deposits that were obtained through brokers.

Certificates of deposits include a $9,137,000 deposit that was issued to a local school district on April 14, 2006, bearing an interest rate of 5.10% with a maturity date of May 14, 2007.

Short-term Borrowings. At December 31, 2006 and 2005, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2006	2005
Average balance during the year	$347,312	$324,917
Average interest rate during the year	4.01%	2.33%
Maximum month-end balance during the year	$450,000	$620,000

CAPITAL

Total shareholders’ equity increased by $1,610,062 from $13,527,373 at December 31, 2005 (restated) to $15,137,435 at December 31, 2006. The increase is attributable to the sale of treasury stock of $185,236, the increase in other comprehensive income of $170,056 and net income of $1,742,621. The increase was offset by the purchase of treasury stock during the period of $268,752, and the payment of dividends of $219,099.

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

As of December 31, 2006, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Total capital (to risk-weighted assets)	$16,658,953	14.28%	$9,335,360	8.00%	$11,669,200	10.00%
Tier 1 capital (to risk-weighted assets)	15,200,303	13.03	4,667,680	4.00	7,001,520	6.00
Tier 1 capital (to average assets)	15,200,303	9.46	6,430,440	4.00	8,038,050	5.00

December 31, 2005
Total capital (to risk-weighted assets)	$15,138,528	14.61%	$8,287,840	8.00%	$10,359,800	10.00%
Tier 1 capital (to risk-weighted assets)	13,843,553	13.36	4,143,920	4.00	6,215,880	6.00
Tier 1 capital (to average assets)	13,843,553	9.80	5,647,960	4.00	7,059,950	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT (continued)

liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2006 and 2005 core deposits represented 65.87% and 73.13%, respectively of total deposits.

The Bank had available at the end of 2006 an unused short-term line of credit to purchase up to $3,800,000 of federal funds from an unrelated correspondent institution. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2006, the available credit totaled approximately $23,404,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2006, the Bank’s available undivided profits totaled $11,968,595. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

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

COMMUNITYCORP

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2006, the Bank had issued commitments to extend credit of $9,388,762 and standby letters of credit of $1,256,978 through various types of commercial lending arrangements. Approximately $140,418 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2006.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$154,081	$1,068,794	$5,592,707	$6,815,582	$2,573,180	$9,388,762
Standby letters of credit	385,678	45,000	826,300	1,256,978	—	1,256,978

Totals	$539,759	$1,113,794	$6,419,007	$8,072,560	$2,573,180	$10,645,740

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

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and Subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and Subsidiary, (the “Company”) as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and Subsidiary as of December 31, 2006 and 2005 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

As described in Note 17 to the financial statements, retained earnings as of January 1, 2006, have been adjusted to reflect the adoption of SEC Staff Accounting Bulletin No. 108.

Greenville, South Carolina

March     , 2007

COMMUNITYCORP

Consolidated Balance Sheets

	December 31,
	2006	2005
Assets:
Cash and cash equivalents:
Cash and due from banks	$6,041,317	$5,089,462
Federal funds sold	8,363,000	2,773,000

Total cash and cash equivalents	14,404,317	7,862,462

Time deposits with other banks	100,000	300,000

Investment securities:
Securities available-for-sale	32,468,498	30,855,760
Securities held-to-maturity (estimated fair value of $1,596,065 in 2006 and $1,908,781 in 2005)	1,574,215	1,875,133
Nonmarketable equity securities	342,857	339,657

Total investment securities	34,385,570	33,070,550

Loans receivable	105,840,360	97,595,299
Less allowance for loan losses	(1,856,888)	(1,664,948)

Loans, net	103,983,472	95,930,351
Premises and equipment, net	3,130,914	3,265,920
Accrued interest receivable	1,216,414	989,582
Other assets	871,299	800,871

Total assets	$158,091,986	$142,219,736

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$19,764,876	$18,020,633
Interest-bearing transaction accounts	23,916,250	28,958,482
Money market savings accounts	1,737,592	3,417,278
Savings	14,872,471	14,706,147
Time deposits $100,000 and over	48,049,934	34,253,375
Other time deposits	32,445,141	28,102,391

Total deposits	140,786,264	127,458,306
Short-term borrowings	250,000	370,000
Accrued interest payable	1,534,531	584,352
Other liabilities	383,756	163,705

Total liabilities	142,954,551	128,576,363

Commitments and contingencies—Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued and outstanding	1,500,000	1,500,000
Capital surplus	1,720,382	1,716,455
Retained earnings	15,632,119	14,224,597
Accumulated other comprehensive loss	(95,015)	(265,071)
Treasury stock (58,251 shares in 2006 and 56,952 shares in 2005)	(3,620,051)	(3,532,608)

Total shareholders’ equity	15,137,435	13,643,373

Total liabilities and shareholders’ equity	$158,091,986	$142,219,736

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Income

	Years Ended December 31,
	2006	2005
Interest income:
Loans, including fees	$7,454,641	$6,313,934
Investment securities:
Taxable	1,063,657	835,296
Tax-exempt	263,926	249,117
Nonmarketable equity securities	9,334	5,652
Federal funds sold and securities purchased under agreements to resell	555,376	315,865
Time deposits with other banks	11,174	16,775

Total interest income	9,358,108	7,736,639

Interest expense:
Deposits	3,856,669	2,216,939
Short-term borrowings	13,913	7,594

Total interest expense	3,870,582	2,224,533

Net interest income	5,487,526	5,512,106

Provision for loan losses	225,000	381,017

Net interest income after provision for loan losses	5,262,526	5,131,089

Noninterest income:
Service charges on deposit accounts	514,420	427,534
Commissions on credit life insurance	11,402	13,760
Other charges, fees, and commissions	120,550	107,361
Other	67,118	50,311

Total noninterest income	713,490	598,966

Noninterest expenses:
Salaries and employee benefits	1,871,945	1,795,361
Net occupancy	241,236	221,479
Equipment	312,655	317,097
Other operating	985,004	898,194

Total noninterest expenses	3,410,840	3,232,131

Income before income taxes	2,565,176	2,497,924
Income tax expense	822,555	787,500

Net income	$1,742,621	$1,710,424

Earnings per share:
Weighted-average common shares outstanding	242,636	244,788
Basic	$7.18	$6.99

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2006 and 2005

					Accumulated
					other
					compre-
					hensive	Treasury	Total
	Common stock		Capital	Retained	income	stock,	shareholders’
	Shares	Amount	surplus	earnings	(loss)	at cost	equity
Balance, December 31, 2004	300,000	$1,500,000	$1,721,023	$12,715,882	$32,129	$(3,332,906)	$12,636,128

Net income				1,710,424			1,710,424

Other comprehensive loss, net of tax benefit of $156,541					(297,200)		(297,200)

Comprehensive income							1,413,224

Cash dividends paid ($.82 per share)				(201,709)			(201,709)

Purchase of treasury stock						(246,920)	(246,920)

Sale of treasury stock			(4,568)			47,218	42,650

Balance, December 31, 2005, As previously reported	300,000	1,500,000	1,716,455	14,224,597	(265,071)	(3,532,608)	13,643,373

Adjustment to reflect the Adoption of SEC Staff Accounting Bulletin No. 108 (Note 17)				(116,000)			(116,000)

Balance, December 31, 2005, Restated	300,000	1,500,000	1,716,455	14,108,597	(265,071)	(3,532,608)	13,527,373

Net income				1,742,621			1,742,621

Other comprehensive income, net of tax expense of $(89,571)					170,056		170,056

Comprehensive income							1,912,677

Cash dividends paid ($.90 per share)				(219,099)			(219,099)

Purchase of treasury stock						(268,752)	(268,752)

Sale of treasury stock			3,927			181,309	185,236

Balance, December 31, 2006	300,000	$1,500,000	$1,720,382	$15,632,119	$(95,015)	$(3,620,051)	$15,137,435

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2006	2005
Cash flows from operating activities:
Net income	$1,742,621	$1,710,424
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	225,000	381,017
Depreciation expense	216,214	210,242
Premium amortization less discount accretion on investment securities	19,679	32,545
Deferred income tax expense	(47,574)	8,970
Amortization of loan fees and costs	(2,845)	(2,992)
Gain on sale of other real estate owned	—	(27,270)
Increase in accrued interest receivable	(226,832)	(167,342)
Increase in accrued interest payable	950,179	288,922
(Increase) Decrease in other assets	(62,426)	193,076
Increase (Decrease) in other liabilities	54,051	(11,133)

Net cash provided by operating activities	2,868,067	2,616,459

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	6,257,429	2,530,455
Purchases of securities available-for-sale	(7,632,468)	(8,562,922)
Proceeds from maturities of securities held-to-maturity	303,168	505,745
Purchases of securities held-to-maturity	—	(200,000)
Purchases of nonmarketable equity securities	(3,200)	(34,481)
Proceeds from the sale of other real estate owned	—	736,650
Decrease in time deposits with other banks	200,000	199,000
Net increase in loans to customers	(8,275,276)	(14,765,951)
Purchases of premises and equipment	(81,208)	(34,828)

Net cash used for investing activities	(9,231,555)	(19,626,332)

Cash flows from financing activities:
Net decrease in demand deposits, interest-bearing transaction accounts and savings accounts	(4,811,351)	(2,657,075)
Net increase in time deposits	18,139,309	5,204,054
Net decrease in short-term borrowings	(120,000)	(20,000)
Cash dividends paid	(219,099)	(201,709)
Purchase of treasury stock	(268,752)	(246,920)
Sale of treasury stock	185,236	42,650

Net cash provided by financing activities	12,905,343	2,121,000

Net increase (decrease) in cash and cash equivalents	6,541,855	(14,888,873)

Cash and cash equivalents, beginning of year	7,862,462	22,751,335

Cash and cash equivalents, end of year	$14,404,317	$7,862,462

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Consolidation—Communitycorp, a bank holding company, (the Company), and its subsidiary, Bank of Walterboro (the Bank), provide commercial banking services to domestic markets principally in Colleton, Charleston, and Jasper counties South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

Disclosure Regarding Segments—The Company reports as one operating segment, as the chief operating decision-maker reviews the results of operations of the Company as a single enterprise.

Management’s Estimates—The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expenses during the reporting period. Actual results could differ from those estimates.

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

Securities Available-for-Sale—Investment securities available-for-sale are carried at amortized cost and adjusted to estimated fair value by recognizing the aggregate unrealized gains or losses in a valuation account. Aggregate market valuation adjustments are recorded in shareholders’ equity net of deferred income taxes. Reductions in fair value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security. The adjusted cost basis of securities available-for-sale is determined by specific identification and is used in computing the gain or loss upon sale.

Securities Held-to-Maturity—Investment securities held-to-maturity are stated at cost, adjusted for amortization of premium and accretion of discount computed by the straight-line method. The Company has the ability and management has the intent to hold designated investment securities to maturity. Reductions in market value considered by management to be other than temporary are reported as a realized loss and a reduction in the cost basis of the security.

Nonmarketable Equity Securities—At December 31, 2006 and 2005, nonmarketable equity securities consist of the following:

	December 31,
	2006	2005
Federal Home Loan Bank	$280,000	$276,800
Community Financial Services, Inc	56,857	56,857
Other Community Banks	6,000	6,000

Total	$342,857	$339,657

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonmarketable Equity Securities—continued

The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component of interest income.

Loans Receivable and Interest Income—Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest income on all loans is computed based upon the unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

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

Allowance for Loan Losses (the “Allowance”)—The Company provides for loan losses using the allowance method. Increases to the Allowance are charged by recording a provision for loan losses. Loan losses and recoveries are charged to the Allowance. Charge-offs to the Allowance are made when all or a portion of the loan is confirmed as a loss based on Management’s review of the loan, through possession of the underlying security, or through a troubled debt restructuring transaction. Likewise, recoveries offset these increases through credits to the Allowance.

The Allowance is maintained at a level that Management believes is sufficient to cover losses in the loan portfolio at a specific point in time. Assessing the adequacy of the Allowance is inherently subjective as it requires estimates that are susceptible to significant revision as information becomes available. The adequacy of the Allowance is analyzed on a monthly basis using an internal analysis model. For purposes of this analysis, adequacy is defined as a level sufficient to absorb probable losses in the portfolio. This methodology relies upon management’s judgment. Management’s judgments are based on its assessment of various issues, including, but not limited to, the pace of loan growth, emerging portfolio concentrations, the risk management system relating to lending activities, entry into new markets, new product offerings, loan portfolio growth and quality trends, and uncertainty in current economic and business conditions. An Allowance model is used that takes into account factors including the composition of the loan portfolio such as risk grade classifications, historical asset quality trends including, but not limited to, previous loss experience ratios, management’s assessment of current economic conditions, and reviews of specific high risk sectors of the portfolio. Loans are graded at inception and are reviewed on a periodic basis to ensure that assigned risk grades are proper based on the definition of such classification. The value of underlying collateral is also considered during such analysis. The resulting monthly model and the related conclusions are reviewed and approved by senior management. The Company’s analysis of Allowance adequacy includes consideration for loan impairment. While management uses the best information available to make evaluations, future adjustments to the Allowance may be necessary if results differ substantially from the assumptions used in making the evaluations.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (the “Allowance”)—continued

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

Impaired Loans—The Bank accounts for its impaired loans in accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards (“SFAS”) No. 114, “Accounting by Creditors for Impairment of a Loan,” as amended by SFAS No. 118, “Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures—an amendment of FASB Statement No. 114,” which requires that creditors value all specifically reviewed nonhomogeneous loans for which it is probable that the creditors will be unable to collect all amounts due according to the terms of the loan agreements, at their respective fair market values. Fair market value may be determined based upon the present value of expected cash flows, market price of the loan, if available, or value of the underlying collateral. Expected cash flows are required to be discounted at the loan’s effective interest rate. SFAS No. 114 was amended by SFAS No. 118 to allow a creditor to use existing methods for recognizing interest income on impaired loans and by requiring additional disclosures about the manner in which a creditor recognizes interest income related to impaired loans.

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

Loan Fees and Costs—Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

Premises and Equipment—Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed by the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings—40 years; furniture and equipment—5 to 10 years. The cost of assets sold or otherwise disposed of, and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are reflected in the income statement. Maintenance and repairs are charged to current expense as incurred, and the costs of major renewals and improvements are capitalized.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Other Real Estate Owned—Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value. Any write-downs at the dates of acquisition are charged to the allowance for possible loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

Income and Expense Recognition—The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Advertising—Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $38,745 and $49,591 at December 31, 2006 and 2005, respectively.

Income Taxes—Income taxes are the sum of amounts currently payable to taxing authorities and the net changes in income taxes payable or refundable in future years. Income taxes deferred to future years are determined utilizing an asset and liability approach. This method gives consideration to the future tax consequences associated with differences between the financial accounting and tax bases of certain assets and liabilities, principally the allowance for loan losses and depreciable premises and equipment.

Retirement and Deferred Compensation Plans—The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $74,633 and $65,139 in 2006 and 2005, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

In addition, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $312,729 and $268,500 at December 31, 2006 and 2005, respectively. Expenses charged to earnings for the salary deferral plan were $27,000 and $32,250 in 2006 and 2005, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

Earnings Per Share—Earnings per share is calculated by dividing earnings by the weighted-average number of common shares outstanding during the year. The Company has no instruments which are considered common stock equivalents and therefore, dilutive earnings per share is not presented.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Statement of Cash Flows—For purposes of reporting cash flows, the Company considers certain highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. Cash equivalents include amounts due from banks, federal funds sold, and securities purchased under agreements to resell.

During 2006 and 2005, the Company paid $2,920,403 and $1,935,611, respectively, for interest. Cash paid for income taxes was $857,700 and $605,120 in 2006 and 2005, respectively.

There were no supplemental noncash investing activities due to reclassification of loans during 2006 or 2005.

Changes in the valuation account of securities available for sale, including the deferred tax effects, are considered noncash transactions for purposes of the statement of cash flows and are presented in detail in the notes to the financial statements.

Comprehensive Income—Accounting principles generally accepted in the United States of America require that recognized revenue, expenses, gains, and losses be included in net income. Although certain changes in assets and liabilities, such as unrealized gains and losses on available-for-sale securities, are reported as a separate component of the equity section of the balance sheet, such items, along with net income, are components of comprehensive income.

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2006	2005
Net unrealized gains (losses) on available-for-sale securities	$259,627	$(453,741)
Reclassification adjustment for gains (losses) realized in net income	—	—

Net unrealized gains (losses) on securities	259,627	(453,741)

Tax effect	(89,571)	156,541

Net-of-tax amount	$170,056	$(297,200)

Off-Balance-Sheet Financial Instruments—In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements—The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In February 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting (“SFAS”) No. 155, “Accounting for Certain Hybrid Financial Instruments—an amendment of FASB Statements No. 133 and 140.” This Statement amends SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities.” This Statement resolves issues addressed in SFAS No. 133 Implementation Issue No. D1, “Application of Statement 133 to Beneficial Interests in Securitized Financial Assets.” FAS 155 permits fair value re-measurement for any hybrid financial instrument that contains an embedded derivative that otherwise would require bifurcation, clarifies which interest only-strips and principal-only strips are not subject to the requirements of Statement 133, establishes a requirement to evaluate interests in securitized financial assets to identify interests that are freestanding derivatives or that are hybrid financial instruments that contain an embedded derivative requiring bifurcation, clarifies that concentrations of credit risk in the form of subordination are not embedded derivatives, and amends Statement 140 to eliminate the prohibition on a qualifying special purpose entity from holding a derivative financial instrument that pertains to a beneficial interest other than another derivative financial instrument. SFAS No. 155 is effective for all financial instruments acquired or issued after the beginning of an entity’s first fiscal year that begins after September 15, 2006. The Company does not believe that the adoption of SFAS No. 155 will have a material impact on its financial position, results of operations or cash flows.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities.

SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In March 2006, the FASB issued SFAS No. 156, “Accounting for Servicing of Financial Assets—an amendment of FASB Statement No. 140.” This Statement amends FASB No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS No. 156 requires an entity to recognize a servicing asset or servicing liability each time it undertakes an obligation to service a financial asset by entering into a servicing contract; requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value, if practicable; permits an entity to choose its subsequent measurement methods for each class of separately recognized servicing assets and servicing liabilities; at its initial adoption, permits a one-time reclassification of available-for-sale securities to trading securities by entities with recognized servicing rights, without calling into question the treatment of other available-for-sale securities under Statement 115, provided that the available-for-sale securities are identified in some manner as offsetting the entity’s exposure to changes in fair value of servicing assets or servicing liabilities that a servicer elects to subsequently measure at fair value; and requires separate presentation of servicing assets and servicing liabilities subsequently measured at fair value in the statement of financial position and additional disclosures for all separately recognized servicing assets and servicing liabilities. An entity should adopt SFAS No. 156 as of the beginning of its first fiscal year that begins after September 15, 2006. The Company does not believe the adoption of SFAS No. 156 will have a material impact on its financial position, results of operations or cash flows.

In July 2006, the FASB issued FASB Interpretation No. 48 (“FIN 48”), “Accounting for Uncertainty in Income Taxes”. FIN 48 clarifies the accounting for uncertainty in income taxes recognized in enterprises’ financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”. FIN 48 prescribes a recognition threshold and measurement attributable for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures and transitions. FIN 48 is effective for fiscal years beginning after December 15, 2006. The Company is currently analyzing the effects of FIN 48 on its financial position, results of operations and cash flows.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard does not require any new fair value measurements, but rather eliminates inconsistencies found in various prior pronouncements. SFAS 157 is effective for the Company on January 1, 2008 and is not expected to have a significant impact on the Company’s financial statements.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In September 2006, the FASB issued SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans” (SFAS 158), which amends SFAS 87 and SFAS 106 to require recognition of the overfunded or underfunded status of pension and other postretirement benefit plans on the balance sheet. Under SFAS 158, gains and losses, prior service costs and credits, and any remaining transition amounts under SFAS 87 and SFAS 106 that have not yet been recognized through net periodic benefit cost will be recognized in accumulated other comprehensive income, net of tax effects, until they are amortized as a component of net periodic cost. The measurement date — the date at which the benefit obligation and plan assets are measured — is required to be the company’s fiscal year end. SFAS 158 is effective for publicly–held companies for fiscal years ending after December 15, 2006, except for the measurement date provisions, which are effective for fiscal years ending after December 15, 2008. The Company does not have a defined benefit pension plan. Therefore, SFAS 158 will not impact the Company’s financial position results of operations or cash flows.

In September 2006, The FASB ratified the consensuses reached by the FASB’s Emerging Issues Task Force (“EITF”) relating to EITF 06-4 “Accounting for the Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements”. EITF 06-4 addresses employer accounting for endorsement split-dollar life insurance arrangements that provide a benefit to an employee that extends to postretirement periods should recognize a liability for future benefits in accordance with SFAS No. 106, “Employers’ Accounting for Postretirement Benefits Other Than Pensions”, or Accounting Principles Board (“APB”) Opinion No. 12, “Omnibus Opinion—1967”. EITF 06-4 is effective for fiscal years beginning after December 15, 2007. Entities should recognize the effects of applying this Issue through either (a) a change in accounting principle through a cumulative-effect adjustment to retained earnings or to other components of equity or net assets in the statement of financial position as of the beginning of the year of adoption or (b) a change in accounting principle through retrospective application to all prior periods. The Company does not have a split dollar life insurance arrangement, therefore EITF06-4 will not impact the Company’s financial condition, results of operations or cash flows.

In September 2006, the FASB ratified the consensus reached related to EITF 06-5, “Accounting for Purchases of Life Insurance—Determining the Amount That Could Be Realized in Accordance with FASB Technical Bulletin No. 85-4, Accounting for Purchases of Life Insurance.” EITF 06-5 states that a policyholder should consider any additional amounts included in the contractual terms of the insurance policy other than the cash surrender value in determining the amount that could be realized under the insurance contract. EITF 06-5 also states that a policyholder should determine the amount that could be realized under the life insurance contract assuming the surrender of an individual-life by individual-life policy (or certificate by certificate in a group policy). EITF 06-5 is effective for fiscal years beginning after December 15, 2006. The Company does not believe the adoption of EITF 06-5 will have a material impact on its financial position, results of operations and cash flows.

In September 2006, the Securities and Exchange Commission (SEC) issued Staff Accounting Bulleting No. 108 (“SAB 108”). SAB 108 provides interpretive guidance on how the effects of the carryover or reversal of prior year misstatements should be considered in quantifying a potential current year misstatement. Prior to SAB 108, Companies might evaluate the materiality of financial statement misstatements using either the income statement or balance sheet approach, with the income statement approach focusing on new misstatements added in the current year, and the balance sheet approach focusing on the cumulative amount of misstatement present in a company’s balance sheet. Misstatements that would be material under one approach could be viewed as immaterial under another approach, and not be corrected. SAB 108 now requires that companies view financial statement misstatements as material if they are material according to either the income statement or balance sheet approach. Note 17 contains additional information about the Company’s adoption of SAB 108.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 1—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements (continued)

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115.” This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. Earlier adoption is permitted in 2007 if the Company also elects to apply the provisions of SFAS 157, “Fair Value Measurement.” The Company is currently analyzing the fair value option provided under SFAS 159.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Reclassifications—Certain captions and amounts in the consolidated financial statements of 2005 were reclassified to conform with the 2006 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2—CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2006 and 2005 were approximately $1,083,000 and $1,109,000 respectively. These requirements were satisfied by vault cash.

NOTE 3—INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2006
Government-sponsored enterprises	$25,574,090	$12,047	$176,089	$25,410,048
Obligations of state and local governments	6,839,470	39,371	20,391	6,858,450
Other	200,000	—	—	200,000

Total	$32,613,560	$51,418	$196,480	$32,468,498

December 31, 2005
Government-sponsored enterprises	$26,220,690	$4,050	$405,231	$25,819,509
Obligations of state and local governments	4,839,759	35,989	39,497	4,836,251
Other	200,000	—	—	200,000

Total	$31,260,449	$40,039	$444,728	$30,855,760

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 3—INVESTMENT SECURITIES (continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2006 and 2005.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2006
Government-sponsored enterprises	$893,813	$329	$18,655,727	$175,760	$19,549,540	$176,089
Obligations of state and local governments	1,106,257	6,987	1,187,188	13,404	2,293,445	20,391

Total	$2,000,070	$7,316	$19,842,915	$189,164	$21,842,985	$196,480

December 31, 2005
Government-sponsored enterprises	$7,631,515	$99,336	$17,653,331	$305,895	$25,284,846	$405,231
Obligations of state and local governments	2,596,130	29,041	468,021	10,456	3,064,151	39,497

Total	$10,227,645	$128,377	$18,121,352	$316,351	$28,348,997	$444,728

There were a total of seventy-six available-for-sale securities that were in a loss position at December 31, 2006. Of these securities, seventy were in a loss position of twelve months or more, which consisted of forty-nine government-sponsored enterprises, eight obligations of state and local governments, and thirteen mortgage-backed securities. The mortgage-backed securities are protected by mortgage insurance as well as the direct credit to the related agencies. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers. At December 31, 2006 there were no held-to-maturity securities that were in a continuous loss position for twelve or more months.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2006
	Amortized Cost	Estimated Fair Value
Due in one year or less	$12,710,326	$12,659,628
Due after one year but within five years	12,647,889	12,569,926
Due after five years but within ten years	1,492,072	1,503,542
Due after ten years	3,053,202	3,059,048

	29,903,489	29,792,144
Mortgage-backed securities	2,710,070	2,676,354

Total	$32,613,559	$32,468,498

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 3—INVESTMENT SECURITIES (continued)

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized		Estimated Fair Value
		Gains	Losses
December 31, 2006
Obligations of state and local governments	$1,574,215	$21,850	$—	$1,596,065

December 31, 2005
Government-sponsored enterprises	$1,167	$9	$—	$1,176
Obligations of state and local governments	1,873,966	34,245	606	1,907,605

Total	$1,875,133	$34,254	$606	$1,908,781

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2006
	Amortized Cost	Estimated Fair Value
Due in one year or less	$55,000	$55,121
Due after one year but within five years	1,219,476	1,234,786
Due after five years but within ten years	299,739	306,158

Total	$1,574,215	$1,596,065

At December 31, 2006 and 2005, investment securities with an amortized cost of $28,886,610 and $16,272,368 and a fair value of $29,169,683 and $16,102,415, respectively, were pledged as collateral to secure public deposits and short-term borrowings. There were no sales of investment securities for the years ended December 31, 2006 and 2005.

NOTE 4—LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2006	2005
Real estate—construction	$3,234,546	$4,453,312
Real estate—mortgage	33,437,784	37,478,906
Commercial and industrial	57,752,569	42,727,235
Consumer and other	11,415,461	12,935,846

Total gross loans	$105,840,360	$97,595,299

As of December 31, 2006 and 2005, management had placed loans totaling $548,523 and $279,969, respectively, in nonaccrual status because the loans were not performing as originally contracted. For 2006 and 2005 the total amount of interest earned on nonaccrual loans was approximately $15,000 and $31,000, respectively. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to approximately $20,000 and $38,000 for 2006 and 2005, respectively.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 4—LOANS RECEIVABLE (continued)

Loans ninety days or more past due and still accruing interest were $1,767 and $4,433 at December 31, 2006 and 2005, respectively.

The Company identifies impaired loans through its normal internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. All of the nonaccrual loans at December 31, 2006 and 2005 were considered to be impaired and were appropriately provided for in the related computation of the allowance of loan losses as of those dates. No other loans were identified as being impaired at December 31, 2006 and 2005.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2006	2005
Balance, beginning of year	$1,664,948	$1,456,326
Provision charged to operations	225,000	381,017
Recoveries on loans previously charged-off	71,983	42,997
Loans charged-off	(105,043)	(215,392)

Balance, end of year	$1,856,888	$1,664,948

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2006	2005
Commitments to extend credit	$9,388,762	$10,960,770
Standby letters of credit	1,256,978	844,803

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 4—LOANS RECEIVABLE (continued)

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2006, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5—PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2006	2005
Land	$710,605	$710,605
Building and land improvements	2,611,083	2,611,083
Furniture and equipment	1,983,325	1,935,223

Total	5,305,013	5,256,911
Less, accumulated depreciation	(2,174,099)	(1,990,991)

Premises and equipment, net	$3,130,914	$3,265,920

Depreciation expense totaled $216,214 and $210,242 in 2006 and 2005, respectively.

NOTE 6—DEPOSITS

At December 31, 2006, the scheduled maturities of time deposits were as follows:

Maturing in	Amount
2007	$78,771,398
2008	1,306,281
2009	279,127
2010	135,215
2011	3,054

Total	$80,495,075

Certificates of deposits include a $9,137,000 deposit that was issued to a local school district on April 14, 2006, bearing an interest rate of 5.10% with a maturity date of May 14, 2007.

NOTE 7—RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $4,726,866 and $4,619,909 at December 31, 2006 and 2005, respectively. During 2006, $2,851,782 of new loans were made to related parties, and repayments totaled $2,744,825.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. There were no payments made to this law firm for services rendered for the year ended December 31, 2006. The amount paid to this law firm for services rendered was $2,593 for the year ended December 31, 2005.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 8—SHORT-TERM BORROWINGS

At December 31, 2006 and 2005, the Company had securities sold under agreements to repurchase, which are classified as short term borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2006	2005
Average balance during the year	$347,312	$324,917
Average interest rate during the year	4.01%	2.33%
Maximum month-end balance during the year	$450,000	$620,000

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of the Company’s U.S. Government obligation securities as collateral for the agreements. As of December 31, 2006, the par value and fair value of the securities underlying the agreements were $525,000 and $521,447, respectively.

NOTE 9—UNUSED LINES OF CREDIT

The Bank had available at the end of 2006 an unused short-term line of credit to purchase up to $3,800,000 of federal funds from an unrelated correspondent institution. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s assets as of any quarter end. As of December 31, 2006, the available credit totaled approximately $23,404,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

NOTE 10—COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2006, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements.

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

NOTE 10—COMMITMENTS AND CONTINGENCIES (continued)

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

NOTE 11—SHAREHOLDERS’ EQUITY

At December 31, 2006 and 2005, the Company had 58,251 and 56,952 shares, respectively held in treasury stock. During 2006 and 2005, the Company purchased 4,221 and 4,207 shares respectively, and sold 2,922 and 760 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2006, the Bank’s undivided profits were $12,084,596. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12—OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2006	2005
Stationary, printing, and postage	$200,003	$186,248
Advertising and promotion	38,745	49,591
Professional fees	190,152	150,044
Directors’ fees	65,800	60,200
Telephone expenses	70,925	67,432
ATM surcharges	49,015	52,869
ACH charges	38,729	41,417
Armored Car/Courier Services	50,881	44,295
Membership Dues/Subscriptions	27,621	26,345
Other	253,133	219,753

Total	$985,004	$898,194

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 13—INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2006	2005
Currently payable:
Federal	$791,705	$701,561
State	78,424	76,969

Total current	870,129	778,530

Deferred income tax (benefit) expense	(47,574)	8,970

Income tax expense	$822,555	$787,500

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2006	2005
Deferred tax assets:
Allowance for loan losses	$535,899	$454,079
Deferred compensation	106,328	90,931
Nonaccrual loan interest income	16,946	35,151
Securities available-for-sale	49,321	149,735
Other	—	26,589

Total deferred tax assets	658,494	756,485

Deferred tax liabilities:
Accumulated depreciation	(119,754)	(125,299)
Other	(10,394)	—

Total deferred tax liabilities	(130,148)	(125,299)

Net deferred tax asset	$578,346	$631,186

The net deferred tax assets are included in other assets in the consolidated balance sheets at December 31, 2006 and 2005. Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. Management has determined that it is more likely than not that the entire deferred tax asset at December 31, 2006 will be realized, and accordingly, has not established a valuation allowance.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2006	2005
Tax expense at statutory rate	$872,160	$849,294
State income tax, net of federal income tax benefit	51,760	50,800
Tax-exempt interest income	(97,543)	(80,450)
Disallowed interest expense	17,305	7,425
Other, net	(21,127)	(39,569)

Total	$822,555	$787,500

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 14—FAIR VALUE OF FINANCIAL INSTRUMENTS

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

Cash and Due from Banks—The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold—Federal funds sold are typically for a term of one day, and the carrying amount approximates the fair value.

Time Deposits with Other Banks —The carrying value of these instruments is a reasonable estimate of fair value.

Investment Securities—The fair values of marketable securities held-to-maturity are based on quoted market prices or dealer quotes. For securities available-for-sale, fair value equals the carrying amount, which is the quoted market price. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities. The carrying amount of nonmarketable securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans Receivable—For certain categories of loans receivable, such as variable rate loans which are repriced frequently and have no significant change in credit risk and credit card receivables, fair values are based on the carrying amounts. The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to the borrowers with similar credit ratings and for the same remaining maturities.

Deposits—The fair value of demand deposits, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of certificates of deposit are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Short-term Borrowings—The carrying value of securities sold under agreements to repurchase is a reasonable estimate of fair value because these instruments typically have terms of one day.

Accrued Interest Receivable and Payable—The carrying value of these instruments is a reasonable estimate of fair value.

Off-Balance-Sheet Financial Instruments—The notional amount represents the amounts of loan commitments and letters of credit, which are off-balance-sheet financial instruments. The fair value of these instruments is not material.

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 14—FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2006		2005
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$6,041,317	$6,041,317	$5,089,462	$5,089,462
Federal funds sold	8,363,000	8,363,000	2,773,000	2,773,000
Time deposits with other banks	100,000	100,000	300,000	300,000
Securities available-for-sale	32,468,498	32,468,498	30,855,760	30,855,760
Securities held-to-maturity	1,574,215	1,596,065	1,875,133	1,908,781
Nonmarketable equity securities	342,857	342,857	339,657	339,657
Loans receivable, gross	105,840,360	104,269,918	97,595,299	97,055,135
Accrued interest receivable	1,216,414	1,216,414	989,582	989,582

Financial Liabilities:
Demand deposit, interest-bearing transaction, and savings accounts	$60,291,189	$60,291,189	$65,102,540	$65,102,540
Time deposits	80,495,075	81,137,885	62,355,766	62,550,049
Short-term borrowings	250,000	250,000	370,000	370,000
Accrued interest payable	1,534,531	1,534,531	584,352	584,352

	Notional Amount	Estimated Fair Value	Notional Amount	Estimated Fair Value
Off-Balance Sheet Financial Instruments:
Commitments to extend credit	$9,388,762	$—	$10,960,770	$—
Standby letters of credit	1,256,978	—	844,803	—

NOTE 15—REGULATORY MATTERS

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

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 15—REGULATORY MATTERS (continued)

As of December 31, 2006, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2006
Total capital (to risk-weighted assets)	$16,658,953	14.28%	$9,335,360	8.00%	$11,669,200	10.00%
Tier 1 capital (to risk-weighted assets)	15,200,303	13.03	4,667,680	4.00	7,001,520	6.00
Tier 1 capital (to average assets)	15,200,303	9.46	6,430,440	4.00	8,038,050	5.00

December 31, 2005
Total capital (to risk-weighted assets)	$15,138,528	14.61%	$8,287,840	8.00%	$10,359,800	10.00%
Tier 1 capital (to risk-weighted assets)	13,843,553	13.36	4,143,920	4.00	6,215,880	6.00
Tier 1 capital (to average assets)	13,843,553	9.80	5,647,960	4.00	7,059,950	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

NOTE 16—COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2006	2005
Assets
Cash	$22,553	$55,319
Investment in banking subsidiary	15,105,288	13,578,504
Nonmarketable equity securities	6,000	6,000
Other assets	3,594	3,550

Total assets	$15,137,435	$13,643,373

Shareholders’ equity	$15,137,435	$13,643,373

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 16—COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2006	2005
Income
Dividends from banking subsidiary	$270,000	$396,000
Other income	1	1

Total income	270,001	396,001
Expenses	155	—

Income before income taxes and equity in undistributed earnings of banking subsidiary	269,846	396,001
Income tax benefit	(45)	—
Equity in undistributed earnings of banking subsidiary	1,472,730	1,314,423

Net income	$1,742,621	$1,710,424

Condensed Statements of Cash Flows

	Years ended December 31,
	2006	2005
Cash flows from operating activities
Net income	$1,742,621	$1,710,424
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(1,472,730)	(1,314,423)
Increase in other assets	(42)	—

Net cash provided by operating activities	269,849	396,001

Cash flows from investing activities
Purchase of nonmaketable equity securities	—	(1,500)

Net cash provided by investing activities	—	(1,500)

Cash flows from financing activities
Cash dividends paid	(219,099)	(201,709)
Purchases of treasury stock	(268,752)	(246,920)
Sale of treasury stock	185,236	42,650

Net cash used by financing activities	(302,615)	(405,979)

Decrease in cash	(32,766)	(11,478)

Cash, beginning of year	55,319	66,797

Cash, ending of year	$22,553	$55,319

COMMUNITYCORP

Notes to Consolidated Financial Statements

NOTE 17—ADOPTION OF SEC STAFF ACCOUNTING BULLETIN NO. 108

The Company has adopted SEC Staff Accounting Bulletin No. 108 (SAB 108), Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements. SAB 108 states that registrants must quantify the impact of correcting all misstatements, including both the carryover (iron curtain method) and reversing (rollover method) effects of prior-year misstatements on the current-year financial statements, and evaluate misstatements measured under each method in light of quantitative and qualitative factors. Under SAB 108, prior-year misstatements that are material to the current year must be corrected, even though such correction previously was and continues to be immaterial to the prior-year financial statements. Correcting prior-year financial statements for such “immaterial errors” does not require previously filed reports to be amended. Such corrections can be made the next time the Company files the prior-year financial statements.

In adopting the requirements of SAB 108, the Company adjusted its income tax accruals, which had been understated by $116,000 as of January 1, 2006. Such understatement resulted from the under accrual of income taxes payable in each of the prior three years, which were previously evaluated as being immaterial under the rollover method. The Company has reported the cumulative effect of the initial application of SAB 108 by reducing retained earnings as of January 1, 2006 by $116,000, and increasing by the same amount, its income tax expense accruals. The adjustment of the quarterly financial results for 2006 will be accomplished by adjusting the applicable financial statement line items when such information is next presented. Reports previously filed with the SEC will not be amended.

COMMUNITYCORP

BOARD OF DIRECTORS

George W. Cone Attorney McLeod, Fraser & Cone	J. Barnwell Fishburne Owner, Fishburne & Co. Real Estate

W. Roger Crook Chief Executive Officer and President Bank of Walterboro	Peden B. McLeod Chairman of the Board Attorney McLeod, Fraser & Cone

Steven Murdaugh Certified Public Accountant	Harry L. Hill Retired

Harold M. Robertson Retired	Calvert Huffines President, Huffines Co Real Estate Broker

OFFICERS

W. Roger Crook Chief Executive Officer and President	Mildred N. Whidden Assistant Cashier and Head Teller	William S. Crook Loan Officer

Gwendolyn P. Bunton Vice President and Cashier	Andrea M. Davis Branch Manager	Lawton Huggins Loan Officer

Lynn H. Murdaugh Assistant Vice President and Administrative Assistant	M. Ellison Young Vice President	Joanne Copeland Mortgage Loan Originator

Bruce Tate Loan Officer		William Fowler Loan Officer

STAFF MEMBERS

Annette Lyons
Cindy Ackerman	Sharon Milligan
James M. Bunton Jr.	Brandy Ackerman
Casey Beach	Tanya Hickman
Carolyn Brant	Lynn Hiott
Dorothy Brunson	Angela Keen
Natalie Powers	Cathy Groves
Jennifer Crosby	Pam O’Quinn
Betty Ford	Kelly Strickland
Melissa T. Smyly	Jeanne Raven
Krystal Thomas	Cynthia Mills
Sharon Hillier	Candice Kubik
Carolyn Rahn	Rose Walker
Stephanie Kelly	Nichole Espisito
Rochelle Black	Bonnie Dempsey
Austin Williams	Louie Whidden
Dianne Downey	Joy Koth
Pam Nelson	Tracy Wilson

COMMUNITYCORP

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Tuesday, April 24, 2007 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $55.00 to $66.00 during the past two years. There were approximately 562 shareholders of record as of December 31, 2006.

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