Form 10KSB/A, Exhibit 13
period 2006-12-31
COMMUNITYCORP
filed 2008-01-09
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the

goal of Bank of Walterboro. We are committed to

the concept of “Hometown Banking” and hope we

can be of service to you. “Strong roots – strong

branches.”

Contents:
Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-24
Report of Independent Registered Public Accounting Firm	25
Explanatory Notes	26
Consolidated Balance Sheets	27
Consolidated Statements of Income	28
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	29
Consolidated Statements of Cash Flows	30
Notes to Consolidated Financial Statements	31-50
Directors, Officers and Staff	51
Corporate Data	52
Services	53

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

/s/ Elliot Davis
Greenville, South Carolina March 15, 2007

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