Form 10KSB, Exhibit 13
period 2007-12-31
COMMUNITYCORP
filed 2008-03-27
CIK 1020347

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

Member FDIC

COMMUNITYCORP AND SUBSIDIARY

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2007. The Company continued to experience good growth in loans while our deposits declined slightly during the year. More detailed information follows, but we are pleased to report return on average assets of 1.08%, a sound capital to asset ratio of 10.37%, and an allowance for loan losses to loans of 1.68%.

Deposits at year-end were $139,594,312 a decrease of $1,191,952, or 0.85%, from 2006 year-end. Net loans increased from $103,983,472 to $112,668,059, an increase of $8,684,587, or 8.35%. The allowance for loan losses increased from a December 31, 2006 balance of $1,856,888 to $1,929,319 or 1.68% of gross loans. Total assets increased from $158,091,986 to a December 31, 2007 total of $161,319,687 an increase of $3,227,701, or 2.04%.

Earnings increased in 2007 for the Company with net income of $1,761,914, an increase of $19,293, or 1.11%, more than 2006 earnings of $1,742,621. For 2007 we earned $7.32 per share compared to $7.18 for 2006. Our net interest margin decreased from 3.71% in 2006 to 3.64% in 2007.

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

We invite and encourage you to attend our Annual Meeting on Tuesday, April 29, 2008.

Very truly yours,

W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following selected consolidated financial data for the five years ended December 31, 2007 are derived from our consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

Year Ended December 31,	2007	2006	2005	2004	2003
(Dollars in thousands, except per share)
Results of Operations:
Interest income	$10,392	$9,358	$7,737	$6,831	$6,537
Interest expense	4,767	3,871	2,225	1,607	1,906

Net interest income	5,625	5,487	5,512	5,224	4,631
Provision for loan losses	202	225	381	471	405

Net interest income after provision for loan losses	5,423	5,262	5,131	4,753	4,226
Noninterest income	666	713	599	579	558
Noninterest expense	3,533	3,411	3,232	2,875	2,706

Income before income taxes	2,556	2,565	2,498	2,457	2,078
Income tax expense	794	823	788	802	653

Net income	$1,762	$1,742	$1,710	$1,655	$1,425

Balance Sheet Data:
Securities available-for-sale	$34,585	$32,468	$30,856	$25,310	$16,495
Securities held-to-maturity	1,819	1,574	1,875	2,181	2,644
Allowance for loan losses	1,929	1,857	1,665	1,456	1,270
Net loans	112,668	103,983	95,930	81,550	78,899
Premises and equipment, net	2,989	3,131	3,266	3,441	2,517
Total assets	161,320	158,092	142,220	138,408	124,755
Noninterest-bearing deposits	16,461	19,765	18,021	16,532	13,952
Interest-bearing deposits	123,133	121,021	109,437	108,379	98,631
Total deposits	139,594	140,786	127,458	124,911	112,584
Short-term borrowings	3,068	250	370	390	450
Total liabilities	144,583	142,955	128,576	125,772	113,515
Total shareholders’ equity	16,736	15,137	13,643	12,636	11,240

Per Share Data:
Weighted-average common shares outstanding	240,708	242,636	244,788	247,446	261,221
Net income	$7.32	$7.18	$6.99	$6.69	$5.46
Cash dividends paid	$1.00	$0.90	$0.82	$0.72	$0.65
Period end book value	$69.60	$62.62	$56.13	$51.26	$45.45

Equity and Assets Ratios:
Return on average assets	1.08%	1.11%	1.23%	1.29%	1.18%
Return on average equity	11.24%	12.35%	13.11%	14.04%	13.08%
Equity to assets ratio	10.37%	9.58%	9.35%	9.16%	9.02%
Dividend payout ratio	13.65%	12.57%	11.79%	10.85%	12.52%

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the “Company”). The Company’s subsidiary, Bank of Walterboro, (the “Bank”) is a state-chartered commercial bank with four banking locations. The Bank’s main office and operations center is in Walterboro, South Carolina. In addition, the Bank has branches in Ravenel, and Ridgeland, South Carolina. The Company’s primary market area includes Colleton, Jasper and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988 and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. The Bank offers a full range of deposit services for individuals and businesses. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRA’s.

The Company primarily is engaged in the business of attracting deposits from the general public and using these deposits together with other funds to make commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services, and the Company’s interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention provided by the Bank.

The earnings and growth of the banking industry and the Company are and will be affected by general conditions of the economy and by the fiscal and monetary policies of the federal government and its agencies, including the Board of Governors of the Federal Reserve System (the “Board”). The Board regulates money and credit conditions and, as a result, has a strong influence on interest rates and on general economic conditions. The effect of such policies in the future on the business and earnings of the Company cannot be predicted with certainty.

As of December 31, 2007, the Company had forty full-time employees and six part time employees.

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of the Company and its subsidiary, the Bank. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

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

COMMUNITYCORP AND SUBSIDIARY

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

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2007 was $1,761,914 or $7.32 per share, compared to $1,742,621, or $7.18 per share, for the year ended December 31, 2006. Interest income increased $1,033,620 over the 2006 amount of $9,358,108. Total interest expense also increased $896,498 over the 2006 amount of $3,870,582. Net interest income increased $137,122 from the 2006 amount of $5,487,526. For the year ended December 31, 2007 net interest margin decreased from 3.71% in 2006 to 3.64% in 2007. Non-interest income decreased $47,069 from the 2006 amount of $713,490. Non-interest expense was $3,533,182, which is an increase of $122,342 over the 2006 amount.

COMMUNITYCORP AND SUBSIDIARY

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

Net interest income for 2007 was $5,624,648 compared to $5,487,526 for 2006, an increase of. 2.50%. The increase was mainly attributable to the increase in the average balances of our earning assets, which increased by 4.51% while our average interest bearing liabilities increased only 4.03%.

For 2007 average-earning assets totaled approximately $154,524,000 with an annualized average yield of 6.73% compared to approximately $147,849,000 and 6.33%, respectively, for 2006. Average interest-bearing liabilities totaled approximately $128,153,000 with an annualized average cost of 3.72% for 2007 compared to approximately $123,188,000 and 3.14%, respectively, for 2006.

Our net interest margin and net interest spread was 3.64% and 3.01%, respectively, for 2007 compared to 3.71% and 3.19% respectively for 2006.

Our annualized yield on average earning assets increased 40 basis points for 2007 compared to 2006, while our annualized average cost of our interest-bearing liabilities increased 58 basis points for 2007 compared to 2006. These increases were reflective of the increasing interest rate environment during 2007.

Details of certain components of our earning assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of earning assets, one of our goals it to maintain our loan portfolio as the largest component of total earning assets. Loans comprised approximately 70.42% and 69.13% of average earning assets for December 31, 2007 and 2006, respectively. Loan interest income for the years ended December 31, 2007 and 2006 was $8,270,237 and $7,454,641, respectively. The annualized average yield on loans was 7.60% and 7.29% for 2007 and 2006, respectively. Average balances of loans increased to approximately $108,809,000 during 2007, an increase of approximately $6,602,000 over the average of approximately $102,207,000 during 2006. The increase in the annualized yield on loans is mainly attributable to the increase in the average volume of loans outstanding during 2007.

Investment securities averaged approximately $36,961,000 or 23.92% of average earning assets, for December 31, 2007 compared to approximately $34,323,000 or 23.21% of average earning assets, for 2006. Interest earned on investment securities amounted to $1,667,782 for the year ended December 31, 2007, compared to $1,336,917 for the same period last year. Investment securities yielded 4.51% and 3.90% for the period ended December 31, 2007 and 2006, respectively.

Total interest expense for the years ended December 31, 2007 and 2006 was $4,767,080 and $3,870,582, respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $4,756,053 and $3,856,669, for the years ended December 31, 2007 and 2006, respectively. The average balance of interest bearing deposits increased to approximately $127,904,00 for the year ended December 31, 2007 from approximately $122,774,000 during the same period last year. The annualized average cost of deposits was approximately 3.72% for the year ended December 31, 2007 compared to 3.14% for the same period in 2006.

For the year ended December 31, 2007 and 2006, the total annualized average cost of funds was 3.72% and 3.14%, respectively.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, Yields, and Rates. The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average rates paid, the net interest spread, and the net interest margin on earning assets. The table also indicates the average balance during the year and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

	2007			2006
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning assets:
Securities, taxable (1)	$27,684	$1,305	4.71%	$27,129	$1,064	3.92%
Securities, tax-exempt (1)	8,937	344	3.85	6,858	264	3.85
Nonmarketable equity securities	340	19	5.59	336	9	2.68
Federal funds sold	8,683	444	5.11	11,195	555	4.96
Time deposits with other banks	71	10	14.08	124	11	8.87
Loans (2)	108,809	8,270	7.60	102,207	7,455	7.29

Total earning assets	154,524	10,392	6.73	147,849	9,358	6.33

Cash and due from banks	5,268			5,265
Allowance for loan losses	(1,896)			(1,764)
Premises and equipment	3,064			3,185
Accrued interest and other assets	1,962			1,873

Total assets	$162,922			$156,408

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits	$127,904	4,756	3.72%	$122,774	3,857	3.14%
Short-term borrowings	249	11	4.42	414	14	3.38

Total interest-bearing liabilities	128,153	4,767	3.72	123,188	3,871	3.14

Noninterest-bearing deposits	17,495			17,437
Accrued interest and other liabilities	1,603			1,666
Shareholders’ equity	15,671			14,117

Total liabilities and shareholders’ equity	$162,922			$156,408

Net interest spread			3.01%			3.19%
Net interest income		$5,625			$5,487

Net interest margin			3.64%			3.71%

(1)	Averages for securities are stated at historical cost.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

COMMUNITYCORP AND SUBSIDIARY

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

Analysis of Changes in Net Interest Income

(Dollars in thousands)	2007 Compared With 2006				2006 Compared With 2005
	Variance Due to Changes in				Variance Due to Changes in
	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$22	$215	$4	$241	$42	$178	$9	$229
Securities, tax-exempt	80	—	—	80	41	(22)	(4)	15
Nonmarketable equity securities	—	10	—	10		3		3
Federal funds sold	(125)	17	(3)	(111)	9	223	7	239
Time deposits with other banks	(5)	6	(2)	(1)	(12)	22	(16)	(6)
Loans	482	313	20	815	1,040	86	15	1,141

Total interest income	454	561	19	1,034	1,120	490	11	1,621

Interest-Bearing Liabilities
Interest-bearing deposits	161	708	30	899	292	1,191	157	1,640
Short-term borrowings	(6)	4	(1)	(3)	2	3	1	6

Total interest expense	155	712	29	896	294	1,194	158	1,646

Net interest income	$299	$(151)	$(10)	$138	$826	$(704)	$(147)	$(25)

Interest Sensitivity. The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to manage the risk and minimize the impact on net interest income of rising or falling interest rates.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2007. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years	Total
Assets
Earning assets:
Federal funds sold and securities purchased under agreements to resell	$1,991	$—	$—	$—	$1,991
Investment securities	5,396	3,648	16,936	10,772	36,752
Loans (1)	17,882	32,522	62,831	547	113,782

Total earning assets	25,269	36,170	79,767	11,319	152,525

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	20,841	—	—	—	20,841
Savings and money market	14,271	—	—	—	14,271
Time	21,497	62,530	2,985	1,009	88,021

Total interest-bearing deposits	56,609	62,530	2,985	1,009	123,133
Short-term borrowings	3,068	—	—	—	3,068

Total interest-bearing liabilities	59,677	62,530	2,985	1,009	126,201

Period gap	$(34,408)	$(26,360)	$76,782	$10,310

Cumulative gap	$(34,408)	$(60,768)	$16,014	$26,324

Ratio of cumulative gap to total earning assets	(22.56)%	(39.84)%	10.50%	17.26%

(1)	Excludes nonaccrual loans.

The above table reflects the balances of earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

COMMUNITYCORP AND SUBSIDIARY

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

PROVISION AND ALLOWANCE FOR LOAN LOSSES

We provide for loan losses using the allowance method. Increases to the allowance are charged by recording a provision for loan losses in the consolidated statement of income. Loan losses and recoveries are charged to the allowance. Charge-offs to the allowance are made when all or a portion of the loan is confirmed as a loss based on our review of the loan, through possession of the underlying security, or through a troubled debt restructuring transaction. Likewise, recoveries offset these increases through credits to the allowance.

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

The allowance for loan losses was 1.68% and 1.75% of total loans on December 31, 2007 and 2006, respectively. Although there has been an increase in classified loans from December 31, 2006 to December 31, 2007, we believe the allowance for loan losses at December 31, 2007 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance. Accordingly, we believe the allowance as of December 31, 2007 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

	Year ended December 31,
	2007	2006
Total loans outstanding at end of year	$114,597,378	$105,840,360

Average loans outstanding	$108,808,888	$102,207,241

Balance of allowance for loan losses at beginning of period	$1,856,888	$1,664,948
Loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	110,508	70,028
Consumer	41,191	35,014

Total loan losses	151,699	105,042

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	10,537	52,987
Consumer	11,593	18,995

Total recoveries	22,130	71,982

Net charge-offs	(129,569)	(33,060)
Provision charged to operations	202,000	225,000

Balance of allowance for loan losses at end of year	$1,929,319	$1,856,888

Ratios:
Net charge-offs to average loans outstanding	0.12%	0.03%
Net charge-offs to loans at end of year	0.11%	0.03%
Allowance for loan losses to average loans	1.77%	1.82%
Allowance for loan losses to loans at end of year	1.68%	1.75%
Net charge-offs to allowance for loan losses	6.72%	1.78%
Net charge-offs to provisions for loan losses	64.14%	14.69%

Nonperforming Assets.

The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2007	2006
Nonaccrual loans (considered impaired)	$814,874	$548,523
Loans 90 days or more past due and still accruing interest	3,433	1,767

Total nonperforming loans	818,307	550,290
Other real estate owned	—	—

Total nonperforming assets	$818,307	$550,290

Nonperforming assets to year end loans	.71%	.52%

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. At December 31, 2007 and 2006 the only loans considered to be impaired were the nonaccrual loans totaling $814,874 and $548,523, respectively. These loans had related valuation allowances of $122,146 and $82,278 at December 31, 2007 and 2006, respectively. The average balances of impaired loans during 2007 and 2006 were $808,868 and $492,985, respectively.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2007 and 2006, which were identified through our internal review mechanisms.

	December 31,
	2007	2006
Criticized loans	$90,586	$392,324

Classified loans	1,480,047	1,411,827

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

At December 31, 2007 real estate or other collateral secured practically all of the loans that were criticized and classified. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2007 was $666,421, a decrease of $47,069 or 6.60% from the comparable period in 2006. Service charges on deposit accounts decreased $36,017 or 7.00% from the year ended December 31, 2006 to $478,403 for the comparable period in 2007. This decrease in service charges is mainly attributable to the closing of problem accounts and to being more selective in opening new accounts that could potentially be problematic. All other categories of noninterest income decreased 5.55% to $188,018 for the year ended December 31, 2007 when compared to the year ended December 31, 2006.

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2007 were $3,533,182, an increase of $122,342 or 3.59%, higher when compared to total noninterest expenses of $3,410,840 for the year ended December 31, 2006. Salaries and employee benefits increased 2.82% from $1,871,945 for the year ended December 31, 2006 to $1,924,825 for the year ended December 31, 2007. This increase is primarily attributable to normal salary increases. Net occupancy and equipment expense increased 3.15% from $553,891 for the year ended December 31, 2006 to $571,313 for the year ended December 31, 2007. Other operating expenses increased $52,040 from the year ended December 31, 2006 to $1,037,044 for the year ended December 31, 2007.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE – (continued)

Income Taxes. The Company’s income tax expense for 2007 was $793,973, a decrease of $28,582 over the 2006 expense of $822,555. The Company’s effective tax rates for the years ended December 31, 2007 and 2006 were 31.06% and 32.07%, respectively.

Net Income. The combination of the above factors resulted in net income for the year ended December 31, 2007 of $1,761,914 as compared to $1,742,621 for the same period in 2006. This represents an increase of $19,293 or 1.11% over the same period in 2006.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged approximately $108,809,000 in 2007 compared to approximately $102,207,000 in 2006, an increase of approximately $6,602.000 or 6.46%. Total loans were $114,597,378 and $105,840,360 at December 31, 2007 and 2006, respectively. Fixed rates loans comprised approximately 99% and 98% of our loan portfolio at December 31, 2007 and 2006, respectively.

The Company’s ratio of loans to deposits was 82.09% at December 31, 2007 as compared to 75.18% at December 31, 2006. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

The Company extends credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. The Company’s service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2008. Management believes that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand remains strong in the Company’s market area.

The Company considers a loan to be impaired when, based upon current information and events, Management believes it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. The Company’s impaired loans include loans identified as impaired through review of the nonhomogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period the Company is pursuing repayment of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, the loan is removed from the portfolio through a charge-off to the allowance for loan losses.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2007 and 2006 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2007		2006
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$65,995,943	57.59%	$57,752,569	54.57%
Real estate
Construction	4,791,125	4.18	3,234,546	3.06
Mortgage	32,249,064	28.14	33,437,784	31.59
Consumer and other loans	11,561,246	10.09	11,415,461	10.78

Total loans	114,597,378	100.00%	105,840,360	100.00%

Allowance for loan losses	(1,929,319)		(1,856,888)

Net loans	$112,668,059		$103,983,472

Commercial and industrial loans increased $8,243,374 or 14.27% from $57,752,569 at December 31, 2006. Real estate loans, including construction and mortgage loans, increased $367,859 or 1.00% to $37,040,189 at December 31, 2007. Consumer and all other loans increased $145,785 or 1.28% to $11,561,246 at December 31, 2007.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2007 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$3,512,184	$1,278,941	$—	$4,791,125
Real estate - mortgage	9,324,509	21,953,997	970,558	32,249,064
Commercial and industrial	27,931,420	37,317,472	747,051	65,995,943
Consumer and other	4,421,407	6,890,019	249,820	11,561,246

	$45,189,520	$67,440,429	$1,967,429	$114,597,378

Loans maturing after one year with:
Fixed interest rates				$68,482,278
Floating interest rates				925,580

				$69,407,858

COMMUNITYCORP AND SUBSIDIARY

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

Short-Term Investments. Short-term investments, which consist of federal funds sold, averaged approximately $8,683,000 in 2007, compared to approximately $11,195,000 in 2006. At December 31, 2007, short-term investments totaled $1,991,000. These funds are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis. Also included in short-term investments are time deposits with other banks, which averaged approximately $71,000 in 2007. There were no investments in time deposits at December 31, 2007.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at carrying amount, averaged approximately $36,961,000 in 2007, compared to approximately $34,323,000 in 2006. At December 31, 2007, the carrying value of the securities portfolio was $36,751,811. Securities designated as available-for-sale totaled $34,585,073 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $1,819,481 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $347,257 at December 31, 2007. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments primarily consist of obligations of government-sponsored enterprises.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2007 and 2006 and the weighted average yields of those securities at December 31, 2007.

Investment Securities Portfolio Composition

	2007	2006
Available-for-Sale (1)
Government-sponsored enterprises	$21,028,089	$22,733,694
Obligations of states and local governments	7,803,335	6,858,450
Other	202,160	200,000

	29,033,584	29,792,144
Mortgage-backed securities	5,551,489	2,676,354

Total available-for-sale securities	$34,585,073	$32,468,498

Held-to-Maturity (1)
Government-sponsored enterprises	$300,000	$—
Obligations of states and local governments	1,519,481	1,574,215

Total held-to-maturity securities	$1,819,481	$1,574,215

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at estimated fair value.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2007	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Government-sponsored enterprises (2)	$7,480	4.53%	$12,545	5.04%	$1,004	5.63%	$—	—
Obligations of states and local governments	607	5.62%	2,183	5.80%	2,802	5.67%	2,211	5.54%
Other	—	—%	—	—%	202	6.25%	—	—

Total available-for-sale securities	$8,087	4.61%	$14,728	5.15%	$4,008	5.69%	$2,211	5.54%

Held-to-Maturity

December 31, 2007	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)		Amount	Yield (1)
Government-sponsored enterprises	$300	5.25%	$—	—	$—	—		$—	—
Obligations of states and local governments	$200	6.13%	1,020	6.69%	300	6.18%		—	—%

Total available-for-sale securities	$500	5.60%	$1,020	6..69%	$300	6.18%	$

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.
(2)	Excludes mortgage-backed securities totaling $5,551,489 with a yield of 5.06%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. Deposits account for practically all of our interest bearing liabilities. Total average deposits increased from approximately $140,211,000 in 2006 to approximately $145,399,000 in 2007. This represents an increase of approximately $5,188,000 or 3.70% over the 2006 amount.

The following table summarizes the Company’s deposits for the years ended December 31, 2007 and 2006.

	2007		2006
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest-bearing demand	$16,461,238	11.79%	$19,764,876	14.04%
Interest-bearing demand	20,840,913	14.93	23,916,250	16.99
Savings accounts	14,270,926	10.22	16,610,063	11.80
Time deposits of $100,000 or over	55,118,795	39.48	48,049,934	34.13
Other time deposits	32,902,440	23.57	32,445,141	23.04

Total deposits	$139,594,312	100.00%	$140,786,264	100.00%

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $84,475,517 and $92,736,330 at December 31, 2007 and 2006, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2007, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$13,907,726	$20,861,013	$18,345,061	$2,004,995	$55,118,795

Large balance certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. During 2007 and 2006, the Company did not have any certificates of deposits that were obtained through brokers.

Short-term Borrowings. At December 31, 2007 and 2006, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2007	2006
Average balance during the year	$249,074	$347,312
Average interest rate during the year	4.29%	4.01%
Maximum month-end balance during the year	$3,068,000	$450,000
End of period average interest rate	4.72%	4.35%

CAPITAL

Total shareholders’ equity increased by $1,598,966 from $15,137,435 at December 31, 2006 to $16,736,401 at December 31, 2007. The increase is attributable to the sale of treasury stock of $31,552, the increase in other comprehensive income of $165,943 and net income of $1,761,914. The increase was offset by the purchase of treasury stock during the period of $119,900, and the payment of dividends of $240,543.

COMMUNITYCORP AND SUBSIDIARY

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

As of December 31, 2007, the most recent notification from the Bank’s primary regulator categorized the Bank as well-capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category since this notification.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Minimum		Minimum
			Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital (to risk-weighted assets)	$18,058,801	15.08%	$9,578,000	8.00%	$11,972,500	10.00%
Tier 1 capital (to risk-weighted assets)	16,562,238	13.83	4,789,000	4.00	7,183,500	6.00
Tier 1 capital (to average assets)	16,562,238	10.19	6,499,360	4.00	8,124,200	5.00

December 31, 2006
Total capital (to risk-weighted assets)	$16,658,953	14.28%	$9,335,360	8.00%	$11,669,200	10.00%
Tier 1 capital (to risk-weighted assets)	15,200,303	13.03	4,667,680	4.00	7,001,520	6.00
Tier 1 capital (to average assets)	15,200,303	9.46	6,430,440	4.00	8,038,050	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT – (continued)

liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2007 and 2006 core deposits represented 60.52% and 65.87%, respectively of total deposits.

The Bank had available at the end of 2007 unused short-term lines of credit to purchase up to $4,300,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2007, the available credit totaled approximately $24,197,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2007, the Bank’s available undivided profits totaled $13,330,531. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

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

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2007, the Bank had issued commitments to extend credit of $11,335,642 and standby letters of credit of $978,332 through various types of commercial lending arrangements. Approximately $147,507 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2007.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$398,884	$1,948,755	$7,095,274	$9,442,913	$1,892,729	$11,335,642
Standby letters of credit	—	45,000	911,200	956,200	22,132	978,332

Totals	$398,884	$1,993,755	$8,006,474	$10,399,113	$1,914,861	$12,313,974

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

IMPACT OF RECENT ACCOUNTING CHANGES

For a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company see Note 1 to the consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and subsidiary as of December 31, 2007 and 2006 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and subsidiary as of December 31, 2007 and 2006 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Communitycorp and subsidiary’s internal control over financial reporting as of December 31, 2007, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting, and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Greenville, South Carolina
March 24, 2008

COMMUNITYCORP AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2007	2006
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,929,768	$6,041,317
Federal funds sold	1,991,000	8,363,000

Total cash and cash equivalents	6,920,768	14,404,317

Time deposits with other banks	—	100,000

Investment securities:
Securities available-for-sale	34,585,073	32,468,498
Securities held-to-maturity (estimated fair value of $1,836,967 in 2007 and $1,596,065 in 2006)	1,819,481	1,574,215
Nonmarketable equity securities	347,257	342,857

Total investment securities	36,751,811	34,385,570

Loans receivable	114,597,378	105,840,360
Less allowance for loan losses	(1,929,319)	(1,856,888)

Loans receivable, net	112,668,059	103,983,472
Premises and equipment, net	2,989,119	3,130,914
Accrued interest receivable	1,297,946	1,216,414
Other assets	691,984	871,299

Total assets	$161,319,687	$158,091,986

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$16,461,238	$19,764,876
Interest-bearing transaction accounts	20,840,913	23,916,250
Money market savings accounts	2,437,697	1,737,592
Savings	11,833,229	14,872,471
Time deposits $100,000 and over	55,118,795	48,049,934
Other time deposits	32,902,440	32,445,141

Total deposits	139,594,312	140,786,264
Short-term borrowings	3,068,000	250,000
Accrued interest payable	1,767,670	1,534,531
Other liabilities	153,304	383,756

Total liabilities	144,583,286	142,954,551

Commitments and contingencies - Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued	1,500,000	1,500,000
Capital surplus	1,723,196	1,720,382
Retained earnings	17,153,490	15,632,119
Accumulated other comprehensive income (loss)	70,928	(95,015)
Treasury stock (59,537 shares in 2007 and 58,251 shares in 2006)	(3,711,213)	(3,620,051)

Total shareholders’ equity	16,736,401	15,137,435

Total liabilities and shareholders’ equity	$161,319,687	$158,091,986

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Income

	Years Ended December 31,
	2007	2006
Interest income:
Loans, including fees	$8,270,237	$7,454,641
Investment securities:
Taxable	1,305,174	1,063,657
Tax-exempt	343,968	263,926
Nonmarketable equity securities	18,640	9,334
Federal funds sold	443,588	555,376
Time deposits with other banks	10,121	11,174

Total interest income	10,391,728	9,358,108

Interest expense:
Deposits	4,756,053	3,856,669
Short-term borrowings	11,027	13,913

Total interest expense	4,767,080	3,870,582

Net interest income	5,624,648	5,487,526

Provision for loan losses	202,000	225,000

Net interest income after provision for loan losses	5,422,648	5,262,526

Noninterest income:
Service charges on deposit accounts	478,403	514,420
Commissions on credit life insurance	10,289	11,402
Other charges, fees, and commissions	115,953	120,550
Other	61,776	67,118

Total noninterest income	666,421	713,490

Noninterest expenses:
Salaries and employee benefits	1,924,825	1,871,945
Net occupancy	238,474	241,236
Equipment	332,839	312,655
Other operating	1,037,044	985,004

Total noninterest expenses	3,533,182	3,410,840

Income before income taxes	2,555,887	2,565,176

Income tax expense	793,973	822,555

Net income	$1,761,914	$1,742,621

Earnings per share:
Weighted-average common shares outstanding	240,708	242,636
Basic	$7.32	$7.18

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2007 and 2006

	Common stock		Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total shareholders’ equity
	Shares	Amount
Balance, December 31, 2005	300,000	$1,500,000	$1,716,455	$14,108,597	$(265,071)	$(3,532,608)	$13,527,373
Net income				1,742,621			1,742,621
Other comprehensive income, net of tax expense of $86,571					170,056		170,056

Comprehensive income							1,912,677
Cash dividends paid ($.90 per share)				(219,099)			(219,099)
Purchase of treasury stock						(268,752)	(268,752)
Sale of treasury stock			3,927			181,309	185,236

Balance, December 31, 2006	300,000	1,500,000	1,720,382	15,632,119	(95,015)	(3,620,051)	15,137,435
Net income				1,761,914			1,761,914
Other comprehensive income, net of tax expense of $84,196					165,943		165,943

Comprehensive income							1,927,857
Cash dividends paid ($1.00 per share)				(240,543)			(240,543)
Purchase of treasury stock						(119,900)	(119,900)
Sale of treasury stock			2,814			28,738	31,552

Balance, December 31, 2007	300,000	$1,500,000	$1,723,196	$17,153,490	$70,928	$(3,711,213)	$16,736,401

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,761,914	$1,742,621
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	202,000	225,000
Depreciation expense	225,292	216,214
Premium amortization less discount accretion on investment securities	(107,045)	19,679
Deferred income tax benefit	(77,305)	(47,574)
Amortization of loan fees and costs	(2,956)	(2,845)
Increase in accrued interest receivable	(81,532)	(226,832)
Increase in accrued interest payable	233,139	950,179
(Increase) decrease in other assets	172,424	(62,426)
Increase (decrease) in other liabilities	(230,452)	54,051

Net cash provided by operating activities	2,095,479	2,868,067

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	30,824,513	6,257,429
Purchases of securities available-for-sale	(32,584,170)	(7,632,468)
Proceeds from maturities of securities held-to-maturity	55,000	303,168
Purchases of securities held-to-maturity	(300,000)
Purchases of nonmarketable equity securities	(4,400)	(3,200)
Decrease in time deposits with other banks	100,000	200,000
Net increase in loans to customers	(8,883,631)	(8,275,276)
Purchases of premises and equipment	(83,497)	(81,208)

Net cash used for investing activities	(10,876,185)	(9,231,555)

Cash flows from financing activities:
Net decrease in demand deposits, interest-bearing transaction accounts and savings accounts	(8,718,112)	(4,811,351)
Net increase in time deposits	7,526,160	18,139,309
Net Increase (decrease) in short-term borrowings	2,818,000	(120,000)
Cash dividends paid	(240,543)	(219,099)
Purchase of treasury stock	(119,900)	(268,752)
Sale of treasury stock	31,552	185,236

Net cash provided by financing activities	1,297,157	12,905,343

Net increase (decrease) in cash and cash equivalents	(7,483,549)	6,541,855
Cash and cash equivalents, beginning of year	14,404,317	7,862,462

Cash and cash equivalents, end of year	$6,920,768	$14,404,317

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation - Communitycorp, a bank holding company, (the “Company”), and its subsidiary, Bank of Walterboro (the Bank), provide commercial banking services to domestic markets principally in Colleton, Charleston, and Jasper counties South Carolina. The consolidated financial statements include the accounts of the parent company and its wholly-owned subsidiary after elimination of all significant intercompany balances and transactions.

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

Material estimates that are particularly susceptible to significant change relate to the determination of the allowance for losses on loans, including valuation allowances for impaired loans, and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the value of foreclosed real estate, management obtains independent appraisals for significant properties. Management must also make estimates in determining the estimated useful lives and methods for depreciating premises and equipment.

While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in local economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Company’s allowance for losses on loans. Such agencies may require the Company to recognize additions to the allowance based on their judgments about information available to them at the time of their examination. Because of these factors, it is possible that the allowance for losses on loans and may change in the near term.

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

Nonmarketable Equity Securities - At December 31, 2007 and 2006, non-marketable equity securities consist of the following:

	December 31,
	2007	2006
Federal Home Loan Bank	$284,400	$280,000
Community Financial Services, Inc	56,857	56,857
Other Community Banks	6,000	6,000

Total	$347,257	$342,857

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonmarketable Equity Securities – continued

The stocks are carried at cost because they have no quoted market value and no ready market exists. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component of interest income.

Loans Receivable and Interest Income - Loans are stated at the amount of unpaid principal reduced by an allowance for loan losses. Interest income on all loans is computed based upon the unpaid principal balance. Interest income is computed using the simple interest method and is recorded in the period earned.

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

Allowance for Loan Losses (the “Allowance”) - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charger to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Allowance for Loan Losses (the “Allowance”) – continued

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

All cash receipts on impaired loans are applied to principal until such time as the principal is brought current. After principal has been satisfied, future cash receipts are applied to interest income, to the extent that any interest has been foregone.

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. At of December 31, 2007 and 2006 the Bank did not have any loans held for sale. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

Concentrations of Credit Risk - Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of loans receivable, investment securities, federal funds sold and amounts due from banks.

The Company makes loans to individuals and small businesses for various personal and commercial purposes principally in Colleton, Charleston, and Jasper counties South Carolina. The Company’s loan portfolio is not concentrated in loans to any single borrower or a relatively small number of borrowers. Additionally, management is not aware of any concentrations of loans to classes of borrowers or industries that would be similarly affected by economic conditions.

In addition to monitoring potential concentrations of loans to particular borrowers or groups of borrowers, industries and geographic regions, management monitors exposure to credit risk from concentrations of lending products and practices such as loans that subject borrowers to substantial payment increases (e.g. principal deferral periods, loans with initial interest-only periods, etc), and loans with high loan-to-value ratios. Management has determined that there is no concentration of credit risk associated with its lending policies or practices. Additionally, there are industry practices that could subject the Company to increased credit risk should economic conditions change over the course of a loan’s life. For example, the Company makes variable rate loans and fixed rate principal-amortizing loans with maturities prior to the loan being fully paid (i.e. balloon payment loans). These loans are underwritten and monitored to manage the associated risks. Therefore, management believes that these particular practices do not subject the Company to unusual credit risk.

The Company’s investment portfolio consists principally of obligations of the United States, its agencies or its corporations and general obligation municipal securities. In the opinion of management, there is no concentration of credit risk in its investment portfolio. The Company places its deposits and correspondent accounts with and sells its federal funds to high quality institutions. Management believes credit risk associated with correspondent accounts is not significant.

COMMUNITYCORP AND SUBSIDIARY

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

Other Real Estate Owned - Other real estate owned includes real estate acquired through foreclosure. Other real estate owned is initially recorded at the lower of cost (principal balance of the former loan plus costs of improvements) or estimated fair value. Any write-downs at the dates of acquisition are charged to the allowance for loan losses. Expenses to maintain such assets, subsequent write-downs and gains and losses on disposal are included in other expenses.

Income and Expense Recognition - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $35,793 and $38,745 at December 31, 2007 and 2006, respectively.

Income Taxes - Deferred income taxes are computed using the asset and liability approach. The tax effects of differences between the tax and financial accounting bases of assets and liabilities are reflected in the balance sheet at the tax rates expected to be in effect when the differences reverse. A valuation allowance is provided against deferred tax assets when realization is deemed not to be likely. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Uncertainty in Income Taxes applies to all “tax positions” within the scope of SFAS 109. The Company applies a “more-likely-than-not” threshold for initial recognition of a tax benefit in the financial statements, and requires measurement of the amount of benefit to be recognized based upon the larger amount of benefit that is greater than 50% likely of being realized upon ultimate settlement with the taxing authority.

In July 2006, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”(“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2006 and as a result, was effective for the Company in the first quarter of fiscal 2007. The adoption of FIN 48 did not have any impact on the Company’s Consolidated Financial Statements.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $82,055 and $74,633 in 2007 and 2006, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

Additionally, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $344,357 and $312,729 at December 31, 2007 and 2006, respectively. Expenses charged to earnings for the salary deferral plan were $27,000 and $27,000 in 2007 and 2006, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

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

During 2007 and 2006, the Company paid $4,533,941 and $2,920,403, respectively, for interest. Cash paid for income taxes was $915,280 and $857,700 in 2007 and 2006, respectively.

There were no supplemental noncash investing activities due to reclassification of loans during 2007 or 2006.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2007	2006
Net unrealized gains on available-for-sale securities	$250,139	$259,627
Reclassification adjustment for gains realized in net income	—	—

Net unrealized gains on securities	250,139	259,627

Tax effect	(84,196)	(89,571)

Net-of-tax amount	$165,943	$170,056

COMMUNITYCORP AND SUBSIDIARY

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

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In September 2006, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards, “Fair Value Measurements” (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This standard eliminates inconsistencies found in various prior pronouncements but does not require any new fair value measurements. SFAS 157 is effective for the Company on January 1, 2008 and will not impact the Company’s accounting measurements but it is expected to result in additional disclosures.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities – Including an amendment of FASB Statement No. 115” (“SFAS 159”). This statement permits, but does not require, entities to measure many financial instruments at fair value. The objective is to provide entities with an opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. Entities electing this option will apply it when the entity first recognizes an eligible instrument and will report unrealized gains and losses on such instruments in current earnings. This statement 1) applies to all entities, 2) specifies certain election dates, 3) can be applied on an instrument-by-instrument basis with some exceptions, 4) is irrevocable and 5) applies only to entire instruments. One exception is demand deposit liabilities which are explicitly excluded as qualifying for fair value. With respect to SFAS 115, available-for-sale and held-to-maturity securities at the effective date are eligible for the fair value option at that date. If the fair value option is elected for those securities at the effective date, cumulative unrealized gains and losses at that date shall be included in the cumulative-effect adjustment and thereafter, such securities will be accounted for as trading securities. SFAS 159 is effective for the Company on January 1, 2008. The Company is currently analyzing the fair value option that is permitted, but not required, under SFAS 159.

In November 2007, the Securities and Exchange Commission (“SEC”) issued Staff Accounting Bulletin No. 109, “Written Loan Commitments Recorded at Fair Value Through Earnings” (“SAB 109”). SAB 109 expresses the current view of the SEC staff that the expected net future cash flows related to the associated servicing of the loan should be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SEC registrants are expected to apply this guidance on a prospective basis to derivative loan commitments issued or modified in the first quarter of 2008 and thereafter. At December 31, 2007, the Company did not have any loans held for sale.

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations,” (“SFAS 141(R)”) which replaces SFAS 141. SFAS 141(R) establishes principles and requirements for how an acquirer in a business combination recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any controlling interest; recognizes and measures goodwill acquired in the business combination or a gain from a bargain purchase; and determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. FAS 141(R) is effective for acquisitions by the Company taking place on or after January 1, 2009. Early adoption is prohibited. Accordingly, a calendar year-end company is required to record and disclose business combinations following existing accounting guidance until January 1, 2009. The Company will assess the impact of SFAS 141(R) if and when a future acquisition occurs.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of ARB No. 51” (“SFAS 160”). SFAS 160 establishes new accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Before this statement, limited guidance existed for reporting noncontrolling interests (minority interest). As a result, diversity in practice exists. In some cases minority interest is reported as a liability and in others it is reported in the mezzanine section between liabilities and equity. Specifically, SFAS 160 requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financials statements and separate from the parent’s equity. The amount of net income

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements – (continued)

attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize gain or loss in net income when a subsidiary is deconsolidated. Such gain or loss will be measured using the fair value of the noncontrolling equity investment on the deconsolidation date. SFAS 160 also includes expanded disclosure requirements regarding the interests of the parent and its noncontrolling interests. SFAS 160 is effective for the Company on January 1, 2009. Earlier adoption is prohibited. The Company is currently evaluating the impact, if any, the adoption of SFAS 160 will have on its consolidated financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations and cash flows.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2006 were reclassified to conform with the 2007 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2007 and 2006 were approximately $702,000 and $1,083,000 respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2007
Government-sponsored enterprises	$26,487,264	$118,945	$26,631	$26,579,578
Obligations of state and local governments	7,792,731	37,713	27,109	7,803,335
Other	200,000	2,160	—	202,160

Total	$34,479,995	$158,818	$53,740	$34,585,073

December 31, 2006
Government-sponsored enterprises	$25,574,090	$12,047	$176,089	$25,410,048
Obligations of state and local governments	6,839,470	39,371	20,391	6,858,450
Other	200,000	—	—	200,000

Total	$32,613,560	$51,418	$196,480	$32,468,498

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2007 and 2006.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2007
Government-sponsored enterprises	$4,853,173	$7,965	$4,980,800	$18,667	$9,833,973	$26,632
Obligations of state and local governments	1,861,500	23,121	1,405,575	3,987	3,267,075	27,108

Total	$6,714,673	$31,086	$6,386,375	$22,654	$13,101,048	$53,740

December 31, 2006
Government-sponsored enterprises	$893,813	$329	$18,655,727	$175,760	$19,549,540	$176,089
Obligations of state and local governments	1,106,257	6,987	1,187,188	13,404	2,293,445	20,391

Total	$2,000,070	$7,316	$19,842,915	$189,164	$21,842,985	$196,480

There were a total of forty-five available-for-sale securities that were in a loss position at December 31, 2007. Of these securities, thirty were in a loss position of twelve months or more, which consisted of nine government-sponsored enterprises, eight obligations of state and local governments, and thirteen mortgage-backed securities. The mortgage-backed securities are protected by mortgage insurance as well as the direct credit to the related agencies. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers. At December 31, 2007 and 2006, there were no held-to-maturity securities that were in a continuous loss position for twelve or more months.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2007
	Amortized Cost	Fair Value
Due in one year or less	$8,090,350	$8,086,443
Due after one year but within five years	14,634,118	14,727,712
Due after five years but within ten years	3,985,288	4,008,012
Due after ten years	2,236,376	2,211,417

	28,946,132	29,033,584
Mortgage-backed securities	5,533,863	5,551,489

Total	$34,479,995	$34,585,073

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized
		Gains	Losses		Fair Value
December 31, 2007
Government-sponsored enterprises	$300,000	$189	$		$300,189
Obligations of state and local governments	1,519,481	17,297		—	1,536,778

Total	$1,819,481	$17,486		$—	$1,836,967

December 31, 2006 -
Obligations of state and local governments	$1,574,215	$21,850	$		$1,596,065

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2007
	Amortized Cost	Fair Value
Due in one year or less	$499,978	$500,505
Due after one year but within five years	1,019,728	1,031,101
Due after five years but within ten years	299,775	305,361

Total	$1,819,481	$1,836,967

At December 31, 2007 and 2006, investment securities with an amortized cost of $29,659,673 and $28,886,610, respectively, and a fair value of $30,250,496 and $29,169,683, respectively, were pledged as collateral to secure public deposits and short-term borrowings. There were no sales of investment securities for the years ended December 31, 2007 and 2006.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2007	2006
Real estate - construction	$4,791,125	$3,234,546
Real estate - mortgage	32,249,064	33,437,784
Commercial and industrial	65,995,943	57,752,569
Consumer and other	11,561,246	11,415,461

Total gross loans	$114,597,378	$105,840,360

As of December 31, 2007 and 2006, management had placed loans totaling $814,874 and $548,523, respectively, in nonaccrual status, because the loans were not performing as originally contracted. For 2007 and 2006 the total amount of interest earned on nonaccrual loans was approximately $53,000 and $15,000, respectively. The gross interest income which would have been recorded under the original terms of the nonaccrual loans amounted to approximately $52,000 and $20,000 for 2007 and 2006, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS RECEIVABLE (continued)

Loans ninety days or more past due and still accruing interest were $3,433 and $1,767 at December 31, 2007 and 2006, respectively.

At December 31, 2007 and 2006 the only loans considered to be impaired were the nonaccrual loans totaling $814,874 and $548,523, respectively. These loans had related valuation allowances of $122,146 and $82,278 at December 31, 2007 and 2006, respectively. The average balances of impaired loans during 2007 and 2006 were $808,868 and $492,985, respectively.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2007	2006
Balance, beginning of year	$1,856,888	$1,664,948
Provision charged to operations	202,000	225,000
Recoveries on loans previously charged-off	22,130	71,983
Loans charged-off	(151,699)	(105,043)

Balance, end of year	$1,929,319	$1,856,888

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2007	2006
Commitments to extend credit	$11,335,642	$9,388,762
Standby letters of credit	978,332	1,256,978

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE (continued)

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2007, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2007	2006
Land	$710,605	$710,605
Building and land improvements	2,611,083	2,611,083
Furniture and equipment	2,033,966	1,983,325

Total	5,355,654	5,305,013
Less, accumulated depreciation	(2,366,535)	(2,174,099)

Premises and equipment, net	$2,989,119	$3,130,914

Depreciation expense totaled $225,292 and $216,214 in 2007 and 2006, respectively.

NOTE 6 - DEPOSITS

At December 31, 2007, the scheduled maturities of time deposits were as follows:

Maturing in	Amount
2008	$84,028,027
2009	2,549,248
2010	290,350
2011	112,061
2012	33,007
After five years	1,008,542

Total	$88,021,235

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $5,169,310 and $4,726,866 at December 31, 2007 and 2006, respectively. During 2007, $2,211,748 of new loans was made to related parties, and repayments totaled $1,769,304.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered during 2007 was $431. There were no payments made to this law firm for services rendered for the year ended December 31, 2006.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2007 and 2006, the Company had securities sold under agreements to repurchase, which are classified as short-term borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2007	2006
Average balance during the year	$249,074	$347,312
Average interest rate during the year	4.29%	4.01%
Maximum month-end balance during the year	$3,068,000	$450,000
End of period average interest rate	4.72%	4.35%

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of the Company’s U.S. Government obligation securities as collateral for the agreements. As of December 31, 2007, the par value and fair value of the securities underlying the agreements were $525,000 and $525,551, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

The Bank had available at the end of 2007 unused short-term lines of credit to purchase up to $4,300,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2007, the available credit totaled approximately $24,197,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2007, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements and should be disclosed.

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

COMMUNITYCORP AND SUBSIDIARY

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

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2007 and 2006, the Company had 59,537 and 58,251 shares, respectively held in treasury stock. During 2007 and 2006, the Company purchased 1,750 and 4,221 shares respectively, and sold 464 and 2,922 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2007, the Bank’s undivided profits were $13,330,531. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2007	2006
Stationary, printing, and postage	$206,138	$200,003
Advertising and promotion	35,793	38,745
Professional fees	226,119	190,152
Directors’ fees	65,800	65,800
Telephone expenses	65,910	70,925
ATM surcharges	31,628	49,015
ACH charges	41,600	38,729
Armored Car/Courier Services	54,565	50,881
Membership Dues/Subscriptions	30,069	27,621
Other	279,422	253,133

Total	$1,037,044	$985,004

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2007	2006
Currently payable:
Federal	$791,991	$791,705
State	79,287	78,424

Total current	871,278	870,129
Deferred income tax benefit	(77,305)	(47,574)

Income tax expense	$793,973	$822,555

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2007	2006
Deferred tax assets:
Allowance for loan losses	$565,723	$535,899
Deferred compensation	117,081	106,328
Nonaccrual loan interest income	16,513	16,946
Securities available-for-sale	—	49,321
Other	29,184	—

Total deferred tax assets	728,501	658,494

Deferred tax liabilities:
Securities available for sale	(34,150)	—
Accumulated depreciation	(134,129)	(119,754)
Other	—	(10,394)

Total deferred tax liabilities	(168,279)	(130,148)

Net deferred tax asset	$560,222	$578,346

The net deferred tax assets are included in other assets in the consolidated balance sheets at December 31, 2007 and 2006.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2007	2006
Tax expense at statutory rate	$869,002	$872,160
State income tax, net of federal income tax benefit	52,329	51,760
Tax-exempt interest income	(122,151)	(97,543)
Disallowed interest expense	20,569	17,305
Other, net	(25,776)	(21,127)

Total	$793,973	$822,555

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”). There was no material impact from the adoption of FIN 48. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. There were no interest or penalties accrued during the year. The Company’s federal and state tax returns are subject to examination for the years 2004, 2005 and 2006.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. Certain items are specifically excluded in accordance with SFAS No. 107, including premise and equipment, accrued interest receivable, other assets, accrued interest payable and other liabilities. The following methods and assumptions were used to estimate the fair value of significant financial instruments:

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

Demand Deposits - The fair value of demand deposits, interest–bearing transaction, savings, and money market accounts is the amount payable on demand at the reporting date. The fair values of time deposits are estimated using a discounted cash flow calculation that applies current interest rates to a schedule of aggregated expected maturities.

Short-term Borrowings - The carrying value of securities sold under agreements to repurchase is a reasonable estimate of fair value because these instruments typically have terms of one to seven days.

Off-Balance-Sheet Financial Instruments - The notional amount represents the amounts of loan commitments and letters of credit, which are off-balance-sheet financial instruments. The fair value of these instruments is not material.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2007		2006
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$4,929,768	$4,929,768	$6,041,317	$6,041,317
Federal funds sold	1,991,000	1,991,000	8,363,000	8,363,000
Time deposits with other banks	—		100,000	100,000
Securities available-for-sale	34,585,073	34,585,073	32,468,498	32,468,498
Securities held-to-maturity	1,819,481	1,836,967	1,574,215	1,596,065
Nonmarketable equity securities	347,257	347,257	342,857	342,857
Loans receivable, gross	114,597,378	113,009,843	105,840,360	104,269,918

Financial Liabilities:
Demand deposit, interest-bearing transaction, money market, and savings accounts	$51,573,077	$51,573,077	$60,291,189	$60,291,189
Time deposits	88,021,235	88,534,485	80,495,075	81,137,885
Short-term borrowings	3,068,000	3,068,000	250,000	250,000

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

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 15 - REGULATORY MATTERS (continued)

As of December 31, 2007, the most recent notification from the Bank’s primary regulator categorized the Bank as well capitalized under the regulatory framework for prompt-corrective action. There are no conditions or events that management believes have changed the Bank’s category since this notification.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Minimum		Minimum
			Amount	Ratio	Amount	Ratio
December 31, 2007
Total capital (to risk-weighted assets)	$18,058,801	15.08%	$9,578,000	8.00%	$11,972,500	10.00%
Tier 1 capital (to risk-weighted assets)	16,562,238	13.83	4,789,000	4.00	7,183,500	6.00
Tier 1 capital (to average assets)	16,562,238	10.19	6,499,360	4.00	8,124,200	5.00

December 31, 2006
Total capital (to risk-weighted assets)	$16,658,953	14.28%	$9,335,360	8.00%	$11,669,200	10.00%
Tier 1 capital (to risk-weighted assets)	15,200,303	13.03	4,667,680	4.00	7,001,520	6.00
Tier 1 capital (to average assets)	15,200,303	9.46	6,430,440	4.00	8,038,050	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2007	2006
Assets
Cash	$93,614	$22,553
Investment in banking subsidiary	16,633,166	15,105,288
Non-marketable equity securities	6,000	6,000
Other assets	3,621	3,594

Total assets	$16,736,401	$15,137,435

Shareholders’ equity	$16,736,401	$15,137,435

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2007	2006
Income
Dividends from banking subsidiary	$400,000	$270,000
Other income	47	1

Total income	400,047	270,001

Expenses	95	155

Income before income taxes and equity in undistributed earnings of banking subsidiary	399,952	269,846

Income tax benefit	(27)	(45)

Equity in undistributed earnings of banking subsidiary	1,361,935	1,472,730

Net income	$1,761,914	$1,742,621

Condensed Statements of Cash Flows

	Years ended December 31,
	2007	2006
Cash flows from operating activities
Net income	$1,761,914	$1,742,621
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(1,361,935)	(1,472,730)
Increase in other assets	(27)	(42)

Net cash provided by operating activities	399,952	269,849

Cash flows from financing activities
Cash dividends paid	(240,543)	(219,099)
Purchases of treasury stock	(119,900)	(268,752)
Sale of treasury stock	31,552	185,236

Net cash used by financing activities	(328,891)	(302,615)

Increase (decrease) in cash	71,061	(32,766)

Cash, beginning of year	22,553	55,319

Cash, ending of year	$93,614	$22,553

COMMUNITYCORP AND SUBSIDIARY

BOARD OF DIRECTORS

George W. Cone		J. Barnwell Fishburne
Attorney		Owner, Fishburne & Co.
McLeod, Fraser & Cone		Real Estate

W. Roger Crook		Peden B. McLeod
Chief Executive Officer and President		Chairman of the Board Attorney
Bank of Walterboro		McLeod, Fraser & Cone

Steven Murdaugh		Harry L. Hill
Certified Public Accountant		Retired

Harold M. Robertson		Calvert Huffines
Retired		President, Huffines Co
Real Estate Broker
OFFICERS
W. Roger Crook	Cynthia Mills	James M. Bunton Jr.
Chief Executive Officer and President	Branch Manager	Loan Officer

Gwendolyn P. Bunton	M. Ellison Young	Lawton Huggins
Vice President and Cashier	Vice President	Loan Officer

Lynn H. Murdaugh		Joanne Herndon
Assistant Vice President and Administrative Assistant		Branch Manager

Bruce Tate		William Fowler
Loan Officer		Loan Officer

STAFF MEMBERS
Annette Lyons
Melissa Connelly		Sharon Milligan
Danielle Mock		Melanie Todd
Casey Beach		Lauren Pauls
Carolyn Brant		Lynn Hiott
Dorothy Brunson		Lindsey Turner
Natalie Powers		Cathy Groves
Jennifer Crosby		Pam O’Quinn
Betty Ford		Kelly Strickland
Melissa T. Smyly		Jeanne Raven
Sarah Herndon		Tracy Valentine
Sharon Hillier		Candice Kubik
Carolyn Rahn		Rose Walker
Stephanie Kelly		Nichole Espisito
Kathy Breland		Bonnie Dempsey
Stephanie Strickland		Louie Whidden
Melissa McMillan		Joy Koth
Pam Nelson		Tracy Wilson
Kinloch Smith		Melanie Tanner

COMMUNITYCORP AND SUBSIDIARY

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Tuesday, April 29, 2008 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

INDEPENDENT REGISTERED
STOCK TRANSFER DEPARTMENT:	PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $68.00 to $77.00 during the past two years. There were approximately 555 shareholders of record as of December 31, 2007.

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

COMMUNITYCORP AND SUBSIDIARY

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