Form 10-K, Exhibit 13
period 2008-12-31
COMMUNITYCORP
filed 2009-03-30
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Strong roots – strong branches.”

Contents:

Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-24
Management’s Annual Report on Internal Control Over Financial Reporting	25
Report of Independent Registered Public Accounting Firm	26
Consolidated Balance Sheets	27
Consolidated Statements of Income	28
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	29
Consolidated Statements of Cash Flows	30
Notes to Consolidated Financial Statements	31-50
Directors, Officers and Staff	51
Corporate Data	52
Services	53

Member FDIC

COMMUNITYCORP AND SUBSIDIARY

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2008. More detailed information follows, but we are pleased to report return on average assets of 0.91%, a sound capital to asset ratio of 10.75% and an allowance for loan losses to loans of 1.74%.

Deposits at year-end were $145,713,985 an increase of $6,119,673, or 4.38%, from 2007 year-end. Net loans decreased from $112,668,059 to $111,722,883, a decrease of $945,176, or 0.84%. The allowance for loan losses increased from a December 31, 2007 balance of $1,929,319 to $1,981,637 or 1.74% of gross loans. Total assets increased from $161,319,687 to a December 31, 2008 total of $164,585,287 an increase of $3,265,600, or 2.02%.

2008 was a challenging year for the banking industry and decreased earnings occurred through the industry.

Earnings decreased in 2008 for the Company with net income of $1,491,661, a decrease of $270,253, or 15.34%, less than 2007 earnings of $1,761,914. For 2008 we earned $6.22 per share compared to $7.32 for 2007. Our net interest margin increased from 3.64% in 2007 to 3.69% in 2008.

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

We invite and encourage you to attend our Annual Meeting on Wednesday, April 29, 2009.

Very truly yours,

W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following selected consolidated financial data for the five years ended December 31, 2008 are derived from our consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

Year Ended December 31, (Dollars in thousands, except per share)	2008	2007	2006	2005	2004
Results of Operations:
Interest income	$9,958	$10,392	$9,358	$7,737	$6,831
Interest expense	4,213	4,767	3,871	2,225	1,607

Net interest income	5,745	5,625	5,487	5,512	5,224
Provision for loan losses	400	202	225	381	471

Net interest income after provision for loan losses	5,345	5,423	5,262	5,131	4,753
Noninterest income	691	666	713	599	579
Noninterest expense	3,845	3,533	3,411	3,232	2,875

Income before income taxes	2,191	2,556	2,565	2,498	2,457
Income tax expense	699	794	823	788	802

Net income	$1,492	$1,762	$1,742	$1,710	$1,655

Balance Sheet Data:
Securities available-for-sale	$27,815	$34,585	$32,468	$30,856	$25,310
Securities held-to-maturity	1,320	1,819	1,574	1,875	2,181
Allowance for loan losses	1,982	1,929	1,857	1,665	1,456
Net loans	111,723	112,668	103,983	95,930	81,550
Premises and equipment, net	3,029	2,989	3,131	3,266	3,441
Total assets	164,585	161,320	158,092	142,220	138,408
Noninterest-bearing deposits	15,652	16,461	19,765	18,021	16,532
Interest-bearing deposits	130,062	123,133	121,021	109,437	108,379
Total deposits	145,714	139,594	140,786	127,458	124,911
Short-term borrowings	—	3,068	250	370	390
Total liabilities	146,892	144,583	142,955	128,576	125,772
Total shareholders’ equity	17,693	16,736	15,137	13,643	12,636
Per Share Data:
Weighted-average common shares outstanding	239,634	240,708	242,636	244,788	247,446
Net income	$6.22	$7.32	$7.18	$6.99	$6.69
Cash dividends paid	$1.05	$1.00	$0.90	$0.82	$0.72
Period end book value	$74.69	$69.60	$62.62	$56.13	$51.26
Equity and Assets Ratios:
Return on average assets	0.91%	1.08%	1.11%	1.23%	1.29%
Return on average equity	8.70%	11.24%	12.35%	13.11%	14.04%
Equity to assets ratio	10.75%	10.37%	9.58%	9.35%	9.16%
Dividend payout ratio	16.93%	13.65%	12.57%	11.79%	10.85%

NET INCOME, TOTAL EXPENSES, TOTAL INCOME

$12,000,000
$11,000,000
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$1,655,257
$5,754,511
$7,409,768
$1,710,424
$6,625,181
$8,335,605
$1,742,621
$8,328,977
$10,071,598
$1,761,974
$9,201,771
$10,963,745
$1,491,661
$9,157,098
$10,648,759
2004
2005
2006
2007
2008
Net Income
Total Expenses
Total Income

LOANS, DEPOSITS, AND ASSETS

IN 1000's
$170,000
$160,000
$150,000
$140,000
$130,000
$120,000
$110,000
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$83,006
$124,911
$138,408
$97,595
$127,458
$142,220
$105,840
$140,786
$158,092
$114,597
$139,594
$161,320
$113,705
$145,714
$164,585
2004
2005
2006
2007
2008
Loans
Deposits
Assets

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

As of December 31, 2008, the Company had forty-two full-time employees and five part time employees.

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

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2008 was $1,491,661 or $6.22 per share, compared to $1,761,914, or $7.32 per share, for the year ended December 31, 2007. Interest income decreased $433,756 from the 2007 amount of $10,391,728. Total interest expense also decreased $554,206 from the 2007 amount of $4,767,080. Net interest income increased $120,450 from the 2007 amount of $5,624,648. For the year ended December 31, 2008 net interest margin increased from 3.64% in 2007 to 3.69% in 2008. Non-interest income increased $24,366 from the 2007 amount of $666,421. Non-interest expense was $3,844,714, which is an increase of $311,532 over the 2007 amount.

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

Net interest income for 2008 was $5,745,097 compared to $5,624,648 for 2007, an increase of 2.14%. The increase was mainly attributable to the increase in the average balances of our earning assets, which increased by 0.75% while our average interest bearing liabilities increased only 0.83%.

For 2008 average-earning assets totaled approximately $155,677,000 with an annualized average yield of 6.40% compared to approximately $154,524,000 and 6.73%, respectively, for 2007. Average interest-bearing liabilities totaled approximately $129,211,000 with an annualized average cost of 3.26% for 2008 compared to approximately $128,153,000 and 3.72%, respectively, for 2007.

Our net interest margin and net interest spread was 3.69% and 3.14%, respectively, for 2008 compared to 3.64% and 3.01% respectively for 2007.

Our annualized yield on average earning assets decreased 33 basis points for 2008 compared to 2007, while our annualized average cost of our interest-bearing liabilities decreased 46 basis points for 2008 compared to 2007. These decreases were reflective of the decreasing interest rate environment during 2008.

Details of certain components of our earning assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of earning assets, one of our goals it to maintain our loan portfolio as the largest component of total earning assets. Loans comprised approximately 72.33% and 70.42% of average earning assets for December 31, 2008 and 2007, respectively. Loan interest income for the years ended December 31, 2008 and 2007 was $8,322,422 and $8,270,237, respectively. The annualized average yield on loans was 7.39% and 7.60% for 2008 and 2007, respectively. Average balances of loans increased to approximately $112,597,000 during 2008, an increase of approximately $3,788,000 over the average of approximately $108,809,000 during 2007. The decrease in the annualized yield on loans is mainly attributable to the decline in market interest rates.

Investment securities averaged approximately $33,915,000 or 21.79% of average earning assets, for December 31, 2008 compared to approximately $36,961,000 or 23.92% of average earning assets, for 2007. Interest earned on investment securities amounted to $1,460,722 for the year ended December 31, 2008, compared to $1,667,782 for the same period last year. Investment securities yielded 4.31% and 4.51% for the period ended December 31, 2008 and 2007, respectively.

Total interest expense for the years ended December 31, 2008 and 2007 was $4,212,875 and $4,767,080, respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $4,207,282 and $4,756,053, for the years ended December 31, 2008 and 2007, respectively. The average balance of interest bearing deposits increased to approximately $128,880,00 for the year ended December 31, 2008 from approximately $127,904,00 during the same period last year. The annualized average cost of deposits was approximately 3.26% for the year ended December 31, 2008 compared to 3.72% for the same period in 2007.

For the year ended December 31, 2008 and 2007, the total annualized average cost of funds was 3.26% and 3.72%, respectively.

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

Average Balances, Income, Expenses, and Rates

	2008			2007
(Dollars in thousands)	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Earning assets:
Securities, taxable (1)	$24,172	$1,070	4.43%	$27,684	$1,305	4.71%
Securities, tax-exempt (1)	9,278	353	3.80	8,937	344	3.85
Nonmarketable equity securities	465	38	8.17	340	19	5.59
Federal funds sold	8,954	167	1.87	8,683	444	5.11
Time deposits with other banks	211	8	3.79	71	10	14.08
Loans (2)	112,597	8,322	7.39	108,809	8,270	7.60

Total earning assets	155,677	9,958	6.40	154,524	10,392	6.73

Cash and due from banks	4,815			5,268
Allowance for loan losses	(1,933)			(1,896)
Premises and equipment	2,999			3,064
Accrued interest and other assets	1,795			1,962

Total assets	$163,353			$162,922

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits	$128,880	$4,207	3.26%	$127,904	$4,756	3.72%
Short-term borrowings	331	6	1.81	249	11	4.42

Total interest-bearing liabilities	129,211	4,213	3.26	128,153	4,767	3.72

Noninterest-bearing deposits	15,440			17,495
Accrued interest and other liabilities	1,566			1,603
Shareholders’ equity	17,136			15,671

Total liabilities and shareholders’ equity	$163,353			$162,922

Net interest spread			3.14%			3.01%
Net interest income		$5,745			$5,625

Net interest margin			3.69%			3.64%

(1)	Averages for securities are stated at historical cost.

(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

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

Analysis of Changes in Net Interest Income

	2008 Compared With 2007				2007 Compared With 2006
	Variance Due to Changes in				Variance Due to Changes in
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning Assets
Securities, taxable	$(166)	$(80)	$11	$(235)	$22	$215	$4	$241
Securities, tax-exempt	13	(4)	0	9	80	—	—	80
Nonmarketable equity securities	7	9	3	19	—	10	—	10
Federal funds sold	14	(282)	(9)	(277)	(125)	17	(3)	(111)
Time deposits with other banks	20	(7)	(15)	(2)	(5)	6	(2)	(1)
Loans	288	(228)	(8)	52	482	313	20	815

Total interest income	176	(592)	(18)	434	454	561	19	1,034

Interest-Bearing Liabilities
Interest-bearing deposits	36	(581)	(4)	(549)	161	708	30	899
Short-term borrowings	(4)	(6)	(3)	(5)	(6)	4	(1)	(3)

Total interest expense	40	(587)	(7)	(554)	155	712	29	896

Net interest income	$136	$(5)	$(11)	$120	$299	$(151)	$(10)	$138

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

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2008. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years	Total
Assets
Earning assets:
Federal funds sold and securities purchased under agreements to resell	$13 146	$—	$—	$—	$13,146
Investment securities	1,834	2,086	11,076	14,647	29,643
Loans (1)	20,194	34,829	56,554	152	111,729

Total earning assets	35,174	36,915	67,630	14,799	154,518

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	21,065	—	—	—	21,065
Savings and money market	16,442	—	—	—	16,442
Time	25,696	61,608	5,214	36	92,554

Total interest-bearing deposits and liabilities	63,203	61,608	5,214	36	130,061

Period gap	$(28,029)	$(24,693)	$62,416	$14,763

Cumulative gap	$(28,029)	$(52,722)	$9,694	$24,457

Ratio of cumulative gap to total earning assets	(18.14)%	(34.12)%	6.27%	15.83%

(1)	Excludes nonaccrual loans.

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

The allowance for loan losses was 1.74% and 1.68% of total loans on December 31, 2008 and 2007, respectively. Although there has been an increase in classified loans from December 31, 2007 to December 31, 2008, we believe the allowance for loan losses at December 31, 2008 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance. Accordingly, we believe the allowance as of December 31, 2008 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Allowance for Loan Losses

	Year ended December 31,
	2008	2007
Total loans outstanding at end of year	$113,704,520	$114,597,378

Average loans outstanding	$112,596,835	$108,808,888

Balance of allowance for loan losses at beginning of period	$1,929,319	$1,856,888
Loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	261,094	110,508
Consumer	102,037	41,191

Total loan losses	363,131	151,699

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	1,030	10,537
Consumer	14,419	11,593

Total recoveries	15,449	22,130

Net charge-offs	(347,682)	(129,569)
Provision charged to operations	400,000	202,000

Balance of allowance for loan losses at end of year	$1,981,637	$1,929,319

Ratios:
Net charge-offs to average loans outstanding	0.31%	0.12%
Net charge-offs to loans at end of year	0.31%	0.11%
Allowance for loan losses to average loans	1.76%	1.77%
Allowance for loan losses to loans at end of year	1.74%	1.68%
Net charge-offs to allowance for loan losses	17.55%	6.72%
Net charge-offs to provisions for loan losses	86.92%	64.14%

Nonperforming Assets.

The following table sets forth the Company’s nonperforming assets at the dates indicated:

	December 31,
	2008	2007
Impaired Loans	$4,712,038	$814,874
Loans 90 days or more past due and still accruing interest	2,951	3,433

Total impaired and nonperforming loans	4,714,989	818,307
Other real estate owned	75,000	—

Total impaired and nonperforming assets	$4,789,989	$818,307

Impaired and nonperforming assets to year end loans	4.21%	0.71%

Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether all outstanding principal and interest are expected to be collected. At December 31, 2008 and 2007 impaired totaled $4,712,038 and $814,874, respectively. Nonaccrual loans of $1,975,834 and $814,874 were included in impaired loans at December 31, 2008 and 2007, respectively. The impaired loans had specific valuation allowances of $275,548 and $122,146 at December 31, 2008 and 2007, respectively. The average balances of impaired loans during 2008 and 2007 were $3,940,498 and $808,868, respectively.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

Potential Problem Loans. The following is a summary of potential problems loans at December 31, 2008 and 2007, which were identified through our internal review mechanisms.

	December 31,
	2008	2007
Criticized loans	$1,872,889	$90,586
Classified loans	3,939,110	1,480,047

Criticized loans have potential weaknesses that deserve close attention and could, if uncorrected, result in deterioration of the prospects for repayment or the Bank’s credit position at a future date. Classified loans are inadequately protected by the sound worth and paying capacity of the borrower or any collateral and there is a distinct possibility or probability that the Bank will sustain a loss if the deficiencies are not corrected. During 2008, we employed a more robust process for reviewing and categorizing loans, which caused part of the increase of the levels of criticized, classified and impaired loans.

At December 31, 2008 real estate or other collateral secured practically all of the loans that were criticized and classified. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results of this internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the year ended December 31, 2008 was $690,787, an increase of $24,366 or 3.66% from the comparable period in 2007. Service charges on deposit accounts increased $62,054 or 12.97% from the year ended December 31, 2007 to $540,457 for the comparable period in 2008. This increase is primarily attributable to the increase in service charges on deposit accounts, which increased because of increasing the charge for non-sufficient checks. All other categories of noninterest income decreased 20.05% to $150,330 for the year ended December 31, 2008 when compared to the year ended December 31, 2007. The decline in other income is attributable to the decline in rates paid for certain types of miscellaneous income.

Noninterest Expense. Total noninterest expenses for the year ended December 31, 2008 were $3,844,714, an increase of $311,532 or 8.82%, higher when compared to total noninterest expenses of $3,533,182 for the year ended December 31, 2007. Salaries and employee benefits increased 4.52% from $1,924,825 for the year ended December 31, 2007 to $2,011,830 for the year ended December 31, 2008. This increase is primarily attributable to normal salary increases. Net occupancy and equipment expense increased 5.37% from $571,313 for the year ended December 31, 2007 to $601,965 for the year ended December 31, 2008. Other operating expenses increased $193,875 from the year ended December 31, 2007 to $1,230,921 for the year ended December 31, 2008. This increase is primarily attributable to the increase of $31,372 in our ATM networking fees due to increased usage of our ATM machines, a $41,464 increase in our FDIC deposit insurance premiums, and increased professional fees of $61,495, most of which were related to the cost of complying with the provisions of section 404 of the Sarbanes-Oxley Act.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE (continued)

Income Taxes. The Company’s income tax expense for 2008 was $699,509, a decrease of $94,464 over the 2007 expense of $793,973. The Company’s effective tax rates for the years ended December 31, 2008 and 2007 were 31.92% and 31.06%, respectively.

Net Income. The combination of the above factors resulted in net income for the year ended December 31, 2008 of $1,491,661 as compared to $1,761,914 for the same period in 2007. This represents a decrease of $270,253 or 15.34% over the same period in 2007.

EARNING ASSETS

Loans. Loans are the largest category of earning assets and typically provide higher yields than other types of earning assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged approximately $112,597,000 in 2008 compared to approximately $108,809,000 in 2007, an increase of approximately $3,788,000 or 3.48%. Total loans were $113,704,520 and $114,597,378 at December 31, 2008 and 2007, respectively. Fixed rates loans comprised approximately 98% and 99% of our loan portfolio at December 31, 2008 and 2007, respectively.

The Company’s ratio of loans to deposits was 78.03% at December 31, 2008 as compared to 82.09% at December 31, 2007. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. Management has concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

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

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2008 and 2007 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2008		2007
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$68,540,891	60.28%	$65,995,943	57.59%
Real estate
Construction	4,564,879	4.01	4,791,125	4.18
Mortgage	31,204,675	27.44	32,249,064	28.14
Consumer and other loans	9,394,075	8.26	11,561,246	10.09

Total loans	113,704,520	100.00%	114,597,378	100.00%

Allowance for loan losses	(1,981,637)		(1,929,319)

Net loans	$111,722,883		$112,668,059

Commercial and industrial loans increased $2,544,948 or 3.86% from $65,995,943 at December 31, 2007. Real estate loans, including construction and mortgage loans, decreased $1,270,635 or 3.43% to $35,769,554 at December 31, 2008. Consumer and all other loans decreased $2,167,171 or 18.75% to $9,394,075 at December 31, 2008.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2008 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$3,782,344	$782,535	$—	$4,564,879
Real estate - mortgage	9,681,682	20,527,908	995,085	31,204,675
Commercial and industrial	30,816,306	37,144,668	579,917	68,540,891
Consumer and other	2,936,599	6,250,803	206,673	9,394,075

	$47,216,931	$64,705,914	$1,781,675	$113,704,520

Loans maturing after one year with:
Fixed interest rates				$65,462,557
Floating interest rates				1,025,032

				$66,487,589

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

The information presented in the above table is based on the contractual maturities of the individual loans, including loans, which may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes the treatment shown in the above table presents fairly the maturity and repricing structure of the loan portfolio.

Short-Term Investments. Short-term investments, which consist of federal funds sold, averaged approximately $8,954,126 in 2008, compared to approximately $8,683,000 in 2007. At December 31, 2008, we had no short-term investments. Short-term investments are a primary source of the Company’s liquidity and are generally invested in an earning capacity on an overnight basis.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total earning assets. Total investment securities, stated at carrying amount, averaged approximately $33,916,000 in 2008, compared to approximately $36,961,000 in 2007. At December 31, 2008, the carrying value of the securities portfolio was $29,643,306. Securities designated as available-for-sale totaled $27,815,275 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $1,319,596 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $508,435 at December 31, 2008. The investment objectives of the Company include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, the Company’s investments primarily consist of obligations of government-sponsored enterprises and obligations of states and local governments.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2008 and 2007 and the weighted average yields of those securities at December 31, 2008.

Investment Securities Portfolio Composition

	2008	2007
Available-for-Sale (1)
Government-sponsored enterprises	$11,554,710	$21,028,089
Obligations of states and local governments	8,330,464	7,803,335
Other	446,356	202,160

	20,331,530	29,033,584
Mortgage-backed securities	7,483,745	5,551,489

Total available-for-sale securities	$27,815,275	$34,585,073

Held-to-Maturity (1)
Government-sponsored enterprises	$—	$300,000
Obligations of states and local governments	1,319,596	1,519,481

Total held-to-maturity securities	$1,319,596	$1,819,481

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at estimated fair value.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

EARNING ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2008 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Government-sponsored enterprises (2)	$2,716	3.16%	$8,086	3.84%	$753	5.42%	$—	—%
Obligations of states and local governments	732	6.31%	1,243	5.86%	4,952	5.51%	1,403	5.42%
Other	—	—%	—	—%	446	7.22%	—	—%

Total available-for-sale securities	$3,448	3.82%	$9,329	4.11%	$6,152	5.62%	$1,403	5.42%

Held-to-Maturity

December 31, 2008 (Dollars in thousands)	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Obligations of states and local governments	$255	6.41%	$765	6.78%	$300	6.18%	$—	—

(1)	Tax equivalent yield has been calculated using an incremental rate of 34%.

(2)	Excludes mortgage-backed securities totaling $7,483,745 with a yield of 4.77%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits. Deposits account for practically all of our interest bearing liabilities. Total average deposits decreased from approximately $145,399,000 in 2007 to approximately $144,320,000 in 2008. This represents a decrease of approximately $1,079 or 0.74% from the 2007 amount.

The following table summarizes the Company’s deposits for the years ended December 31, 2008 and 2007.

	2008		2007
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest-bearing demand	$15,652,393	10.74%	$16,461,238	11.79%
Interest-bearing demand	21,065,476	14.46	20,840,913	14.93
Savings accounts	16,442,403	11.28	14,270,926	10.22
Time deposits of $100,000 or over	53,994,171	37.06	55,118,795	39.49
Other time deposits	38,559,542	26.46	32,902,440	23.57

Total deposits	$145,713,985	100.00%	$139,594,312	100.00%

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for the Company’s loan portfolio and other earning assets. The Company’s core deposits were $91,719,814 and $84,475,517 at December 31, 2008 and 2007, respectively. A stable base of deposits is expected to be the Company’s primary source of funding to meet both its short-term and long-term liquidity needs in the future.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of the Company’s time deposits of $100,000 or more at December 31, 2008, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$15,827,452	$14,726,078	$20,379,515	$3,061,126	$53,994,171

Large balance certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. During 2008 and 2007, the Company did not have any certificates of deposits that were obtained through brokers.

Short-term Borrowings. At December 31, 2008 and 2007, the Company had securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2008	2007
Average balance during the year	$308,449	$249,074
Average interest rate during the year	1.81%	4.29%
Maximum month-end balance during the year	$515,000	$3,068,000
End of period average interest rate	0.25%	4.72%

CAPITAL

Total shareholders’ equity increased by $957,017 from $16,736,401 at December 31, 2007 to $17,693,418 at December 31, 2008. The increase is attributable to the sale of treasury stock of $24,000, the increase in other comprehensive income of $4,773 and net income of $1,491,661. The increase was offset by the purchase of treasury stock during the period of $310,880, and the payment of dividends of $252,537.

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

As of December 31, 2008, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital (to risk-weighted assets)	$19,125,823	15.31%	$9,995,920	8.00%	$12,494,900	10.00%
Tier 1 capital (to risk-weighted assets)	17,563,961	14.06	4,997,960	4.00	7,496,940	6.00
Tier 1 capital (to average assets)	17,563,961	10.84	6,481,960	4.00	8,102,450	5.00
December 31, 2007
Total capital (to risk-weighted assets)	$18,058,801	15.08%	$9,578,000	8.00%	$11,972,500	10.00%
Tier 1 capital (to risk-weighted assets)	16,562,238	13.83	4,789,000	4.00	7,183,500	6.00
Tier 1 capital (to average assets)	16,562,238	10.19	6,499,360	4.00	8,124,200	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT (continued)

liquidity management being on the ability to obtain deposits within the Company’s market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2008 and 2007 core deposits represented 62.95% and 60.52%, respectively of total deposits.

The Bank had available at the end of 2008 unused short-term lines of credit to purchase up to $6,300,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2008, the available credit totaled approximately $24,686,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

The Company’s ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to the Company. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to the Company would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2008, the Bank’s available undivided profits totaled $14,332,252. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the Company are also restricted.

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

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2008, the Bank had issued commitments to extend credit of $10,580,736 and standby letters of credit of $1,112,932 through various types of commercial lending arrangements. Approximately $188,616 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2008.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$286,184	$1,842,435	$6,094,508	$8,223,127	$2,357,609	$10,580,736
Standby letters of credit	—	267,000	830,932	1,097,932	15,000	1,112,932

Totals	$286,184	$2,109,435	$6,925,440	$9,321,059	$2,372,609	$11,693,668

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

MANAGEMENT’S ANNUAL REPORT ON INTERNAL

CONTROL OVER FINANCIAL REPORTING

Our Management is responsible for establishing and maintaining adequate internal control over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act of 1934. Our internal control over financial reporting is a process designed to provide reasonable assurance that assets are safeguarded against loss from unauthorized use or disposition, transactions are executed in accordance with appropriate management authorization and accounting records are reliable for the preparation of financial statements in accordance with generally accepted accounting principles.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2008. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.” Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of the Board of Directors. Based on this assessment, management believes that Communitycorp maintained effective internal control over financial reporting as of December 31, 2008.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to temporary rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and subsidiary as of December 31, 2008 and 2007 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and subsidiary as of December 31, 2008 and 2007 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Communitycorp and subsidiary’s internal control over financial reporting as of December 31, 2008, included in the accompanying Management’s Report on Internal Controls Over Financial Reporting, and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Charleston, South Carolina
March 16, 2009

COMMUNITYCORP AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2008	2007
Assets:
Cash and cash equivalents:
Cash and due from banks	$3,468,965	$4,929,768
Federal funds sold	13,146,000	1,991,000

Total cash and cash equivalents	16,614,965	6,920,768

Time deposits with other banks	1,500,000	—
Investment securities:
Securities available-for-sale	27,815,275	34,585,073
Securities held-to-maturity (estimated fair value of $1,335,226 in 2008 and $1,836,967 in 2007)	1,319,596	1,819,481
Nonmarketable equity securities	508,435	347,257

Total investment securities	29,643,306	36,751,811

Loans receivable	113,704,520	114,597,378
Less allowance for loan losses	(1,981,637)	(1,929,319)

Loans receivable, net	111,722,883	112,668,059
Premises and equipment, net	3,028,604	2,989,119
Accrued interest receivable	1,125,714	1,297,946
Other real estate owned	75,000	—
Other assets	874,815	691,984

Total assets	$164,585,287	$161,319,687

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$15,652,393	$16,461,238
Interest-bearing transaction accounts	21,065,476	20,840,913
Money market savings accounts	3,251,083	2,437,697
Savings	13,191,320	11,833,229
Time deposits $100,000 and over	53,994,171	55,118,795
Other time deposits	38,559,542	32,902,440

Total deposits	145,713,985	139,594,312
Short-term borrowings	—	3,068,000
Accrued interest payable	953,278	1,767,670
Other liabilities	224,606	153,304

Total liabilities	146,891,869	144,583,286

Commitments and contingencies - Notes 4 and 10
Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued	1,500,000	1,500,000
Capital surplus	1,728,328	1,723,196
Retained earnings	18,392,614	17,153,490
Accumulated other comprehensive income	75,701	70,928
Treasury stock (63,123 shares in 2008 and 59,537 shares in 2007)	(4,003,225)	(3,711,213)

Total shareholders’ equity	17,693,418	16,736,401

Total liabilities and shareholders’ equity	$164,585,287	$161,319,687

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Income

	Years Ended December 31,
	2008	2007
Interest income:
Loans, including fees	$8,322,422	$8,270,237
Investment securities:
Taxable	1,069,573	1,305,174
Tax-exempt	353,366	343,968
Nonmarketable equity securities	37,783	18,640
Federal funds sold	166,567	443,588
Time deposits with other banks	8,261	10,121

Total interest income	9,957,972	10,391,728

Interest expense:
Deposits	4,207,282	4,756,053
Short-term borrowings	5,593	11,027

Total interest expense	4,212,875	4,767,080

Net interest income	5,745,097	5,624,648
Provision for loan losses	400,000	202,000

Net interest income after provision for loan losses	5,345,097	5,422,648

Noninterest income:
Service charges on deposit accounts	540,457	478,403
Commissions on credit life insurance	5,121	10,289
Other charges, fees, and commissions	107,203	115,953
Other	38,006	61,776

Total noninterest income	690,787	666,421

Noninterest expenses:
Salaries and employee benefits	2,011.830	1,924,825
Net occupancy and equipment expense	601,965	571,313
Other operating	1,230,919	1,037,044

Total noninterest expenses	3,844,714	3,533,182

Income before income taxes	2,191,170	2,555,887
Income tax expense	699,509	793,973

Net income	$1,491,661	$1,761,914

Earnings per share:
Weighted-average common shares outstanding	239,634	240,708
Basic	$6.22	$7.32

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2008 and 2007

	Common stock		Capital surplus	Retained earnings	Accumulated other comprehensive income (loss)	Treasury stock, at cost	Total shareholders’ equity
	Shares	Amount
Balance, December 31, 2006	300,000	$1,500,000	$1,720,382	$15,632,119	$(95,015)	$(3,620,051)	$15,137,435
Net income				1,761,914			1,761,914
Other comprehensive income, net of tax expense of $84,196					165,943		165,943

Comprehensive income							1,927,857
Cash dividends paid ($1.00 per share)				(240,543)			(240,543)
Purchase of treasury stock						(119,900)	(119,900)
Sale of treasury stock			2,814			28,738	31,552

Balance, December 31, 2007	300,000	1,500,000	1,723,196	17,153,490	70,928	(3,711,213)	16,736,401
Net income				1,491,661			1,491,661
Other comprehensive income, net of tax expense of $5,723					4,773		4,773

Comprehensive income							1,496,434
Cash dividends paid ($1.05 per share)				(252,537)			(252,537)
Purchase of treasury stock						(310,880)	(310,880)
Sale of treasury stock			5,132			18,868	24,000

Balance, December 31, 2008	300,000	$1,500,000	$1,728,328	$18,392,614	$75,701	$(4,003,225)	$17,693,418

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2008	2007
Cash flows from operating activities:
Net income	$1,491,661	$1,761,914
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	400,000	202,000
Depreciation expense	229,227	225,292
Premium amortization less discount accretion on investment securities	32,014	(107,045)
Deferred income tax expense (benefit)	56,838	(77,305)
Amortization of loan fees and costs	(30,121)	(2,956)
(Increase) decrease in accrued interest receivable	172,232	(81,532)
Increase (decrease) in accrued interest payable	(814,392)	233,139
(Increase) decrease in other assets	(205,519)	172,424
Increase (decrease) in other liabilities	31,429	(230,452)

Net cash provided by operating activities	1,363,369	2,095,479

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	26,279,054	30,824,513
Purchases of securities available-for-sale	(19,530,889)	(32,584,170)
Proceeds from maturities of securities held-to-maturity	500,000	55,000
Purchases of securities held-to-maturity	—	(300,000)
Purchases of nonmarketable equity securities	(161,178)	(4,400)
(Increase) decrease in time deposits with other banks	(1,500,000)	100,000
Net (increase) decrease in loans to customers	500,297	(8,883,631)
Purchases of premises and equipment	(268,712)	(83,497)

Net cash provided (used) for investing activities	5,818,572	(10,876,185)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	1,587,195	(8,718,112)
Net increase in time deposits	4,532,478	7,526,160
Net increase (decrease) in short-term borrowings	(3,068,000)	2,818,000
Cash dividends paid	(252,537)	(240,543)
Purchase of treasury stock	(310,880)	(119,900)
Sale of treasury stock	24,000	31,552

Net cash provided by financing activities	2,512,256	1,297,157

Net increase (decrease) in cash and cash equivalents	9,694,197	(7,483,549)
Cash and cash equivalents, beginning of year	6,920,768	14,404,317

Cash and cash equivalents, end of year	$16,614,965	$6,920,768

Cash paid during the year for:
Income taxes	$765,700	$915,280
Interest	5,027,267	4,533,941
Supplemental non cash activities
Changes in unrealized gains (losses) on securities available-for-sale	$4,773	$165,943
Foreclosures on loans	75,000	—

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

Nonmarketable Equity Securities - At December 31, 2008 and 2007, non-marketable equity securities consist of the following:

	December 31,
	2008	2007
Federal Home Loan Bank	$290,500	$284,400
Silverton Financial Services, Inc.	211,935	56,857
Other Community Banks	6,000	6,000

Total	$508,435	$347,257

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Nonmarketable Equity Securities - continued

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

Allowance for Loan Losses (the “Allowance”) - continued

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

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. At of December 31, 2008 and 2007 the Bank did not have any loans held for sale. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

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

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $45,834 and $35,793 at December 31, 2008 and 2007, respectively.

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

In July 2007, the FASB issued Financial Interpretation No. 48, “Accounting for Uncertainty in Income Taxes-an interpretation of FASB Statement No. 109”(“FIN 48”), which is a change in accounting for income taxes. FIN 48 specifies how tax benefits for uncertain tax positions are to be recognized, measured, and derecognized in financial statements; requires certain disclosures of uncertain tax matters; specifies how reserves for uncertain tax positions should be classified on the balance sheet; and provides transition and interim period guidance, among other provisions. FIN 48 is effective for fiscal years beginning after December 15, 2007 and as a result, was effective for the Company in the first quarter of fiscal 2008. The adoption of FIN 48 did not have any impact on the Company’s Consolidated Financial Statements.

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $72,572 and $82,055 in 2008 and 2007, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Retirement and Deferred Compensation Plans - (continued)

Additionally, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $385,238 and $344,357 at December 31, 2008 and 2007, respectively. Expenses charged to earnings for the salary deferral plan were $30,295 and $27,000 in 2008 and 2007, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2008	2007
Net unrealized gains on available-for-sale securities	$10,496	$250,139
Reclassification adjustment for gains realized in net income	—	—

Net unrealized gains on securities	10,496	250,139
Tax effect	(5,723)	(84,196)

Net-of-tax amount	$4,773	$165,943

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

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities,” (“SFAS 161”). SFAS 161 requires enhanced disclosures about an entity’s derivative and hedging activities, thereby improving the transparency of financial reporting. It is intended to enhance the current disclosure framework in SFAS 133 by requiring that objectives for using derivative instruments be disclosed in terms of underlying risk and accounting designation. This disclosure is intended to convey the purpose of derivative use in terms of the risks that the entity is intending to manage. SFAS 161 was effective for the Company on January 1, 2009 and will result in additional disclosures if the Company enters into any material derivative or hedging activities.

In February 2008, the FASB issued FASB Staff Position No. 140-3, “Accounting for Transfers of Financial Assets and Repurchase Financing Transactions,” (“FSP 140-3”). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor’s repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under SFAS 140. FSP 140-3 was effective for the Company on January 1, 2009. The adoption of FSP 140-3 had no impact on the Company’s financial position, results of operations or cash flows.

In June 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, “Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities,” (“FSP EITF 03-6-1”). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 was effective January 1, 2009 and had no effect on the Company’s financial position, results of operations, earnings per share or cash flows.

FSP SFAS 133-1 and FIN 45-4, “Disclosures about Credit Derivatives and Certain Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161,” (“FSP SFAS 133-1 and FIN 45-4”) was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require the seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The Staff Position also amends FASB Interpretation No. (“FIN”) 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The Staff Position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position had no material effect on the Company’s financial position, results of operations or cash flows.

The SEC’s Office of the Chief Accountant and the staff of the FASB issued press release 2008-234 on September 30, 2008 (“Press Release”) to provide clarifications on fair value accounting. The Press Release includes guidance on the use of management’s internal assumptions and the use of “market” quotes. It also reiterates the factors in SEC Staff Accounting Bulletin (“SAB”) Topic 5M which should be considered when determining other-than-temporary impairment: the length of time and extent to which the market value has been less than cost; financial condition and near-term prospects of the issuer; and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements - (continued)

On October 10, 2008, the FASB issued FSP SFAS 157-3, “Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP SFAS 157-3”). This FSP clarifies the application of SFAS No. 157, “Fair Value Measurements” (see Note 14) in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial asset when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP was effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review for other-than-temporary impairment as of December 31, 2008 as discussed in Note 14.

FSP SFAS 140-4 and FIN 46(R)-8, “Disclosures by Public Entities (Enterprises) about Transfers of Financial Assets and Interests in Variable Interest Entities,” (“FSP SFAS 140-4 and FIN 46(R)-8”) was issued in December 2008 to require public entities to disclose additional information about transfers of financial assets and to require public enterprises to provide additional disclosures about their involvement with variable interest entities. The FSP also requires certain disclosures for public enterprises that are sponsors and servicers of qualifying special purpose entities. The FSP is effective for the first reporting period ending after December 15, 2008. This FSP had no material impact on the financial position of the Company.

FSP SFAS 132(R)-1, “Employers’ Disclosures about Postretirement Benefit Plan Assets,” (“FSP SFAS 132(R)-1”) issued in December 2008, provides guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan to provide the users of financial statements with an understanding of: (a) how investment allocation decisions are made, including the factors that are pertinent to an understanding of investment policies and strategies; (b) the major categories of plan assets; (c) the inputs and valuation techniques used to measure the fair value of plan assets; (d) the effect of fair value measurements using significant unobservable inputs (Level 3) on changes in plan assets for the period; and (e) significant concentrations of risk within plan assets.

The Staff Position also requires a nonpublic entity, as defined in SFAS 132, to disclose net periodic benefit cost for each period for which a statement of income is presented. FSP SFAS 132(R)-1 is effective for fiscal years ending after December 15, 2009. The Staff Position will require the Company to provide additional disclosures related it to its benefit plans.

FSP EITF 99-20-1, “Amendments to the Impairment Guidance of EIFT Issue No. 99-20,” (“FSP EITF 99-20-1”) was issued in January 2009. Prior to the Staff Position, other-than-temporary impairment was determined by using either EITF Issue No. 99-20, “Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests that Continue to be Held by a Transferor in Securitized Financial Assets,” (“EITF 99-20”) or SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities,” (“SFAS 115”) depending on the type of security. EITF 99-20 required the use of market participant assumptions regarding future cash flows regarding the probability of collecting all cash flows previously projected. SFAS 115 determined impairment to be other than temporary if it was probable that the holder would be unable to collect all amounts due according to the contractual terms. To achieve a more consistent determination of other-than-temporary impairment, the Staff Position amends EITF 99-20 to determine any other-than-temporary impairment based on the guidance in SFAS 115, allowing management to use more judgment in determining any other-than-temporary impairment. The Staff Position is effective for interim and annual reporting periods ending after December 15, 2008 and shall be applied prospectively. Retroactive application is not permitted. Management has reviewed the Company’s security portfolio and evaluated the portfolio for any other-than-temporary impairments as discussed in Note 3.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Recent Accounting Pronouncements - (continued)

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2007 were reclassified to conform with the 2008 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2008 and 2007 were approximately $756,000 and $702,000 respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2008
Government-sponsored enterprises	$18,786,403	$260,935	$8,883	$19,038,455
Obligations of state and local governments	8,463,297	50,340	183,173	8,330,464
Other	450,000	—	3,644	446,356

Total	$27,699,700	$311,275	$195,700	$27,815,275

December 31, 2007
Government-sponsored enterprises	$26,487,264	$118,945	$26,631	$26,579,578
Obligations of state and local governments	7,792,731	37,713	27,109	7,803,335
Other	200,000	2,160	—	202,160

Total	$34,479,995	$158,818	$53,740	$34,585,073

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2008 and 2007.

	Less Than 12 Months		12 Months Or More		Total
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
December 31, 2008
Government-sponsored enterprises	$505,611	$8,883	$—	$—	$505,611	$8,883
Obligations of state and local governments	3,742,860	148,416	205,243	34,757	3,948,103	183,173
Other	196,356	3,644	—	—	196,356	3,644

Total	$4,444,827	$160,943	$205,243	$34,757	$4,650,070	$195,700

December 31, 2007
Government-sponsored enterprises	$4,853,173	$7,965	$4,980,800	$18,667	$9,833,973	$26,632
Obligations of state and local governments	1,861,500	23,121	1,405,575	3,987	3,267,075	27,108

Total	$6,714,673	$31,086	$6,386,375	$22,654	$13,101,048	$53,740

There were a total of twenty-four available-for-sale securities that were in a loss position at December 31, 2008. Of these securities, twenty-three were in a loss position of twelve months or more, which consisted of sixteen obligations of state and local governments, and six mortgage-backed securities, which are included in the government-sponsored enterprises, and one other security. The mortgage-backed securities are protected by mortgage insurance as well as the direct credit to the related agencies. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company has the ability and intent to hold these securities until such time as the value recovers. At December 31, 2008 and 2007, there were no held-to-maturity securities that were in a continuous loss position for twelve or more months.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2008
	Amortized Cost	Fair Value
Due in one year or less	$3,425,651	$3,447,641
Due after one year but within five years	9,237,898	9,328,693
Due after five years but within ten years	6,206,885	6,152,222
Due after ten years	1,511,343	1,402,974

	20,381,777	20,331,530
Mortgage-backed securities	7,317,923	7,483,745

Total	$27,699,700	$27,815,275

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES (continued)

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized Cost	Gross Unrealized			Fair Value
		Gains	Losses
December 31, 2008 -
Obligations of state and local governments	$1,319,596	$15,630		$—	$1,335,226

December 31, 2007
Government-sponsored enterprises	$300,000	$189	$		$300,189
Obligations of state and local governments	1,519,481	17,297		—	1,536,778

Total	$1,819,481	$17,486		$—	$1,836,967

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2008
	Amortized Cost	Fair Value
Due in one year or less	$255,000	$255,507
Due after one year but within five years	764,784	771,831
Due after five years but within ten years	299,812	307,888

Total	$1,319,596	$1,335,226

At December 31, 2008 and 2007, investment securities with an amortized cost of $19,589,952 and $29,659,673, respectively, and a fair value of $19,682,825 and $30,250,496, respectively, were pledged as collateral to secure public deposits and short-term borrowings. There were no sales of investment securities for the years ended December 31, 2008 and 2007.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2008	2007
Real estate - construction	$4,564,879	$4,791,125
Real estate - mortgage	31,204,675	32,249,064
Commercial and industrial	68,540,891	65,995,943
Consumer and other	9,394,075	11,561,246

Total gross loans	$113,704,520	$114,597,378

As of December 31, 2008 and 2007, management had placed loans totaling $1,975,835 and $814,874, respectively, in nonaccrual status, because the loans were not performing as originally contracted. For 2008 and 2007 the total amount of interest earned on nonaccrual loans was approximately $10,000 and $53,000, respectively. The gross interest income, which would have been recorded under the original terms of the nonaccrual loans, amounted to approximately $89,000 and $52,000 for 2008 and 2007, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE (continued)

Loans ninety days or more past due and still accruing interest were $2,951 and $3,433 at December 31, 2008 and 2007, respectively.

At December 31, 2008 and 2007 impaired totaled $4,712,038 and $814,874, respectively. Nonaccrual loans of $1,975,835 and $814,874 were included in impaired loans at December 31, 2008 and 2007, respectively. The impaired loans had specific valuation allowances of $275,548 and $122,146 at December 31, 2008 and 2007, respectively. The average balances of impaired loans during 2008 and 2007 were $3,940,498 and $808,868, respectively.

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2008	2007
Balance, beginning of year	$1,929,319	$1,856,888
Provision charged to operations	400,000	202,000
Recoveries on loans previously charged-off	15,449	22,130
Loans charged-off	(363,131)	(151,699)

Balance, end of year	$1,981,637	$1,929,319

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2008	2007
Commitments to extend credit	$10,580,736	$11,335,642
Standby letters of credit	1,112,932	978,332

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE (continued)

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2008, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2008	2007
Land	$710,605	$710,605
Building and land improvements	2,568,105	2,611,083
Furniture and equipment	2,345,656	2,033,966

Total	5,624,366	5,355,654
Less, accumulated depreciation	(2,595,762)	(2,366,535)

Premises and equipment, net	$3,028,604	$2,989,119

Depreciation expense totaled $229,227 and $225,292 in 2008 and 2007, respectively.

NOTE 6 - DEPOSITS

At December 31, 2008, the scheduled maturities of time deposits were as follows:

Maturing in	Amount
2009	$87,303,656
2010	797,954
2011	4,078,240
2012	163,282
2013	175,008
After five years	35,573

Total	$92,553,713

Included in total time deposits at December 31, 2008 and 2007 were brokered time deposits of $3,305,000 and $0, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $4,810,058 and $5,169,310 at December 31, 2008 and 2007, respectively. During 2008, $1,233,697 of new loans was made to related parties, and repayments totaled $1,592,949.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered during 2008 and 2007 was $3,019 and $431, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2008 and 2007, the Company had securities sold under agreements to repurchase, which are classified as short-term borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase is summarized as follows:

	Years ended December 31,
	2008	2007
Average balance during the year	$308,449	$249,074
Average interest rate during the year	1.81%	4.29%
Maximum month-end balance during the year	$515,000	$3,068,000
End of period average interest rate	0.25%	4.72%

The Company has an agreement with its safekeeping agent (an independent third party) to pledge certain of the Company’s U.S. Government obligation securities as collateral for the agreements. As of December 31, 2008, the par value and fair value of the securities underlying the agreements were $630,000 and $623,783, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

The Bank had available at the end of 2008 unused short-term lines of credit to purchase up to $6,300,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2008, the available credit totaled approximately $24,686,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2008, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements and should be disclosed.

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

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2008 and 2007, the Company had 63,123 and 59,537 shares, respectively held in treasury stock. During 2008 and 2007, the Company purchased 3,886 and 1,750 shares respectively, and sold 300 and 464 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2008, the Bank’s undivided profits were $14,332,252. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years ended December 31,
	2008	2007
Stationary, printing, and postage	$217,832	$206,138
Advertising and promotion	45,834	35,793
Professional fees	287,514	226,119
Directors’ fees	66,500	65,800
Telephone expenses	73,531	65,910
ATM surcharges	63,000	31,628
ACH charges	35,035	41,600
Armored Car/Courier Services	58,644	54,565
Membership Dues/Subscriptions	30,257	30,069
Other	352,772	279,422

Total	$1,230,919	$1,037,044

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years ended December 31,
	2008	2007
Currently payable:
Federal	$575,544	$791,991
State	67,127	79,287

Total current	642,671	871,278
Deferred income tax expense (benefit)	56,838	(77,305)

Income tax expense	$699,509	$793,973

The gross amounts of deferred tax assets and deferred tax liabilities were as follows:

	December 31,
	2008	2007
Deferred tax assets:
Allowance for loan losses	$578,024	$565,723
Deferred compensation	130,981	117,081
Nonaccrual loan interest income	26,711	16,513
Other	—	29,184

Total deferred tax assets	735,716	728,501

Deferred tax liabilities:
Securities available for sale	(39,873)	(34,150)
Accumulated depreciation	(162,657)	(134,129)
Other	(35,525)	—

Total deferred tax liabilities	(216,351)	(168,279)

Net deferred tax asset	$497,661	$560,222

The net deferred tax assets are included in other assets in the consolidated balance sheets at December 31, 2008 and 2007.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years ended December 31
	2008	2007
Tax expense at statutory rate	$744,998	$869,002
State income tax, net of federal income tax benefit	44,304	52,329
Tax-exempt interest income	(122,621)	(122,151)
Disallowed interest expense	16,802	20,569
Other, net	16,026	(25,776)

Total	$699,509	$793,973

The Company adopted the provisions of FASB Interpretation No. 48 (“FIN 48”). There was no material impact from the adoption of FIN 48. It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. There were no interest or penalties accrued during the year. The Company’s federal and state tax returns are subject to examination for the years 2005, 2006 and 2007.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE MEASUREMENTS

Effective January 1, 2008, the Company adopted SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which provides a framework for measuring and disclosing fair value under generally accepted accounting principles. SFAS 157 requires disclosures about the fair value of assets and liabilities recognized in the balance sheet in periods subsequent to initial recognition, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

SFAS 157 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1	Quoted prices in active markets for identical assets or liabilities. Level 1 assets and liabilities include debt and equity securities and derivative contracts that are traded in an active exchange market, as well as U.S. Treasury, other U.S. Government and agency mortgage-backed debt securities that are highly liquid and are actively traded in over-the-counter markets.

Level 2	Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities. Level 2 assets and liabilities include debt securities with quoted prices that are traded less frequently than exchange-traded instruments and derivative contracts whose value is determined using a pricing model with inputs that are observable in the market or can be derived principally from or corroborated by observable market data. This category generally includes certain derivative contracts and impaired loans.

Level 3	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities. Level 3 assets and liabilities include financial instruments whose value is determined using pricing models, discounted cash flow methodologies, or similar techniques, as well as instruments for which the determination of fair value requires significant management judgment or estimation. For example, this category generally includes certain private equity investments, retained residual interests in securitizations, residential mortgage servicing rights, and highly-structured or long-term derivative contracts.

Available-for-sale investment securities ($27,815,275 and $34,585,073 at December 31,2008 and 2007, respectively) are the only assets whose fair values are measured on a recurring basis using Level 2 inputs (active market quotes). The Company has no liabilities carried at fair value or measured at fair value on a nonrecurring basis.

The Company is predominantly an asset based lender with real estate serving as collateral on a substantial majority of loans. Loans, which are deemed to be impaired, are primarily valued at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be level 2 inputs. The aggregate carrying amount of impaired loans at December 31, 2008 and 2007 was $4,712,038 and $814,874, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS

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

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 15 - FAIR VALUE OF FINANCIAL INSTRUMENTS (continued)

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31,
	2008		2007
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$3,468,965	$3,468,965	$4,929,768	$4,929,768
Federal funds sold	13,146,000	13,146,000	1,991,000	1,991,000
Time deposits with other banks	1,500,000	1,500,000	—	—
Securities available-for-sale	27,815,275	27,815,275	34,585,073	34,585,073
Securities held-to-maturity	1,319,596	1,335,226	1,819,481	1,836,967
Nonmarketable equity securities	508,435	508,435	347,257	347,257
Loans receivable, gross	113,704,520	115,087,126	114,597,378	113,009,843
Financial Liabilities:
Demand deposit, interest-bearing transaction, money market, and savings accounts	$53,160,272	$53,160,272	$51,573,077	$51,573,077
Time deposits	92,553,713	93,215,467	88,021,235	88,534,485
Short-term borrowings	—	—	3,068,000	3,068,000

NOTE 16 - REGULATORY MATTERS

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

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - REGULATORY MATTERS (continued)

As of December 31, 2008, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2008
Total capital (to risk-weighted assets)	$19,125,823	15.31%	$9,995,920	8.00%	$12,494,900	10.00%
Tier 1 capital (to risk-weighted assets)	17,563,961	14.06	4,997,960	4.00	7,496,940	6.00
Tier 1 capital (to average assets)	17,563,961	10.84	6,481,600	4.00	8,102,450	5.00
December 31, 2007
Total capital (to risk-weighted assets)	$18,058,801	15.08%	$9,578,000	8.00%	$11,972,500	10.00%
Tier 1 capital (to risk-weighted assets)	16,562,238	13.83	4,789,000	4.00	7,183,500	6.00
Tier 1 capital (to average assets)	16,562,238	10.19	6,499,360	4.00	8,124,200	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

NOTE 17 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2008	2007
Assets
Cash	$44,089	$93,614
Investment in banking subsidiary	17,639,662	16,633,166
Non-marketable equity securities	6,000	6,000
Other assets	3,667	3,621

Total assets	$17,693,418	$16,736,401

Shareholders’ equity	$17,693,418	$16,736,401

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 17 - COMMUNITYCORP (PARENT COMPANY ONLY) (continued)

Condensed Statements of Income

	Years ended December 31,
	2008	2007
Income
Dividends from banking subsidiary	$490,000	$400,000
Other income	39	47

Total income	490,039	400,047
Expenses	145	95

Income before income taxes and equity in undistributed earnings of banking subsidiary	489,894	399,952
Income tax benefit	(45)	(27)
Equity in undistributed earnings of banking subsidiary	1,001,722	1,361,935

Net income	$1,491,661	$1,761,914

Condensed Statements of Cash Flows

	Years ended December 31,
	2008	2007
Cash flows from operating activities
Net income	$1,491,661	$1,761,914
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(1,001,722)	(1,361,935)
Increase in other assets	(47)	(27)

Net cash provided by operating activities	489,892	399,952

Cash flows from financing activities
Cash dividends paid	(252,537)	(240,543)
Purchases of treasury stock	(310,880)	(119,900)
Sale of treasury stock	24,000	31,552

Net cash used by financing activities	(539,417)	(328,891)

Increase (decrease) in cash	(49,525)	71,061
Cash, beginning of year	93,614	22,553

Cash, ending of year	$44,089	$93,614

COMMUNITYCORP AND SUBSIDIARY

BOARD OF DIRECTORS

George W. Cone

Attorney

McLeod, Fraser & Cone

Steven Murdaugh

Certified Public Accountant

Harold M. Robertson

Retired

John Reaves McLeod

Attorney

McLeod, Fraser & Cone

Harry L. Hill

Retired

J. Barnwell Fishburne

Owner, Fishburne & Co

Real Estate

W. Roger Crook

Chief Executive Officer and President

Bank of Walterboro

Peden B. McLeod

Chairman of the Board

Attorney

McLeod, Fraser & Cone

Calvert Huffines

President, Huffines Co

Real Estate Broker

OFFICERS

W. Roger Crook

Chief Executive Officer and President

Gwendolyn P. Bunton

Vice President and Cashier

Lynn H. Murdaugh

Assistant Vice President and Administrative Assistant

Bruce Tate

Loan Officer

Cynthia Mills

Branch Manager

M. Ellison Young

Vice President

James M. Bunton Jr.

Loan Officer

Lawton Huggins

Loan Officer

Joanne Herndon

Branch Manager

William Fowler

Loan Officer

STAFF MEMBERS

Annette Lyons

Melissa Connelly

Danielle Mock

Casey Beach

Carolyn Brant

Dorothy Brunson

Natalie Powers

Jennifer Crosby

Betty Ford

Melissa T. Smyly

Sarah Herndon

Sharon Hillier

Carolyn Rahn

Stephanie Kelly

Kathy Breland

Stephanie Strickland

Melissa McMillan

Pam Nelson

Brittany Adams

Dodd Hulsey

Sharon Milligan

Melanie Todd

Debra Bowers

Lynn Hiott

Lindsey Turner

Cathy Groves

Pam O’Quinn

Kelly Strickland

Jeanne Raven

Tracy Valentine

Candice Kubik

Rose Walker

Jessica Pahl

Bonnie Via

Louie Whidden

Joy Koth

Melinda Tanner

COMMUNITYCORP AND SUBSIDIARY

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Wednesday, April 29, 2009 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $68.00 to $80.00 during the past two years. There were approximately 547 shareholders of record as of December 31, 2008.

The ability of Communitycorp to pay cash dividends is dependent upon receiving cash in the form of dividends from Bank of Walterboro. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. All of the Bank’s dividends to the Company are payable only from the undivided profits of the Bank.

FORM 10-K

The Company will furnish upon request, free of charge, copies of the Annual Report and the Company’s Report to the Securities and Exchange Commission (Form 10-K) by contacting Gwen P. Bunton, Vice President, Communitycorp, P.O. Box 1707, Walterboro, South Carolina 29488.

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