Form 10-K, Exhibit 13
period 2009-12-31
COMMUNITYCORP
filed 2010-03-29
CIK 1020347

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

Member FDIC

COMMUNITYCORP AND SUBSIDIARY

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, Bank of Walterboro, during 2009. As you are aware, our local and national economy has been very depressed over the past several years and it has been a challenging time for the banking industry. For 2009 and 2008, many South Carolina banks reported operating losses for the first time. In spite of the difficult challenges we faced during 2009, we were able to generate a net income of $300,474, or $1.28 per share. Also, we were able to increase our net loans, assets, and deposits; and a sound capital to asset ratio of 10.73%

Our total assets increased from $164,585,287 to a December 31, 2009 total of $165,393,055, an increase of $807,768, or 0.49%.

Net loans increased from $111,722,883 to $114,405,140, an increase of $2,682,257, or 2.40%. The allowance for loan losses increased from a December 31, 2008 balance of $1,981,637 to $2,053,340, 1.76% of gross loans.

Deposits at year-end 2009 were $146,687,996 compared to $145,713,985, for year-end 2008, representing an increase of $974,011, or 0.67%, from 2008 year-end.

Earnings decreased in 2009 with net income of $300,474 a decrease of $1,191,187, or 79.86%, less than 2008 earnings of $1,491,661. For 2009 we earned $1.28 per share compared to $6.22 for 2008.

Our net interest margin decreased slightly from 3.69% in 2008 to 3.67% in 2009.

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

We invite and encourage you to attend our Annual Meeting on Wednesday, April 28, 2010.

Very truly yours,

W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following selected consolidated financial data for the five years ended December 31, 2009 are derived from our consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

Year Ended December 31,	2009	2008	2007	2006	2005
(Dollars in thousands, except per share)

Results of Operations:
Interest income	$8,753	$9,958	$10,392	$9,358	$7,737
Interest expense	3,290	4,213	4,767	3,871	2,225

Net interest income	5,463	5,745	5,625	5,487	5,512
Provision for loan losses	1,083	400	202	225	381

Net interest income after provision for loan losses	4,380	5,345	5,423	5,262	5,131
Noninterest income	117	691	666	713	599
Noninterest expense	4,028	3,845	3,533	3,411	3,232

Income before income taxes	469	2,191	2,556	2,565	2,498
Income tax expense	169	699	794	823	788

Net income	$300	$1,492	$1,762	$1,742	$1,710

Balance Sheet Data:
Securities available-for-sale	$24,620	$27,815	$34,585	$32,468	$30,856
Securities held-to-maturity	565	1,320	1,819	1,574	1,875
Allowance for loan losses	2,053	1,982	1,929	1,857	1,665
Net loans	114,405	111,723	112,668	103,983	95,930
Premises and equipment, net	3,090	3,029	2,989	3,131	3,266
Total assets	165,393	164,585	161,320	158,092	142,220
Noninterest-bearing deposits	14,163	15,652	16,461	19,765	18,021
Interest-bearing deposits	132,525	130,062	123,133	121,021	109,437
Total deposits	146,688	145,714	139,594	140,786	127,458
Short-term borrowings	-	-	3,068	250	370
Total liabilities	147,647	146,892	144,583	142,955	128,576
Total shareholders’ equity	17,746	17,693	16,736	15,137	13,643

Per Share Data:
Weighted-average common shares outstanding	234,849	239,634	240,708	242,636	244,788
Net income	$1.28	$6.22	$7.32	$7.18	$6.99
Cash dividends paid	$1.07	$1.05	$1.00	$0.90	$0.82
Period end book value	$75.74	$74.69	$69.60	$62.62	$56.13

Equity and Assets Ratios:
Return on average assets	0.18%	0.91%	1.08%	1.11%	1.23%
Return on average equity	1.68%	8.70%	11.24%	12.35%	13.11%
Equity to assets ratio	10.73%	10.75%	10.37%	9.58%	9.35%
Dividend payout ratio	84.10%	16.93%	13.65%	12.57%	11.79%

2009 INCOME

1%
1%
11%
87%
Interest And Fees On Loans
Interest On Investments
Other Interest Income
Other Income

2009 EXPENSES

2%
25%
38%
22%
13%
Interest Expense
Provision For Loan Losses
Salaries And Benefits
Other Expenses
Income Taxes

NET INCOME, TOTAL EXPENSES, TOTAL INCOME

COMPOSITION OF LOANS AT DECEMBER 31, 2009

COMPOSITION OF DEPOSITS AT DECEMBER 31, 2009

LOANS, DEPOSITS, AND ASSETS

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

As of December 31, 2009, the Company had forty-two full-time employees and five part time employees.

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

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2009 was $300,474, or $1.28 per share, compared to $1,491,661, or $6.22 per share, for the year ended December 31, 2008, resulting in a decrease of $1,191,187.

Defaults by borrowers increased substantially in 2009, resulting in the recording of higher provisions for credit losses and higher net charge-offs. For the year ended December 31, 2009, we recorded a provision for loan losses of $1,083,000 compared to $400,000 for the year 2008. Our net charge offs for the comparable periods were $1,011,297 and $347,682, respectively.

Our 2009 operating results, compared to 2008, were also negatively impacted by the $461,935 write down of our investment securities for being other than temporarily impaired and the $277,932 increase in our federal deposit insurance premiums.

NET INTEREST INCOME

General - The largest component of total income is net interest income, the difference between the income earned on assets and the interest accrued or paid on deposits and borrowings used to support such assets. The volume and mix of assets and liabilities and their sensitivity to interest rate movement determine changes in net interest income. Net interest margin is determined by dividing annualized net interest income by average average-assets. Net interest spread is derived from determining the weighted-average rate of interest paid on deposits and borrowings and subtracting it from the weighted-average yield on average-assets.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Net interest income for 2009 was $5,462,772 compared to $5,745,097 for 2008, a decrease of $282,325, or 4.91%. The decrease was mainly attributable to the decrease in the average balance of our average-assets, which decreased by 4.32%, while our average interest-bearing liabilities decreased only 1.83%

For 2009 average average-assets totaled $148,954,149 with an annualized average yield of 5.88% compared to $155,678,535 and 6.40%, respectively, for 2008. Average interest-bearing liabilities totaled $131,579,436 with an annualized average cost of 2.50% for 2009 compared to $129,211,486 and 3.26%, respectively, for 2008.

Our net interest margin and net interest spread was 3.67% and 3.38%, respectively, for 2009 compared to 3.69% and 3.14% respectively for 2008.

Our annualized yield on average average-assets decreased 52 basis points for 2009 compared to 2008, while our annualized average cost of our interest-bearing liabilities decreased 76 basis points for 2009 compared to 2008. These decreases were reflective of the decreasing interest rate environment during 2009.

Details of certain components of our average-assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of average-assets, one of our goals it to maintain our loan portfolio as the largest component of total average-assets. Loans comprised 77.65% and 72.33% of average average-assets for December 31, 2009 and 2008, respectively. Loan interest income for the years ended December 31, 2009 and 2008 was $7,668,804 and $8,322,422, respectively. The annualized average yield on loans was 6.63% and 7.39% for 2009 and 2008, respectively. Average balances of loans increased to $115,658,689 during 2009, an increase of $3,061,854 over the average of $112,596,835 during 2008. The decrease in the annualized yield on loans is mainly attributable to the decline in market interest rates and to the significant increase of $663,615 in net loans charged off. Fixed rate loans averaged approximately 97% of our loan portfolio for 2008 and 2009

Investment securities averaged $27,322,011, or 18.34% of average average-assets, for December 31, 2009, compared to $33,916,234, or 21.79% of average average-assets, for 2008. Interest earned on investment securities amounted to $1,029,475 for the year ended December 31, 2009, compared to $1,460,722 for the same period last year. Investment securities yielded 3.77% and 4.31% for the period ended December 31, 2009 and 2008, respectively.

Total interest expense for the years ended December 31, 2009 and 2008 was $3,290,075 and $4,212,875, respectively. The largest component of interest expense is interest on deposit accounts. Interest expense on deposit accounts was $3,290,068 and $4,207,282, for the years ended December 31, 2009 and 2008, respectively. The average balance of interest bearing deposits increased to $131,578,477 for the year ended December 31, 2009, from $128,880,436 during the same period last year. The annualized average cost of deposits was 2.50% for the year ended December 31, 2009, compared to 3.26% for the same period in 2008.

For the year ended December 31, 2009 and 2008, the total annualized average cost of funds was 2.50% and 3.26%, respectively.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Average Balances, Income, Expenses, Yields, and Rates. The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average rates paid, the net interest spread, and the net interest margin on average-assets. The table also indicates the average balance during the year and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

	2009			2008
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Average-assets:
Loans (2)	$115,658,689	$7,668,804	6.63%	$112,596,835	$8,322,422	7.39%
Securities, taxable (1)	14,589,666	532,772	3.65	24,172,428	1,069,573	4.43
Securities, tax-exempt (1)	12,370,484	462,881	3.74	9,278,463	353,366	3.80
Nonmarketable equity securities	361,861	33,822	9.35	465,343	37,783	8.17
Federal funds sold	4,473,449	7,918	0.18	8,954,126	166,567	1.87
Time deposits with other banks	1,500,000	46,650	3.11	211,340	8,261	3.79

Total average-assets	148,954,149	8,752,847	5.88	155,678,535	9,957,972	6.40

Cash and due from banks	12,828,752			4,814,779
Allowance for loan losses	(2,025,013)			(1,932,510)
Premises and equipment	3,028,163			2,998,557
Accrued interest	1,137,478			988,802
Other assets	1,052,138			805,184

Total assets	$164,975,667			$163,353,347

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits	$131,578,477	$3,290,068	2.50%	$128,880,436	$4,207,282	3.26%
Short-term borrowings	959	7	0.73	331,050	5,593	1.81

Total interest-bearing liabilities	131,579,436	3,290,075	2.50	129,211,486	4,212,875	3.26

Noninterest-bearing deposits	14,225,344			15,439,997
Accrued interest	915,074			1,273,749
Other liabilities	372,698			291,509
Shareholders’ equity	17,883,115			17,130,606

Total liabilities and shareholders’ equity	$164,975,667			$163,353,347

Net interest spread			3.38%			3.14%

Net interest income		$5,462,772			$5,745,097

Net interest margin			3.67%			3.69%

(1) Averages for securities are stated at their carrying amount.

(2) The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

Analysis of Changes in Net Interest Income. Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of average-assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

Analysis of Changes in Net Interest Income

	2009 Compared With 2008				2008 Compared With 2007
	Variance Due to Changes in Volume/				Variance Due to Changes in Volume/
(Dollars in thousands)	Volume	Rate	Rate	Total	Volume	Rate	Rate	Total
Earning-assets
Loans	$226	$(857)	$(23)	$(654)	$288	$(228)	$(8)	$52
Securities, taxable	(425)	(188)	76	(537)	(166)	(80)	11	(235)
Securities, tax-exempt	117	(5)	(2)	110	13	(4)	-	9
Nonmarketable equity securities	(8)	5	(1)	(4)	7	9	3	19
Federal funds sold	(84)	(152)	77	(159)	14	(282)	(9)	(277)
Time deposits with other banks	49	(1)	(10)	38	20	(7)	(15)	(2)

Total interest income	(125)	(1,198)	117	(1,206)	176	(592)	(18)	434

Interest-Bearing Liabilities
Interest-bearing deposits	88	(985)	(21)	(918)	36	(581)	(4)	(549)
Short-term borrowings	(6)	(4)	4	(6)	(4)	(6)	(3)	(5)

Total interest expense	82	(989)	(17)	(924)	40	(587)	(7)	(554)

Net interest income	$(207)	$(209)	$134	$(282)	$136	$(5)	$(11)	$120

Interest Sensitivity - The Company monitors and manages the pricing and maturity of its assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on its net interest income. The principal monitoring technique employed by the Company is the measurement of the Company’s interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to manage the risk and minimize the impact on net interest income of rising or falling interest rates.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2009. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years	Total
Assets
Earning-assets:
Federal funds sold and securities purchased under agreements to resell	$2,030	$-	$-	$-	$2,030
Time deposits in other banks	500	750	250		1,500
Investment securities	231	265	4,312	20,679	25,487
Loans (1)	22,320	34,789	56,488	151	113,748

Total earning-assets	25,081	36,804	61,050	20,830	142,765

Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	23,351	-	-	-	23,351
Savings and money market	16,645	-	-	-	16,445
Time	23,044	61,520	7,941	24	92,529

Total interest-bearing deposits and liabilities	63,040	61,520	7,941	24	132,525

Period gap	$(37,959)	$(25,716)	$53,109	$20,806

Cumulative gap	$(37,959)	$(63,675)	$(10,566)	$10,240

Ratio of cumulative gap to total earning-assets	(26.59)%	(44.60)%	(7.40)%	7.17%

(1)	Excludes nonaccrual loans.

The above table reflects the balances of average-assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of the instruments. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give the Company the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NET INTEREST INCOME (continued)

The Company generally would benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. The Company currently is liability-sensitive over periods with maturity dates of less than twelve months. However, the Company’s gap analysis is not a precise indicator of its interest sensitive position. The analysis presents a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income is also impacted by other significant factors, including changes in the volume and mix of average-assets and interest-bearing liabilities.

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

The methodology for assessing the adequacy of the allowance establishes both an allocated and unallocated component of the allowance. The allocated component is based principally on current loan grades and historical loss rates. The unallocated component is the result of the portion of the assessment that estimates probable losses in the portfolio that are not fully captured in the allocated allowance. This analysis includes, but is not necessarily limited to, industry concentrations, model imprecision, and the estimated impact of current economic conditions on historical loss rates. On a continual basis, we monitor trends within the portfolio, both quantitative and qualitative, and assess the reasonableness of the unallocated component.

The allowance is subject to examination and adequacy testing by regulatory agencies. In addition, such regulatory agencies could require allowance adjustments based on information available to them at the time of their examination.

The allowance for loan losses was 1.76% and 1.74% of total loans at December 31, 2009 and 2008 respectively. The allowance for loan losses at December 31, 2009 is reflective of the results of our allowance model methodology. We monitor and evaluate the adequacy of the allowance and loss exposure in the loan portfolio by considering the borrowers’ financial conditions and other factors in the unallocated component of the allowance. Accordingly, we believe the allowance as of December 31, 2009 is adequate, based on our assessment of probable losses, and available facts and circumstances then prevailing.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

The provision for loan losses is the charge to operating earnings that management feels is necessary to maintain the allowance for possible loan losses at an adequate level. For the year ended December 31, 2009, the provision charged to expense was $1,083,000 as compared to $400,000 for the same period in 2008.

Allowance for Loan Losses

	Year ended December 31,
	2009	2008
Total loans outstanding at end of year	$116,458,480	$113,704,520

Average loans outstanding	$115,658,689	$112,596,835

Balance of allowance for loan losses at beginning of period	$1,981,637	$1,929,319

Loan losses:
Real estate - construction	104,327	-
Real estate - mortgage	48,043	-
Commercial and industrial	791,786	261,094
Consumer	108,907	102,037

Total loan losses	1,053,063	363,131

Recoveries of previous loan losses:
Real estate - construction	-	-
Real estate - mortgage	-	-
Commercial and industrial	17,048	1,030
Consumer	24,718	14,419

Total recoveries	41,766	15,449

Net charge-offs	(1,011,297)	(347,682)
Provision charged to operations	1,083,000	400,000

Balance of allowance for loan losses at end of year	$2,053,340	$1,981,637

Ratios:
Net charge-offs to average loans outstanding	0.87%	0.31%
Net charge-offs to loans at end of year	0.87%	0.31%
Allowance for loan losses to average loans	1.78%	1.76%
Allowance for loan losses to loans at end of year	1.76%	1.74%
Net charge-offs to allowance for loan losses	49.25%	17.55%
Net charge-offs to provisions for loan losses	93.38%	86.92%

Risk Elements in the Loan Portfolio

The following table sets forth our nonperforming assets at the dates indicated:

December 31,	2009	2008
Nonaccrual loans	$2,710,494	$1,975,835
Total loans impaired not in nonaccrual	6,047,788	2,736,203
Loans 90 days or more past due and still accruing interest	2,480	2,951

Total impaired and nonperforming loans	8,760,762	4,714,989
Other real estate owned	340,000	75,000

Total impaired and nonperforming assets	$9,100,762	$4,789,989

Nonperforming assets to period end loans	7.81%	4.21%

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

PROVISION AND ALLOWANCE FOR LOAN LOSSES (continued)

The following tables summarize information on impaired loans at and for the years ended December 31, 2009 and 2008.

	2009	2008
Impaired loans with specific allowance	$2,426,363	$1,836,987
Impaired loans with no specific allowance	6,331,909	2,875,051

Total impaired loans – year end	$8,758,272	$4,712,038

Related specific allowance – year end	$760,103	$275,548
Average recorded investment in impaired loans – year end	6,475,817	3,940,498
Impaired loans included in nonaccrual	2,710,494	1,975,835

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected. During 2009 and 2008, interest income recognized on nonaccrual loans was $18,687 and $10,000, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $167,968 and $89,000 for 2009 and 2008, respectively.

At December 31, 2009 real estate or other collateral secured practically all of the loans that were considered impaired. In the event of foreclosure on these loans, there can be no assurance that in liquidation, the collateral can be sold for its estimated fair market value or even for an amount at least equal to or greater than the loan amount.

The results our internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income. Noninterest income for the years ended December 31, 2009 was $116,870 and $690,787, respectively. The decrease in the 2009 other incomes is mostly attributable to the write down of our investment securities for being other than temporarily impaired. Before the write downs, other income for 2009 is $578,805 compared to $690,787 for 2008, resulting in a net decrease of $111,982. This decrease is also due in part to the $40,000 loss on the sale of other real estate owned and the decrease of $54,799 in our service charges on deposit accounts. The decrease in service charges is attributable to the closing of problematic deposit accounts.

Noninterest Expense. Total noninterest expense for years ended December 31, 2009 and 2008 was $4,027,863 and $3,844,714, respectively. This represented an increase in noninterest expense of $183,149, or 4.76%. Salaries and employee benefits decreased $101,354, or 5.04%, from $2,011,830 for 2008 to $1,910,476 for 2009. For 2009, other operating expense was $1,495,807, or $264,888 higher than for 2008. This increase is due in part to the $277,932 increase in our federal deposit insurance premiums and to the $58,599 increase in our professional fees. During 2009, like all federally insured banks, the Federal Deposit Insurance Corporation levied a special premium assessment on our deposits and drastically increased our premiums for deposit insurance. The increase in our professional fees is due largely to the cost of complying with the provisions of section 404 of the Sarbanes-Oxley Act. Net occupancy and equipment expense increased from $601,965 for 2008 to $621,580 for 2009. An increase of $19,615, or 3.26%.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

NONINTEREST INCOME AND EXPENSE - (continued)

Income Taxes. Our income tax expense for 2009 was $168,305, a decrease of $531,204 from the 2008 expense of $699,509. The effective tax rates for the years ended December 31, 2009 and 2008 were 35.90% and 31.92%, respectively. The increase in the effective rates is due mainly to the establishment of a valuation allowance for our deferred tax asset relating to the capital loss carry forward.

AVERAGE-ASSETS

Loans. Loans are the largest category of average-assets and typically provide higher yields than other types of average-assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $115,658,689 in 2009 compared to $112,596,835 in 2008, an increase of $3,061,854, or 2.72%. Total loans were $116,458,480 and $113,704,520 at December 31, 2009 and 2008, respectively. Fixed rates loans comprised 97% and 98% of our loan portfolio at December 31, 2009 and 2008, respectively.

Our ratio of loans to deposits was 79.39% at December 31, 2009 as compared to 78.03% at December 31, 2009. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. We have concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

We extend credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. Our service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2009. We believe that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. The loan demand, due to the current depressed economy, is currently weak in our market area.

We consider a loan to be impaired when, based upon current information and events. We believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Our impaired loans include loans identified as impaired through review of the nonhomogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period we are pursuing repayment of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, the loan is removed from the portfolio through a charge-off to the allowance for loan losses.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

AVERAGE-ASSETS (continued)

The following table sets forth the composition of the loan portfolio by category at December 31, 2009 and 2008 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2009		2008

	Amount	Percent of Total	Amount	Percent of Total

Commercial and industrial	$71,750,588	61.60%	$68,540,891	60.28%
Real estate
Construction	3,256,857	2.80	4,564,879	4.01
Mortgage	31,601,663	27.14	31,204,675	27.44
Consumer and other loans	9,849,372	8.46	9,394,075	8.26

Total loans	116,458,480	100.00%	113,704,520	100.00%

Allowance for loan losses	(2,053,340)		(1,981,637)

Net loans	$114,405,140		$111,722,883

Commercial and industrial loans increased $3,209,697, or 4.68% from $68,540,891 at December 31, 2008. Real estate loans, including construction and mortgage loans, decreased $911,034, or 2.55% to $34,858,520 at December 31, 2009. Consumer and all other loans decreased $455,297, or 4.86% to $9,849,372 at December 31, 2009.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2009 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total

Real estate - construction	$2,863,496	$393,361	$-	$3,256,857
Real estate – mortgage	6,506,170	24,410,010	685,483	31,601,663
Commercial and industrial	31,692,162	39,549,512	508,913	71,750,587
Consumer and other	3,102,701	6,674,013	72,659	9,849,373

	$44,164,529	$71,026,896	$1,267,055	$116,458,480

Loans maturing after one year with:
Fixed interest rates				$69,153,452
Floating interest rates				3,140,499

				$72,293,951

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

AVERAGE-ASSETS (continued)

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

Federal Funds Sold. Federal funds sold, averaged $4,473,449 in 2009, compared to $8,954,126 in 2008. At December 31, 2009 and 2008, federal funds sold were $2,030,000 and $13,146,000, respectively. These funds are a source of our liquidity and are generally invested in an earning capacity on an overnight basis.

Investment Securities. The investment securities portfolio is a significant component of the Company’s total average-assets. Total investment securities, stated at carrying amount, averaged $27,322,011 in 2009, compared to $33,916,234 in 2008. At December 31, 2009, the carrying value of the securities portfolio was $25,487,298. Securities designated as available-for-sale totaled $24,620,177 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $564,821 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $302,300 at December 31, 2009. Our investment objectives include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, our investments primarily consist of obligations of government-sponsored enterprises and obligations of states and local governments.

Investment Portfolio. The following tables summarize the carrying value of investment securities at December 31, 2009 and 2008 and the weighted average yields of those securities at December 31, 2009.

Investment Securities Portfolio Composition

	2009	2008

Available-for-Sale (1)
Government-sponsored enterprises	$4,947,534	$11,554,710
Obligations of states and local governments	12,653,121	8,330,464
Other	200,000	446,356

	17,800,655	20,331,530
Mortgage-backed securities	6,819,521	7,483,745

Total available-for-sale securities	$24,620,177	$27,815,275

Held-to-Maturity (1)

Obligations of states and local governments	$564,821	$1,319,596

(1)	Held-to-maturity securities are stated at amortized cost and available-for-sale securities are stated at estimated fair value.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

AVERAGE-ASSETS (continued)

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2009	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years

(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield

Government-sponsored enterprises (1)	$-	-%	$2,675	3.78%	$1,788	3.45%	$485	4.25%
Obligations of states and local governments	231	4.30%	1,537	3.73%	7,506	3.89%	3,379	4.18%
Other	-	-%	-	-%	200	6.25%	-	-%

Total available-for-sale securities	$231	4.30%	$4,212	3.76%	$9,494	3.86%	$3,864	4.19%

Held-to-Maturity

December 31, 2009	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years

(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)

Obligations of states and local governments	$265	4.00%	$100	4.40%	$200	4.00%	$-	-

(1)	Excludes mortgage-backed securities totaling $6,819,521 with a yield of 4.55%.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits.  Deposits account for practically all of our interest bearing liabilities. Total average deposits increased from $144,320,433 in 2008 to $145,803,821 in 2009. This represents an increase of $1,483,388, or 1.03% from the 2008 amount.

The following table summarizes our average deposits for the years ended December 31, 2009 and 2008.

	2009		2008

	Amount	Percent of Deposits	Amount	Percent of Deposits

Noninterest-bearing demand	$14,225,344	9.75%	$15,439,997	10.70%
Interest-bearing demand	21,941,597	15.05	21,810,723	15.11
Savings accounts	17,830,612	12.23	15,434,514	10.69
Other time deposits	91,806,268	62.97	91,635,199	63.50

Total deposits	$145,803,821	100.00%	$144,320,433	100.00%

Our actual deposits at December 31, 2009 and 2008 were $146,687,996 and $145,713,985, respectively, representing an increase of $974,011, or 0.67%.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning-assets. Our core deposits were $95,566,620 and $91,719,814 at December 31, 2009 and 2008, respectively. A stable base of deposits is expected to be our primary source of funding to meet both its short-term and long-term liquidity needs in the future.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES (continued)

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of our time deposits of $100,000 or more at December 31, 2009, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$11,755,483	$17,543,665	$17,350,542	$4,471,686	$51,121,376

Large balance certificates of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. Certificates of deposits that were obtained through brokers were $0 and $3,305,000 at December 31, 2009 and 2008, respectively.

Short-term Borrowings. We did not have any short-term borrowings at December 31, 2009 or 2008. Since securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within one to seven day periods. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the year 2008 is summarized as follows:

2008

Average balance during the year	$308,449
Average interest rate during the year	1.81%
Maximum month-end balance during the year	$515,000
End of period average interest rate	0.25%

CAPITAL

Total shareholders’ equity increased by $52,235 from $17,693,418 at December 31, 2008 to $17,745,653 at December 31, 2009. The increase is attributable to the sale of treasury stock of $48,400, the increase in other comprehensive income of $210,371 and net income of $300,474. These increases were offset by the purchase of treasury stock during the period of $254,320 and the payment of dividends of $252,690.

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

As of December 31, 2009, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio

December 31, 2009
Total capital (to risk-weighted assets)	$18,956,794	14.92%	$ 10,165,600	8.00%	$ 12,707,000	10.00%
Tier 1 capital (to risk-weighted assets)	17,368,419	13.67	5,082,800	4.00	7,624,200	6.00
Tier 1 capital (to average assets)	17,368,419	10.48	6,627,400	4.00	8,284,250	5.00

December 31, 2008
Total capital (to risk-weighted assets)	$19,125,823	15.31%	$ 9,995,920	8.00%	$12,494,900	10.00%
Tier 1 capital (to risk-weighted assets)	17,563,961	14.06	4,997,960	4.00	7,496,940	6.00
Tier 1 capital (to average assets)	17,563,961	10.84	6,481,960	4.00	8,102,450	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

LIQUIDITY MANAGEMENT –(continued)

liquidity management being on the ability to obtain deposits within our market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2009 and 2008 core deposits represented 62.15% and 62.95%, respectively of total deposits.

The Bank had available at the end of 2009 unused short-term lines of credit to purchase up to $7,000,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2009, the available credit totaled $24,809,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available for sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

Our ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to us. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to us would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2009, the Bank’s available undivided profits totaled $14,136,711. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to us are also restricted.

We believe that our overall liquidity sources for us and the Bank are adequate to meet our operating needs in the ordinary course of business.

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS

We are a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of our customers. These financial instruments consist of commitments to extend credit and standby letters of credit. Commitments to extend credit are legally binding agreements to lend to a customer at predetermined interest rates as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. A commitment involves, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. Our exposure to credit loss in the event of nonperformance by the other party to the instrument is represented by the contractual notional amount of the instrument. Since certain commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Letters of credit are conditional commitments issued to guarantee a customer’s performance to a third party and have essentially the same credit risk as other lending facilities. Standby letters of credit often expire without being used. We believe that through various sources of liquidity, they have the necessary resources to meet obligations arising from these financial instruments.

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

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

IMPACT OF OFF-BALANCE-SHEET INSTRUMENTS (continued)

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2009, the Bank had issued commitments to extend credit of $7,064,287 and standby letters of credit of $825,000 through various types of commercial lending arrangements. Approximately $141,000 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2009.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total

Unused commitments to extend credit	$208,608	$1,708,636	$3,413,180	$5,330,424	$1,733,863	$7,064,287
Standby letters of credit	25,000	242,000	530,000	797,000	28,000	825,000

Totals	$233,608	$1,950,636	$3,943,180	$6,127,424	$1,761,863	$7,889,287

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

IMPACT OF RECENT ACCOUNTING CHANGES

For a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by us, see Note 1 to the consolidated financial statements.

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

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2009. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.” Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of the Board of Directors. Based on this assessment, management believes that Communitycorp maintained effective internal control over financial reporting as of December 31, 2009.

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

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheets of Communitycorp and subsidiary as of December 31, 2009 and 2008 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and subsidiary as of December 31, 2009 and 2008 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Communitycorp and subsidiary’s internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Charleston, South Carolina

March 26, 2010

COMMUNITYCORP AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,

	2009	2008

Assets:
Cash and cash equivalents:
Cash and due from banks	$15,664,266	$3,468,965
Federal funds sold	2,030,000	13,146,000

Total cash and cash equivalents	17,694,266	16,614,965

Time deposits with other banks	1,500,000	1,500,000

Investment securities:

Securities available-for-sale	24,620,177	27,815,275
Securities held-to-maturity (estimated fair value of $572,115 in 2009 and $1,335,226 in 2008)	564,821	1,319,596
Nonmarketable equity securities	302,300	508,435

Total investment securities	25,487,298	29,643,306

Loans receivable	116,458,480	113,704,520
Less allowance for loan losses	(2,053,340)	(1,981,637)

Loans receivable, net	114,405,140	111,722,883
Premises and equipment, net	3,089,929	3,028,604
Accrued interest receivable	978,500	1,125,714
Other real estate owned	340,000	75,000
Other assets	1,897,922	874,815

Total assets	$165,393,055	$164,585,287

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$14,163,321	$15,652,393
Interest-bearing transaction accounts	23,350,646	21,065,476
Money market savings accounts	3,234,160	3,251,083
Savings	13,411,141	13,191,320
Time deposits $100,000 and over	51,121,376	53,994,171
Other time deposits	41,407,352	38,559,542

Total deposits	146,687,996	145,713,985

Accrued interest payable	701,979	953,278
Other liabilities	257,427	224,606

Total liabilities	147,647,402	146,891,869

Commitments and contingencies - Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	-	-
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued	1,500,000	1,500,000
Capital surplus	1,737,924	1,728,328
Retained earnings	18,440,398	18,392,614
Accumulated other comprehensive income	286,072	75,701
Treasury stock (65,697 shares in 2009 and 63,123 shares in 2008)	(4,218,741)	(4,003,225)

Total shareholders’ equity	17,745,653	17,693,418

Total liabilities and shareholders’ equity	$165,393,055	$164,585,287

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Income

	Years Ended December 31,
	2009	2008

Interest income:
Loans, including fees	$7,668,804	$8,322,422
Investment securities:
Taxable	532,772	1,069,573
Tax-exempt	462,881	353,366
Nonmarketable equity securities	33,822	37,783
Federal funds sold	7,918	166,567
Time deposits with other banks	46,650	8,261

Total interest income	8,752,847	9,957,972

Interest expense:
Deposits	3,290,068	4,206,029
Short-term borrowings	7	6,846

Total interest expense	3,290,075	4,212,875

Net interest income	5,462,772	5,745,097

Provision for loan losses	1,083,000	400,000

Net interest income after provision for loan losses	4,379,772	5,345,097

Noninterest income:
Service charges on deposit accounts	485,599	540,457
Commissions on credit life insurance	8,477	5,121
Other charges, fees, and commissions	99,809	107,203
Impairment losses on securities available-for-sale	(250,000)	-
Impairment losses on nonmarketable equity securities	(211,935)	-
Loss on sale of other real estate owned	(40,000)	-
Other	24,920	38,006

Total noninterest income	116,870	690,787

Noninterest expenses:
Salaries and employee benefits	1,910,476	2,011,830
Net occupancy and equipment expense	621,580	601,965
Other operating	1,495,807	1,230,919

Total noninterest expenses	4,027,863	3,844,714

Income before income taxes	468,779	2,191,170

Income tax expense	168,305	699,509

Net income	$300,474	$1,491,661

Earnings per share:
Weighted-average common shares outstanding	234,849	239,634

Basic	$1.28	$6.22

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income

For the years ended December 31, 2009 and 2008

	Common stock		Capital surplus	Retained earnings	Accumulated other compre- hensive income (loss)	Treasury stock, at cost	Total shareholders’ equity

	Shares	Amount

Balance, December 31, 2007	300,000	$1,500,000	$1,723,196	$17,153,490	$70,928	$(3,711,213)	$16,736,401

Net income				1,491,661			1,491,661

Other comprehensive income, net of tax expense of $5,723					4,773		4,773

Comprehensive income							1,496,434

Cash dividends paid ($1.05 per share)				(252,537)			(252,537)

Purchase of treasury stock						(310,880)	(310,880)

Sale of treasury stock			5,132			18,868	24,000

Balance, December 31, 2008	300,000	1,500,000	1,728,328	18,392,614	75,701	(4,003,225)	17,693,418

Net income				300,474			300,474
Other comprehensive income, net of tax expense of $110,806					210,371		210,371

Comprehensive income							510,845

Cash dividends paid ($1.07 per share)				(252,690)			(252,690)

Purchase of treasury stock						(254,320)	(254,320)

Sale of treasury stock			9,596			38,804	48,400

Balance, December 31, 2009	300,000	$1,500,000	$1,737,924	$18,440,398	$286,072	$(4,218,741)	$17,745,653

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2009	2008
Cash flows from operating activities:
Net income	$300,474	$1,491,661
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,083,000	400,000
Depreciation expense	252,982	229,227
Premium amortization less discount accretion on investment securities	86,140	32,014
Other than temporary impairment of securities available-for-sale	250,000	-
Other than temporary impairment of nonmarketable equity securities	211,935	-
Loss on sale of other real estate owned	40,000	-
Deferred income tax expense	22,099	56,838
Amortization of loan fees and costs	(493)	(30,121)
Decrease in accrued interest receivable	147,214	172,232
Decrease in accrued interest payable	(251,299)	(814,392)
Increase in other assets	(1,045,206)	(205,519)
Increase (decrease) in other liabilities	(77,985)	31,429

Net cash provided by operating activities	1,018,861	1,363,369

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	16,763,990	26,279,054
Purchases of securities available-for-sale	(13,585,080)	(19,530,889)
Proceeds from maturities of securities held-to-maturity	756,000	500,000
Purchases of nonmarketable equity securities	(5,800)	(161,178)
Increase in time deposits with other banks	-	(1,500,000)
Proceeds from sale of other real estate owned	185,000	-
Net (increase) decrease in loans to customers	(4,254,764)	500,297
Purchases of premises and equipment	(314,307)	(268,712)

Net cash provided by (used) for investing activities	(454,961)	5,818,572

Cash flows from financing activities:
Net increase in demand deposits, interest-bearing transaction accounts and savings accounts	998,996	1,587,195
Net increase (decrease) in time deposits	(24,985)	4,532,478
Net decrease in short-term borrowings	-	(3,068,000)
Cash dividends paid	(252,690)	(252,537)
Purchase of treasury stock	(254,320)	(310,880)
Sale of treasury stock	48,400	24,000

Net cash provided by financing activities	515,401	2,512,256

Net increase in cash and cash equivalents	1,079,301	9,694,197

Cash and cash equivalents, beginning of year	16,614,965	6,920,768

Cash and cash equivalents, end of year	$17,694,266	$16,614,965

Cash paid during the year for:
Income taxes	$357,200	$765,700
Interest	3,541,374	5,027,267

Supplemental non cash activities
Changes in unrealized gains on securities available-for-sale	$210,371	$4,773
Foreclosures on loans	490,000	75,000

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

Nonmarketable Equity Securities – At December 31, 2009 and 2008, non-marketable equity securities consist of the following:

	December 31,

	2009	2008

Federal Home Loan Bank	$296,300	$290,500
Silverton Financial Services, Inc.	-	211,935
Other Community Banks	6,000	6,000

Total	$302,300	$508,435

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Nonmarketable Equity Securities – continued

The stocks are carried at cost because they have no quoted market value and no ready market exists; however, redemption of this stock has historically been at par value. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings. Dividends received on these stocks are included as a separate component of interest income.

Impairment of Investment Securities – Declines in the fair value of individual securities classified as either held-to-maturity or available-for-sale below their amortized cost that are deemen to be other-than-temorary result in write-downs included in operations as realized losses. In estimating other-than temporary impairment, manage considers (1) the length of time and the extend to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

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

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Allowance for Loan Losses (the “Allowance”) –continued

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

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. At of December 31, 2009 and 2008 the Bank did not have any loans held for sale. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

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

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

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

FairValue Measurements - The Company follows the guidance for Financial Instruments and Fair Value Measurements and Disclosures. This guidance permits entities to measure many financial instruments and certain other items at fair value. The objective is to improve financial reporting by providing entities with the opportunity to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply complex hedge accounting provisions. This guidance clarifies that fair value is an exit price, representing the amount that would be received to sell and asset or paid to transfer a liability in an orderly transaction between market participants. Under this guidance, fair value measurements are not adjusted for transaction costs. This guidance establishes a fair value hierarchy that prioritizes the inputs to valuation techniques used to measure fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements).

Income and Expense Recognition - The accrual method of accounting is used for all significant categories of income and expense. Immaterial amounts of insurance commissions and other miscellaneous fees are reported when received.

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $39,668 and $45,834 at December 31, 2009 and 2008, respectively.

Income Taxes - Provisions for income taxes are based on taxes payable or refundable for the current year and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes. In addition, deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. We recognize interest and penalties related to income tax matters in income tax expense.

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $87,894 and $72,572 in 2009 and 2008, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement and Deferred Compensation Plans - (continued)

Additionally, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $425,456 and $385,238 at December 31, 2009 and 2008, respectively. Expenses charged to earnings for the salary deferral plan were $29,000 and $30,295 in 2009 and 2008, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2009	2008
Net unrealized gains on available-for-sale securities arising during the period	$321,177	$10,496
Reclassification adjustment for loss realized in net income	–	–

Net unrealized gains on securities	321,177	10,496

Tax effect	(110,806)	(5,723)

Net-of-tax amount	$210,371	$4,773

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

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that affect accounting, reporting, and disclosure of financial information by the Company:

In June 2009, the Financial Accounting Standards Board (“FASB”) issued guidance which restructured generally accepted accounting principles (“GAAP”) and simplified access to all authoritative literature by providing a single source of authoritave nongovernmental GAAP. The guidance is presented in a topically organized structure referred to as the FASB Accounting Standards Codification (“ASC”). The new structure is effective for interim or annual periods ending after September 15, 2009. All existing accounting standards have been superseded and all other accounting literature not included is considered nonauthoritative.

The FASB issued new accounting guidance on accounting for transfers of financial assets in June 2009. The guidance limits the circumstances in which a financial asset should be derecognized when the transferor has not

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements – continued - transferred the entire financial asset by taking into consideration the transferor’s continuing involvement. The standard requires that a transferor recognize and initially measure at fair value all assets obtained (including a transferor’s beneficial interest) and liabilities incurred as a result of a transfer of financial assets accounted for as a sale. The concept of a qualifying special-purpose entity is no longer applicable. The standard is effective for the first annual reporting period that begins after November 15, 2009, for interim periods within the first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. The Company does not expect the guidance to have any impact on the Company’s financial statements. The ASC was amended in December, 2009, to include this guidance.

Guidance was issued in June 2009 requiring a company to analyze whether its interest in a variable interest entity (“VIE”) gives it a controlling financial interest that should be included in consolidated financial statements. A company must assess whether it has an implicit financial responsibility to ensure that the VIE operates as designed when determining whether it has the power to direct the activities of the VIE that significantly impact its economic performance, making it the primary beneficiary. Ongoing reassessments of whether a company is the primary beneficiary are also required by the standard. This guidance amends the criteria to qualify as a primary beneficiary as well as how to determine the existence of a VIE. The standard also eliminates certain exceptions that were previously available. This guidance is effective as of the beginning of each reporting entity’s first annual reporting period that begins after November 15, 2009, for interim periods within that first annual reporting period, and for interim and annual reporting periods thereafter. Earlier application is prohibited. Comparative disclosures will be required for periods after the effective date. The Company does not expect the guidance to have any impact on the Company’s financial position. An update was issued in December, 2009, to include this guidance in the ASC.

An update was issued in October, 2009 to provide guidance requiring companies to allocate revenue in multi-element arrangements. Under this guidance, products or services (deliverables) must be accounted for separately rather than as a combined unit utilizing a selling price hierarchy to determine the selling price of a deliverable. The selling price is based on vendor-specific evidence, third-party evidence or estimated selling price. The amendments in the update are effective prospectively for revenue arrangements entered into or materially modified in fiscal years beginning on or after June 15, 2010 with early adoption permitted. The Company does not expect the update to have an impact on its financial statements.

In October, 2009, updated guidance was issued to provide for accounting and reporting for own-share lending arrangements issued in contemplation of a convertible debt issuance. At the date of issuance, a share-lending arrangement entered into on an entity’s own shares should be measured at fair value in accordance with prior guidance and recognized as an issuance cost, with an offset to additional paid-in capital. Loaned shares are excluded from basic and diluted earnings per share unless default of the share-lending arrangement occurs. The amendment also requires several disclosures including a description and the terms of the arrangement and the reason for entering into the arrangement. The effective dates of the amendment are dependent upon the date the share-lending arrangement was entered into and include retrospective application for arrangements outstanding as of the beginning of fiscal years beginning on or after December 15, 2009. The Company has no plans to issue convertible debt and, therefore, does not expect the update to have an impact on its financial statements.

In January, 2010, guidance was issued to alleviate diversity in the accounting for distributions to shareholders that allow the shareholder to elect to receive their entire distribution in cash or shares but with a limit on the aggregate amount of cash to be paid. The amendment states that the stock portion of a distribution to shareholders that allows them to elect to receive cash or shares with a potential limitation on the total amount of cash that all shareholders can elect to receive in the aggregate is considered a share issuance. The amendment is effective for interim and annual periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Also in January, 2010, an amendment was issued to clarify the scope of subsidiaries for consolidation purposes. The amendment provides that the decrease in ownership guidance should apply to (1) a subsidiary or group of assets that is a business or nonprofit activity, (2) a subsidiary that is a business or nonprofit activity that is transferred to an equity method investee or joint venture, and (3) an exchange of a group of assets that constitutes a business or nonprofit activity for a noncontrolling interest in an entity. The guidance does not apply to a decrease in ownership in transactions related to sales of in substance real estate or conveyances of oil and gas mineral rights. The update is

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements – continued -effective for the interim or annual reporting periods ending on or after December 15, 2009 and had no impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2008 were reclassified to conform with the 2009 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2009 and 2008 were $648,000 and $756,000, respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2009
Government-sponsored enterprises	$11,550,964	$244,051	$27,959	$11,767,056
Obligations of state and local governments	12,432,461	247,181	26,521	12,653,121
Other	200,000	-	-	200,000

Total	$24,183,425	$491,232	$54,480	$24,620,177

December 31, 2008
Government-sponsored enterprises	$18,786,403	$260,935	$8,883	$19,038,455
Obligations of state and local governments	8,463,297	50,340	183,173	8,330,464
Other	450,000	-	3,644	446,356

Total	$27,699,700	$311,275	$195,700	$27,815,275

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2009 and December 31, 2008.

	December 31, 2009		December 31, 2008
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Less Than 12 Months
Government-sponsored enterprises	$1,874,183	$27,959	$505,611	$8,883
Obligations of state and local governments	887,972	17,701	3,742,860	148,416
Other	-	-	196,356	3,644

	2,762,155	45,660	4,444,827	160,943

12 Months or More
Obligations of state and local governments	191,180	8,820	205,243	34,757

Obligations of state and local governments	$2,953,335	$54,480	$4,650,070	$195,700

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

There were a total ten available-for-sale securities that were in a loss position at December 31, 2009. Of these securities, one was in a loss position of twelve months or more, which consisted of an obligation of a state and local government. The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses to be temporary. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized costs. Management evaluates investment securities in a loss position based on length of impairment, severity of impairment and other factors. Based on this evaluation, management determined that impairment related to certain securities were not temporary in nature. Other then temporary impairment losses were $461,935 during 2009.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

			December 31, 2009
			Amortized Cost	Fair Value

Due in one year or less			$230,069	$230,691
Due after one year but within five years			4,145,437	4,212,194
Due after five years but within ten years			9,356,260	9,494,132
Due after ten years			3,864,556	3,863,639

			17,596,322	17,800,656
Mortgage-backed securities			6,587,103	6,819,521

Total			$24,183,425	$24,620,177

Securities Held-To-Maturity
The amortized cost and estimated fair values of securities held-to-maturity were:
	Amortized Cost	Gross Unrealized		Fair Value
		Gains	Losses
December 31, 2009 -
Obligations of state and local governments	$564,821	$7,294	$–	$572,115

December 31, 2008 -
Obligations of state and local governments	$1,319,596	$15,630	$–	$1,335,226

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

			December 31, 2009
			Amortized Cost	Fair Value

Due in one year or less			$264,973	$265,623
Due after one year but within five years			99,848	100,931
Due after five years but within ten years			200,000	205,561

Total			$564,821	$572,115

At December 31, 2009 and 2008, investment securities with an amortized cost of $17,599,545 and $19,589,952, respectively, and a fair value of $17,917,819 and $19,682,825, respectively, were pledged as collateral to secure public deposits and short-term borrowings. There were no sales of investment securities for the years ended December 31, 2009 and 2008.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2009	2008
Real estate – construction	$3,256,857	$4,564,879
Real estate – mortgage	31,601,663	31,204,675
Commercial and industrial	71,750,588	68,540,891
Consumer and other	9,849,372	9,394,075

Total gross loans	$116,458,480	$113,704,520

The loan portfolio consisted of loans having :
Variable rates loans	$3,802,991	$1,817,200
Fixed rates	112,655,489	111,887,320

Total gross loans	$116,458,480	$113,704,520

Included in the gross loans above are:
Nonaccrual loans	$2,710,494	$1,975,835
Loans past due 90 days still accruing interest	2,480	2,951

The Company identifies impaired loans through its internal loan review process. Loans on the Company’s problem loan watch list are considered potentially impaired loans. These loans are evaluated in determining whether it is more likely than not that all outstanding principal and interest are expected to be collected. Loans are not considered impaired if a minimal delay occurs and all amounts due including accrued interest at the contractual interest rate for the period of delay are expected to be collected.

The following tables summarize information on impaired loans at and for the years ended December 31, 2009 and 2008.
	2009	2008
Impaired loans with specific allowance	$2,426,363	$1,836,987
Impaired loans with no specific allowance	6,331,909	2,875,051

Total impaired loans – year end	$8,758,272	$4,712,038

Related specific allowance – year end	$760,103	$275,548
Average recorded investment in impaired loans – year end	6,475,817	3,940,498
Impaired loans included in nonaccrual	2,710,494	1,975,835

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected. During 2009 and 2008, interest income recognized on nonaccrual loans was $18,687 and $10,000, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $167,968 and $89,000 for 2009 and 2008, respectively.

Transactions in the allowance for loan losses are summarized below:
	Years ended December 31,
	2009	2008
Balance, beginning of year	$1,981,637	$1,929,319
Provision charged to operations	1,083,000	400,000
Recoveries on loans previously charged-off	41,766	15,449
Loans charged-off	(1,053,063)	(363,131)

Balance, end of year	$2,053,340	$1,981,637

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS RECEIVABLE - continued

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

The Company is not involved in off-balance-sheet contractual relationships, other than those disclosed in this report that could result in liquidity needs or other commitments or could significantly impact earnings.

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2009	2008

Commitments to extend credit	$7,064,287	$10,580,736
Standby letters of credit	825,000	1,112,932

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2009, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2009	2008

Land	$710,605	$710,605
Building and land improvements	2,581,459	2,568,105
Furniture and equipment	2,642,455	2,345,656

Total	5,934,519	5,624,366
Less, accumulated depreciation	(2,844,590)	(2,595,762)

Premises and equipment, net	$3,089,929	$3,028,604

Depreciation expense totaled $252,982 and $229,227 in 2009 and 2008, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 6 - DEPOSITS

At December 31, 2009, the scheduled maturities of time deposits were as follows:

Maturing in	Amount

2010	$84,563,791
2011	7,150,313
2012	604,254
2013	8,000
2014	178,370
After five years	24,000

Total	$92,528,728

Included in total time deposits at December 31, 2009 and 2008 were brokered time deposits of $0 and $3,305,000, respectively.

NOTE 7 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $4,530,648 and $4,810,058 at December 31, 2009 and 2008, respectively. During 2009 and 2008, $608,274 and $1,233,697 of new loans were made to related parties, respectively, and repayments totaled $887,684 and $1,592,949, respectively.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered during 2009 and 2008 was $1,225 and $3,019, respectively.

NOTE 8 - SHORT-TERM BORROWINGS

At December 31, 2009 and 2008, the Company did not have any securities sold under agreements to repurchase. During 2009, there were no transactions relating to securities sold under agreements to repurchase. Information concerning these securities for 2008 is summarized as follows:

Year ended December 31, 2008	2008

Average balance during the year	$308,449
Average interest rate during the year	1.81%
Maximum month-end balance during the year	$515,000
End of period weighted average interest rate	-

NOTE 9 - UNUSED LINES OF CREDIT

The Bank had available at the end of 2009 unused short-term lines of credit to purchase up to $7,000,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2009, the available credit totaled $24,809,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and/or investment securities and the Federal Home Loan Bank stock that has a carrying value of $296,300 as of December 31, 2009.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2009, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements and should be disclosed.

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

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2009 and 2008, the Company had 65,697 and 63,123 shares, respectively held in treasury stock. During 2009 and 2008, the Company purchased 3,179 and 3,886 shares respectively, and sold 605 and 300 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2009, the Bank’s undivided profits were $14,136,711. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

Years ended December, 31	2009	2008

Stationary, printing, and postage	$192,730	$217,832
Federal deposit insurance premiums	336,387	58,455
Professional fees	346,113	287,514
Directors’ fees	69,300	66,500
Telephone expenses	74,832	73,531
ATM surcharges	80,176	63,000
Other	396,269	464,087

Total	$1,495,807	$1,230,919

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

Years ended December, 31	2009	2008
Currently payable:
Federal	$132,685	$575,544
State	13,521	67,127

Total current	146,206	642,671
Deferred income tax expense	22,099	56,838

Income tax expense	$168,305	$699,509

The components of deferred tax assets and deferred tax liabilities are as follows:

December 31,	2009	2008
Deferred tax assets:
Allowance for loan losses	$579,046	$578,024
Deferred compensation	144,655	130,981
Capital loss carryforward	72,058	-
Nonaccrual loan interest income	29,773	26,711
Other	11,773	-

Total deferred tax assets	837,305	735,716
Less, valuation allowance	(70,358)	-

Net deferred tax assets	766,947	735,716

Deferred tax liabilities:
Securities available for sale	150,679	39,873
Accumulated depreciation	200,272	162,657
Other	51,240	35,525

Total deferred tax liabilities	402,191	238,055

Net deferred tax asset recognized	$364,756	$497,661

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2009, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with the capital loss carryforward and, accordingly, has established a valuation allowance only for this item. Net deferred tax assets are included in other assets at December 31, 2009 and 2008.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

Years ended December, 31	2009	2008
Tax expense at statutory rate	$159,385	$744,998
State income tax, net of federal income tax benefit	8,923	44,304
Tax-exempt interest income	(160,377)	(122,621)
Disallowed interest expense	20,794	16,802
Increase in valuation allowance	70,358	-
Other, net	69,222	16,026

Total	$168,305	$699,509

It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. The Company had analyzed the tax positions taken or expected to be taken in its tax returns and concluded that it has no liability related to uncertain tax positions. Their federal and state tax returns are subject to examination for the years 2006, 2007 and 2008.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair Value Measurements

Fair value is the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. The Company utilizes a fair value hierarchy, which maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. The three levels of inputs used to measure fair value are as follows:

Level 1	Valuation is based upon quoted prices (unadjusted) in active markets for identical assets or liabilities that the Company has the ability to access.

Level 2	Valuation is based upon quoted prices for similar assets and liabilities in active markets, as well as inputs that are observable for the asset or liability (other than quoted prices), such as interest rates, foreign exchange rates, and yield curves that are observable at commonly quoted intervals.

Level 3

Valuation is generated from model-based techniques that use at least one significant assumption based on unobservable inputs for the asset or liability, which are typically based on an entity’s own assumptions, as there is little, if any, related market activity. In instances where the determination of the fair value measurement is based on inputs from different levels of the fair value hierarchy, the level in the fair value hierarchy within which the entire fair value measurement falls is based on the lowest level input that is significant to the fair value measurement in its entirety. Company’s assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment, and considers factors specific to the asset or liability.

Assets Measured at Fair Value on a Recurring Basis

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis.

Securities Available-for-Sale - Investment securities available-for-sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those securities traded on an active exchange, such as the New York Stock Exchange, as well as U.S. Treasury securities that are traded by dealers or brokers in active over-the-counter markets, and money market funds. Level 2 securities include mortgage-backed securities issued by government sponsored entities, municipal bonds, and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

The table below presents the Company’s assets measured at fair value on a recurring basis as of December 31, 2009, and December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Total	Level 1	Level 2	Level 3
December 31, 2009
Available for sale securities	$24,620,177	$ -	$24,620,177	$-

December 31, 2008
Available for sale securities	$27,815,275	$ -	$27,815,275	$-

There were no liabilities carried at fair value at December 31, 2009 or December 31, 2008.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis, but subject to fair value in certain circumstances, such as when there is evidence of impairment that may require write-downs. The write-downs of the Company’s more significant assets or liabilities, which are measured on a nonrecurring basis are based on the lower of amortized or estimated fair value.

The following is a description of valuation methodologies used for assets and liabilities recorded at fair value on a recurring basis.

Impaired Loans - The Company is predominantly an asset-based lender with real estate serving as collateral on a substantial majority of loans. Loans that are deemed impaired are primarily valued on a nonrecurring basis at the fair values of the underlying real estate collateral. Such fair values are obtained using independent appraisals, which the Company considers to be Level 2 inputs.

Other Real Estate Owned – Other real estate owned consists of assets acquired in settlement of loans and is carried at the lower of carrying value or fair value on a non-recurring basis. The fair value is dependent primarily upon independent appraisals, which the Company considers Level 2 inputs.

The table below presents the Company’s assets measured at fair value on a nonrecurring basis as of December 31, 2009, and December 31, 2008, aggregated by the level in the fair value hierarchy within which those measurements fall

December 31, 2009	Total	Level 1	Level 2	Level 3
Impaired loans	$8,758,272	$-	$8,758,272	-
Other real estate owned	340,000	-	340,000	-

Total assets at fair value	$9,098,272	$-	$9,098,272	$-

December 31, 2008
Impaired loans	$4,712,038	$-	$4,712,038	$-
Other real estate owned	75,000	-	75,000	-

Total assets at fair value	$4,787,038	$-	$4,787,038	$-

There were no liabilities carried at fair value at December 31, 2009 or December 31, 2008.

Fair Value Disclosures

The fair value of a financial instrument is the amount at which the asset or obligation could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value estimates are made at a specific point in time based on relevant market information and information about the financial instruments. Because no market value exists for a significant portion of the financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. Premise and equipment, accrued interest receivable, other assets, accrued interest payable and other liabilities are not considered financial instruments. The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds Sold - Federal funds sold are typically for a term of one day, and the carrying amount approximates the fair value.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS – continued

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

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31		December 31
	2009		2008
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$15,664,266	$15,664,266	$3,468,965	$3,468,965
Federal funds sold	2,030,000	2,030,000	13,146,000	13,146,000
Time deposits with other banks	1,500,000	1,500,000	1,500,000	1,500,000
Securities available-for-sale	24,620,177	24,620,177	27,815,275	27,815,275
Securities held-to-maturity	564,821	572,115	1,319,596	1,335,226
Nonmarketable equity securities	302,300	302,300	508,435	508,435
Loans receivable, gross	116,458,480	115,567,742	113,704,520	115,087,126
Financial Liabilities:
Demand deposit, interest-bearing transaction, money market, and savings accounts	$54,159,268	$54,159,268	$53,160,272	$53,160,272
Time deposits	92,528,728	92,710,544	92,553,713	93,215,467

NOTE 15 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed events occurring through the date the financial statements were issued and no subsequent events occurred requiring accrual or disclosure.

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

As of December 31, 2009 and 2008, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2009
Total capital (to risk-weighted assets)	$18,956,794	14.92%	$10,165,600	8.00%	$12,707,000	10.00%
Tier 1 capital (to risk-weighted assets)	17,368,419	13.67	5,082,800	4.00	7,624,200	6.00
Tier 1 capital (to average assets)	17,368,419	10.48	6,627,400	4.00	8,284,250	5.00

December 31, 2008
Total capital (to risk-weighted assets)	$19,125,823	15.31%	$9,995,920	8.00%	$12,494,900	10.00%
Tier 1 capital (to risk-weighted assets)	17,563,961	14.06	4,997,960	4.00	7,496,940	6.00
Tier 1 capital (to average assets)	17,563,961	10.84	6,481,600	4.00	8,102,450	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 17 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2009	2008
Assets
Cash	$81,497	$44,089
Investment in banking subsidiary	17,654,491	17,639,662
Non-marketable equity securities	6,000	6,000
Other assets	3,665	3,667

Total assets	$17,745,653	$17,693,418

Shareholders’ equity	$17,745,653	$17,693,418

Condensed Statements of Income

	Years ended December 31,
	2009	2008
Income
Dividends from banking subsidiary	$496,000	$490,000
Other income	17	39

Total income	496,017	490,039

Expenses	-	145

Income before income taxes and equity in undistributedearnings of banking subsidiary	496,017	489,894

Income tax expense (benefit)	2	(45)

Equity in undistributed earnings of banking subsidiary	(195,541)	1,001,722

Net income	$300,474	$1,491,661

Condensed Statements of Cash Flows

	Years ended December 31,
	2009	2008
Cash flows from operating activities
Net income	$300,474	$1,491,661
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	195,541	(1,001,722)
(Increase) decrease in other assets	3	(47)

Net cash provided by operating activities	496,018	489,892

Cash flows from financing activities
Cash dividends paid	(252,690)	(252,537)
Purchases of treasury stock	(254,320)	(310,880)
Sale of treasury stock	48,400	24,000

Net cash used by financing activities	(458,610)	(539,417)

Increase (decrease) in cash	37,408	(49,525)

Cash, beginning of year	44,089	93,614

Cash, ending of year	$81,497	$44,089

COMMUNITYCORP AND SUBSSIDIARY

BOARD OF DIRECTORS

George W. Cone		J. Barnwell Fishburne
Attorney		Owner, Fishburne & Co
McLeod, Fraser & Cone		Real Estate

Steven Murdaugh		W. Roger Crook
Attorney		Chief Executive Officer
Peters, Murdaugh, Eltzroth &Derrick, PA		and President
Bank of Walterboro

Harold M. Robertson		Peden B. McLeod
Retired		Chairman of the Board
Attorney
McLeod, Fraser & Cone

J. Reaves McLeod		Harry L. Hill
Attorney		Retired
McLeod, Fraser & Cone

OFFICERS

W. Roger Crook	Cynthia Mills	James M. Bunton Jr.
Chief Executive Officer	Branch Manager	Loan Officer
and President

Gwendolyn P. Bunton	M. Ellison Young	Lawton Huggins
Vice President and Cashier	Vice President	Loan Officer

Lynn H. Murdaugh		Joanne Herndon
Assistant Vice President		Branch Manager
and Administrative Assistant

Bruce Tate		William Fowler
Loan Officer		Loan Officer

Dodd Hulsey		Pan Nelson
Loan Officer		Internal Auditor

STAFF MEMBERS

Annette Lyons		Joy Koth
Charity Weaver		Sharon Milligan
Danielle Mock		Melanie Todd
Casey Beach		Debra Bowers
Carolyn Brant		Lynn Hiott
Dorothy Brunson		Lindsey Turner
Natalie Powers		Cathy Hutchison
Jennifer Crosby		Pam O’Quinn
Betty Ford		Kelly Strickland
Melissa T. Smyly		Jeanne Raven
Sarah Herndon		Tracy Valentine
Sharon Hillier		Candice Kubik
Carolyn Rahn		Rose Walker
Stephanie Kelly		Jessica Pahl
Kathy Breland		Erin Leming
Stephanie Strickland		Louie Whidden
Melissa McMillan	Melanie Tanner	Brittany Adams

COMMUNITYCORP AND SUBSSIDIARY

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Wednesday, April 28, 2010 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Elliott Davis, LLC
P.O. Box 1707	200 East Broad Street
Walterboro, S.C. 29488	Greenville, SC 29601

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded for a price per share of $80.00 during the past two years. There were 549 shareholders of record as of December 31, 2009.

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

COMMUNITYCORP AND SUBSSIDIARY

SERVICES

All Day Banking

American Express Travelers Checks

ATM Service

Bank By Mail

Business Checking

Canceled Checks Returned with Statement

Cashiers Checks

Certificates of Deposit

Christmas Clubs

Collection Items

Commercial Loans

Debit Cards

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