Form 10-K, Exhibit 13
period 2010-12-31
COMMUNITYCORP
filed 2011-03-25
CIK 1020347

Exhibit 13

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Strong roots – strong branches.”

Contents:

Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-24
Management’s Annual Report on Internal Control Over Financial Reporting	25
Report of Independent Registered Public Accounting Firms	26-27
Consolidated Balance Sheets	28
Consolidated Statements of Operations	29
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income	30
Consolidated Statements of Cash Flows	31
Notes to Consolidated Financial Statements	32-52
Directors, Officers and Staff	53
Corporate Data	54
Services	55

Member FDIC

COMMUNITYCORP AND SUBSIDIARY

Dear Shareholder,

It is a pleasure to report the progress of Communitycorp and its subsidiary, the Bank of Walterboro, during 2010. As you are aware, our local and national economy has been significantly depressed over the past several years and it has been a challenging time for the banking industry. For 2010 and 2009, many South Carolina banks reported operating losses for the first time. In spite of the difficult challenges we faced during 2010, we were able to generate a net income of $459,410, or $1.97 per share for 2010, compared to a net income of $300,474, or a $1.28 per share for 2009. This represents an increase of $158,936, or 52.90%. Additionally, by decreasing our total assets and liabilities, we were able to increase our capital to asset ratio to 11.32% as of year-end 2010 from 10.73% as of year-end 2009.

Our total assets decreased from $165,393,055 to a December 31, 2010 total of $155,828,675, a decrease of $9,564,380, or 5.78%.

Net loans decreased from $114,405,140 to $103,278,187, a decrease of $11,126,953, or 9.73%. The allowance for loan losses was 1.92% and 1.76% of gross loans at December 31, 2010 and 2009, respectively.

Deposits at year-end 2010 were $137,583,821, compared to $146,687,996, for year-end 2009, representing a decrease of $9,104,175, or 6.21%, from 2009 year-end.

Our net interest margin decreased slightly from 3.67% in 2009 to 3.57% in 2010.

Please read the following financial information so you may become aware of your Company’s progress. We believe the information contained in this Annual Report shows that a local, well-managed independent bank can compete successfully in a deregulated market against national, regional, and state-wide banking institutions. Our success can be attributed to the teamwork of our shareholders, directors, officers, and employees. Most importantly, we want to thank our customers for allowing us to be of service to them.

The Board of Directors, officers, and employees thank you for your past support and solicit your ongoing support as we continue our efforts to provide prompt, efficient, and courteous service to our customers. We welcome any suggestions you may have.

We invite and encourage you to attend our Annual Meeting on Wednesday, April 27, 2011.

Very truly yours,

/s/ W. Roger Crook	/s/ Peden B. McLeod
W. Roger Crook	Peden B. McLeod
President and CEO	Chairman of the Board

COMMUNITYCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following selected consolidated financial data for the five years ended December 31, 2010 are derived from our consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

Year Ended December 31,	2010	2009	2008	2007	2006
(Dollars in thousands, except per share)
Results of Operations:
Interest income	$7,661	$8,753	$9,958	$10,392	$9,358
Interest expense	2,148	3,290	4,213	4,767	3,871

Net interest income	5,513	5,463	5,745	5,625	5,487
Provision for loan losses	1,866	1,083	400	202	225

Net interest income after provision for loan losses	3,647	4,380	5,345	5,423	5,262
Noninterest income	841	157	691	666	713
Noninterest expense	3,977	4,067	3,845	3,533	3,411

Income before income taxes	512	469	2,191	2,556	2,565
Income tax expense	52	169	699	794	823

Net income	$459	$300	$1,492	$1,762	$1,742

Balance Sheet Data:
Securities available-for-sale	$26,955	$24,620	$27,815	$34,585	$32,468
Securities held-to-maturity	300	565	1,320	1,819	1,574
Allowance for loan losses	2,019	2,053	1,982	1,929	1,857
Net loans	103,278	114,405	111,723	112,668	103,983
Premises and equipment, net	2,903	3,090	3,029	2,989	3,131
Total assets	155,829	165,393	164,585	161,320	158,092
Noninterest-bearing deposits	14,078	14,163	15,652	16,461	19,765
Interest-bearing deposits	123,506	132,525	130,062	123,133	121,021
Total deposits	137,584	146,688	145,714	139,594	140,786
Short-term borrowings	—	—	—	3,068	250
Total liabilities	138,190	147,647	146,892	144,583	142,955
Total shareholders’ equity	17,639	17,746	17,693	16,736	15,137
Per Share Data:
Weighted-average common shares outstanding	233,251	234,849	239,634	240,708	242,636
Net income	$1.97	$1.28	$6.22	$7.32	$7.18
Cash dividends paid	$0.50	$1.07	$1.05	$1.00	$0.90
Period end book value	$75.70	$75.74	$74.69	$69.60	$62.62
Equity and Assets Ratios:
Return on average assets	0.28%	0.18%	0.91%	1.08%	1.11%
Return on average equity	2.58%	1.68%	8.70%	11.24%	12.35%
Equity to assets ratio	11.32%	10.73%	10.75%	10.37%	9.58%
Dividend payout ratio	25.47%	84.10%	16.93%	13.65%	12.57%

2010 INCOME
10%
1%
9%
80%
Interest And Fees On Loans
Interest On Investments
Other Interest Income
Other Income

2010 EXPENSES
0%
25%
27%
25%
23%
Interest Expense
Provision For Loan Losses
Salaries And Benefits
Other Expenses
Income Taxes

NET INCOME, TOTAL EXPENSES, TOTAL INCOME

$12,000,000
$11,000,000
$10,000,000
$9,000,000
$8,000,000
$7,000,000
$6,000,000
$5,000,000
$4,000,000
$3,000,000
$2,000,000
$1,000,000
$0
$1, 742, 621
$8,328,977
$10,071,598
$1, 761, 974
$9,201,771
$10,963,745
$1, 491, 661
$9,157,098
$10,648,759
$300, 474
$8,609,243
$8,909,717
$459, 410
$8,043,375
$8,502,785
2006
2007
2008
2009
2010
Net Income
Total Expenses
Total Income

COMPOSITION OF LOANS AT DECEMBER 31, 2010

7%
2%
24%
67%
Commerical
Real Estate-Mortgage
Real Estate-Construction
Other

COMPOSITION OF DEPOSITS AT DECEMBER 31, 2010

10%
15%
14%
61%
Certificates Of Deposits
Savings And Money Market
Other Interest Bearing
Non-Interest Bearing

LOANS, DEPOSITS, AND ASSETS

IN 1000's
$170,000
$160,000
$150,000
$140,000
$130,000
$120,000
$110,000
$100,000
$90,000
$80,000
$70,000
$60,000
$50,000
$40,000
$30,000
$20,000
$10,000
$0
$105,840
$140,786
$158,092
$114,597
$139,594
$161,320
$113,705
$145,714
$164,585
$116,458
$146,688
$165,393
$105,298
$137,584
$155,829
2006
2007
2008
2009
2010
Loans
Deposits
Assets

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

GENERAL

Communitycorp is a South Carolina corporation organized on March 13, 1995 to be a bank holding company (the “Company”). The Company’s subsidiary, Bank of Walterboro, (the “Bank”) is a state-chartered commercial bank with four banking locations. The Bank’s main office and operations center is in Walterboro, South Carolina. In addition, the Bank has branches in Ravenel and Ridgeland, South Carolina. The Company’s primary market area includes Colleton, Jasper and Charleston Counties. Depository accounts are insured by the Federal Deposit Insurance Corporation up to the maximum amount permitted by law. The Bank, which received its charter on October 11, 1988, and opened for business on May 1, 1989, is dedicated to providing prompt, efficient, personal service to its customers. The Bank offers a full range of deposit services for individuals and businesses. Deposit products include checking accounts, savings accounts, certificates of deposit, money market accounts, and IRAs.

The Company primarily is engaged in the business of attracting deposits from the general public and using these deposits with other funds to make commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, and services and the Company’s interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention provided by the Bank.

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

As of December 31, 2010, the Company had forty-four full-time employees and two part-time employees.

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of the Company and its subsidiary, the Bank. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

FORWARD-LOOKING STATEMENTS

Statements included in Management’s Discussion and Analysis which are not historical in nature are intended to be, and are hereby, identified as “forward-looking statements” for purposes of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical fact. Such forward-looking statements may be identified, without limitation, by the use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” and similar expressions. The Company’s expectations, beliefs and projections are expressed in good faith and are believed by the Company to have a reasonable basis including, without limitation, management’s examination of historical operating trends, data contained in the Company’s records and other data available from third parties, but there can be no assurance that management’s expectations, beliefs or projections will result or be achieved or accomplished. The Company cautions readers that forward-looking statements, including without limitation, those relating to future business prospects, revenues, working capital, liquidity, capital needs, interest costs, and income, are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to several important factors herein identified, among others, and other risks and factors identified from time to time in the Company’s reports filed with the Securities and Exchange Commission.

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2010 was $459,410, or $1.97 per share, compared to $300,474, or $1.28 per share, for the year ended December 31, 2009, resulting in an increase of $158,936, 52.90%.

Our 2010 operating results, compared to 2009, were favorably impacted by the increase in our noninterest income of $684,650 and the reduction of our total noninterest expenses of $207,205. However, for 2010 our earnings continued to be negatively impacted by borrowers defaulting on their loans. As a result of the significant increase in our charged-off loans during 2010, we recorded a provision for loan losses for 2010 that was $684,650 more than our 2009 provision.

NET INTEREST INCOME

General - The largest component of total income is net interest income, the difference between the income earned on assets and the interest accrued or paid on deposits and borrowings used to support such assets. The volume and mix of assets and liabilities and their sensitivity to interest rate movement determine changes in net interest income. Net interest margin is determined by dividing annualized net interest income by average earning assets. Net interest spread is derived from determining the weighted-average rate of interest paid on deposits and borrowings and subtracting it from the weighted-average yield on average assets.

Net interest income for 2010 was $5,512,853 compared to $5,462,772 for 2009, an increase of $50,081, or 0.92%.

This slight increase is attributable to the high volume of fixed rate loans that we have traditionally maintained in our loan portfolio. Fixed rate loans tend to minimize the negative effect of a falling interest rate market such as we experienced during 2010. The prevailing interest rates for 2010 were lower than for 2009.

For 2010, average earning assets totaled $154,385,250, with an annualized average yield of 4.96% compared to $148,954,149 and 5.88%, respectively, for 2009. Average interest-bearing liabilities totaled $129,279,114 with an annualized average cost of 1.66% for 2010 compared to $131,579,436 and 2.50%, respectively, for 2009.

Our net interest margin and net interest spread were 3.57% and 3.30%, respectively, for 2010 compared to 3.67% and 3.38%, respectively, for 2009.

Our annualized yield on average earning assets decreased 52 basis points for 2010 compared to 2009, while our annualized average cost of our interest-bearing liabilities decreased 76 basis points for 2010 compared to 2009. These decreases were reflective of the decreasing interest rate environment during 2010.

Details of certain components of our average assets and interest-bearing liabilities are discussed in the following paragraphs.

Because loans often provide a higher yield than other types of average assets, one of our goals is to maintain our loan portfolio as the largest component of total average assets. Loans comprised 72.41% and 77.65% of average earning assets for December 31, 2010 and 2009, respectively. Loan interest income for the years ended December 31, 2010 and 2009 was $6,806,911 and $7,668,804, respectively. The annualized average yield on loans was 6.09% and 6.63% for 2010 and 2009, respectively. Average balances of loans decreased to $111,796,785 during 2010, a decrease of $3,861,904 from the average of $115,658,689 during 2009. The decrease in the annualized yield on loans is mainly attributable to the decline in market interest rates, the significant increase in net loans charged off, and the significant increase in our nonaccruing loans. Fixed rate loans averaged approximately 98% and 97% of our loan portfolio during 2010 and 2009, respectively.

Investment securities averaged $23,329,772, or 15.11% of average earning assets, for December 31, 2010, compared to $27,322,011, or 18.34% of average earning assets, for 2009. Interest earned on investment securities amounted to $782,633 for the year ended December 31, 2010, compared to $1,012,570 for the same period last year. Investment securities yielded 3.35% and 3.71% for the period ended December 31, 2010 and 2009, respectively.

Practically the only interest expense we have is interest on deposit accounts. Interest expense on deposit accounts was $2,148,411 and $3,290,068, for the years ended December 31, 2010 and 2009, respectively. The average balance of interest-bearing deposits decreased to $129,279,114 for 2010 from $131,578,477 during the same period last year. The annualized average cost of deposits was 1.66% for the year ended December 31, 2010, compared to 2.50% for the same period in 2009. The decline in the annualized cost of deposits is due to our decision to lower the rates we paid for deposit accounts. Previously, we were paying competitive rates in our market area.

Average Balances, Income, Expenses, Yields, and Rates - The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average rates paid, the net interest spread, and the net interest margin on average assets. The table also indicates the average balance during the year and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

	2010			2009
	Average Balance	Income/ Expense	Yield/ Rate	Average Balance	Income/ Expense	Yield/ Rate
Assets:
Average earning assets:
Loans (2)	$111,796,785	$6,806,911	6.09%	$115,658,689	$7,668,804	6.63%
Securities, taxable (1)	10,708,457	330,358	3.09	14,589,666	549,383	3.77
Securities, tax-exempt (1)	12,324,879	451,266	3.66	12,370,484	462,881	3.74
Nonmarketable equity securities	296,436	1,009	0.34	361,861	306	0.08
Other	19,258,693	71,721	0.37	5,973,449	71,473	0.13

Total average earning assets	154,385,250	7,661,265	4.96	148,954,149	8,752,847	5.88

Cash and due from banks	4,139,960			12,828,752
Allowance for loan losses	(2,089,796)			(2,025,013)
Premises and equipment	3,005,074			3,028,163
Other real estate owned	919,435			104,176
Accrued interest	686,231			1,137,478
Other assets	1,440,787			1,052,138

Total average assets	$162,486,941			$164,975,667

Liabilities and Shareholders’ Equity:
Interest-bearing liabilities:
Interest-bearing deposits	$129,279,114	2,148,411	1.66%	131,578,477	$3,290,068	2.50%
Short-term borrowings		1		959	7	0.73

Total interest-bearing liabilities	129,279,114	2,148,412	1.66	131,579,436	3,290,075	2.50

Noninterest-bearing deposits	14,718,863			14,225,344
Accrued interest	592,311			915,074
Other liabilities	79,489			372,698
Shareholders’ equity	17,817,164			17,883,115

Total liabilities and shareholders’ equity	$162,486,941			$164,975,667

Net interest spread			3.30%			3.38%

Net interest income		$5,512,853			$5,462,772

Net interest margin			3.57%			3.67%

(1)	Averages for securities are stated at their carrying amount.
(2)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

Analysis of Changes in Net Interest Income—Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of average assets and interest-bearing liabilities have affected the Company’s interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate), (ii) changes due to rates (changes in rates multiplied by prior period volume) and (iii) changes in rate and volume (change in rate multiplied by the change in volume) is provided as follows:

Analysis of Changes in Net Interest Income

	2010 Compared With 2009				2009 Compared With 2008
	Variance Due to Changes in				Variance Due to Changes in
(Dollars in thousands)	Volume	Rate	Volume/ Rate	Total	Volume	Rate	Volume/ Rate	Total
Earning assets
Loans	$(256)	$(627)	$21	$(862)	$226	$(857)	$(23)	$(654)
Securities, taxable	(146)	(99)	26	(219)	(425)	(188)	76	(537)
Securities, tax-exempt	(2)	(10)	0	(12)	117	(5)	(2)	110
Nonmarketable equity securities	0	1	0	1	(8)	5	(1)	(4)
Other	32	(22)	(10)	0	49	(1)	(10)	38

Total interest income	(372)	(757)	38	(1,092)	(125)	(1,198)	117	(1,206)

Interest-Bearing Liabilities
Interest-bearing deposits	(57)	(1,103)	18	(1,142)	88	(985)	(21)	(918)
Short-term borrowings	0	0	0	0	(6)	(4)	4	(6)

Total interest expense	(57)	(1,103)	18	(1,142)	82	(989)	(17)	(924)

Net interest income	$(315)	$346	$19	$50	$(207)	$(209)	$134	$(282)

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

The following table presents the Company’s rate sensitivity at each of the time intervals indicated as of December 31, 2010. The table may not be indicative of the Company’s rate sensitivity position at other points in time.

Interest Sensitivity Analysis

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years	Total
Assets
Earning assets:
Federal funds sold	$2,004	$—	$—	$—	$2,004
Interest bearing deposits	9,967				9,967
Time deposits in other banks	750	250	—		1,000
Investment securities	302	402	2,628	24,225	27,557
Loans (1)	9,098	27,293	54,962	9,140	100,493

Total earning assets	12,154	27,945	57,590	33,365	131,054

(Dollars in thousands)	Within Three Months	After Three Through Twelve Months	After One Through Five Years	Greater Than Five Years	Total
Liabilities
Interest-bearing liabilities:
Interest-bearing deposits:
Demand	$21,295	$—	$—	$—	$21,295
Savings and money market	18,569	—	—	—	18,569
Time	24,537	48,715	10,390	—	83,642

Total interest-bearing deposits and liabilities	64,401	48,715	10,390	—	123,506

Period gap	$(52,247)	$(20,770)	$47,200	$33,365

Cumulative gap	$(52,247)	$(73,017)	$(25,817)	$7,548

Ratio of cumulative gap to total earning assets	(39.87)%	(55.72)%	(19.70)%	5.76%

(1)	Excludes nonaccrual loans.

The above table reflects the balances of average assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Interest-bearing deposits and overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of these instruments. Time deposits in other banks are reflected at their contractual maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

We would generally benefit from increasing market rates of interest when it has an asset-sensitive gap and generally would benefit from decreasing market rates of interest when it is liability sensitive. We are currently liability-sensitive over periods with maturity dates of less than twelve months. However, our gap analysis is not a precise indicator of its interest sensitive position. The analysis presents a static view of the timing of maturities and repricing opportunities, without taking into consideration that changes in interest rates do not affect all assets and liabilities equally. Net interest income is also impacted by other significant factors, including changes in the volume and mix of average assets and interest-bearing liabilities.

PROVISION AND ALLOWANCE FOR LOAN LOSSES

We have developed policies and procedures for evaluating the overall quality of our credit portfolio and the timely identification of potential problem credits. On a quarterly basis, our Board of Directors reviews and approves the appropriate level for the allowance for loan losses based upon management’s recommendations, the results of our internal monitoring and reporting system, and an analysis of economic conditions in our market. The objective of management has been to fund the allowance for loan losses at a level greater than or equal to our internal risk measurement system for loan risk.

Additions to the allowance for loan losses, which are expensed as the provision for loan losses on our statement of operations, are made periodically to maintain the allowance at an appropriate level based on management’s analysis of the potential risk in the loan portfolio. Loan losses and recoveries are charged or credited directly to the allowance. The amount of the provision is a function of the level of loans outstanding, the level of nonperforming loans, historical loan loss experience, the amount of loan losses actually charged against the reserve during a given period, and current and anticipated economic conditions.

The allowance represents an amount which management believes will be adequate to absorb inherent losses on existing loans that may become uncollectible. Our judgment as to the adequacy of the allowance for loan losses is based on a number of assumptions about future events, which we believe to be reasonable, but which may or may not prove to be accurate. Our determination of the allowance for loan losses is based on regular evaluations of the collectability of loans, including consideration of factors such as the balance of impaired loans, the quality, mix, and size of our overall loan portfolio, economic conditions that may affect the borrower’s ability to repay, the amount and quality of collateral securing the loans, our historical loan loss experience, and a review of specific problem loans. We also consider subjective issues such as changes in our lending policies and procedures, changes in the local and national economy, changes in volume or type of credits, changes in the volume or severity of problem loans, quality of loan review and board of director oversight, concentrations of credit, and peer group comparisons.

More specifically, in determining our allowance for loan losses, we regularly review loans for specific and impaired reserves based on the appropriate impairment assessment methodology. Pooled reserves are determined using historical loss trends measured over a five-year average, adjusted for environmental risk, which is then applied to risk rated loans grouped by Federal Financial Examination Council (“FFIEC”) call code and segmented by impairment status. The pooled reserves are calculated by applying the appropriate historical loss ratio to the loan categories. Impaired loans greater than a minimum threshold established by management are excluded from this analysis. The sum of all such amounts determines our pooled reserves.

We track our portfolio and analyze loans grouped by FFIEC call code categories. The first step in this process is to risk grade each and every loan in the portfolio based on one common set of parameters. These parameters include items like debt-to-worth ratio, liquidity of the borrower, net worth, experience in a particular field and other factors such as underwriting exceptions. Weight is also given to the relative strength of any guarantors on the loan.

After risk grading each loan, we then segment the portfolio by FFIEC call code groupings, separating out substandard or impaired loans. The remaining loans are grouped into “performing loan pools.” The loss history for each performing loan pool is measured over a specific period of time to create a loss factor. The relevant look back period is determined by the Bank, regulatory guidance, and current market events. The loss factor is then applied to the pool balance and the reserve per pool calculated. Loans deemed to be substandard but not impaired are segregated and a loss factor is applied to this pool as well. Finally, impaired loans are segmented based upon size; smaller impaired loans are pooled and a loss factor applied, while larger impaired loans are assessed individually using the appropriate impairment measuring methodology. Finally, certain qualitative factors are utilized to assess economic and other trends not currently reflected in the loss history. These factors include concentration of credit across the portfolio, the experience level of management and staff, effects of changes in risk selection and underwriting practice, industry conditions and the current economic and business environment. A quantitative value is assigned to each of the factors, which is then applied to the performing loan pools. Negative trends in the loan portfolio increase the quantitative values assigned to each of the qualitative factors and, therefore, increase the reserve. For example, as general economic and business conditions decline, this qualitative factor’s quantitative value will increase, which will increase reserve requirement for this factor. Similarly, positive trends in the loan portfolio, such as improvement in general economic and business conditions, will decrease the quantitative value assigned to this qualitative factor, thereby decreasing the reserve requirement for this factor. These factors are reviewed and updated by our risk management committee on a regular basis to arrive at a consensus for our qualitative adjustments.

Periodically, we adjust the amount of the allowance based on changing circumstances. We recognize loan losses to the allowance and add subsequent recoveries back to the allowance for loan losses. In addition, on a quarterly basis we informally compare our allowance for loan losses to various peer institutions; however, we recognize that allowances will vary as financial institutions are unique in the make-up of their loan portfolios and customers, which necessarily creates different risk profiles for the institutions. If our allowance was significantly different from our peer group, we would carefully review our assessment procedures again to ensure that all procedures were completed accurately and all environmental risk factors were thoroughly considered. There can be no assurance that charge-offs of loans in future periods will not exceed the allowance for loan losses as estimated at any point in time or that provisions for loan losses will not be significant to a particular accounting period, especially considering the overall weakness in the economic environment in our market areas.

Various regulatory agencies review our allowance for loan losses through their periodic examinations, and they may require additions to the allowance for loan losses based on their judgment about information available to them at the time of their examinations. Our losses will undoubtedly vary from our estimates, and it is possible that charge-offs in future periods will exceed the allowance for loan losses as estimated at any point in time.

As of December 31, 2010 and 2009, the allowance for loan losses was $2,019,497 and $2,053,340, respectively, a decrease of $33,843, or 1.65%, from the 2009 allowance. However, as a percentage of total loans, the allowance for loan losses was 1.92% and 1.76% at December 31, 2010 and 2009, respectively. The decrease in the dollar amount of our allowance for loan losses was driven by the significant reduction of our loan portfolio, while we continue to charge off loan losses once they are identified.

For the years 2010 and 2009, the provision for loan losses was $1,866,000 and $1,083,000, respectively. This represents an increase of $783,000, or 72.30%, which is primarily attributable to the increase in the number of our borrowers defaulting on their loans due to the current depressed economy of our local market.

We believe the allowance for loan losses at December 31, 2010, is adequate to meet potential loan losses inherent in the loan portfolio, and, as described earlier, maintain the flexibility to adjust the allowance should our local economy and loan portfolio either improve or decline in the future.

The following table sets forth certain information with respect to the Company’s allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2010 and 2009.

Allowance for Loan Losses

	Year ended December 31,
	2010	2009
Total loans outstanding at end of year	$105,297,684	$116,458,480

Average loans outstanding	$111,796,785	$115,658,689

Balance of allowance for loan losses at beginning of period	$2,053,340	$1,981,637

Loan losses:
Real estate - construction	24,867	104,327
Real estate - mortgage	57,334	48,043
Commercial and industrial	1,772,072	791,786
Consumer	57,502	108,907

Total loan losses	1,911,775	1,053,063

Recoveries of previous loan losses:
Real estate - construction	—	—
Real estate - mortgage	—	—
Commercial and industrial	3,753	17,048
Consumer	8,179	24,718

Total recoveries	11,932	41,766

Net charge-offs	(1,899,843)	(1,011,297)
Provision charged to operations	1,866,000	1,083,000

Balance of allowance for loan losses at end of year	$2,019,497	$2,053,340

Ratios:
Net charge-offs to average loans outstanding	1.70%	0.87%
Net charge-offs to loans at end of year	1.80%	0.87%
Allowance for loan losses to average loans	1.81%	1.78%
Allowance for loan losses to loans at end of year	1.92%	1.76%
Net charge-offs to allowance for loan losses	94.08%	49.25%
Net charge-offs to provisions for loan losses	101.81%	93.38%

NONPERFORMING ASSETS

Nonperforming Assets - At December 31, 2010 and 2009, loans totaling $4,805,658 and $2,710,494, respectively, were in nonaccrual status and total loans of $0 and $2,480, respectively, were ninety days or more overdue and still accruing interest.

The following table shows the nonperforming assets, percentages of net charge-offs, and the related percentage of allowance for loan losses for the years ended December 31, 2010 and 2009.

	2010	2009
Nonaccrual loans	$4,805,658	$2,710,494
Total loans impaired not in nonaccrual	2,897,583	6,047,778

Total impaired loans	7,703,241	8,758,272
Loans 90 days or more past due and still accruing interest	—	2,480

Total impaired and nonperforming loans	7,703,241	8,760,752
Other real estate owned	2,764,189	340,000

Total impaired and nonperforming assets	$10,467,430	$9,100,752

Percentage of nonperforming loans to total loans	7.32%	7.52%
Allowance for loan losses as a percentage of impaired and nonperforming loans	26.22%	23.44%
Percentage of nonperforming assets to total assets	6.72%	5.50%

Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due and/or we deem the collectibility of the principal and/or interest to be doubtful. Once a loan is placed in nonaccrual status, all previously accrued and uncollected interest is reversed against interest income. Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectability is no longer considered doubtful. Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and future payments are reasonably assured. During 2010 and 2009, interest income recognized on nonaccrual loans was $30,654 and $18,687, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $275,415 and $167,968 for 2010 and 2009, respectively. All nonaccruing loans at December 31, 2010 and 2009 were included in our classification of impaired loans at those dates.

We consider a loan to be impaired when, based upon current information and events, we believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Our impaired loans include loans identified as impaired through review of the nonhomogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period we are pursuing repayment of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, the loan is removed from the portfolio through a charge-off to the allowance for loan losses.

On a quarterly basis, we analyze each loan that is classified as impaired to determine the potential for possible loan losses. This analysis is focused upon determining the then current estimated value of the collateral, local market condition, and estimated costs to foreclose, repair and resell the property. The net realizable value of the property is then computed and compared to the loan balance to determine the appropriate amount of specific reserve for each loan.

The following tables summarize information on our impaired loans at and for the years ended December 31, 2010 and 2009.

	2010	2009
Impaired loans with specific allowance	$2,134,648	$2,426,363
Impaired loans with no specific allowance	5,568,593	6,331,909

Total impaired loans	$7,703,241	$8,041,962

Related specific allowance	$373,484	$760,103
Average recorded investment in impaired loans	$8,512,074	$6,475,817

At December 31, 2010 real estate or other collateral secured practically all of the loans that were considered impaired. The depressed economy of our local market has resulted in an increase in loan delinquencies, defaults and foreclosures. In some cases, this depression has resulted in a significant impairment to the value of our collateral and ability to sell the collateral upon foreclosure at its appraised value. If collateral values further decline, it is also more likely that we would be required to increase our allowance for loan losses.

Included in the impaired loans at December 31, 2010, were 10 borrowers that accounted for 69% of the total amount of the impaired loans at that date.

The results of our internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

NONINTEREST INCOME AND EXPENSE

Noninterest Income - Noninterest income for 2010 was $841,520 compared to $156,870 for 2009. The increase of $684,650 is mostly attributable to the $461,935 write down of certain investment securities for being other than temporarily impaired during 2009 and to the $262,011 gain realized on the sale of available-for-sale securities during 2010.

Noninterest Expense - Total noninterest expense for 2010 and 2009 was $3,976,833 and $4,067,863, respectively. This represented a decrease of $91,030, or 2.24%. Salaries and employee benefits increased $72,219, or 3.78%, from $1,910,476 for 2010 compared to $1,982,695 for 2009. Net occupancy and equipment expense was $7,044 higher for 2010 compared to 2009. These increases in expenses were offset by the $170,293 reduction in our other operating expenses for 2010 compared to 2009. This reduction is mainly due to the decrease of $103,370 in our federal deposit insurance premiums and to the decrease of $51,674 in our professional fees. During 2010, like all federally insured banks, the Federal Deposit Insurance Corporation levied a special premium assessment for our deposit insurance in 2009, while lowering the premium rates for 2010. The increase in our professional fees is due the cost of having consultants train our staff in how to use the new software and computer equipment we installed during 2010. Finally, our ATM surcharges decreased by $50,695 as a result of receiving an abatement for being over charged for ATM surcharges over the last five years.

Income Taxes - Our income tax expense for 2010 was $52,130, a decrease of $116,175 from the 2009 income tax expense of $168,305. The effective tax rates for the years ended December 31, 2010 and 2009 were 10.19% and 35.90%, respectively. The decrease in the effective rates is due mainly to the establishment of a valuation allowance for our deferred tax asset relating to the capital loss incurred during 2009 and the relationship of the 2010 tax exempt income to our pre-tax income.

EARNING ASSETS

Loans - Loans are the largest category of average assets and typically provide higher yields than other types of average assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $111,796,785 in 2010 compared to $115,658,689 in 2009, a decrease of $3,861,904, or 3.34%. Total loans were $105,297,684 and $116,458,480 at December 31, 2010 and 2009, respectively, a decrease of $11,160,796, 9.58%. Fixed rate loans comprised 98% and 97% of our loan portfolio at December 31, 2010 and 2009, respectively.

Our ratio of loans to deposits was 76.53% at December 31, 2010 as compared to 79.39% at December 31, 2010. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. We have concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

We extend credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. Our service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2011. We believe that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. We expect the area to remain stable; however due to the currently depressed markets, we do not expect any material growth in the near future.

The following table sets forth the composition of the loan portfolio by category at December 31, 2010 and 2009 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2010		2009
	Amount	Percent of Total	Amount	Percent of Total
Commercial and industrial	$70,230,829	66.70%	$71,750,588	61.60%
Real estate
Construction	2,326,588	2.21	3,256,857	2.80
Mortgage	25,251,991	23.98	31,601,663	27.14
Consumer and other loans	7,488,276	7.11	9,849,372	8.46

Total loans	105,297,684	100.00%	116,458,480	100.00%

Allowance for loan losses	(2,019,497)		(2,053,340)

Net loans	$103,278,187		$114,405,140

Commercial and industrial loans decreased $1,519,759, or 2.12%, to $70,230,829 at December 31, 2010, from $71,750,588 at December 31, 2009. The decrease is mainly due to the economic downturn in our markets that caused the demand for these types of loans to decrease. At December 31, 2010 and 2009, commercial and industrial loans represented 66.70% and 61.60%, respectively, of the total loan portfolio.

Real estate mortgage loans totaled $25,251,991 at December 31, 2010, and represented 23.98% of the total loan portfolio, compared to $31,601,663 and 27.14%, respectively, at December 31, 2009. Real estate mortgage loans consist of first and second mortgages on single or multi-family residential dwellings and nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland. Real estate construction loans were $2,326,588 and $3,256,857 at December 31, 2010 and 2009, respectively, and represented 2.21% and 2.80% of the total loan portfolio, respectively. Comparing 2010 with 2009, our real estate mortgage and construction loans declined by $6,349,672, or 20.09% and $930,269, or 28.56%, respectively. Currently, the demand for all types of real estate loans in our market area is very weak because of the economic downturn in our markets.

Consumer and other loans decreased $2,361,096, or 23.97%, to $7,488,276 at December 31, 2010, from $9,849,372 at December 31, 2009. At December 31, 2010 and 2009, consumer and other loans represented 7.11% and 8.46%, respectively, of the total loan portfolio. The decrease in the volume in consumer loans is due to the sharp decline in our consumers’ spending during 2010 due to the economic downturn in our markets

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2010 and related interest rate characteristics:

	One Year or Less	Over One Year Through Five Years	Over Five Years	Total
Real estate - construction	$1,535,555	$348,956	$442,076	$2,326,588
Real estate – mortgage	4,766,841	17,394,969	3,090,180	25,251,991
Commercial and industrial	29,519,311	35,227,934	5,483,584	70,230,829
Consumer and other	2,308,875	4,618,184	561,217	7,488,276

	$38,130,583	$57,590,043	$9,577,058	$105,297,684

Loans maturing after one year with:
Fixed interest rates				$66,207,249
Floating interest rates				959,851

				$67,167,101

The information presented in the above table is based on the contractual maturities of the individual loans, including loans that may be subject to renewal at their contractual maturity. Renewal of such loans is subject to review and credit approval as well as modification of terms upon their maturity. Consequently, management believes the treatment shown in the above table presents fairly the maturity and repricing structure of the loan portfolio.

Investment Securities - The investment securities portfolio is a significant component of the Company’s total average assets. Total investment securities, stated at carrying amount, averaged $23,329,772 in 2010, compared to $27,322,011 in 2009. At December 31, 2010, the carrying value of the securities portfolio was $27,557,535. Securities designated as available-for-sale totaled $26,955,350 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $299,885 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $302,300 and were recorded at cost. Our investment objectives include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, our investments primarily consist of obligations of government-sponsored enterprises and obligations of states and local governments.

Investment Securities Portfolio Composition

The following tables summarize the carrying value of investment securities at December 31, 2010 and 2009 and the weighted average yields of those securities at December 31, 2010.

	2010	2009
Available-for-Sale (at estimated fair value)
Government-sponsored enterprises	$13,591,442	$4,947,534
Obligations of states and local governments	11,312,642	12,653,121
Other	200,000	200,000

	25,104,084	17,800,655
Mortgage-backed securities	1,851,266	6,819,521

Total available-for-sale securities	$26,955,350	$24,620,177

Held-to-Maturity (at amortized cost)
Obligations of states and local governments	$299,885	$564,821

Nonmarketable Equity Securities (at cost)
Federal Home Loan Bank	$296,300	$296,300
Investments in Community Banks	6,000	6,000

Total	$302,300	$302,300

The stocks are carried at cost because they have no quoted market value and no ready market exists; however, redemption of this stock has historically been at par value. Investment in Federal Home Loan Bank stock is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize the borrowings.

Investment Securities Maturity Distribution and Yields

Available-for-Sale

December 31, 2010	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield	Amount	Yield
Government-sponsored enterprises (1)	$—	—%	$1,893	1.27%	$6,456	2.16%	$5,243	2.29%
Obligations of states and local governments	402	3.30%	435	3.67%	7,991	3.60%	2,484	3.90%
Other	—	—%	200	6.25%	—	—%	—	—%

Total available-for-sale securities	$402	3.30%	$2,528	2,10%	$14,447	2.97%	$7,727	2.75%

(1)	Excludes mortgage-backed securities totaling $1,851,266 with a yield of 3.43%.

Held-to-Maturity

December 31, 2010	Within One Year		After One But Within Five Years		After Five But Within Ten Years		Over Ten Years
(Dollars in thousands)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)	Amount	Yield (1)
Obligations of states and local governments	$—	—%	$100	4.45%	$200	4.00%	$—	—

Federal Funds Sold - Federal funds sold averaged $2,521,088 in 2010, compared to $4,473,449 in 2009. At December 31, 2010 and 2009, federal funds sold were $2,004,000 and $2,030,000, respectively. These funds are a source of our liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits - Deposits account for practically all of our interest bearing liabilities. Total average deposits decreased from $145,803,821 in 2009 to $143,997,977 in 2010. This represents a decrease of $1,805,844, or 1.24% from the 2009 amount.

The following table summarizes our average deposits for the years ended December 31, 2010 and 2009.

	2010		2009
	Amount	Percent of Deposits	Amount	Percent of Deposits
Noninterest-bearing demand	$14,718,863	10.22%	$14,225,344	9.75%
Interest-bearing demand	21,563,711	14.98	21,941,597	15.05
Savings accounts	17,249,906	11.98	17,830,612	12.23
Time deposits	90,465,497	62.82	91,806,268	62.97

Total deposits	$143,997,977	100.00%	$145,803,821	100.00%

Our actual deposits at December 31, 2010 and 2009 were $137,583,821 and $146,687,996, respectively, representing a decrease of $9,104,175, or 6.21%.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $91,441,658 and $95,566,620 at December 31, 2010 and 2009, respectively. A stable base of deposits is expected to be our primary source of funding to meet both our short-term and long-term liquidity needs in the future.

As our loan demand declined, we concurrently lowered our rates for all types of deposits, especially for time deposits. This is the primary reason why our total time deposits declined by $8,886,699, or 9.60%, from December 31, 2009 to December 31, 2010.

Deposits, and particularly core deposits, have been our primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 76.53% and 79.39% on December 31, 2010 and 2009, respectively.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of our time deposits of $100,000 or more at December 31, 2010, is shown in the following table.

	Within Three Months	After Three Through Six Months	After Six Through Twelve Months	After Twelve Months	Total
Certificates of deposit of $100,000 or more	$13,744,335	$10,648,190	$15,546,554	$6,203,074	$46,142,153

Approximately 87.00% of our time deposits of $100,000 or more had scheduled maturities within one year. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. We expect most certificates of deposits with maturities less than one year to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. We believe that, should that occur, the impact would be minimal on our operations and liquidity due to the availability of other funding sources.

We had no broker deposits at December 31, 2010 or 2009.

Short-term Borrowings - We did not have any short-term borrowings at December 31, 2010. Since securities sold under agreements to repurchase, which are classified as secured borrowings and generally mature within a one to seven-day period. Either party may cancel the arrangement without penalty. Information concerning securities sold under agreements to repurchase for the year 2009 is summarized as follows:

2009
Average balance during the year	$308,449
Average interest rate during the year	1.81%
Maximum month-end balance during the year	$515,000
End of period average interest rate	0.25%

CAPITAL

Total shareholders’ equity decreased by $106,816 from $17,745,653 at December 31, 2009 to $17,638,837 at December 31, 2010. The decrease is attributable to the purchase of treasury stock of $98,401, the decrease in other comprehensive income of $350,824 and the payment of dividends of $117,001. These decreases were offset by our net income of $459,410 for 2010.

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and, possibly, additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank’s financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank’s assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank’s capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

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

As of December 31, 2010, management believes that the Bank is well capitalized under the regulatory framework for prompt corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
	Amount	Ratio	Minimum		Minimum
			Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital (to risk-weighted assets)	$19,128,571	16.49%	$9,283,040	8.00%	$11,603,800	10.00%
Tier 1 capital (to risk-weighted assets)	17,678,096	15.23	4,641,520	4.00	6,962,280	6.00
Tier 1 average ratio	17,678,096	11.15	6,340,280	4.00	7,925,350	5.00
December 31, 2009
Total capital (to risk-weighted assets)	$18,956,794	14.92%	$10,165,600	8.00%	$12,707,000	10.00%
Tier 1 capital (to risk-weighted assets)	17,368,419	13.67	5,082,800	4.00	7,624,200	6.00
Tier 1 capital (to average assets)	17,368,419	10.48	6,627,400	4.00	8,284,250	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being the ability to obtain deposits within our market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2010 and 2009 core deposits represented 66.46% and 65.15%, respectively of total deposits.

The Bank had available at the end of 2010 unused short-term lines of credit to purchase up to $10,000,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31,

2010, the available credit totaled $24,373,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for- sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

Our ability to meet our cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to us. Any of the Bank’s cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to us would be prohibited if such payment would cause the Bank’s capital to be reduced below applicable minimum regulatory requirements. At December 31, 2010, the Bank’s available undivided profits totaled $14,446,388. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to us are also restricted.

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

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2010, the Bank had issued commitments to extend credit of $5,855,857 and standby letters of credit of $850,000 through various types of commercial lending arrangements. Approximately $99,000 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2010.

	Within One Month	After One Through Three Months	After Three Through Twelve Months	Within One Year	Greater Than One Year	Total
Unused commitments to extend credit	$455,146	$1,438,046	$3,858,762	$5,751,954	$103,903	$5,855,857
Standby letters of credit	—	53,000	697,000	750,000	100,000	850,000

Totals	$455,146	$1,491,046	$4,555,762	$6,501,954	$203,903	$6,705,857

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

While the effect of inflation on a bank is normally not as significant as its influence on those businesses that have large investments in plant and inventories, it does have an effect. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same. While interest rates have traditionally moved with inflation, the effect on income is diminished because both interest earned on assets and interest paid on liabilities, vary directly with each other. Also, increases in the price of goods and services will generally result in increased operating expenses.

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of its consolidated financial statements. The significant accounting policies are described in the footnotes to the financial statements at December 31, 2010. as filed in the Annual Report on Form 10-K. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

Of these significant accounting policies, we consider that our policies regarding the allowance for loan losses (the “Allowance”) to be its most critical accounting policy due to the significant degree of our judgment involved in determining the amount of the Allowance. We have developed policies and procedures for assessing the adequacy of the Allowance, recognizing that this process requires a number of assumptions and estimates with respect to its loan portfolio. Our assessments may be impacted in future periods by changes in economic conditions, the impact of regulatory examinations, and the discovery of information with respect to borrowers, which is not known to management at the time of the issuance of the consolidated financial statements. Refer to the discussion under Provision and Allowance for Loan Losses for a detailed description of our estimation process and methodology related to the allowance for loan losses.

EFFECT OF GOVERNMENTAL POLICIES

We are affected by the policies of regulatory authorities, including the Federal Reserve Board and the FDIC. An important function of the Federal Reserve Board is to regulate the national money supply. Among the instruments of monetary policy used by the Federal Reserve Board are: purchase and sale of U.S. Government securities in the market place; changes in the discount rate, which is the rate any depository institution must pay to borrow funds from the Federal Reserve; and changes in the reserve requirements of depository institutions. These instruments are effective in influencing the economic and monetary growth, interest rate levels and inflation.

The monetary policies of the Federal Reserve Board and other governmental policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Because of changing conditions in the national and international economy and in the money markets, as well as the result of actions by monetary and fiscal authorities, it is not possible to predict with certainty future changes in interest rates, deposit levels or loan demand or whether the changing economic conditions will have a positive or negative effect on operations and earnings.

Legislation from time to time is introduced into the United States Congress and the South Carolina Legislature and other state legislatures, and regulations are proposed by the regulatory agencies that could affect our business. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which our business may be affected thereby.

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

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2010. Management based this assessment on criteria for effective internal control over financial reporting described in “Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.” Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of the Board of Directors. Based on this assessment, management believes that Communitycorp maintained effective internal control over financial reporting as of December 31, 2010.

This annual report does not include an attestation report of the Company’s independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

I have audited the accompanying consolidated balance sheet of Communitycorp and subsidiary as of December 31, 2010 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audit.

I conducted my audit in accordance with the standards of the Public Company Accounting oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform an audit of its internal control over financial reporting. My audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audit provides a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Communitycorp and subsidiary as of December 31, 2010 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Clifton D. Bodiford, CPA
Clifton D. Bodiford, CPA Certified Public Accountant

Columbia, South Carolina

March 18, 2011

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

We have audited the accompanying consolidated balance sheet of Communitycorp and subsidiary as of December 31, 2009 and the related consolidated statement of income, changes in shareholders’ equity and comprehensive income and cash flows for the year then ended. These consolidated financial statements are the responsibility of the company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion. In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Communitycorp and subsidiary as of December 31, 2009 and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to examine management’s assertion about the effectiveness of Communitycorp and subsidiary’s internal control over financial reporting as of December 31, 2009, included in the accompanying Management’s Annual Report on Internal Control Over Financial Reporting, and, accordingly, we do not express an opinion thereon.

/s/ Elliott Davis, LLC

Columbia, South Carolina

March 15, 2011

COMMUNITYCORP AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2010	2009
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,206,974	$4,141,574
Interest bearing deposits	9,966,826	11,522,692
Federal funds sold	2,004,000	2,030,000

Total cash and cash equivalents	16,177,800	17,694,266

Time deposits with other banks	1,000,000	1,500,000
Investment securities:
Securities available-for-sale	26,955,350	24,620,177
Securities held-to-maturity (estimated fair value of $309,023 in 2010 and $527,115 in 2009)	299,885	564,821
Nonmarketable equity securities	302,300	302,300

Total investment securities	27,557,535	25,487,298

Loans receivable	105,297,684	116,458,480
Less allowance for loan losses	(2,019,497)	(2,053,340)

Loans receivable, net	103,278,187	114,405,140
Premises and equipment, net	2,903,212	3,089,929
Accrued interest receivable	785,859	978,500
Other real estate owned	2,764,189	340,000
Other assets	1,361,893	1,897,922

Total assets	$155,828,675	$165,393,055

Liabilities:
Deposits:
Noninterest-bearing transaction accounts	14,077,860	14,163,321
Interest-bearing transaction accounts	21,295,198	23,350,646
Money market savings accounts	4,116,167	3,234,160
Savings	14,452,567	13,411,141
Time deposits $100,000 and over	46,142,153	51,121,376
Other time deposits	37,499,876	41,407,352

Total deposits	137,583,821	146,687,996
Accrued interest payable	451,331	701,979
Other liabilities	154,686	257,427

Total liabilities	138,189,838	147,647,402

Commitments and contingencies - Notes 4 and 10
Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	—	—
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued	1,500,000	1,500,000
Capital surplus	1,737,924	1,737,924
Retained earnings	18,782,807	18,440,398
Accumulated other comprehensive income (loss)	(64,752)	286,072
Treasury stock (66,997 shares in 2010 and 65,697 shares in 2009)	(4,317,142)	(4,218,741)

Total shareholders’ equity	17,638,837	17,745,653

Total liabilities and shareholders’ equity	$155,828,675	$165,393,055

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Operations

	Years Ended December 31,
	2010	2009
Interest income
Loans, including fees	$6,806,911	$7,668,804
Securities
Taxable Securities	330,358	549,383
Tax-exempt	451,266	462,881
Nonmarketable	1,009	306
Other	71,721	71,473

Total interest income	7,661,265	8,752,847

Interest Expense
Deposit Accounts	2,148,411	3,290,068
Other Interest Expense	1	7

	2,148,412	3,290,075

Net Interest Income	5,512,853	5,462,772
Provision for loan losses	1,866,000	1,083,000

Net interest income after provision for loan losses	3,646,853	4,379,772

Other Operating Income
Service charges on deposit accounts	448,429	485,599
Commissions on credit life insurance	8,254	8,477
Other charges, fees, and commissions	96,017	99,809
Impairment losses on securities available-for-sale	—	(250,000)
Impairment losses on nonmarketable equity securities	—	(211,935)
Gain on sale of available-for-sale securities	262,011	—
Other	26,809	24,920

	841,520	156,870

Non-Interest Expenses
Salaries and employee benefits	1,982,695	1,910,476
Net Occupancy Expense	271,063	260,542
Equipment expense	357,561	361,038
Other operating	1,365,514	1,535,807

Total noninterest expenses	3,976,833	4,067,863

Income Before Income Taxes	511,540	468,779
Income Tax Expense	52,130	168,305

Net Income	$459,410	$300,474

Earnings per Share
Weighted average common shares outstanding	233,251	234,849
Basic earnings per share	$1.97	$1.28

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)

For the years ended December 31, 2010 and 2009

					Accumulated other compre- hensive	Treasury	Total
	Common stock		Capital	Retained	income	stock,	shareholders’
	Shares	Amount	surplus	earnings	(loss)	at cost	equity
Balance, December 31, 2008	300,000	$1,500,000	$1,728,328	$18,392,614	$75,701	$(4,003,225)	$17,693,418
Net income				300,474			300,474
Other comprehensive income, net of tax expense of $110,806					210,371		210,371

Comprehensive income							510,845
Cash dividends paid ($1.07 per share)				(252,690)			(252,690)
Purchase of treasury stock						(254,320)	(254,320)
Sale of treasury stock			9,596			38,804	48,400

Balance, December 31, 2009	300,000	1,500,000	1,737,924	18,440,398	286,072	(4,218,741)	17,745,653
Net income				459,410			459,410
Other comprehensive loss, net of tax benefit of $184,785					(350,824)		(350,824)

Comprehensive income							108,586
Cash dividends paid ($0.50 per share)				(117,001)			(117,001)
Purchase of treasury stock						(98,401)	(98,401)

Balance, December 31, 2010	300,000	$1,500,000	$1,737,924	$18,782,807	$(64,752)	$(4,317,142)	$17,638,837

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2010	2009
Cash flows from operating activities:
Net income	$459,410	$300,474
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,866,000	1,083,000
Depreciation expense	238,346	252,982
Premium amortization less discount accretion on investment securities	45,951	86,140
Other than temporary impairment of securities available-for-sale	—	250,000
Other than temporary impairment of nonmarketable equity securities	—	211,935
Gain on sale of securities available-for-sale	(262,011)	—
Loss on sale of other real estate owned	17,000	40,000
Deferred income tax expense (benefit)	(153,660)	22,099
Net amortization of loan fees and costs	(4,357)	(493)
Decrease in accrued interest receivable	192,641	147,214
Decrease in accrued interest payable	(250,648)	(251,299)
(Increase) decrease in other assets	723795	(1,045,206)
Increase (decrease) in other liabilities	47,938	(77,985)

Net cash provided by operating activities	2,920,405	1,018,861

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	9,404,344	16,763,990
Proceeds from sale of securities available-for-sale	4,562,437	—
Purchases of securities available-for-sale	(16,621,567)	(13,585,080)
Proceeds from maturities of securities held-to-maturity	265,000	756,000
Purchases of nonmarketable equity securities	—	(5,800)
Proceeds from maturities of time deposits with other banks	500,000	—
Proceeds from sale of other real estate owned	50,000	185,000
Net (increase) decrease in loans to customers	6,774,121	(4,254,764)
Purchases of premises and equipment	(51,629)	(314,307)

Net cash provided by (used) for investing activities	4,882,706	(454,961)

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	(217,476)	998,996
Net decrease in time deposits	(8,886,699)	(24,985)
Cash dividends paid	(117,001)	(252,690)
Purchase of treasury stock	(98,401)	(254,320)
Sale of treasury stock	—	48,400

Net cash provided (used) by financing activities	(9,319,577)	515,401

Net increase (decrease) in cash and cash equivalents	(1,516,466)	1,079,301
Cash and cash equivalents, beginning of year	17,694,266	16,614,965

Cash and cash equivalents, end of year	$16,177,800	$17,694,266

Cash paid during the year for:
Income taxes	$13,000	$357,200
Interest	2,399,060	3,541,374
Supplemental non cash activities
Changes in unrealized gains on securities available-for-sale	$(350,824)	$210,371
Foreclosures on loans	2,491,189	490,000

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

Nonmarketable Equity Securities – At December 31, 2010 and 2009, non-marketable equity securities consist of the following:

	December 31,
	2010	2009
Federal Home Loan Bank	$296,300	$296,300
Investments in Community Banks	6,000	6,000

Total	$302,300	$302,300

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

Impairment of Investment Securities – Declines in the fair value of individual securities classified as either held-to-maturity or available-for-sale below their amortized cost that are deemed to be other-than-temorary result in write-downs included in operations as realized losses. In estimating other-than temorary impairment, manage considers (1) the length of time and the exten to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its invesment in the issuer for a period of time sufficient to allow for an anticipated recorvery in fair value.

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

Allowance for Loan Losses - The allowance for loan losses (the “Allowance”) is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

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

Allowance for Loan Losses - continued

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

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. As of December 31, 2010 and 2009 the Bank did not have any loans held for sale. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

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

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $31,221 and $39,668 at December 31, 2010 and 2009, respectively.

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

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $67,251 and $87,894 in 2010 and 2009, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Retirement and Deferred Compensation Plans - (continued)

Additionally, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $431,710 and $425,456 at December 31, 2010 and 2009, respectively. Expenses charged to earnings for the salary deferral plan were $0 and $29,000 in 2010 and 2009, respectively. The Company does not provide post employment benefits to employees beyond the plans described above.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2010	2009
Net unrealized gains (losses) on available-for-sale securities arising during the period	$(363,992)	$321,177
Reclassification adjustment for gains realized in net income, net of tax	171,617	—

Net unrealized gains on securities	(535,609)	321,177
Tax expense (benefit)	(184,785)	110,806

Net-of-tax amount	$(350,824)	$210,371

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recent Accounting Pronouncements - The following is a summary of recent authoritative pronouncements:

In July 2010, the “Receivables” topic of the Accounting Standards Codification (“ASC”) was amended to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments will require the allowance disclosures to be provided on a disaggregated basis. The Company is required to comply with the disclosures in its financial statements for the year ended December 31, 2010.

On July 21, 2010, President Obama signed into law the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), which significantly changes the regulation of financial institutions and the financial services industry. The Dodd-Frank Act includes several provisions that will affect how community banks, thrifts, and small bank and thrift holding companies will be regulated in the future. Among other things, these provisions

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - continued

Recent Accounting Pronouncements - (continued)

abolish the Office of Thrift Supervision and transfer its functions to the other federal banking agencies, relax rules regarding interstate branching, allow financial institutions to pay interest on business checking accounts, change the scope of federal deposit insurance coverage, and impose new capital requirements on bank and thrift holding companies. The Dodd-Frank Act also establishes the Bureau of Consumer Financial Protection as an independent entity within the Federal Reserve, which will be given the authority to promulgate consumer protection regulations applicable to all entities offering consumer financial services or products, including banks. Additionally, the Dodd-Frank Act includes a series of provisions covering mortgage loan origination standards affecting originator compensation, minimum repayment standards, and pre-payments. Management is actively reviewing the provisions of the Dodd-Frank Act and assessing its probable impact on the Company’s business, financial condition, and results of operations.

In August 2010, two updates were issued to amend various Securities and Exchange Commission (the “SEC”) rules and schedules pursuant to Release No. 33-9026: Technical Amendments to Rules, Forms, Schedules and Codification of Financial Reporting Policies and based on the issuance of SEC Staff Accounting Bulletin 112. The amendments related primarily to business combinations and removed references to “minority interest” and added references to “controlling” and “non-controlling interest(s)”. The updates were effective upon issuance but had no impact on the Company’s financial statements.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board (the “FASB”) or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2009 were reclassified to conform with the 2010 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2010 and 2009 were $623,000 and $648,000, respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized	Gross Unrealized
	Cost	Gains	Losses	Fair Value
December 31, 2010
Government-sponsored enterprises	$13,891,989	$11,473	$312,020	$13,591,442
Mortgage-backed securities	1,842,249	24,286	15,269	1,851,266
Obligations of state and local governments	11,119,970	247,905	55,233	11,312,642
Other	200,000	—	—	200,000

Total	$27,054,208	$283,664	$382,522	$26,955,350

December 31, 2009
Government-sponsored enterprises	$4,963,860	$11,631	$27,957	$4,947,534
Mortgage-backed securities	6,587,104	232,420	2	6,819,522
Obligations of state and local governments	12,432,461	247,181	26,521	12,653,121
Other	200,000	—	—	200,000

Total	$24,183,425	$491,232	$54,480	$24,620,177

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2010 and December 31, 2009.

	December 31, 2010		December 31, 2009
	Fair Value	Unrealized Losses	Fair Value	Unrealized Losses
Less Than 12 Months
Government-sponsored enterprises	$13,344,043	$327,289	$1,874,183	$27,959
Obligations of state and local governments	2,151,511	55,233	887,972	17,701

	15,495,554	382,522	2,762,155	45,660
12 Months or More
Obligations of state and governments	—	—	191,180	8,820

	$15,495,544	$382,522	$2,953,335	$54,480

The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses temporary. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized costs. No available-for-sale securities were in a loss position 12 months or more at December 31, 2010. Management evaluates investment securities in a loss position based on length of impairment, severity of impairment and other factors.

Management determined that impairment related to certain securities were not temporary in nature at December 31, 2009. Other then temporary impairment losses were $461,935 for the year ended December 31, 2009. There were no other than temporary impairment losses for 2010.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2010
	Amortized
	Cost	Fair Value
Due in one year or less	$400,271	$402,136
Due after one year but within five years	2,511,396	2,528,176
Due after five years but within ten years	14,387,735	14,446,805
Due after ten years	7,912,557	7,726,967

	25,211,959	25,104,084
Mortgage-backed securities	1,842,249	1,851,266

Total	$27,054,208	$26,955,350

During 2010 gross proceeds from the sale of available-for-sale securities were $4,562,437 resulting in gains of $262,011. No securities were sold during 2009.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 3 - INVESTMENT SECURITIES - continued

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized	Gross Unrealized
	Cost	Gains	Losses	Fair Value
December 31, 2010 -
Obligations of state and local governments	$299,885	$9,138	$—	$309,023

December 31, 2009 -
Obligations of state and local governments	$564,821	$7,294	$—	$572,115

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2010
	Amortized
	Cost	Fair Value
Due after one year but within five years	99,885	100,503
Due after five years but within ten years	200,000	208,520

Total	$299,885	$309,023

At December 31, 2010 and 2009, investment securities with an amortized cost of $12,098,918 and $17,599,545, respectively, and a fair value of $12,220,375 and $17,917,819, respectively, were pledged as collateral to secure public deposits and short-term borrowings.

NOTE 4 - LOANS RECEIVABLE

Loans consisted of the following:

	December 31,
	2010	2009
Real estate – construction	$2,326,588	$3,256,857
Real estate – mortgage	25,251,991	31,601,663
Commercial and industrial	70,230,829	71,750,588
Consumer and other	7,488,276	9,849,372

Total gross loans	$105,297,684	$116,458,480

The loan portfolio consisted of loans having :
Variable rates loans	$1,556,700	$3,802,991
Fixed rates	103,740,984	112,655,489

Total gross loans	$105,297,684	$116,458,480

Included in the gross loans above are:
Nonaccrual loans	$4,805,658	$2,710,494
Loans past due 90 days still accruing interest	—	2,480

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS RECEIVABLE - continued

Transactions in the allowance for loan losses are summarized below:

	Years ended December 31,
	2010	2009
Balance, beginning of year	$2,053,340	$1,981,637
Provision charged to operations	1,866,000	1,083,000
Recoveries on loans previously charged-off	11,932	41,766
Loans charged-off	(1,911,775)	(1,053,063)

Balance, end of year	$2,019,497	$2,053,340

The following is an analysis of the allowance for loan losses by class of loans for the year ended December 31, 2010.

		Real Estate Loans
(Dollars in Thousands)	Total	Construction	Mortgage	Total Real Estate Loans	Commercial	Consumer and Other
Beginning Balance	$2,053	$46	$486	$532	$1,384	$137
Charge-offs	(1,912)	(25)	(57)	(82)	(1,772)	(58)
Recoveries	12	—	—	—	4	8
Provisions	1,866	24	56	80	1,729	57

Ending balance	$2,019	$45	$485	$530	$1,345	$144

At December 31, 2010 the allocation of the allowance for loan losses and the recorded investment in loans summarized on the basis of the Company’s impairment methodology was as follows:

		Real Estate Loans
(Dollars in Thousands)	Total	Construction	Mortgage	Total Real Estate Loans	Commercial	Consumer and Other
Allowance for Loan Losses
Examined for Impairment
Individually	$373	$30	$—	$30	$343	—
Collectively	1,646	15	485	500	1,002	144

Allowance for Loan Losses	$2,019	$45	$485	$530	$1,345	$144

Total Loans
Examined for Impairment
Individually	$7,703	$617	$643	$1,260	$6,192	251
Collectively	97,595	1,710	24,609	26,939	64,039	7,237

Total Loans	$105,298	2,327	25,252	27,579	70,231	7,488

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

The following summarizes the Company’s impaired loans by class as of December 31, 2010.

(Dollars in Thousands)	Recorded Investment	Unpaid Principal Balance	Related Allowance
With no related allowance recorded:
Real estate
Construction	$457	$457	$—
Mortgage	643	643	—

Total real estate loans	1,100	1,100	—
Commercial	4,217	4,449	—
Consumer and other	251	251

	5,568	5,800	—

With an allowance recorded:
Real estate
Construction	$160	$185	$30
Mortgage	—	—

Total real estate loans	160	185	30
Commercial	1,975	2,591	343
Consumer and other	—	—

	2,135	2,776	373

Total
Real estate
Construction	$617	$642	$30
Mortgage	643	643	—

Total real estate loans	1,260	1,285	30
Commercial	6,192	7,040	343
Consumer and other	251	251	—

Total	$7,703	$8,576	373

The following tables summarize information on impaired loans at and for the years ended December 31, 2010 and 2009.

	2010	2009
Impaired loans with specific allowance	$2,134,648	$2,426,363
Impaired loans with no specific allowance	5,568,593	6,331,909

Total impaired loans – year end	$7,703,241	$8,758,272

Related specific allowance – year end	$373,484	$760,103
Average recorded investment in impaired loans – year end	8,512,074	6,475,817
Impaired loans included in nonaccrual	4,805,658	2,710,494

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 4 – LOANS RECEIVABLE - continued

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected. During 2010 and 2009, interest income recognized on nonaccrual loans was $30,674 and $18,687, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $275,415 and $167,968 for 2010 and 2009, respectively.

A summary of current, past due and nonaccrual loans as of December 31, 2010 was as follows:

	Past Due 30-89 Days	Past Due Over 90 days		Total Past Due	Current	Total Loans
(Dollars in Thousands)		and Accruing	Non- Accruing
Real estate
Construction	$161	$—	$456	$617	$1,710	$2,327
Mortgage	118	—	464	582	24,670	25,252

Total real estate loans	279	—	920	1,199	26,380	27,579
Commercial	118	—	3,832	4,643	65,588	70,231
Consumer and other	237	—	54	291	7,197	7,488

Totals	$1,327	$—	$4,806	$6,133	$99,165	$105,298

Loans are categorized into risk categories based on relevant information about the ability of borrowers to service their debt, such as: current financial information, historical payment experience, credit documentation, public information, and current economic trends, among other factors. The following definitions are utilized for risk ratings, which are consistent with the definitions used in supervisory guidance:

Special Mention - Loans classified as special mention have a potential weakness that deserves management’s close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution’s credit position at some future date.

Substandard - Loans classified as substandard are inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Loans so classified have a well-defined weakness or weaknesses that jeopardize the liquidation of the debt. They are characterized by the distinct possibility that the institution will sustain some loss if the deficiencies are not corrected.

Doubtful - Loans classified as doubtful have all the weaknesses inherent in those classified as substandard, with the added characteristic that the weaknesses make collection or liquidation in full, on the basis of currently existing facts, conditions, and values, highly questionable and improbable.

Loans not meeting the criteria above that are analyzed individually as part of the above described process are considered to be pass rated loans.

As of December 31, 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

		Real Estate Loans
(Dollars in Thousands)	Total	Construction	Mortgage	Total Real Estate Loans	Commercial	Consumer and Other
Pass	$98,620	$1,871	$24,697	$26,568	$64,792	$7,259
Special mention	1,378	—	118	118	1,035	225
Substandard	5,300	456	437	893	4,403	4
Doubtful	—	—	—	—	—	—

Total	$105,298	$2,327	$25,252	$27,579	$70,231	$7,488

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2010	2009
Commitments to extend credit	$5,855,857	$7,064,287
Standby letters of credit	850,000	825,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2010, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2010	2009
Land	$710,605	$710,605
Building and land improvements	2,581,459	2,581,459
Furniture and equipment	2,642,455	2,642,455

Total	5,986,149	5,934,519
Less, accumulated depreciation	(3,082,937)	(2,844,590)

Premises and equipment, net	$2,903,212	$3,089,929

Depreciation expense totaled $238,346 and $252,982 in 2010 and 2009, respectively.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 6 - OTHER REAL ESTATE OWNED

Transactions in other real estate owned for the years ended December 31, 2010 and 2009 are summarized below:

	December 31,
	2010	2009
Balance, beginning of year	$340,000	$75,000
Additions	2,491,189	490,000
Sales	(67,000)	(225,000)

Balance, end of year	$2,764,189	$340,000

The Company recognized a net loss of $17,000 and $40,000 on the sale other real estate owned for the year ended December 31, 2010 and 2009, respectively.

NOTE 7 - DEPOSITS

At December 31, 2010, the scheduled maturities of time deposits were as follows:

Maturing in	Amount
2011	$73,251,780
2012	8,126,717
2013	2,191,336
2014	33,184
2015	39,012

Total	$83,642,029

There were no brokered deposits included in time deposits at December 31, 2010 or 2009.

NOTE 8 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $3,755,550 and $4,530,648 at December 31, 2010 and 2009, respectively. During 2010 and 2009, $380,506 and $608,274 of new loans were made to related parties, respectively, and repayments totaled $1,155,604 and $887,684, respectively.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered during 2010 and 2009 was $40,542 and $1,225, respectively.

NOTE 9 - UNUSED LINES OF CREDIT

The Bank had available at the end of 2010 unused short-term lines of credit to purchase up to $10,000,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2010, the available credit totaled approximately $24,373,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank’s 1-4 family residential first lien mortgage loans and/or investment securities and the Federal Home Loan Bank stock that has a carrying value of $296,300 as of December 31, 2010.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2010, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements and should be disclosed.

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

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2010 and 2009, the Company had 66,997 and 65,697 shares, respectively held in treasury stock. During 2010 and 2009, the Company purchased 1,300 and 3,179 shares respectively, and sold 0 and 605 shares respectively.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2010, the Bank’s undivided profits were $14,446,388. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

Years ended December, 31	2010	2009
Stationary, printing, and postage	$184,413	$192,730
Federal deposit insurance premiums	233,017	336,387
Professional fees	294,436	346,113
Directors’ fees	89,600	69,300
Telephone expenses	79,795	74,832
ATM surcharges	29,481	80,176
Other real estate owned expenses	67,666	40,000
Other	387,106	396,269

Total	$1,365,514	$1,535,807

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

Years ended December, 31	2010	2009
Currently payable:
Federal	$184,640	$132,685
State	21,150	13,521

Total current	205,790	146,206
Deferred income tax expense (benefit)	(153,660)	22,099

Income tax expense	$52,130	$168,305

The components of deferred tax assets and deferred tax liabilities are as follows:

December 31,	2010	2009
Deferred tax assets:
Allowance for loan losses	$498,604	$579,046
Deferred compensation	146,781	144,655
Capital loss carryforward	72,058	72,058
Nonaccrual loan interest income	164,355	29,773
Securities available-for-sale	34,106	—
Federal tax credits	67,403	—
Other	9,328	11,773

Total deferred tax assets	992,635	837,305
Less, valuation allowance	(70,358)	(70,358)

Net deferred tax assets	922,277	766,947

Deferred tax liabilities:
Securities available for sale	—	150,679
Accumulated depreciation	165,537	200,272
Other	53,539	51,240

Total deferred tax liabilities	219,076	402,191

Net deferred tax asset recognized	$703,201	$364,756

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2010, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with the capital loss carryforward and, accordingly, has established a valuation allowance only for this item. Net deferred tax assets are included in other assets at December 31, 2010 and 2009.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

Years ended December, 31	2010	2009
Tax expense at statutory rate	$173,924	$159,385
State income tax, net of federal income tax benefit	13,959	8,923
Tax-exempt interest income	(159,344)	(160,377)
Disallowed interest expense	15,905	20,794
Increase in valuation allowance	—	70,358
Other, net	7,686	69,222

Total	$52,130	$168,305

It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. The Company had analyzed the tax positions taken or expected to be taken in its tax returns and concluded that it has no liability related to uncertain tax positions. The federal and state tax returns are subject to examination for the years 2007, 2008 and 2009.

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

The table below presents the Company’s assets measured at fair value on a recurring basis as of December 31, 2010, and December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

Available for Sale Securities:

	Total	Level 1	Level 2	Level 3
December 31, 2010
Government-sponsored enterprises	$13,591,442	$—	$13,591,442	$—
Mortgage-backed securities	1,851,266	—	1,851,266	—
Obligations of state and local governments	11,312,642	—	11,312,642	—
Other	200,000	—	200,000	—

Total	$26,955,350	$—	$26,955,350	$—

December 31, 2009
Government-sponsored enterprises	$4,947,534	$—	$4,947,534	$—
Mortgage-backed securities	6,819,522	—	6,819,522	—
Obligations of state and local governments	12,653,121	—	12,653,121	—
Other	200,000	—	200,000	—

Total	$24,620,177	$—	$24,620,177	$—

There were no liabilities carried at fair value at December 31, 2010 or December 31, 2009.

Assets Measured at Fair Value on a Nonrecurring Basis

Certain assets and liabilities are measured at fair value on a nonrecurring basis. These instruments are not measured at fair value on an ongoing basis, but subject to fair value in certain circumstances, such as when there is evidence of impairment that may require write-downs. The write-downs of the Company’s more significant assets or liabilities, which are measured on a nonrecurring basis, are based on the lower of amortized or estimated fair value.

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

Other Real Estate Owned - Other real estate owned consists of assets acquired in settlement of loans and is carried at the lower of carrying value or fair value on a non-recurring basis. The fair value is dependent primarily upon independent appraisals, which the Company considers Level 2 inputs.

The table below presents the Company’s assets measured at fair value on a nonrecurring basis as of December 31, 2010, and December 31, 2009, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Total	Level 1	Level 2	Level 3
December 31, 2010
Impaired loans, net of specific allowance	$7,329,757	$—	$7,329,757	$—
Other real estate owned	2,764,189	—	2,764,189	—

Total assets at fair value	$10,093,946	$—	$10,093,946	$—

December 31, 2009
Impaired loans, net of specific allowance	$8,758,272	$—	$8,758,272	$—
Other real estate owned	340,000	—	340,000	—

Total assets at fair value	$9,098,272	$—	$9,098,272	$—

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

There were no liabilities carried at fair value at December 31, 2010 or December 31, 2009.

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

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31		December 31
	2010		2009
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Financial Assets:
Cash and due from banks	$14,173,800	$14,173,800	$15,664,266	$15,664,266
Federal funds sold	2,004,000	2,004,000	2,030,000	2,030,000
Time deposits with other banks	1,000,000	1,000,000	1,500,000	1,500,000
Securities available-for-sale	26,955,350	26,955,350	24,620,177	24,620,177
Securities held-to-maturity	299,885	309,023	564,821	572,115
Nonmarketable equity securities	302,300	302,300	302,300	302,300
Loans receivable, gross	105,297,684	105,748,184	116,458,480	115,567,742

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS - (continued)

Financial Liabilities:
Demand deposit, interest-bearing transaction, money market, and savings accounts	$53,941,792	$53,941,792	$54,159,268	$54,159,268
Time deposits	83,642,029	84,001,754	92,528,728	92,710,544

	Notional Amount		Notional Amount
Off-Balance Sheet Financial Instruments:
Commitments	$5,855,857		$7,064,287
Standby letters of credits	850,000		825,000

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

As of December 31, 2010 and 2009, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

	Actual		For Capital Adequacy Purposes		To Be Well- Capitalized Under Prompt Corrective Action Provisions
			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2010
Total capital (to risk-weighted assets)	$19,128,571	16.49%	$9,283,040	8.00%	$11,603,800	10.00%
Tier 1 capital (to risk-weighted assets)	17,678,096	15.23	4,641,520	4.00	6,962,280	6.00
Tier 1 average ratio	17,678,096	11.15	6,340,280	4.00	7,925,350	5.00
December 31, 2009
Total capital (to risk-weighted assets)	$18,956,794	14.92%	$10,165,600	8.00%	$12,707,000	10.00%
Tier 1 capital (to risk-weighted assets)	17,368,419	13.67	5,082,800	4.00	7,624,200	6.00
Tier 1 capital (to average assets)	17,368,419	10.48	6,627,400	4.00	8,284,250	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

COMMUNITYCORP AND SUBSIDIARY

Notes to Consolidated Financial Statements

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2010	2009
Assets
Cash	$15,698	$81,497
Investment in banking subsidiary	17,613,344	17,654,491
Non-marketable equity securities	6,000	6,000
Other assets	3,795	3,665

Total assets	$17,638,837	$17,745,653

Shareholders’ equity	$17,638,837	$17,745,653

Condensed Statements of Income

	Years ended December 31,
	2010	2009
Income
Dividends from banking subsidiary	$150,000	$496,000
Other income	13	17

Total income	150,013	496,017
Expenses	410	—

Income before income taxes and equity in undistributed earnings of banking subsidiary	149,603	496,017
Income tax expense (benefit)	(130)	2
Equity in undistributed earnings of banking subsidiary	309,677	(195,541)

Net income	$459,410	$300,474

Condensed Statements of Cash Flows

	Years ended December 31,
	2010	2009
Cash flows from operating activities
Net income	$459,410	$300,474
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(309,677)	195,541
(Increase) decrease in other assets	(130)	3

Net cash provided by operating activities	149,603	496,018

Cash flows from financing activities
Cash dividends paid	(117,001)	(252,690)
Purchases of treasury stock	(98,401)	(254,320)
Sale of treasury stock	—	48,400

Net cash used by financing activities	(215,402)	(458,610)

Increase (decrease) in cash	(65,799)	37,408
Cash, beginning of year	81,497	44,089

Cash, ending of year	$15,698	$81,497

COMMUNITYCORP AND SUBSIDIARY

NOTE 17 – SUBSEQUENT EVENTS

Subsequent events are events or transactions that occur after the balance sheet date but before financial statements are issued. Recognized subsequent events are events or transactions that provide additional evidence about conditions that existed at the date of the balance sheet, including the estimates inherent in the process of preparing financial statements. Nonrecognized subsequent events are events that provide evidence about conditions that did not exist at the date of the balance sheet but arose after that date. Management has reviewed events occurring through the date the financial statements were issued and no subsequent events occurred, requiring accrual or disclosure.

COMMUNITYCORP AND SUBSIDIARY

BOARD OF DIRECTORS

George W. Cone		J. Barnwell Fishburne
Attorney		Owner, Fishburne & Co
McLeod, Fraser & Cone		Real Estate

Steven Murdaugh		W. Roger Crook
Attorney		Chief Executive Officer
Peters, Murdaugh, Eltzroth & Derrick, PA		and President
Bank of Walterboro

Harold M. Robertson		Peden B. McLeod
Retired		Chairman of the Board
Attorney
McLeod, Fraser & Cone

J. Reaves McLeod		Harry L. Hill
Attorney		Retired
McLeod, Fraser & Cone

OFFICERS

W. Roger Crook	Cynthia Mills	James M. Bunton Jr.
Chief Executive Officer	Branch Manager	Loan Officer
and President

Gwendolyn P. Bunton	M. Ellison Young	Lawton Huggins
Vice President and Cashier	Vice President	Loan Officer

Lynn H. Murdaugh		Joanne Herndon
Assistant Vice President		Branch Manager
and Administrative Assistant

Bruce Tate		Marianne Hawkins
Loan Officer		Loan Officer

Dodd Hulsey		Pamela Nelson
Loan Officer		Internal Auditor

STAFF MEMBERS

Annette Lyons		Joy Koth
Tanya Hickman		Sharon Milligan
Danielle Mock		Melanie Todd
Casey Beach		Debra Bowers
Carolyn Brant		Lynn Hiott
Dorothy Brunson		Lindsey Turner
Natalie Powers		Melinda Tanner
Jennifer Crosby		Pam O’Quinn
Betty Ford		Kelly Strickland
Melissa T. Smyly		Jeanne Raven
Sarah Herndon		Tracy Valentine
Sharon Hillier		Candice Kubik
Carolyn Rahn		Rose Walker
Stephanie Kelly		Jessica Pahl
Kathy Breland		Erin Leming
Stephanie Strickland		Louie Whidden
Melissa McMillan

COMMUNITYCORP AND SUBSIDIARY

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Wednesday, April 27, 2011 at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

STOCK TRANSFER DEPARTMENT:	INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Clifton D. Bodiford
P.O. Box 1707	Certified Public Accountant
Walterboro, S.C. 29488	4406-B Forest Dr. Suite 301
Columbia, S.C. 29260-6556

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded between $75.35 to $80.00 per share, during the past two years. There were 551 shareholders of record as of December 31, 2010.

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

This Annual Report serves as the ANNUAL FINANCIAL DISCLOSURE STATEMENT furnished pursuant to Part 350 of the Federal Deposit Insurance Corporation’s Rules and Regulations. THIS STATEMENT HAS NOT BEEN REVIEWED OR CONFIRMED FOR ACCURACY OR RELEVANCE BY THE FEDERAL DEPOSIT INSURANCE CORPORATION.

COMMUNITYCORP AND SUBSIDIARY

SERVICES

All Day Banking

American Express Travelers Checks

ATM Service

Bank By Mail

Business Checking

Image of Canceled Checks Returned with Statement

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