Form 10-K, Exhibit 13
period 2011-12-31
COMMUNITYCORP
filed 2012-03-28
CIK 1020347

Providing personal, prompt, efficient service is the goal of Bank of Walterboro. We are committed to the concept of “Hometown Banking” and hope we can be of service to you. “Strong roots – strong branches.”

Contents:
Shareholder Letter	2
Summary of Selected Financial Data	3
Financial Charts	4-7
Management’s Discussion and Analysis	8-23
Management’s Annual Report on Internal Control Over Financial Reporting	24
Report of Independent Registered Public Accounting Firm	25
Consolidated Balance Sheets	26
Consolidated Statements of Operations	27
Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)	28
Consolidated Statements of Cash Flows	29
Notes to Consolidated Financial Statements	30-49
Directors, Officers and Staff	50
Corporate Data	51
Services	52

Member FDIC

COMMUNITYCORP AND SUBSIDIARY

Dear Shareholder,

We are pleased to report the progress of Communitycorp and its subsidiary, the Bank of Walterboro during 2011, as we continue to create value for our shareholders. Our significant accomplishments reflect the loyalty of our customers and the dedication of our directors, management, and staff.

We extend our congratulations to W. Roger Crook on his retirement as President and CEO of Bank of Walterboro on December 31, 2011. One of the original organizers of the Bank, he served as President and CEO for 22 years. Under his guidance, the Bank has prospered and forged a strong relationship with our customers and our community. We appreciate his contributions to the Bank's success and remain optimistic as our leadership transition continues.

While the banking industry faced persistent challenges in a depressed economic and financial environment, we generated a net income in 2011 of $302,904, or $1.30 per share, compared to a net income of $459,410, or $1.97 per share for 2010, representing a decrease of $156,506, or 34.07%. However, despite this decrease in earnings, we succeeded in maintaining our capital to asset ratio of approximately 11% as of year-end 2011 and 2010.

In addition, our total assets increased from $155,828,675 on December 31, 2010, to $159,450,636 as of year-end 2011, an increase of $3,621,961, or 2.32%.

Loans receivable decreased from $105,297,684 to $93,808,071, a decrease of $11,489,613, or 10.91%. The allowance for loan losses was 2.10% and 1.92% of gross loans at December 31, 2011 and 2010, respectively.

Deposits increased in 2011 and were $140,824,561 at year-end, compared to $137,583,821 at year-end 2010, representing an increase of $3,240,740, or 2.36%.

Our net interest margin increased slightly from 3.57% in 2010 to 3.66% in 2011.

Please review the financial information presented so that you may become aware of our progress. We believe this Annual Report shows that a local, well-managed independent bank can compete successfully in a deregulated market against national, regional, and statewide banking institutions. Our success can be attributed to the teamwork of our shareholders, directors, officers, and employees. Most importantly, we want to thank our customers for allowing us to be of service to them.

The Board of Directors, officers, and employees thank you for your past support. We are committed to earning your ongoing support as we continue our efforts to provide prompt, efficient, and courteous service to our customers. We welcome any suggestions you may have.

We invite and encourage you to attend our Annual Meeting on Tuesday, April 24, 2012.

Very truly yours,

/s/ Gwendolyn P. Bunton	/s/ Peden B. McLeod
Gwendolyn P. Bunton	Peden B. McLeod
Acting President

2

COMMUNITYCORP AND SUBSIDIARY

SELECTED FINANCIAL DATA

The following selected consolidated financial data for the five years ended December 31, 2011 are derived from our consolidated financial statements and other data. The selected consolidated financial data should be read in conjunction with our consolidated financial statements, including the accompanying notes, and Management’s Discussion and Analysis of Financial Condition and Results of Operations, included elsewhere herein.

Year Ended December 31,	2011	2010	2009	2008	2007
(Dollars in thousands, except per share)

Results of Operations:
Interest income	$6,895	$7,661	$8,753	$9,958	$10,392
Interest expense	1,456	2,148	3,290	4,213	4,767
Net interest income	5,439	5,513	5,463	5,745	5,625
Provision for loan losses	1,921	1,866	1,083	400	202
Net interest income after provision for loan losses	3,518	3,647	4,380	5,345	5,423
Noninterest income	793	842	157	691	666
Noninterest expense	4,027	3,977	4,067	3,845	3,533
Income before income taxes	284	512	469	2,191	2,556
Income tax expense (benefit)	(19)	52	169	699	794
Net income	$303	$459	$300	$1,492	$1,762

Balance Sheet Data:
Securities available-for-sale	$28,236	$26,955	$24,620	$27,815	$34,585
Securities held-to-maturity	300	300	565	1,320	1,819
Allowance for loan losses	1,967	2,019	2,053	1,982	1,929
Net loans	91,841	103,278	114,405	111,723	112,668
Premises and equipment, net	2,802	2,903	3,090	3,029	2,989
Total assets	159,451	155,829	165,393	164,585	161,320
Noninterest-bearing deposits	13,878	14,078	14,163	15,652	16,461
Interest-bearing deposits	126,947	123,506	132,525	130,062	123,133
Total deposits	140,825	137,584	146,688	145,714	139,594
Short-term borrowings	-	-	-	-	3,068
Total liabilities	141,222	138,190	147,647	146,892	144,583
Total shareholders' equity	18,228	17,639	17,746	17,693	16,736

Per Share Data:
Weighted-average common shares outstanding	233,003	233,251	234,849	239,634	240,708
Net income	$1.30	$1.97	$1.28	$6.22	$7.32
Cash dividends paid	$0.50	$0.50	$1.07	$1.05	$1.00
Period end book value	$78.23	$75.70	$75.74	$74.69	$69.60

Equity and Assets Ratios:
Return on average assets	0.19%	0.28%	0.18%	0.91%	1.08%
Return on average equity	1.67%	2.58%	1.68%	8.70%	11.24%
Equity to assets ratio	11.43%	11.32%	10.73%	10.75%	10.37%
Dividend payout ratio	38.46%	25.47%	84.10%	16.93%	13.65%

3

4

5

COMPOSITION OF DEPOSITS AT DECEMBER 31, 2011

10%
16%
15%
59%
Certificates Of Deposits
Savings And Money Market
Other Interest Bearing
Non-Interest Bearing

6

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

The Company is primarily engaged in the business of attracting deposits from the general public and using these deposits with other funds to make commercial, consumer, and real estate loans. The Company’s operating results depend to a substantial extent on the difference between interest and fees earned on loans, investments, services, and the Company’s interest expense, consisting principally of interest paid on deposits. Unlike most industrial companies, virtually all of the assets and liabilities of financial institutions are monetary. As a result, interest rates have a greater effect on the financial institution’s performance. In addition to competing with other traditional financial institutions, the Company also competes for savings dollars with nontraditional financial intermediaries such as mutual funds. This has resulted in a highly competitive market area, which demands the type of personal service and attention provided by the Bank.

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

As of December 31, 2011, the Company had 38 full-time employees and three part-time employees.

This discussion and analysis is intended to assist the reader in understanding the financial condition and results of operations of the Company and its subsidiary, the Bank. This commentary should be read in conjunction with the consolidated financial statements and the related notes and the other statistical information in this report.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this report on Form 10-Q that are not historical facts are forward-looking statements subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. We caution readers of this report that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements.

Although we believe that our expectations of future performance are based on reasonable assumptions within the bounds of our knowledge of our business and operations, there can be no assurance that actual results will not differ materially from our expectations.

COMMUNITYCORP AND SUBSIDIARY

Management’s Discussion and Analysis of

Financial Condition and Results of Operations

These forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors, including, but not limited to the following:

•	deterioration in the financial condition of borrowers resulting in significant increases in loan losses and provisions for those losses;

•	changes in loan underwriting, credit review or loss reserve policies associated with economic conditions, examination conclusions, or regulatory developments;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses;

•	changes in political and economic conditions, including the political and economic effects of the current economic downturn and other major developments, including the ongoing war on terrorism and political unrest in the Middle East;

•	changes in financial market conditions, either internationally, nationally or locally in areas in which the Company conducts its operations, including, without limitation, reduced rates of business formation and growth, commercial and residential real estate development, and real estate prices;

•	the Company’s ability to comply with any requirements imposed on it or the Bank by their respective regulators, and the potential negative consequences that may result;

•	fluctuations in markets for equity, fixed-income, commercial paper and other securities, which could affect availability, market liquidity levels, and pricing;

•	governmental monetary and fiscal policies, as well as legislative and regulatory changes;

•	the Company’s participation or lack of participation in governmental programs implemented under the Emergency Economic Stabilization Act (the “EESA”) and the American Recovery and Reinvestment Act (the “ARRA”), including, without limitation, the CPP administered under the Troubled Asset Relief Program, and the Temporary Liquidity Guarantee Program (the “TLGP”) and the impact of such programs and related regulations on the Company and on international, national, and local economic and financial markets and conditions;

•	the Company’s lack of participation in a “stress test” under the Federal Reserve’s Supervisory Capital Assessment Program; the diagnostic and stress testing we conducted differs from that administered under the Supervisory Capital Assessment Program, and the results of our test may be inaccurate; and

•	the impact of the EESA and the ARRA and related rules and regulations on the business operations and competitiveness of the Company and other participating American financial institutions, including the impact of the executive compensation limits of these acts, which may impact the ability of the Company to retain and recruit executives and other personnel necessary for their businesses and competitiveness.

Forward-looking statements speak only as of the date on which they are made. We undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect the occurrence of unanticipated events.

RESULTS OF OPERATIONS

OVERVIEW

Net income for the year ended December 31, 2011 was $302,904, or $1.30 per share, compared to $459,410, or $1.97 per share, for the year ended December 31, 2010, resulting in a decrease of $156,506, or 34.07%. This decrease is primarily attributable to the increase of $172,675 in other real estate owned expenses. Additionally, our 2011 operating results were negatively impacted by the decline in our net interest income of $74,474, the reduction in our other operating income of $48,984, and the increase in our non-interest expenses of $49,791. However, these items were offset by the reduction of our income tax provision of $71,243.

NET INTEREST INCOME

General – The largest component of total income is net interest income, the difference between the income earned on assets and the interest accrued or paid on deposits and borrowings used to support such assets. The volume and mix of assets and liabilities and their sensitivity to interest rate movement determine changes in net interest income. Net interest margin is determined by dividing annualized net interest income by average earning assets. Net interest spread is derived from determining the weighted-average rate of interest paid on deposits and borrowings and subtracting it from the weighted-average yield on average assets.

Net interest income for 2011 was $5,438,379 compared to $5,512,853 for 2010, a decrease of $74,474, or 1.35%. This slight decrease is primarily attributable to the fact that the average volume of our earnings assets declined by 3.75%, while the average volume of our interest-bearing liabilities declined by 2.96%.

For 2011, average earning assets totaled $148,602,025, with an annualized average yield of 4.64% compared to $154,385,250 and 4.96%, respectively, for 2010. Average interest-bearing liabilities totaled $125,458,131, with an annualized average cost of 1.16% for 2011 compared to $129,279,114 and 1.66%, respectively, for 2010.

Our net interest margin and net interest spread were 3.66% and 3.48%, respectively, for 2011 compared to 3.57% and 3.30%, respectively, for 2010.

Our annualized yield on average earning assets decreased 32 basis points for 2011 compared to 2010, while our annualized average cost of our interest-bearing liabilities decreased 50 basis points for 2011 compared to 2010. These decreases were reflective of interest rate environment during 2011.

Loans – Because loans often provide a higher yield than other types of average assets, one of our goals is to maintain our loan portfolio as the largest component of total average earning assets. Loans comprised 67.46% and 72.41% of average earning assets for December 31, 2011 and 2010, respectively. Average balances of loans decreased to $100,246,659 during 2011, a decrease of $11,550,126 from the average of $111,796,785 during 2010. Loan interest income for the years ended December 31, 2011 and 2010 was $6,040,189 and $6,806,911, respectively. The annualized average yield on loans was 6.03% and 6.09% for 2011 and 2010, respectively. The slight decrease in the annualized yield on loans for the 2011 compared to 2010 was due mainly to the leveling off of market interest rates during 2011 and to the high volume of fixed-rate loans that we maintained for 2011 and 2010. Fixed-rate loans averaged approximately 96% and 97% of our loan portfolio during 2011 and 2010, respectively. Additionally, our 2011 loan income was negatively impacted by the increase of approximately $575,000 in the average volume of our non-accruing loans for 2011 compared to 2010.

Investment Securities – Investment securities averaged $29,856,771, or 20.09% of average earning assets, for December 31, 2011, compared to $23,329,772, or 15.11% of average earning assets, for 2010. Interest earned on investment securities amounted to $805,514 for the year ended December 31, 2011, compared to $782,633 for the same period last year. Investment securities yielded 2.70% and 3.35% for the periods ended December 31, 2011 and 2010, respectively.

Interest-bearing liabilities – During 2011 and 2010 our only interest-bearing liabilities were interest-bearing deposit accounts. Interest expense on deposit accounts was $1,456,576 and $2,148,412, for the years ended December 31, 2011 and 2010, respectively. The average balance of interest-bearing deposits decreased to $125,458,131 for 2011 from $129,279,114 during the same period last year. The annualized average cost of deposits was 1.16% for the year ended December 31, 2011, compared to 1.66% for the same period in 2010. As our loan demand declined, we correspondingly lowered our rates paid for deposits.

Average Balances, Income, Expenses, Yields, and Rates - The following table sets forth, for the periods indicated, the weighted average yields earned, the weighted average rates paid, the net interest spread, and the net interest margin on average assets. The table also indicates the average balance during the year and the interest income or expense by specific categories.

Average Balances, Income, Expenses, and Rates

	2011			2010
(Dollars in thousands)	Average	Income/	Yield/	Average	Income/	Yield/
	Balance	Expense	Rate	Balance	Expense	Rate
Assets:
Average earning assets:
Loans (1)	$100,246	$6,040	6.03%	$111,797	$6,807	6.09%
Securities, taxable	18,726	404	2.16	10,708	330	3.09
Securities, tax-exempt	10,852	399	3.68	12,325	451	3.66
Nonmarketable equity securities	279	2	0.81	296	1	0.34
Other	18,499	50	0.27	19,259	72	0.37
Total average earning assets	148,602	6,895	4.64	154,385	7,661	4.96
Cash and due from banks	4,266			4,140
Allowance for loan losses	(1,976)			(2,090)
Premises and equipment	2,851			3,005
Other real estate owned	752			920
Accrued interest	2,832			686
Other assets	1,062			1,441

Total assets	158,389			162,487

Liabilities:
Interest-bearing deposits	125,458	1,457	1.16%	129,279	2,148	1.66%
Noninterest-bearing deposits	14,257			14,719
Accrued interest	379			592
Other liabilities	134			80
Shareholders’ equity	18,161			17,817

Total liabilities and equity	$158,389			$162,487

Net interest spread			3.48%			3.30%

Net interest income		$5,438			$5,513

Net interest margin			3.66%			3.57%

(1)	The effect of loans in nonaccrual status and fees collected is not significant to the computations. All loans and deposits are domestic.

Analysis of Changes in Net Interest Income – Net interest income can also be analyzed in terms of the impact of changing rates and changing volume. The following table describes the extent to which changes in interest rates and changes in the volume of average assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information on changes in each category attributable to (i) changes due to volume (change in volume multiplied by prior period rate) and (ii) changes due to rates (changes in rates multiplied by prior period volume) are provided as follows:

Analysis of Changes in Net Interest Income

	2011 Compared to 2010
(Dollars in thousands)	Variance Due to Change in
	Volume	Rate	Total
Earning assets
Loans	(697)	(70)	(767)
Securities, taxable	194	(120)	74
Securities, tax-exempt	(54)	2	(52)
Nonmarketable equity securities	-	1	1
Other	(2)	(20)	(22)
Total interest income	(559)	(207)	(766)

Interest-Bearing Liabilities
Interest-bearing deposits interest expense	(61)	(630)	(691)

Net interest income	(498)	423	(75)

Interest Sensitivity – We monitor and manage the pricing and maturity of our assets and liabilities in order to diminish the potential adverse impact that changes in interest rates could have on our net interest income. The principal monitoring technique employed by us is the measurement of our interest sensitivity “gap,” which is the positive or negative dollar difference between assets and liabilities that are subject to interest rate repricing within a given period of time. Interest rate sensitivity can be managed by repricing assets or liabilities, selling securities available-for-sale, replacing an asset or liability at maturity, or adjusting the interest rate during the life of an asset or liability. Managing the amount of assets and liabilities repricing in this same time interval helps to manage the risk and minimize the impact on net interest income of rising or falling interest rates.

The following table presents our rate sensitivity at each of the time intervals indicated as of December 31, 2011. The table may not be indicative of our rate sensitivity position at other points in time.

Interest Sensitivity Analysis

		After Three	After One	Greater
	Within	Within	Within	Than
	Three	Twelve	Five	Five
(Dollars in thousands)	Months	Months	Years	Years	Total
Assets
Earning assets:
Interest bearing deposits	$18,120	$-	$-	$-	$18,120
Federal funds sold	7,738	-	-	-	7,738
Time deposits in other banks	250	500	-	-	750
Investment securities	259	204	2,476	25,856	28,795
Loans (1)	9,297	27,892	50,516	713	88,418
Total earning assets	35,664	28,596	52,992	26,569	143,821

		After Three	After One	Greater
	Within	Within	Within	Than
	Three	Twelve	Five	Five
(Dollars in thousands)	Months	Months	Years	Years	Total

Liabilities
Interest-bearing deposits:
Demand	$22,622	$-	$-	$-	$22,622
Savings and money market	21,472	-	-	-	21,472
Time	21,598	51,825	9,393	37	82,853
Total interest-bearing deposits	65,692	51,825	9,393	37	126,947

Period gap	$(30,028)	$(23,229)	$43,599	$26,532

Cumulative gap	$(30,028)	$(53,257)	$(9,658)	$16,874

Ratio of cumulative gap to total earning assets	(20.88)%	(37.03)%	(6.72)%	11.73%

(1) Excludes nonaccrual loans.

The above table reflects the balances of average earning assets and interest-bearing liabilities at the earlier of their repricing or maturity dates. Interest-bearing deposits and overnight federal funds are reflected at the earliest pricing interval due to the immediately available nature of these instruments. Time deposits in other banks are reflected at their contractual maturity date. Scheduled payment amounts of fixed rate amortizing loans are reflected at each scheduled payment date. Scheduled payment amounts of variable rate amortizing loans are reflected at each scheduled payment date until the loan may be repriced contractually; the unamortized balance is reflected at that point. Interest-bearing liabilities with no contractual maturity, such as savings deposits and interest-bearing transaction accounts, are reflected in the earliest repricing period due to contractual arrangements which give us the opportunity to vary the rates paid on those deposits within a thirty-day or shorter period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity date. Short-term borrowings are reflected in the earliest repricing period since these borrowings mature daily.

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

More specifically, in determining our allowance for loan losses, we regularly review loans for specific and impaired reserves based on the appropriate impairment assessment methodology. Pooled reserves are determined using historical loss trends measured over a five-year average, adjusted for environmental risk, which is then applied to risk rated loans grouped by Federal Financial Institutions Examination Council (“FFIEC”) call code and segmented by impairment status. The pooled reserves are calculated by applying the appropriate historical loss ratio to the loan categories. Impaired loans greater than a minimum threshold established by management are excluded from this analysis. The sum of all such amounts determines our pooled reserves.

We track our portfolio and analyze loans grouped by FFIEC call code categories. The first step in this process is to risk grade each and every loan in the portfolio based on one common set of parameters. These parameters include items such as debt-to-worth ratio, liquidity of the borrower, net worth, experience in a particular field, and other factors such as underwriting exceptions. Weight is also given to the relative strength of any guarantors on the loan.

After risk grading each loan, we then segment the portfolio by FFIEC call code groupings, separating out substandard or impaired loans. The remaining loans are grouped into “performing loan pools.” The loss history for each performing loan pool is measured over a specific period of time to create a loss factor. The relevant look back-period is determined by the Bank, regulatory guidance, and current market events. The loss factor is then applied to the pool balance and the reserve per pool calculated. Loans deemed to be substandard but not impaired are segregated and a loss factor is applied to this pool as well. Finally, impaired loans are segmented based upon size; smaller impaired loans are pooled and a loss factor applied, while larger impaired loans are assessed individually using the appropriate impairment measuring methodology. Finally, certain qualitative factors are utilized to assess economic and other trends not currently reflected in the loss history. These factors include concentration of credit across the portfolio, the experience level of management and staff, effects of changes in risk selection and underwriting practice, industry conditions and the current economic and business environment. A quantitative value is assigned to each of the factors, which is then applied to the performing loan pools. Negative trends in the loan portfolio increase the quantitative values assigned to each of the qualitative factors and, therefore, increase the reserve. For example, as general economic and business conditions decline, this qualitative factor’s quantitative value will increase, which will increase the reserve requirement for this factor. Similarly, positive trends in the loan portfolio, such as improvement in general economic and business conditions, will decrease the quantitative value assigned to this qualitative factor, thereby decreasing the reserve requirement for this factor. These factors are reviewed and updated by our risk management committee on a regular basis to arrive at a consensus for our qualitative adjustments.

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

As of December 31, 2011 and 2010, the allowance for loan losses was $1,967,069 and $2,019,497, respectively, a decrease of $52,428, or 2.60%, from the 2010 allowance. However, as a percentage of total loans, the allowance for loan losses was 2.10% and 1.92% at December 31, 2011 and 2010, respectively. The decrease in the dollar amount of our allowance for loan losses was driven by the significant reduction of our loan portfolio, while we continue to charge off loan losses once they are identified. We believe the allowance for loan losses at December 31, 2011, is adequate to meet potential loan losses inherent in the loan portfolio, and, as described earlier, maintain the flexibility to adjust the allowance should our local economy and loan portfolio either improve or decline in the future.

For the years 2011 and 2010, the provision for loan losses was $1,920,500 and $1,866,000, respectively. This represents an increase of $54,500, or 2.92%. The provision expense estimate is the result of a statistical model that is subject to a great degree of volatility and is sensitive to current loss experience and real estate collateral values in the marketplace. While we expect our current period loss experience to be lower than that realized over the past several years, there can be no assurance that this will occur. We are closely monitoring current economic developments and their impact on our loan portfolio.

The following table sets forth certain information with respect to our allowance for loan losses and the composition of charge-offs and recoveries for the years ended December 31, 2011 and 2010.

	Year Ended December 31,
	2011	2010
Total loans outstanding at end of year	$93,808,071	$105,297,684
Average loans outstanding	$100,246,659	$111,796,785

Allowance for Loan Losses

Balance of allowance for loan losses at beginning of period	$2,019,497	$2,053,340
Loan losses:
Real estate - construction	1,099,563	764,910
Real estate - mortgage	704,590	381,955
Commercial and industrial	132,425	573,932
Consumer	51,990	190,978
Total loan losses	1,988,568	1,911,775
Recoveries of previous loan losses:
Real estate - construction	-	-
Real estate - mortgage	3,750	-
Commercial and industrial	7,679	3,753
Consumer	4,211	8,179
Total recoveries	15,640	11,932
Net charge-offs	(1,972,928)	(1,899,843)
Provision charged to operations	1,920,500	1,866,000
Balance of allowance for loan losses at end of year	$1,967,069	$2,019,497

Ratios:
Net charge-offs to average loans outstanding	1.97%	1.70%
Net charge-offs to loans at end of year	2.10%	1.80%
Allowance for loan losses to average loans	1.96%	1.81%
Allowance for loan losses to loans at end of year	2.10%	1.92%
Net charge-offs to allowance for loan losses	100.30%	94.08%
Net charge-offs to provisions for loan losses	102.73%	101.81%

NONPERFORMING ASSETS

Nonperforming Assets - At December 31, 2011 and 2010, loans totaling $5,389,685 and $4,805,658, respectively, were in nonaccrual status. There were no loans ninety days or more overdue and still accruing interest at December 31, 2011 and 2010.

The following table sets forth our nonperforming assets at December 31, 2011 and 2010:

	2011	2010
Loans 90 days or more past due and still accruing interest	$-	$-
Nonaccrual loans
Real estate
Construction	3,479,111	3,009,786
Mortgage	1,783,894	1,532,891
Commercial	116,291	202,986
Consumer and other	10,389	59,995
Total nonaccrual loans	5,389,685	4,805,658
Total nonperforming loans	5,389,685	4,805,658
Other real estate owned	3,290,077	2,764,189
Total nonperforming assets	$8,679,762	$7,569,847

15

	2011	2010
Percentage of nonperforming loans to total loans	5.75%	4.56%
Allowance for loan losses as a percentage of nonperforming loans	36.50%	42.02%
Percentage of nonperforming assets to total assets	5.44%	4.86%

Nonaccrual Loans – Generally, loans are placed on nonaccrual status if principal or interest payments become 90 days past due and/or the collectability of the principal and/or interest is deemed to be doubtful.  Once a loan is placed in nonaccrual status, all previously accrued and uncollected interest is reversed against interest income.  Interest income on nonaccrual loans is recognized on a cash basis when the ultimate collectability is no longer considered doubtful.  Loans are returned to accrual status when the principal and interest amounts contractually due are brought current and future payments are reasonably assured.  During 2011 and 2010, interest income recognized on nonaccrual loans was $36,678 and $30,654, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $279,833 and $275,415 for 2011 and 2010, respectively. All nonaccruing loans at December 31, 2011 and 2010 were included in our classification of impaired loans at those dates.

Restructured Loans – In situations where, for economic or legal reasons related to a borrower’s financial difficulties, a concession to the borrower is granted that we would not otherwise consider, the related loan is classified as a troubled debt restructuring (“TDR”). The restructuring of a loan may include the transfer of real estate collateral, either through the pledge of additional properties by the borrower or through a transfer to the Bank in lieu of foreclosures. Restructured loans may also include the borrower transferring to the Bank receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan, a modification of the loan terms, or a combination of the above.

As of December 31, 2011, there were four loans classified as TDR totaling $1,006,041. Of the four loans, two totaling $400,941 were performing while two totaling $605,099 were not performing. At December 31, 2010, the balance of TDR classified loans consists of four loans totaling $1,060,754, all of which were performing. All restructured loans resulted in either extended maturity or lowered rates and were included in the impaired loan balance.

Impaired Loans – We consider a loan to be impaired when, based upon current information and events, we believe it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Our impaired loans include loans identified as impaired through review of the non-homogeneous portfolio and troubled debt restructurings. Specific allowances are established on impaired loans, if deemed necessary, for the difference between the loan amount and the fair market value less estimated selling costs. Impaired loans may be left on accrual status during the period we are pursuing repayment of the loan. Impairment losses are recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. Adjustments to impairment losses due to changes in the fair market value of the collateral properties for impaired loans are also recognized through an increase in the allowance for loan losses and a corresponding charge to the provision for loan losses. When an impaired loan is sold, transferred to other real estate owned, or written-down, the loan is removed from the portfolio through a charge-off to the allowance for loan losses.

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

The following tables summarize information on our impaired loans at and for the years ended December 31, 2011 and 2010.

	2011	2010
Impaired loans with specific allowance	$2,724,293	$2,134,648
Impaired loans with no specific allowance	6,169,778	5,568,593
Total impaired loans	$8,894,071	$7,703,241

Related specific allowance	$852,619	$373,484
Average recorded investment in impaired loans	8,697,564	8,512,074
Impaired loans included in nonaccrual	5,389,685	4,805,658
Allowance for loan losses as a percentage of nonperforming loans	22.12%	26.22%

At December 31, 2011 real estate or other collateral secured practically all of the loans that were considered impaired. The depressed economy of our local market has resulted in an increase in loan delinquencies, defaults and foreclosures. In some cases, this depression has resulted in a significant impairment to the value of our collateral and ability to sell the collateral upon foreclosure at its appraised value. If collateral values further decline, it is also more likely that we would be required to increase our allowance for loan losses.

Included in the impaired loans at December 31, 2011, were 12 borrowers that accounted for approximately 75% of the total amount of the impaired loans at that date.

The results of our internal review process and applying the allowance model methodology are the primary determining factors in management’s assessment of the adequacy of the allowance for loan losses.

Other nonperforming assets - Other nonperforming assets consist of other real estate owned (“OREO”) that was acquired through foreclosure. Other real estate owned is carried at fair market value minus estimated costs to sell. Current appraisals are obtained at time of foreclosure and write-downs, if any, charged to the allowance for loan losses as of the date of foreclosure. On a regular basis, we reevaluate our OREO properties for impairment. Along with gains and losses on disposal, expenses to maintain such assets and subsequent changes in the valuation allowance are included in other noninterest expense.

As of December 31, 2011, we had twenty two OREO properties totaling $3,290,077 that were all located in our market area. We had one residential property for $8,000. The remaining properties were commercial and investment properties. While we are diligently trying to dispose of our OREO properties, the currently depressed real estate market affects our ability to do so in a timely manner without experiencing additional losses. Additionally, there can be no assurance that these properties can be sold for their carrying values.

NONINTEREST INCOME AND EXPENSE

Noninterest Income – Noninterest income for 2011 was $792,536 compared to $841,520 for 2010. The decrease of $48,984 is primarily attributable to the reduction of $35,223 in the gain realized on the sale of available-for-sale securities.

Noninterest Expense – Total noninterest expense for 2011 and 2010 was $4,026,624 and $3,976,833, respectively. This represented an increase of $49,791, or 1.25%. Salaries and employee benefits decreased $81,121, or 4.09%, from $1,982,695 for 2010 to $1,901,574 for 2011. Net occupancy and equipment expense was $7,845 higher for 2011 compared to 2010. Other operating expenses increased by $123,067, or 9.01% from $1,365,514 for 2010 to $1,488,581 for 2011. The increase in other operating expense is primarily attributable to the increase of $172,675 in other real estate owned expenses.

Income Taxes – The income tax provision for the years ended December 31, 2011 and 2010 reflects an income tax benefit of $19,113 and an income tax expense of $52,130, respectively. The change in our tax provision is due primarily to our net income before income taxes and the relationship of our tax exempt income to net income before taxes.

EARNING ASSETS

Loans – Loans are the largest category of average assets and typically provide higher yields than other types of average assets. Associated with the higher loan yields are the inherent credit and liquidity risks which management attempts to control and counterbalance. Loans averaged $100,246,659 in 2011 compared to $111,796,785 in 2010, a decrease of $11,550,126, or 10.33%. Total loans were $93,808,071 and $105,297,684 at December 31, 2011 and 2010, respectively, a decrease of $11,489,613, or 10.91%. Fixed rate loans comprised approximately 96% and 97% of our loan portfolio at December 31, 2011 and 2010, respectively.

Our ratio of loans to deposits was 66.61% at December 31, 2011, as compared to 76.53% at December 31, 2010. The loan to deposit ratio is used to monitor a financial institution’s potential profitability and efficiency of asset distribution and utilization. Generally, a higher loan to deposit ratio is indicative of higher interest income since loans yield a higher return than alternative investment vehicles. We have concentrated on maintaining quality in the loan portfolio while continuing to increase the deposit base.

We extend credit primarily to consumers and small businesses in Walterboro, Ravenel and Ridgeland, South Carolina, and to customers in surrounding areas. Our service area is mixed in nature. Walterboro is a regional business center whose economy contains elements of medium and light manufacturing, higher education, regional health care, and distribution facilities. Outside the incorporated city limits of Walterboro, the economy includes manufacturing, agriculture, timber, and recreational activities. Loan growth in the Ravenel and Ridgeland area is expected to come primarily from consumer loans and small businesses in neighboring Charleston and Jasper Counties. No particular category or segment of the economies previously described is expected to grow or contract disproportionately in 2012. We believe that the loan portfolio is adequately diversified. There are no significant concentrations of loans in any particular individuals, industry, or group of related individuals or industries. We expect the area to remain stable; however, due to the currently depressed markets, we do not expect any material growth in the near future.

The following table sets forth the composition of the loan portfolio by category at December 31, 2011 and 2010 and highlights our general emphasis on commercial and mortgage lending.

Loan Portfolio Composition

	2011		2010
		Percent		Percent
	Amount	of Total	Amount	of Total
Real estate
Construction	$11,684,137	12.46%	$12,674,197	12.04%
Mortgage	69,916,752	74.53	76,149,357	72.32
Commercial and industrial	7,682,631	8.19	11,602,305	11.02
Consumer and other loans	4,524,551	4.82	4,871,825	4.62
Total loans	93,808,071	100.00%	105,297,684	100.00%
Allowance for loan losses	(1,967,069)		(2,019,497)
Net loans	$91,841,002		$103,278,187

Real estate construction loans were $11,684,137 and $12,674,197 at December 31, 2011 and 2010, respectively, and represented 12.46% and 12.04% of the total loan portfolio, respectively. Real estate mortgage loans consist of first and second mortgages on single or multi-family residential dwellings and nonresidential mortgage loans, which include commercial loans and other loans secured by multi-family properties and farmland. Real estate mortgage loans totaled $69,916,752 at December 31, 2011, and represented 74.53% of the total loan portfolio, compared to $76,149,357 and 72.32%, respectively, at December 31, 2010. Comparing 2011 with 2010, our real estate construction and mortgage loans declined by $990,060, or 7.81% and $6,232,605, or 8.18%, respectively. Currently, the demand for all types of real estate loans in our market area is very weak because of the economic downturn in our markets.

Commercial and industrial loans decreased $3,919,674, or 33.78%, to $7,682,631 at December 31, 2011, from $11,602,305 at December 31, 2010. The decrease is mainly due to the economic downturn in our markets that caused the demand for these types of loans to decrease. At December 31, 2011 and 2010, commercial and industrial loans represented 8.19% and 11.02%, respectively, of the total loan portfolio.

Consumer and other loans decreased $347,274, or 7.13%, to $4,524,551 at December 31, 2011, from $4,871,825 at December 31, 2010. At December 31, 2011 and 2010, consumer and other loans represented 4.82% and 4.62%, respectively, of the total loan portfolio. The decrease in the volume in consumer loans is due to the sharp decline in our area consumers’ spending during 2011 due to the economic downturn in our markets.

Maturities and Sensitivity of Loans to Changes in Interest Rates

The following table summarizes the loan maturity distribution, by type, at December 31, 2011 and related interest rate characteristics:

		Over
		One Year
	One Year or	Within	Over Five
	Less	Five Years	Years	Total
Real estate - construction	$7,885,218	$3,798,919	$-	$11,684,137
Real estate – mortgage	26,100,683	43,189,282	626,787	69,916,752
Commercial and industrial	3,425,809	4,170,460	86,362	7,682,631
Consumer and other	2,044,616	2,437,037	42,898	4,524,551
	$39,456,326	$53,595,698	$756,047	$93,808,071

Loans maturing after one year with:
Fixed interest rates				$51,336,691
Floating interest rates				3,015,054
				$54,351,745

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

Investment Securities - The investment securities portfolio is a significant component of the Company’s total average assets. Total investment securities, stated at carrying amount, averaged $29,856,771 in 2011, compared to $23,329,772 in 2010. At December 31, 2011, the carrying value of the securities portfolio was $28,794,682. Securities designated as available-for-sale totaled $28,235,661 and were recorded at estimated fair value. Securities designated as held-to-maturity totaled $299,921 and were recorded at amortized cost. Securities designated as nonmarketable equity securities totaled $259,100 and were recorded at cost. Our investment objectives include maintaining and investing in a portfolio of high quality and highly liquid investments with competitive returns. Based on these objectives, our investments primarily consist of obligations of government-sponsored enterprises and obligations of states and local governments.

Investment Securities Portfolio Composition

The following tables summarize the carrying value of investment securities at December 31, 2011 and 2010 and the weighted average yields of those securities at December 31, 2011.

	2011	2010
Available-for-Sale (at estimated fair value)
U.S Government Agencies and Corporations	$16,149,087	$13,591,442
Mortgage-backed securities	3,183,989	1,851,266
Municipals	8,702,585	11,312,642
Other	200,000	200,000
Total available-for-sale securities	$28,235,661	$26,955,350

Held-to-Maturity (at amortized cost)
Municipals	$299,921	$299,885

Nonmarketable Equity Securities (at cost)
Federal Home Loan Bank	$253,100	$296,300
Investments in Community Banks	6,000	6,000
Total	$259,100	$302,300

Nonmarketable equity securities are carried at cost because they have no quoted market value and no ready market exists. However, redemption of the Federal Home Land Bank (the “FHLB”) stock has historically been at par value, since the investment in the FHLB is a condition of borrowing from them, and the stock is pledged to collateralize the borrowings.

Investment Securities Maturity Distribution and Yields

Available-for-Sale

	U.S Government
December 31, 2011	Agencies and
	Corporations		Municipals		Total
(Dollars in thousands)	Amount	Yield	Amount	Yield	Amount	Yield
Due within one year	$-	0.00%	$204	4.00%	$204	4.00%
Due after one year but within five years	512	2.65	1,464	3.55	1,976	3.32
Due after five years but within ten years	5,750	1.56	4,890	3.84	10,640	2.57
Due after ten years	9,887	1.72	2,145	3.27	12,032	1.99
Total securities (1)	$16,149	1.69%	$8,703	3.65%	$24,852	2.35%

(1) Excludes mortgage-backed securities totaling $3,183,989 with a yield of 3.17% and other securities totaling $200,000 with a yield of 6.25%.

Held-to-Maturity

December 31, 2011

	Municipals
(Dollars in thousands)	Amount	Yield
Due after one year but within five years	$300	4.15%

Federal Funds Sold - Federal funds sold averaged $4,698,005 in 2011, compared to $2,521,088 in 2010. At December 31, 2011 and 2010, federal funds sold were $7,738,000 and $2,004,000, respectively. These funds are a source of our liquidity and are generally invested in an earning capacity on an overnight basis.

DEPOSITS AND OTHER INTEREST-BEARING LIABILITIES

Deposits - Deposits account for all of our interest bearing liabilities. Total average deposits decreased from $143,997,977 in 2010 to $139,715,153 in 2011. This represents a decrease of $4,282,824, or 2.97% from the 2010 amount.

The following table summarizes our average deposits for the years ended December 31, 2011 and 2010.

	2011		2010
		Percent		Percent
		of		of
	Amount	Deposits	Amount	Deposits
Noninterest bearing demand deposits	$14,257,022	10.20%	$14,718,863	10.22%
Interest bearing demand deposits	21,518,146	15.40	21,563,711	14.98
Savings accounts	20,435,032	14.63	17,249,906	11.98
Time deposits	83,504,953	59.77	90,465,497	62.82
Total	$139,715,153	100.00%	$143,997,977	100.00%

Our actual deposits at December 31, 2011 and 2010 were $140,824,561 and $137,583,821, respectively, representing an increase of $3,240,740, or 2.36%.

Core deposits, which exclude certificates of deposit of $100,000 or more, provide a relatively stable funding source for our loan portfolio and other earning assets. Our core deposits were $94,563,744 and $91,441,668 at December 31, 2011 and 2010, respectively. A stable base of deposits is expected to be our primary source of funding to meet both our short-term and long-term liquidity needs in the future.

As our loan demand declined, we concurrently lowered our rates for all types of deposits, especially for time deposits. This is the primary reason why our total average time deposits declined by $6,960,544, or 7.69%, from December 31, 2010 to December 31, 2011.

Deposits, and particularly core deposits, have been our primary source of funding and have enabled us to meet successfully both our short-term and long-term liquidity needs. We anticipate that such deposits will continue to be our primary source of funding in the future. Our loan-to-deposit ratio was 66.61% and 76.53% on December 31, 2011 and 2010, respectively.

Maturities of Certificates of Deposit of $100,000 or More

The maturity distribution of our time deposits of $100,000 or more at December 31, 2011, is shown in the following table.

		After	After
		Three	Six
	Within	Within	Within	After
(Dollars in thousands)	Three	Six	Twelve	Twelve
	Months	Months	Months	Months	Total
Certificates of Deposit of $100,000 or more	$13,063	$11,440	$17,201	$4,557	$46,261

Approximately 90% of our time deposits of $100,000 or more had scheduled maturities within one year. Large certificate of deposit customers tend to be extremely sensitive to interest rate levels, making these deposits less reliable sources of funding for liquidity planning purposes than core deposits. We expect most certificates of deposits with maturities of less than one year to be renewed upon maturity. However, there is the possibility that some certificates may not be renewed. Should that occur, we believe that the impact would be minimal on our operations and liquidity due to the availability of other funding sources.

We had no broker deposits at December 31, 2011 or 2010.

CAPITAL

Total shareholders’ equity increased by $589,585 from $17,638,837 at December 31, 2010 to $18,228,422 at December 31, 2011. The increase is attributable to our net income of $302,904 and the increase in our accumulated other comprehensive income of $403,182. These increases were reduced by the dividends of $116,501 that we paid during 2011.

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

As of December 31, 2011, management believes that the Bank is well capitalized under the regulatory framework for prompt corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in Thousands)			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk-weighted assets)	$19,104	18.88%	$8,095	8.00%	$10,119	10.00%
Tier 1 capital (to risk-weighted assets)	17,831	17.62	4,048	4.00	6,071	6.00
Tier 1 average ratio	17,831	11.13	6,408	4.00	8,010	5.00

December 31, 2010
Total capital (to risk-weighted assets)	$19,129	16.49%	$9,283	8.00%	$11,604	10.00%
Tier 1 capital (to risk-weighted assets)	17,678	15.23	4,642	4.00	6,962	6.00
Tier 1 capital (to average assets)	17,678	11.15	6,340	4.00	7,925	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

LIQUIDITY MANAGEMENT

Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets, which may be immediately converted into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus of liquidity management being the ability to obtain deposits within our market area. Core deposits (total deposits, less time deposits of $100,000 and over) provide a relatively stable funding base. At December 31, 2011 and 2010, core deposits represented 67.15% and 66.46%, respectively, of total deposits.

The Bank had available at the end of 2011 unused short-term lines of credit to purchase up to $11,500,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2011, the available credit totaled $23,916,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank's 1-4 family residential first lien mortgage loans and or investment securities.

Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Available-for-sale securities, particularly those maturing within one year, provide a secondary source of liquidity. In addition, funds from maturing loans are a source of liquidity.

Our ability to meet our cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the Bank and its ability to pay cash dividends to us. Any of the Bank's cash dividends in an amount exceeding current year-to-date earnings are subject to the prior approval of the South Carolina Commissioner of Banking and are generally allowable only from its undivided profits. In addition, dividends paid by the Bank to us would be prohibited if such payment would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. At December 31, 2011, the Bank's available undivided profits totaled $14,599,293. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to us are also restricted.

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

We use the same credit underwriting procedures for commitments to extend credit and standby letters of credit as we do for our on-balance-sheet instruments. The credit worthiness of each borrower is evaluated and the amount of collateral, if deemed necessary, is based on the credit evaluation. Collateral held for commitments to extend credit and standby letters of credit varies, but may include accounts receivable, inventory, property, plant, equipment, and income-producing commercial properties.

There are no off-balance-sheet contractual relationships, other than those disclosed in this report, that could result in liquidity needs or other commitments or that could significantly impact earnings.

Through its operations, the Bank has made contractual commitments to extend credit in the ordinary course of its business activities. These commitments are legally binding agreements to lend money to the Bank’s customers at predetermined interest rates for a specified period of time. At December 31, 2011, the Bank had issued commitments to extend credit of $5,685,949 and standby letters of credit of $847,000 through various types of commercial lending arrangements. Approximately $284,500 of these commitments to extend credit had variable rates.

The following table sets forth the length of time until maturity for unused commitments to extend credit and standby letters of credit at December 31, 2011.

			After
		After One	Three
	Within	Through	Through	Within	Greater
(Dollars in Thousands)	One	Three	Twelve	One	Than
	Month	Months	Months	Year	One Year	Total
Unused commitments to extend credit	$184	$1,258	$3,002	$4,444	$1,242	$5,686
Standby letters of credit	10	242	595	847	-	847
Totals	$194	$1,500	$3,597	$5,291	$1,242	$6,533

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

ACCOUNTING AND FINANCIAL REPORTING ISSUES

We have adopted various accounting policies, which govern the application of accounting principles generally accepted in the United States in the preparation of its consolidated financial statements. The significant accounting policies are described in the footnotes to the financial statements at December 31, 2011, as filed in the Annual Report on Form 10-K. Certain accounting policies involve significant judgments and assumptions by management which have a material impact on the carrying value of certain assets and liabilities. We consider these accounting policies to be critical accounting policies. The judgments and assumptions used are based on historical experience and other factors, which management believes to be reasonable under the circumstances. Because of the nature of the judgments and assumptions made, actual results could differ from these judgments and estimates which could have a material impact on the carrying values of assets and liabilities and the results of operations.

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

The monetary policies of the Federal Reserve Board and other governmental policies have had a significant effect on the operating results of commercial banks in the past and are expected to continue to do so in the future. Because of changing conditions in the national and international economy and in the money markets, as well as the result of actions by monetary and fiscal authorities, it is not possible to predict with certainty any future changes in interest rates, deposit levels or loan demand or whether the changing economic conditions will have a positive or negative effect on operations and earnings.

Legislation from time to time is introduced into the United States Congress and the South Carolina Legislature and other state legislatures, and regulations are proposed by the regulatory agencies that could affect our business. It cannot be predicted whether or in what form any of these proposals will be adopted or the extent to which our business may be affected thereby.

COMMUNITYCORP AND SUBSIDIARY

MANAGEMENT'S ANNUAL REPORT ON INTERNAL

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

Management assessed the effectiveness of our internal control over financial reporting as of December 31, 2011. Management based this assessment on criteria for effective internal control over financial reporting described in "Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.” Management’s assessment included an evaluation of the design of our internal control over financial reporting and testing of the operational effectiveness of its internal control over financial reporting. Management reviewed the results of its assessment with the Audit Committee of the Board of Directors. Based on this assessment, management believes that Communitycorp maintained effective internal control over financial reporting as of December 31, 2011.

This annual report does not include an attestation report of the Company's independent registered public accounting firm regarding internal control over financial reporting. Management’s report was not subject to attestation by the Company’s independent registered public accounting firm pursuant to rules of the Securities and Exchange Commission that permit the Company to provide only management’s report in this annual report.

COMMUNITYCORP AND SUBSIDIARY

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors

Communitycorp and subsidiary

Walterboro, South Carolina

I have audited the accompanying consolidated balance sheets of Communitycorp and subsidiary as of December 31, 2011 and 2010 and the related consolidated statements of income, changes in shareholders’ equity and comprehensive income and cash flows for the years then ended. These consolidated financial statements are the responsibility of the company’s management. My responsibility is to express an opinion on these consolidated financial statements based on my audits.

I conducted my audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that I plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor was I engaged to perform an audit of its internal control over financial reporting. My audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, I express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. I believe that my audits provide a reasonable basis for my opinion.

In my opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Communitycorp and subsidiary as of December 31, 2011 and 2010 and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/Clifton D. Bodiford

Clifton D. Bodiford

Certified Public Accountant

Columbia, South Carolina

March 9, 2012

COMMUNITYCORP AND SUBSIDIARY

Consolidated Balance Sheets

	December 31,
	2011	2010
Assets:
Cash and cash equivalents:
Cash and due from banks	$4,359,616	$4,206,974
Interest bearing deposits	18,119,554	9,966,826
Federal funds sold	7,738,000	2,004,000
Total cash and cash equivalents	30,217,170	16,177,800
Time deposits with other banks	750,000	1,000,000
Investment securities:
Securities available-for-sale	28,235,661	26,955,350
Securities held-to-maturity (estimated fair value of $308,955 in 2011 and $309,023 in 2010)	299,921	299,885
Nonmarketable equity securities	259,100	302,300
Total investment securities	28,794,682	27,557,535
Loans receivable	93,808,071	105,297,684
Less allowance for loan losses	(1,967,069)	(2,019,497)
Loans receivable, net	91,841,002	103,278,187

Premises and equipment, net	2,801,575	2,903,212
Accrued interest receivable	664,266	785,859
Other real estate owned	3,290,077	2,764,189
Other assets	1,091,864	1,361,893
Total assets	$159,450,636	$155,828,675
Liabilities:
Deposits:
Noninterest-bearing transaction accounts	$13,878,196	$14,077,860
Interest-bearing transaction accounts	22,621,602	21,295,198
Money market savings accounts	4,865,739	4,116,167
Savings	16,606,425	14,452,567
Time deposits $100,000 and over	46,260,817	46,142,153
Other time deposits	36,591,782	37,499,876
Total deposits	140,824,561	137,583,821
Accrued interest payable	279,389	451,331
Other liabilities	118,264	154,686
Total liabilities	141,222,214	138,189,838

Commitments and contingencies - Notes 4 and 10

Shareholders’ Equity:
Preferred stock, $5 par value, 3,000,000 shares authorized and unissued	-	-
Common stock, $5 par value, 3,000,000 shares authorized; 300,000 shares issued	1,500,000	1,500,000
Capital surplus	1,737,924	1,737,924
Retained earnings	18,969,210	18,782,807
Accumulated other comprehensive income (loss)	338,430	(64,752)
Treasury stock (66,997 shares in 2011 and 2010)	(4,317,142)	(4,317,142)
Total shareholders’ equity	18,228,422	17,638,837
Total liabilities and shareholders’ equity	$159,450,636	$155,828,675

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Operations

	Years Ended December 31,
	2011	2010
Interest Income
Loans, including fees	$6,040,189	$6,806,911
Securities
Taxable securities	404,232	330,358
Tax-exempt	399,015	451,266
Nonmarketable	2,267	1,009
Other	49,252	71,721
Total interest income	6,894,955	7,661,265

Interest Expense
Deposit accounts	1,456,576	2,148,412

Net Interest Income	5,438,379	5,512,853

Provision for Loan Losses	1,920,500	1,866,000

Net Interest Income after Provision for Loan Losses	3,517,879	3,646,853

Other Operating Income
Service charges on deposit accounts	439,586	448,429
Commissions on credit life insurance	3,080	8,254
Other charges, fees, and commissions	101,834	96,017
Gain on sale of available-for-sale securities	226,788	262,011
Other	21,248	26,809
	792,536	841,520
Non-Interest Expenses
Salaries and employee benefits	1,901,574	1,982,695
Net occupancy expense	274,251	271,063
Equipment expense	362,218	357,561
Other operating	1,488,581	1,365,514
Total noninterest expenses	4,026,624	3,976,833

Income Before Income Taxes	283,791	511,540

Income tax expense (benefit)	(19,113)	52,130

Net Income	$302,904	$459,410

Earnings per Share

Weighted average common shares outstanding	233,003	233,251

Basic earnings per share	$1.30	$1.97

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Changes in Shareholders’ Equity and Comprehensive Income (Loss)

For the years ended December 31, 2011 and 2010

				Accumulated
				Other
				Comprehensive
	Common stock		Capital	Income	Retained	Treasury
	Shares	Amount	Surplus	(Loss)	Earnings	Stock	Total

Balance, December 31, 2009	300,000	$1,500,000	$1,737,924	$286,072	$18,440,398	$(4,218,741)	$17,745,653

Net income					459,410		459,410

Other comprehensive loss, net of tax benefit of $184,785				(350,824)			(350,824)

Comprehensive income							108,586

Cash dividends paid ($0.50 per share)					(117,001)		(117,001)

Purchase of treasury stock						(98,401)	(98,401)

Balance, December 31, 2010	300,000	$1,500,000	$1,737,924	(64,752)	$18,782,807	$(4,317,142)	$17,638,837

Net income					302,904		302,904

Other comprehensive income, net of tax expense of $212,362				403,182			403,182

Comprehensive income							706,086

Cash dividends paid ($0.50 per share)					(116,501)		(116,501)

Balance, December 31, 2011	300,000	$1,500,000	$1,737,924	$338,430	$18,969,210	$(4,317,142)	$18,228,422

The accompanying notes are an integral part of the consolidated financial statements.

COMMUNITYCORP AND SUBSIDIARY

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Cash flows from operating activities:
Net income	$302,904	$459,410
Adjustments to reconcile net income to net cash provided by operating activities:
Provision for loan losses	1,920,500	1,866,000
Depreciation expense	211,833	238,346
Premium amortization less discount accretion on investment securities	22,533	45,951
Gain on sale of securities available-for-sale	(226,788)	(262,011)
Loss (gain) on sale of other real estate owned	(96,084)	17,000
Deferred income tax benefit	(9,598)	(153,660)
Write down of other real estate owned	164,864	-
Net amortization of loan fees and costs	(10,311)	(4,357)
Decrease in accrued interest receivable	121,593	192,641
Decrease in accrued interest payable	(171,942)	(250,648)
Decrease in other assets	67,265	723,795
Increase (decrease) in other liabilities	(36,423)	47,938
Net cash provided by operating activities	2,260,346	2,920,405

Cash flows from investing activities:
Proceeds from maturities of securities available-for-sale	15,448,820	9,404,344
Proceeds from sale of securities available-for-sale	3,268,863	4,562,437
Purchases of securities available-for-sale	(19,178,231)	(16,621,567)
Proceeds from maturities of securities held-to-maturity	-	265,000
Net decrease in nonmarketable equity securities	43,200	-
Proceeds from maturities of time deposits with other banks	250,000	500,000
Proceeds from sale of other real estate owned	1,111,649	50,000
Net decrease in loans to customers	7,820,680	6,774,121
Purchases of premises and equipment	(110,196)	(51,629)
Net cash provided by investing activities	8,654,785	4,882,706

Cash flows from financing activities:
Net increase (decrease) in demand deposits, interest-bearing transaction accounts and savings accounts	4,030,170	(217,476)
Net decrease in time deposits	(789,430)	(8,886,699)
Cash dividends paid	(116,501)	(117,001)
Purchase of treasury stock	-	(98,401)
Net cash provided (used) by financing activities	3,124,239	(9,319,577)

Net increase (decrease) in cash and cash equivalents	14,039,370	(1,516,466)

Cash and cash equivalents, beginning of year	16,177,800	17,694,266

Cash and cash equivalents, end of year	$30,217,170	$16,177,800

Cash paid during the year for:
Income taxes	$66,000	$13,000
Interest	1,628,518	2,399,060

Supplemental non cash activities
Changes in unrealized gains on securities available-for-sale	$403,182	$(350,824)
Foreclosures on loans	1,706,317	2,491,189

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

Nonmarketable Equity Securities – At December 31, 2011 and 2010, non-marketable equity securities consist of the following:

	December 31,
	2011	2010
Federal Home Loan Bank	$253,100	$296,300
Investments in Community Banks	6,000	6,000
Total	$259,100	$302,300

Nonmarketable equity securities are carried at cost since no quoted market value and no ready market exists. Investment in the Federal Home Loan Bank is a condition of borrowing from the Federal Home Loan Bank, and the stock is pledged to collateralize such borrowings. Dividends received on nonmarketable equity securities are included as a separate component of interest income.

Impairment of Investment Securities – Declines in the fair value of individual securities classified as either held-to-maturity or available-for-sale below their amortized cost that are deemed to be other-than-temporary result in write-downs included in operations as realized losses. In estimating other-than-temporary impairment, manage considers (1) the length of time and the extent to which the fair value has been less than cost, (2) the financial condition and near-term prospects of the issuer, and (3) the intent and ability of the Company to retain its investment in the issuer for a period of time sufficient to allow for an anticipated recovery in fair value.

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

Allowance for Loan Losses - The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management's periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower's ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows or collateral value or observable market price of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management's estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio. A loan is considered impaired when, based on current information and events, it is probable that the Company will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement.

Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower's prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan by loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan's effective interest rate, the loan's obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Company does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.

In situations where, for economic or legal reasons related to a borrower’s financial difficulties, a concession to the borrower is granted that the Company would not otherwise consider, the related loan is classified as a troubled debt restructuring. The restructuring of a loan may include the transfer from the borrower to the Company of real estate, receivables from third parties, other assets, or an equity interest in the borrower in full or partial satisfaction of the loan, modification of the loan terms, or a combination of the above.

Loan Fees and Costs - Nonrefundable fees and certain direct costs associated with the origination of loans are deferred and recognized as a yield adjustment over the contractual life of the related loans, or if the related loan is held for resale, until such time that the loan is sold. As of December 31, 2011 and 2010 the Bank did not have any loans held for sale. Recognition of deferred fees and costs is discontinued on nonaccrual loans until they return to accrual status or are charged-off.

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

Advertising - Advertising, promotional, and other business development costs generally are expensed as incurred. External costs incurred in producing media advertising are expensed the first time the advertising takes place. External costs relating to direct mailing costs are expensed in the period in which the direct mailings are sent. Expenses charged for advertising were $41,158 and $31,221 at December 31, 2011 and 2010, respectively.

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

Retirement and Deferred Compensation Plans - The Company has a trusteed noncontributory profit-sharing plan which provides retirement and other benefits to all full-time employees who have worked 1,000 or more hours during the calendar year and have put in one year of service. All eligible employees must be at least age 21. Contributions are determined annually by the Board of Directors. Expenses charged to earnings for the profit-sharing plan were $81,470 and $67,252 in 2011 and 2010, respectively. The Company’s policy is to fund contributions to the profit-sharing plan in the amount approved by the Board of Directors. In addition, the plan includes a “salary reduction” feature pursuant to Section 401(k) of the Internal Revenue Code. Under the plan and present policies, participants are permitted to make discretionary contributions up to 10% of annual compensation. The Company makes no matching contributions to this plan.

Additionally, the Company has a nonqualified voluntary salary deferral plan for certain officers of the Company. Under the plan, these officers may defer up to 25% of their compensation and earn interest on the deferred amount. Upon retirement, the total amount deferred and interest earned is to be paid to each participant over a period not to exceed fifteen years. The total amount deferred and unpaid under this plan was $436,442 and $431,710 at December 31, 2011 and 2010, respectively. No expenses were charged to earnings for the salary deferral plan in either 2011 or 2010. The Company does not provide post employment benefits to employees beyond the plans described above.

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

The components of other comprehensive income and related tax effects are as follows:

	Year Ended December 31,
	2011	2010
Net unrealized gains (losses) on available-for-sale securities arising during the period	$764,090	$(363,992)
Less, reclassification adjustment for gained realized in net income, net of tax	148,546	171,617
Net unrealized gains on securities	615,544	(535,609)
Tax expense (benefit)	212,362	(184,785)
Net-of-tax amount	$403,182	$(350,824)

Off-Balance-Sheet Financial Instruments - In the ordinary course of business, the Company has entered into off-balance-sheet financial instruments consisting of commitments to extend credit and standby letters of credit. These financial instruments are recorded in the financial statements when they become payable by the customer.

Recently Issued Accounting Pronouncements - The following is a summary of recent authoritative pronouncements that could impact the accounting, reporting, and / or disclosure of financial information by the Company.

In July 2010, the Receivables topic of the Accounting Standards Codification (“ASC”) was amended by Accounting Standards Update (“ASU”) 2010-20 to require expanded disclosures related to a company’s allowance for credit losses and the credit quality of its financing receivables. The amendments require the allowance disclosures to be provided on a disaggregated basis. The Company is required to include these disclosures in its interim and annual financial statements.

Disclosures about Troubled Debt Restructurings (“TDRs”) required by ASU 2010-20 were deferred by the Financial Accounting Standards Board (“FASB”) in ASU 2011-01 issued in January 2011. In April 2011 the FASB issued ASU 2011-02 to assist creditors with their determination of when a restructuring is a TDR. The determination is based on whether the restructuring constitutes a concession and whether the debtor is experiencing financial difficulties as both events must be present. Disclosures related to TDRs under ASU 2010-20 are presented in Note 4.

In April 2011, the criteria used to determine effective control of transferred assets in the Transfers and Servicing topic of the ASC was amended by ASU 2011-03. The requirement for the transferor to have the ability to repurchase or redeem the financial assets on substantially the agreed terms and the collateral maintenance implementation guidance related to that criterion were removed from the assessment of effective control. The other criteria to assess effective control were not changed. The amendments are effective for the Company beginning January 1, 2012, but are not expected to have a material effect on the financial statements.

ASU 2011-04 was issued in May 2011 to amend the Fair Value Measurement topic of the ASC by clarifying the application of existing fair value measurement and disclosure requirements and by changing particular principles or requirements for measuring fair value or for disclosing information about fair value measurements. The amendments will be effective for the Company beginning January 1, 2012, but are not expected to have a material effect on the financial statements.

The Comprehensive Income topic of the ASC was amended in June 2011. The amendment eliminates the option to present other comprehensive income as a part of the statement of changes in stockholders’ equity. The amendment requires consecutive presentation of the statement of net income and other comprehensive income and requires an entity to present reclassification adjustments from other comprehensive income to net income on the face of the financial statements. The amendments will be applicable to the Company on January 1, 2012 and will be applied retrospectively.

Other accounting standards that have been issued or proposed by the Financial Accounting Standards Board (the “FASB”) or other standards-setting bodies are not expected to have a material impact on the Company’s financial position, results of operations or cash flows.

Reclassifications - Certain captions and amounts in the consolidated financial statements of 2010 were reclassified to conform with the 2011 presentation. These reclassifications had no effect on previously reported net income or shareholders’ equity.

NOTE 2 - CASH AND DUE FROM BANKS

The Company is required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2011 and 2010 were $673,000 and $623,000, respectively. These requirements were satisfied by vault cash.

NOTE 3 - INVESTMENT SECURITIES

Securities Available-for-Sale

The amortized cost and estimated fair values of securities available-for-sale were:

	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2011
U.S. Government agencies	$16,141,338	$25,671	$17,922	$16,149,087
Mortgage-backed securities	3,082,769	102,153	933	3,183,989
Municipals	8,294,866	411,881	4,162	8,702,585
Other	200,000	-	-	200,000
Total	$27,718,973	$539,705	$23,017	$28,235,661

December 31, 2010
U.S. Government agencies	$13,891,989	$11,473	$312,020	$13,591,442
Mortgage-backed securities	1,842,249	24,286	15,269	1,851,266
Municipals	11,119,970	247,905	55,233	11,312,642
Other	200,000	-	-	200,000
Total	$27,054,208	$283,664	$382,522	$26,955,350

The following table shows gross unrealized losses and fair value, aggregated by investment category, and length of time that individual securities have been in a continuous unrealized loss position, at December 31, 2011 and December 31, 2010.

	December 31, 2011		December 31, 2010
	Fair	Unrealized	Fair	Unrealized
	Value	Losses	Value	Losses
Less Than 12 Months
U.S Government agencies	$5,128,646	$17,922	$13,344,043	$327,289
Mortgage-backed securities	507,650	933	-	-
Municipals	603,319	4,162	2,151,511	55,233
	$6,239,615	$23,017	$15,495,554	$382,522

The Company believes that the deterioration in value is attributable to changes in market interest rates and not in credit quality and considers these losses temporary. The Company does not intend to sell these securities and it is more likely than not that the Company will not be required to sell these securities before recovery of their amortized costs. No available-for-sale securities were in a loss position 12 months or more at December 31, 2011 or 2010. Management evaluates investment securities in a loss position based on length of impairment, severity of impairment and other factors.

The amortized cost and estimated fair values of securities available-for-sale based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2011
	Amortized	Estimated
	Cost	Fair Value
Due within one year	$200,000	$203,940
Due after one year but within five years	1,902,453	1,976,281
Due after five years but within ten years	10,590,806	10,840,401
Due after ten years	11,942,945	12,031,050
	24,636,204	25,051,672
Mortgage-backed securities	3,082,769	3,183,989
Total	$27,718,973	$28,235,661

During 2011 gross proceeds from the sale of available-for-sale securities were $3,268,863 resulting in gains of $226,788. Gross proceeds from the sale of available-for-sale securities were $4,562,437 resulting in gains of $262,011 during 2010.

Securities Held-To-Maturity

The amortized cost and estimated fair values of securities held-to-maturity were:

	Amortized	Gross Unrealized		Estimated
	Cost	Gains	Losses	Fair Value
December 31, 2011
Municipals	$299,921	$9,034	$-	$308,955

December 31, 2010 -
Municipals	$299,885	$9,138	$-	$309,023

The amortized cost and estimated fair values of securities held-to-maturity based on their contractual maturities are summarized below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations without penalty.

	December 31, 2011
	Amortized	Estimated
	Cost	Fair Value
Due after one year but within five years	$299,921	$308,955

At December 31, 2011 and 2010, investment securities with an amortized cost of $14,009,680 and $12,098,918, respectively, and a fair value of $14,374,797 and $12,220,375, respectively, were pledged as collateral to secure public deposits and short-term borrowings.

NOTE 4 - LOANS RECEIVABLE AND ALLOWANCE FOR LOAN LOSSES

Major classifications of loans receivable are summarized as follows:

	December 31,
	2011	2010
Real estate – construction	$11,684,137	$12,674,197
Real estate – mortgage	69,916,752	76,149,357
Commercial and industrial	7,682,631	11,602,305
Consumer and other	4,524,551	4,871,825
Total gross loans	$93,808,071	$105,297,684

The loan portfolio consisted of loans having:

Variable rates loans	$4,085,650	$3,206,699
Fixed rates	89,722,421	102,090,985
Total gross loans	$93,808,071	$105,297,684

Included in the gross loans above are:
Nonaccrual loans	$5,389,684	$4,805,658
Loans past due 90 days still accruing interest	-	-

Transactions in the allowance for loan losses are summarized below:

	Years Ended December 31,
	2011	2010
Balance, beginning of year	$2,019,497	$2,053,340
Provision charged to operations	1,920,500	1,866,000
Recoveries on loans previously charged-off	15,640	11,932
Loans charged-off	(1,988,568)	(1,911,775)
Balance, end of year	$1,967,069	$2,019,497

The following is an analysis of the allowance for loan losses by class of loans for the years ended December 31, 2011 and 2010.

December 31, 2011

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Beginning Balance	$2,019	$807	$404	$1,211	$606	$202
Provisions	1,921	1,062	680	1,742	128	51
Recoveries	16	-	4	4	8	4
Charge-offs	(1,989)	(1,100)	(704)	(1,804)	(133)	(52)
Ending balance	$1,967	$769	$384	$1,153	$609	$205

December 31, 2010

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Beginning Balance	$2,053	$826	$413	$1,239	$616	$198
Provisions	1,866	746	373	1,119	560	187
Recoveries	12	-	-	-	4	8
Charge-offs	(1,912)	(765)	(382)	(1,147)	(574)	(191)
Ending balance	$2,019	$807	$404	$1,211	$606	$202

At December 31, 2011 and 2010, the allocation of the allowance for loan losses and the recorded investment in loans summarized on the basis of the Company’s impairment methodology was as follows:

December 31, 2011

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Allowance for Loan Losses

Examined for Impairment
Individually	$853	$389	$269	$658	$195	$-
Collectively	1,114	380	115	495	414	205

Allowance for Loan Losses	$1,967	$769	$384	$1,153	$609	$205

Total Loans

Examined for Impairment
Individually	$8,894	$3,585	$3,236	$6,821	$2,063	$10
Collectively	84,914	8,099	66,681	74,780	5,620	4,514
Total Loans	$93,808	$11,684	$69,917	$81,601	$7,683	$4,524

December 31, 2010

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Allowance for Loan Losses

Examined for Impairment
Individually	$373	$296	$25	$321	$40	$12
Collectively	1,646	511	379	890	566	190
Allowance for Loan Losses	$2,019	$807	$404	$1,211	$606	$202

Total Loans

Examined for Impairment
Individually	$7,703	$3,162	$4,121	$7,283	$303	$117
Collectively	97,595	9,512	72,029	81,541	11,299	4,755
Total Loans	$105,298	$12,674	$76,150	$88,824	$11,602	$4,872

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

The following summarizes the Company’s impaired loans by class as of December 31, 2011 and 2010.

December 31, 2011

		Unpaid
(Dollars in Thousands)	Recorded	Principal	Related
	Investment	Balance	Allowance
With no related allowance recorded:
Real estate
Construction	$2,205	$3,099	$-
Mortgage	2,104	2,369	-
Total real estate loans	4,309	5,468	-
Commercial	1,851	1,894	-
Consumer and other	10	10	-
	6,170	7,372	-

With an allowance recorded:
Real estate
Construction	$1,380	$1,445	$389
Mortgage	1,132	1,386	269
Total real estate loans	2,512	2,831	658
Commercial	212	212	195
Consumer and other	-	-	-
	2,724	3,043	853

Total
Real estate
Construction	$3,585	$4,544	$389
Mortgage	3,236	3,755	269
Total real estate loans	6,821	8,299	658
Commercial	2,063	2,106	195
Consumer and other	10	10	-
Total	$8,894	$10,415	$853

December 31, 2010

		Unpaid
(Dollars in Thousands)	Recorded	Principal	Related
	Investment	Balance	Allowance
With no related allowance recorded:
Real estate
Construction	$1,326	$1,294	$-
Mortgage	4,016	4,196	-
Total real estate loans	5,342	5,490	-
Commercial	218	249	-
Consumer and other	62	61	-
	5,622	5,800	-

With an allowance recorded:
Real estate
Construction	$1,836	$1,879	$296
Mortgage	105	103	25
Total real estate loans	1,941	1,982	321
Commercial	85	741	40
Consumer and other	55	53	12
	2,081	2,776	373

Total
Real estate
Construction	$3,162	$3,173	$296
Mortgage	4,121	4,299	25
Total real estate loans	7,283	7,472	321
Commercial	303	990	40
Consumer and other	117	114	12
Total	$7,703	$8,576	$373

The following tables summarize information on impaired loans at and for the years ended December 31, 2011 and 2010.

	2011	2010
Impaired loans with specific allowance	$2,724,293	$2,134,648
Impaired loans with no specific allowance	6,169,778	5,568,593
Total impaired loans – year end	$8,894,071	$7,703,241

Related specific allowance – year end	$852,619	$373,484
Average recorded investment in impaired loans – year end	$8,697,564	$8,512,074
Impaired loans included in nonaccrual	$5,389,685	$4,805,658

Interest income on impaired loans other than nonaccrual loans is recognized on an accrual basis. Interest income on nonaccrual loans is recognized only as collected. During 2011 and 2010, interest income recognized on nonaccrual loans was $36,678 and $30,674, respectively. If the nonaccrual loans had been accruing interest at their original contracted rates, related income would have been $279,833 and $275,415 for 2011 and 2010, respectively.

A summary of current, past due and nonaccrual loans as of December 31, 2011 was as follows:

	Past Due	Past Due Over 90 days
(Dollars in Thousands)	30-89	and	Non-	Total		Total
	Days	Accruing	Accruing	Past Due	Current	Loans
Real estate
Construction	$1,379	$-	$3,479	$4,858	$6,826	$11,684
Mortgage	1,969	-	1,784	3,753	66,164	69,917
Total real estate loans	3,348	-	5,263	8,611	72,990	81,601
Commercial	547	-	116	663	7,020	7,683
Consumer and other	148	-	11	159	4,365	4,524
Totals	$4,043	$-	$5,390	$9,433	$84,375	$93,808

A summary of current, past due and nonaccrual loans as of December 31, 2010 was as follows:

	Past Due	Past Due Over 90 days
(Dollars in Thousands)	30-89	and	Non-	Total		Total
	Days	Accruing	Accruing	Past Due	Current	Loans
Real estate
Construction	$397	$-	$3,010	$3,407	$9,267	$12,674
Mortgage	768	-	1,533	2,301	73,849	76,150
Total real estate loans	1,165	-	4,543	5,708	83,116	88,824
Commercial	99	-	203	302	11,300	11,602
Consumer and other	63	-	60	123	4,749	4,872
Totals	$1,327	$-	$4,806	$6,133	$99,165	$105,298

At December 31, 2011 and December 31, 2010 there were no loans past due over 90 days and still accruing interest

Loans totaling $5,389,685 and $4,805,658 were in nonaccruing status at December 31, 2011 and December 31, 2010, respectively. When the ultimate collectability of a nonaccrual loan principal is in doubt, wholly or partially, all cash receipts are applied to the principal. When this doubt does not exist, cash receipts are applied under the contractual terms of the loan agreement.

Included in the loans above are particular loans that have been modified in order to maximize the collection of loan balances. If, for economic or legal reasons related to the customer’s financial difficulties, the Company grants a concession compared to the original terms and conditions on the loan, the modified loan is classified as a troubled debt restructuring (“TDR”).

During the third quarter of 2011, the Company adopted Accounting Standards Update (“ASU”) 2011-02, A Creditor’s Determination of Whether a Restructuring is a Troubled Debt Restructuring (Topic 310), which modified guidance for identifying restructurings of receivables that constitute a TDR.  In complying with the provisions of the ASU, the Company did not identify any new TDRs.

As of December 31, 2011 there were four loans classified as TDR totaling $1,006,041. Of the four loans, two totaling $400,941 were performing while two totaling $605,099 were not performing. At December 31, 2010, the balance of TDR classified loans consists of four loans totaling $1,060,754, all of which were performing. All restructured loans resulted in either extended maturity or lowered rates and were included in the impaired loan balance.

All loans modified in troubled debt restructurings are evaluated for impairment. The nature and extent of impairment of TDRs, including those which have experienced a subsequent default, are considered in determining an appropriate level of allowance for credit losses.

Credit Indicators

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

Special Mention - Loans classified as special mention have a potential weakness that deserves management's close attention. If left uncorrected, these potential weaknesses may result in deterioration of the repayment prospects for the loan or of the institution's credit position at some future date.

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

As of December 31, 2011 and 2010, and based on the most recent analysis performed, the risk category of loans by class of loans is as follows:

December 31, 2011

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Pass	$83,826	$7,964	$66,005	$73,969	$5,492	$4,365
Special mention	3,989	1,563	1,579	3,142	769	78
Substandard	5,863	2,057	2,333	4,390	1,392	81
Doubtful	130	100	-	100	30	-
Total	$93,808	$11,684	$69,917	$81,601	$7,683	$4,524

December 31, 2010

		Real Estate Loans
				Total
				Real
(Dollars in Thousands)				Estate		Consumer
	Total	Construction	Mortgage	Loans	Commercial	and Other
Pass	$98,620	$8,847	$76,150	$84,997	$9,793	$3,830
Special mention	1,378	681	-	681	551	146
Substandard	5,300	3,146	-	3,146	1,258	896
Doubtful	-	-	-	-	-	-
Total	$105,298	$12,674	$76,150	$88,824	$11,602	$4,872

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

The following table summarizes the Company’s off-balance-sheet financial instruments whose contractual amounts represent credit risk:

	December 31,
	2011	2010
Commitments to extend credit	$5,685,949	$5,855,857
Standby letters of credit	847,000	850,000

Management is not aware of any significant concentrations of loans to classes of borrowers or industries that would be affected similarly by economic conditions. At December 31, 2011, the Company was not committed to lend additional funds to borrowers having loans in nonaccrual status.

NOTE 5 - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	December 31,
	2011	2010
Land	$710,605	$710,605
Building and land improvements	2,670,688	2,581,459
Furniture and equipment	2,715,052	2,694,085
Total	6,096,345	5,986,149
Less, accumulated depreciation	(3,294,770)	(3,082,937)
Premises and equipment, net	$2,801,575	$2,903,212

Depreciation expense totaled $211,833 and $238,346 in 2011 and 2010, respectively.

NOTE 6 - OTHER REAL ESTATE OWNED

Transactions in other real estate owned for the years ended December 31, 2011 and 2010 are summarized below:

	December 31,
	2011	2010
Balance, beginning of year	$2,764,189	$340,000
Additions	1,706,317	2,491,189
Write downs	(164,864)	-
Sales	(1,015,565)	(67,000)
Balance, end of year	$3,290,077	$2,764,189

The Company recognized a net gain of $96,084 and a net loss of $17,000 on the sale of other real estate owned for the year ended December 31, 2011 and 2010, respectively.

Other real estate owned expense for 2011 and 2010 was $240,341 and $67,666, respectively, which includes gains and losses on sales.

NOTE 7 - DEPOSITS

At December 31, 2011, the scheduled maturities of time deposits were as follows:

Maturing in	Amount
2012	$73,423,235
2013	8,895,936
2014	318,350
2015	178,369
2016	36,709
Total	$82,852,599

There were no brokered deposits included in time deposits at December 31, 2011 or 2010.

NOTE 8 - RELATED PARTY TRANSACTIONS

Certain parties (principally certain directors and officers of the Company, their immediate families and business interests) were loan customers of, and had other transactions in the normal course of business with the Company. Related party loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons and do not involve more than normal risk of collectibility. The aggregate dollar amount of loans to related parties was $3,391,117 and $3,755,550 at December 31, 2011 and 2010, respectively. During 2011 and 2010, $105,576 and $380,506 of new loans were made to related parties, respectively, and repayments totaled $470,009 and $1,155,604, respectively.

Legal services were provided to the Company in the ordinary course of business by a law firm in which two of the partners are directors of the Company. The amount paid to this law firm for services rendered during 2011 and 2010 was $89,855 and $40,542, respectively.

NOTE 9- UNUSED LINES OF CREDIT

The Bank had available at the end of 2011 unused short-term lines of credit to purchase up to $11,500,000 of federal funds from unrelated correspondent institutions. The Bank also has a credit availability agreement with the Federal Home Loan Bank totaling 15 percent of the Bank’s qualifying assets as of any quarter end. As of December 31, 2011, the available credit totaled approximately $23,916,000 and there were no borrowings outstanding. Any borrowings from the FHLB will be secured by a blanket lien on all of the Bank's 1-4 family residential first lien mortgage loans and/or investment securities and the Federal Home Loan Bank stock that has a carrying value of $253,100 as of December 31, 2011.

NOTE 10 - COMMITMENTS AND CONTINGENCIES

The Company is subject to claims and lawsuits which arise primarily in the ordinary course of business. At December 31, 2011, management is not aware of any pending or threatened litigation or unasserted claims that could result in losses, if any, that would be material to the financial statements and should be disclosed.

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

NOTE 11 - SHAREHOLDERS’ EQUITY

At December 31, 2011 and 2010, the Company had 66,997 shares, held in treasury stock. During 2011 the Company did not purchase or sell any treasury stock. During 2010, the Company purchased 1,300 and shares. The Company did not sell any shares in 2010.

The ability of the Company to pay cash dividends is dependent upon receiving cash in the form of dividends from the Bank. However, certain restrictions exist regarding the ability of the Bank to transfer funds to Communitycorp in the form of cash dividends. Dividends to the Company are payable only from the undivided profits of the Bank. At December 31, 2011, the Bank’s undivided profits were $14,599,293. The Bank is authorized to pay cash dividends up to 100% of net income in any calendar year without obtaining the prior approval of the S.C. Commissioner of Banking provided that the Bank received a composite rating of one or two at the last Federal or State regulatory examination. Under Federal Reserve Board regulations, the amounts of loans or advances from the Bank to the parent company are also restricted.

NOTE 12 - OTHER OPERATING EXPENSES

Other operating expenses are summarized as follows:

	Years Ended December 31,
	2011	2010
Stationary, printing, and postage	$187,718	$184,413
Federal deposit insurance premiums	206,440	233,017
Professional fees	260,032	294,436
Directors’ fees	89,600	89,600
Telephone expenses	78,577	79,795
ATM surcharges	61,271	29,481
Other real estate owned expenses	240,341	67,666
Other	364,602	387,106
Total	$1,488,581	$1,365,514

NOTE 13 - INCOME TAXES

Income tax expense included in the consolidated statements of operations is summarized as follows:

	Years Ended December 31,
	2011	2010
Currently payable:
Federal	$(23,146)	$184,640
State	13,631	21,150
Total current	(9,515)	205,790
Deferred income tax benefit	(9,598)	(153,660)
Income tax expense (benefit)	$(19,113)	$52,130

The components of deferred tax assets and deferred tax liabilities are as follows:

	Years Ended December 31,
	2011	2010
Deferred tax assets:
Allowance for loan losses	$399,251	$498,604
Deferred compensation	148,390	146,781
Capital loss carryforward	72,058	72,058
Nonaccrual loan interest income	225,482	164,355
Securities available-for-sale	-	34,106
Federal tax credits	67,403	67,403
Other	61,877	9,328
Total deferred tax assets	974,461	992,635
Less, valuation allowance	(70,358)	(70,358)
Net deferred tax assets	904,103	922,277

Deferred tax liabilities:
Securities available-for-sale	178,257	-
Accumulated depreciation	170,918	165,537
Other	54,492	53,539
Total deferred tax liabilities	403,667	219,076
Net deferred tax asset recognized	$500,436	$703,201

Deferred tax assets represent the future tax benefit of deductible differences and, if it is more likely than not that a tax asset will not be realized, a valuation allowance is required to reduce the recorded deferred tax assets to net realizable value. As of December 31, 2011, management has determined that it is more likely than not that the total deferred tax asset will be realized except for the deferred tax asset associated with the capital loss carryforward and, accordingly, has established a valuation allowance only for this item. Net deferred tax assets are included in other assets at December 31, 2011 and 2010.

A reconciliation between the income tax expense and the amount computed by applying the Federal statutory rate of 34% to income before income taxes follows:

	Years Ended December 31,
	2011	2010
Tax expense at statutory rate	$96,489	$173,924
State income tax, net of federal income tax benefit	8,996	13,959
Tax-exempt interest income	(141,138)	(159,344)
Disallowed interest expense	12,723	15,905
Other, net	3,817	7,686
Total	$(19,113)	$52,130

It is the Company’s policy to recognize interest and penalties associated with uncertain tax positions as components of income taxes. The Company had analyzed the tax positions taken or expected to be taken in its tax returns and concluded that it has no liability related to uncertain tax positions. The federal and state tax returns are subject to examination for the years 2008, 2009 and 2010.

NOTE 14 - FAIR VALUE OF FINANCIAL INSTRUMENTS

The following methods and assumptions were used to estimate the fair value of significant financial instruments:

Cash and Due from Banks and Interest-bearing Deposits with Other Banks - The carrying amount is a reasonable estimate of fair value.

Federal Funds sold - The carrying amount is a reasonable estimate of fair value because these instruments typically have terms of one to seven days.

Time Deposits in other Banks - The carrying amount is a reasonable estimate of fair value.

Securities Available-for-Sale - The fair values of securities available-for-sale equal the carrying amounts, which are the quoted market prices. If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Securities Held to Maturity - securities for which the Company has the positive intent and ability to hold to maturity are reported at cost, adjusted for premiums and discounts that are recognized in interest income using the interest method over the period to maturity or to call dates. The fair values of securities held-to-maturity are based on quoted market prices.  If quoted market prices are not available, fair values are based on quoted market prices of comparable securities.

Nonmarketable Equity Securities - The carrying amount of nonmarketable equity securities is a reasonable estimate of fair value since no ready market exists for these securities.

Loans Receivable - For certain categories of loans, such as variable rate loans which are repriced frequently and have no significant change in credit risk, fair values are based on the carrying amounts.  The fair value of other types of loans is estimated by discounting the future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturities.

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

Off-Balance Sheet Financial Instruments - Fair values of off-balance sheet lending commitments are based on fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties’ credit standing.

The carrying values and estimated fair values of the Company’s financial instruments were as follows:

	December 31, 2011		December 31, 2010
	Carrying	Estimated Fair	Carrying	Estimated Fair
	Amount	Value	Amount	Value
Financial Assets:
Cash and due from banks	$4,359,616	$4,359,616	$4,206,974	$4,206,974
Interest-bearing deposits with other banks	18,119,554	18,119,554	9,966,826	9,966,826
Federal funds sold	7,738,000	7,738,000	2,004,000	2,004,000
Time deposits in other banks	750,000	750,000	1,000,000	1,000,000
Securities available-for-sale	28,235,661	28,235,661	26,955,350	26,955,350
Securities held-to-maturity	299,921	308,955	299,885	309,023
Nonmarketable equity securities	259,100	259,100	302,300	302,300
Loans receivable, gross	93,808,071	93,635,540	105,297,684	105,748,184
Accrued interest receivable	664,266	664,266	785,859	785,859

Financial Liabilities:
Demand deposit, interest-bearing transaction, money market and savings accounts	$57,971,962	$57,971,962	$53,941,792	$53,941,792
Time deposits	82,852,599	83,081,840	83,642,029	84,001,754
Accrued interest payable	279,389	279,389	451,331	451,331

	Notional		Notional
	Amount		Amount
Off-Balance Sheet Financial Instruments:
Commitments	$5,685,949		$5,855,857
Standby letters of credit s	847,000		850,000

Generally accepted accounting principles (GAAP)1 provide a framework for measuring and disclosing fair value that requires disclosures about the fair value of assets and liabilities recognized in the balance sheet, whether the measurements are made on a recurring basis (for example, available-for-sale investment securities) or on a nonrecurring basis (for example, impaired loans).

Fair value is defined as the exchange in price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. GAAP also establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value.

The Company utilizes fair value measurements to record fair value adjustments to certain assets and to determine fair value disclosures. Securities, available-for-sale, are recorded at fair value on a recurring basis. Additionally, from time to time, the Company may be required to record at fair value other assets on a nonrecurring basis, such as loans held for sale, loans held for investment and certain other assets. These nonrecurring fair value adjustments typically involve application of the lower of cost or market accounting or the writing down of individual assets.

Fair Value Hierarchy

The Company groups assets and liabilities at fair value in three levels, based on the markets in which the assets and liabilities are traded and the reliability of the assumptions used to determine the fair value. These levels are:

Level 1 -	Valuation is based upon quoted prices for identical instruments traded in active markets.

Level 2 -	Valuation is based upon quoted prices for similar instruments in active markets, quoted prices for identical or similar instruments in markets that are not active, and model-based valuation techniques for which all significant assumptions are observable in the market.

Level 3 -	Valuation is generated from model-based techniques that use at least one significant assumption not observable in the market. These unobservable assumptions reflect estimates of assumptions that market participants would use in pricing the asset or liability. Valuation techniques include the use of option pricing models, discounted cash flow models and similar techniques.

Following is a description of valuation methodologies used for assets and liabilities recorded at fair value.

Securities Available for Sale - Securities available for sale are recorded at fair value on a recurring basis. Fair value measurement is based upon quoted prices, if available. If quoted prices are not available, fair values are measured using independent pricing models or other model-based valuation techniques such as the present value of future cash flows, adjusted for the security’s credit rating, prepayment assumptions and other factors such as credit loss assumptions. Level 1 securities include those traded on an active exchange such as the New York Stock Exchange, Treasury securities that are traded by dealers or brokers in active over-the counter markets and money market funds. Level 2 securities include mortgage backed securities issued by government sponsored entities, municipal bonds and corporate debt securities. Securities classified as Level 3 include asset-backed securities in less liquid markets.

Impaired Loans - The Company does not record loans at fair value on a recurring basis, however, from time to time, a loan is considered impaired and an allowance for loan loss is established. Loans for which it is probable that payment of interest and principal will not be made in accordance with the contractual terms of the loan are considered impaired. Once a loan is identified as individually impaired, management measures the impairment. The fair value of impaired loans is estimated using one of several valuation methods, including the collateral value, market value of similar debt, enterprise value, liquidation value and discounted cash flows. Those impaired loans not requiring a specific allowance represent loans for which the fair value of expected repayments or collateral exceed the recorded investment in such loans. At December 31, 2011 and December 31, 2010, substantially all of the impaired loans were evaluated based upon the fair value of the collateral. Impaired loans where an allowance is established based on the fair value of collateral require classification in the fair value hierarchy. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the loan as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the loan as nonrecurring Level 3.

Other Real Estate Owned - Foreclosed assets are adjusted to fair value upon transfer of the loans to other real estate owned. Real estate acquired in settlement of loans is recorded initially at estimated fair value of the property less estimated selling costs at the date of foreclosure. The initial recorded value may be subsequently reduced by additional allowances, which are charges to earnings if the estimated fair value of the property less estimated selling costs declines below the initial recorded value. Fair value is based upon independent market prices, appraised values of the collateral or management’s estimation of the value of the collateral. When the fair value of the collateral is based on an observable market price or a current appraised value, the Company records the foreclosed asset as nonrecurring Level 2. When an appraised value is not available or management determines the fair value of the collateral is further impaired below the appraised value and there is no observable market price, the Company records the foreclosed asset as nonrecurring Level 3.

The table below presents the Company’s assets measured at fair value on a recurring basis as of December 31, 2011, and December 31, 2010, aggregated by the level in the fair value hierarchy within which those measurements fall.

	Total	Level 1	Level 2	Level 3
December 31, 2011
Securities available for sale:
Government-sponsored enterprises	$16,149,087	$-	$16,149,087	$-
Mortgage-backed securities	3,183,989	-	3,183,989	-
Obligations of state and local governments	8,702,585	-	8,702,585	-
Other	200,000	-	200,000	-
Total	$28,235,661	$-	$28,235,661	$-

December 31, 2010
Securities available for sale:
Government-sponsored enterprises	$13,591,442	$-	$13,591,442	$-
Mortgage-backed securities	1,851,266	-	1,851,266	-
Obligations of state and local governments	11,312,642	-	11,312,642	-
Other	200,000	-	200,000	-
Total	$26,955,350	$-	$26,955,350	$-

There were no liabilities measured at fair value on a recurring basis at December 31, 2011 or December 31, 2010.

Certain assets and liabilities are measured at fair value on a nonrecurring basis; that is, the instruments are not measured at fair value on an ongoing basis but are subject to fair value adjustments in certain circumstances (for example, when there is evidence of impairment). The following table presents the assets measured at fair value on a nonrecurring basis at December 31, 2011 and December 31, 2010, aggregated by level in the fair value hierarchy within which those measurements fall.

	Total	Level 1	Level 2	Level 3
December 31, 2011
Impaired loans, net of specific allowance	$8,041,452	$-	$8,041,452	$-
Other real estate owned	3,290,077	-	3,290,077	-
Total assets at fair value	$11,331,529	$-	$11,331,529	$-

December 31, 2010
Impaired loans, net of specific allowance	$7,329,757	$-	$7,329,757	$-
Other real estate owned	2,764,189	-	2,764,189	-
Total assets at fair value	$10,093,946	$-	$10,093,946	$-

There were no liabilities measured at fair value on a nonrecurring basis at December 31, 2011 or December 31, 2010.

Impaired loans which are measured for impairment using the fair value of collateral for collateral dependent loans, had a carrying value of $8,894,071 at December 31, 2011 with a valuation allowance of $852,619. Impaired loans had a carrying value of $7,703,241 at December 31, 2010 with a valuation allowance of $373,484.

Other real estate owned, which is measured at the lower of carrying amount or fair value less costs to sell, had a net carrying value of $3,290,077 and $2,764,189 at December 31, 2011 and December 31, 2010, respectively. The write down of other real estate owned for the year ended December 31, 2011 was $164,864. For the year ended December 31, 2010 there was no write down of other real estate owned.

The Company has no assets or liabilities whose fair values are measured using level 3 inputs.

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

As of December 31, 2011 and 2010, management believes that the Bank is well capitalized under the regulatory framework for prompt-corrective action.

The following table summarizes the capital amounts and ratios of the Bank and the regulatory minimum requirements.

					To Be Well
					Capitalized Under
			For Capital		Prompt Corrective
	Actual		Adequacy Purposes		Action Provisions
(Dollars in Thousands)			Minimum		Minimum
	Amount	Ratio	Amount	Ratio	Amount	Ratio
December 31, 2011
Total capital (to risk-weighted assets)	$19,104	18.88%	$8,095	8.00%	$10,119	10.00%
Tier 1 capital (to risk-weighted assets)	17,831	17.62	4,048	4.00	6,071	6.00
Tier 1 average ratio	17,831	11.13	6,408	4.00	8,010	5.00

December 31, 2010
Total capital (to risk-weighted assets)	$19,129	16.49%	$9,283	8.00%	$11,604	10.00%
Tier 1 capital (to risk-weighted assets)	17,678	15.23	4,642	4.00	6,962	6.00
Tier 1 capital (to average assets)	17,678	11.15	6,340	4.00	7,925	5.00

The Federal Reserve Board has similar requirements for bank holding companies. The Company is currently not subject to these requirements because the Federal Reserve guidelines contain an exemption for bank holding companies with less than $500,000,000 in consolidated assets.

NOTE 16 - COMMUNITYCORP (PARENT COMPANY ONLY)

Presented below are the condensed financial statements for Communitycorp (Parent Company Only).

Condensed Balance Sheets

	December 31,
	2011	2010
Assets
Cash	$49,197	$15,698
Investment in banking subsidiary	18,169,430	17,613,344
Non-marketable equity securities	6,000	6,000
Other assets	3,795	3,795
Total assets	$18,228,422	$17,638,837

Shareholders’ equity	$18,228,422	$17,638,837

Condensed Statements of Income

	Years Ended December 31,
	2011	2010
Income
Dividends from banking subsidiary	$150,000	$150,000
Other income	-	13
Total income	150,000	150,013

Expenses	-	410

Income before income taxes and equity in undistributed earnings of banking subsidiary	150,000	149,603

Income tax expense (benefit)	-	(130)

Equity in undistributed earnings of banking subsidiary	152,904	309,677

Net income	$302,904	$459,410

Condensed Statements of Cash Flows

	Years Ended December 31,
	2011	2010
Cash flows from operating activities
Net income	$302,904	$459,410
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in undistributed earnings of banking subsidiary	(152,904)	(309,677)
(Increase) decrease in other assets	-	(130)
Net cash provided by operating activities	150,000	149,603

Cash flows from financing activities
Cash dividends paid	(116,501)	(117,001)
Purchases of treasury stock	-	(98,401)
Net cash used by financing activities	(116,501)	(215,402)

Increase (decrease) in cash	33,499	(65,799)

Cash, beginning of year	15,698	81,497

Cash, ending of year	$49,197	$15,698

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

COMMUNITYCORP AND SUBSIDIARY

BOARD OF DIRECTORS

George W. Cone	J. Barnwell Fishburne
Attorney	Owner, Fishburne & Co
McLeod, Fraser & Cone	Real Estate

Steven Murdaugh	Peden B. McLeod
Attorney	Chairman of the Board
Peters, Murdaugh, Eltzroth &Derrick, PA	and CEO
McLeod, Fraser & Cone Attorney

Harold M. Robertson	Harry L. Hill
Retired	Retired

J. Reaves McLeod
Attorney
McLeod, Fraser & Cone

OFFICERS

Gwendolyn P. Bunton		E. Lawton Huggins
Acting President & Cashier		Vice President and
Senior Lending Officer

James M. Bunton, Jr.		Lynn H. Murdaugh
Assistant Vice President and		Assistant Vice President
Lending Office		and Lending Officer

Cynthia Mills, Branch Manager and	Joanne Herndon, Branch Manager	Bruce Tate
Lending Officer	Lending Officer	Collections Officer and
Lending Officer

Rose Walker	Pamela Nelson	Marianne Hawkins
Branch Manager	Internal Auditor	Loan Officer

STAFF MEMBERS

Annette Lyons
Tanya Hickman	Sharon Milligan
Danielle McCaskill	Jacqueline Hodgson
Casey Beach	Debra Bowers
Carolyn Brant	Lynn Hiott
Dorothy Brunson	Lindsey Turner
Natalie Powers	Rodneshia Walker
Jennifer Crosby	Pam O’Quinn
Rachel Jacques	Kelly Strickland
Melissa T. Smyly	Jeanne Raven
Sarah Herndon	Tracy Valentine
Sharon Hillier	Candice Kubik
Carolyn Rahn	Louie Whidden
Stephanie Kelly	Jessica Pahl
Kathy Breland	Erin Leming
Stephanie Strickland	Melissa McMillan

COMMUNITYCORP AND SUBSIDIARY

CORPORATE DATA

ANNUAL MEETING:

The Annual Meeting of Shareholders of Communitycorp will be held at 6 p.m. on Wednesday, April 24, 2012, at Bank of Walterboro, 1100 North Jefferies Boulevard, Walterboro, South Carolina.

CORPORATE OFFICE:	GENERAL COUNSEL:

P.O. Box 1707	McLeod, Fraser & Cone
1100 North Jefferies Blvd.	P.O. Box 230
Walterboro, S.C. 29488	Washington Street
(843) 549-2265	Walterboro, S.C. 29488

INDEPENDENT REGISTERED
STOCK TRANSFER DEPARTMENT:	PUBLIC ACCOUNTING FIRM:

Bank of Walterboro	Clifton D. Bodiford
P.O. Box 1707	Certified Public Accountant
Walterboro, S.C. 29488	4406-B Forest Dr. Suite 301
Columbia, S.C. 29260-6556

STOCK INFORMATION:

The Common Stock of Communitycorp is not listed on any exchange, nor is there a recognized or established market. There is limited trading in the Company’s shares of Common Stock. Management believes that the Common Stock has traded between $50.00 to $75.00 per share, during the past two years. There were 551 shareholders of record as of December 31, 2011.

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

